As filed with the Securities and Exchange Commission on July 17, 2012

Registration No. 333-182076

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAZADOR ACQUISITION CORPORATION LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-0668024
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Tel: 787 993 9650

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francesco Piovanetti
Chairman of the Board and Chief Executive Officer
Cazador Acquisition Corporation Ltd.
BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Tel: 787 993 9650

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Yvan-Claude Pierre, Esq. William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Telephone: (212) 521-5400 Facsimile: (212) 521-5450	Serge V. Pavluk, Esq. David Schubauer, Esq. Bilzin Sumberg Baena Price & Axelrod LLP 1450 Brickell Avenue, 23rd Floor Miami, FL 33131 Telephone: (305) 350-7237 Facsimile: (305) 351-2294

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed Proxy Statement/Prospectus, have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share(1)	24,481,092	(2)	$9.875	(3)	$241,750,783.50	$27,704.64
Common Stock(4)	5,750,000		$9.875	(3)	$56,781,250.00	$6,507.13
Warrants to Purchase Common Stock(5)	N/A		N/A		N/A	N/A
Common Stock underlying Warrants(6)	4,600,000		$9.875	(3)	$45,425,000.00	$5,205.71
Total	34,831,092				$343,957,033.50	$39,417.48	(7)

(1)	The number of shares of common stock of Net Element International, Inc. being registered represents the estimated maximum number of shares of Net Element International’s common stock to be issued in connection with the proposed business combination described herein.
(2)	Calculated as the product obtained by multiplying (a) the shares of common stock, par value $0.001 per share, of Net Element, Inc. estimated to be issued and outstanding (on a fully diluted basis) immediately prior to the consummation of the merger by (b) the Exchange Ratio of 0.025 set forth in the merger agreement (as hereinafter defined). This amount also includes shares of common stock of Net Element International that may, under certain circumstances, be issued to the extent a holder of common stock of Net Element, Inc. would receive fewer than 100 shares of common stock of Net Element International as a result of the Exchange Ratio.
(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ordinary shares of Cazador Acquisition Corporation Ltd. on The NASDAQ Capital Market on June 5, 2012 ($9.875 per share), in accordance with Rule 457(f)(1).
(4)	The number of shares of common stock of Net Element International being registered includes all ordinary shares of Cazador Acquisition Corporation Ltd. that are issued and outstanding upon Cazador domestication (as hereinafter defined), which shares will automatically be converted by operation of law into shares of common stock of Net Element International in the Cazador domestication.
(5)	Upon effectiveness of the Cazador domestication, all outstanding warrants to acquire ordinary shares of Cazador Acquisition Corporation Ltd. will become warrants to acquire the same number of shares of Net Element International at the same price and for on same terms. No registration fee is required pursuant to Rule 457(g) under the Securities Act.
(6)	Pursuant to Rule 416, there is also being registered such indeterminable number of additional shares of common stock of Net Element International as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar event.
(7)	Previously paid by Cazador Acquisition Corporation Ltd.
*	Prior the effectiveness of the business combination described herein, the Registrant intends to effect a domestication under Section 388 of the General Corporation Law of the State of Delaware and a migration under Cayman Islands law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In connection with the domestication and the merger, the Registrant intends to change its legal corporate name to “Net Element International, Inc.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 17, 2012

The information in this preliminary joint proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

CAZADOR ACQUISITION CORPORATION LTD.	NET ELEMENT, INC.

To the Shareholders of Cazador Acquisition Corporation Ltd. and Net Element, Inc.:

Each of the respective boards of directors of Cazador Acquisition Corporation Ltd., or Cazador, and Net Element, Inc., or Net Element, have approved an agreement and plan of merger by and between Cazador and Net Element, or the merger agreement, pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity. The foregoing transaction is referred to in this joint proxy statement/prospectus as the merger.

As a condition to closing the merger pursuant to the terms of the merger agreement, the board of directors of Cazador has unanimously approved a change of Cazador’s jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, which we refer to as the Cazador domestication. To effect the Cazador domestication, Cazador will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Cazador will be domesticated and continue as a Delaware corporation, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.” We refer to Cazador following effectiveness of the Cazador domestication as “NEI.” On the effective date of the Cazador domestication, each currently issued and outstanding ordinary share, par value $0.0001 per share, of Cazador Cayman, or Cazador Ordinary Shares, will automatically convert by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of NEI, or NEI Common Stock. Similarly, outstanding options, warrants and other rights to acquire Cazador Ordinary Shares will become options, warrants or rights to acquire the corresponding shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

The Cazador domestication, together with the merger, is referred to as the business combination. Unless the context otherwise requires, in this joint proxy statement/prospectus, the term “Cazador” refers to Cazador Acquisition Corporation Ltd. as it currently exists under Cayman Islands law and as it will continue to exist under the Delaware General Corporation Law, or the DGCL, following the Cazador domestication. The term “Cazador Cayman” refers to Cazador prior to the Cazador domestication.

Prior to the effective time of the merger, each holder of outstanding securities of Net Element that are convertible into or exchangeable or exercisable for shares of common stock, par value $0.001 per share, of Net Element, or the Net Element Common Stock, will enter into conversion agreements, pursuant to which all such outstanding securities of Net Element will be either terminated or converted into or exchanged or exercised for shares of Net Element Common Stock (in the case of outstanding Net Element stock options and warrants that are exercised, on a cashless basis); provided that certain option holders that received their options in lieu of cash compensation will have the ability to elect to terminate their options in exchange for cash in the amount of such compensation.

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock (other than shares held by Net Element as treasury stock or by any of its direct or indirect wholly-owned subsidiaries, which will be cancelled upon the effectiveness of the merger, and shares with respect to which appraisal rights, to the extent available under the DGCL, are properly exercised and not withdrawn) will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such events are currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common

Stock. Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger. In addition, no fractional shares of NEI Common Stock will be issued in connection with the merger. Instead, Cazador will issue one share of NEI Common Stock to each holder that would otherwise be entitled to a fraction of a share of NEI Common Stock.

Immediately following the completion of the business combination (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the business combination), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis).

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trade under the symbol “CAZA.” On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $     per share. Cazador intends to apply to list the NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

The Net Element Common Stock is quoted on the OTCQB electronic quotation system under the symbol “NETE.” On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system was $     per share.

Completion of the merger requires, among other things, that the holders of (i) a majority of the outstanding Cazador Ordinary Shares issued in Cazador’s initial public offering and not held by Cazador’s Sponsor, or the Public Cazador Ordinary Shares, and (ii) a majority of the outstanding shares of Net Element Common Stock vote in favor of the approval and adoption of the merger agreement. Completion of the Cazador domestication, which is a condition to close the merger, requires that the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at a general meeting in favor of the approval of the Cazador domestication. To obtain these required approvals, Cazador will hold a special meeting of Cazador shareholders on            , 2012 and Net Element will hold a special meeting of Net Element shareholders on            , 2012.

Cazador Sub Holdings Ltd, including all of Cazador’s directors and executive officers (which we refer to, collectively, as the Sponsor), has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights described below). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. The actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036. There will be no redemption rights upon the consummation of the business combination with respect to outstanding Cazador warrants.

Each holder of Public Cazador Ordinary Shares may elect to redeem his, her or its Public Cazador Ordinary Shares irrespective of whether he, she or it votes for or against the business combination. Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day immediately prior to the vote on the proposals to approve the business combination.

As set forth in Cazador’s Second Amended and Restated Memorandum and Articles of Association, or the Cazador Cayman Charter, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares.

Cazador may enter into privately negotiated transactions to purchase shares of NEI Common Stock from its public shareholders using proceeds released from the trust account immediately following consummation of the transactions contemplated by the merger agreement.

CAZADOR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

CAZADOR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE THE CAZADOR DOMESTICATION.

NET ELEMENT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

Information about the special meetings, the transactions contemplated by the merger agreement and the other business to be considered by Cazador shareholders and Net Element shareholders is contained in this document and the documents incorporated by reference, which we urge you to read carefully. In particular, see “Risk Factors” beginning on page 30.

Your vote is very important. Whether or not you plan to attend the special meeting of Cazador shareholders or the special meeting of Net Element shareholders, as applicable, please submit a proxy to vote your shares as soon as possible to make sure your shares are represented at the applicable special meeting. Your failure to vote will have the same effect as voting against the various proposals.

Sincerely, /s/ Francesco Piovanetti Francesco Piovanetti Chairman of the Board, Chief Executive Officer, President and Chief Financial Officer Cazador Acquisition Corporation Ltd.	Sincerely, /s/ Mike Zoi Mike Zoi Chief Executive Officer Net Element, Inc.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated            , 2012 and is first being mailed or otherwise delivered to Cazador shareholders and Net Element shareholders on or about            , 2012.

CAZADOR ACQUISITION CORPORATION LTD.
BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on             , 2012

To Our Shareholders:

A special meeting of shareholders of Cazador Acquisition Corporation Ltd. (“Cazador”) will be held at      on             , 2012, at       a.m., Eastern time (the “Cazador special meeting”). The purposes of the Cazador special meeting are to vote on the following matters and to transact such other business that may properly come before the Cazador special meeting:

1. Approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2012, between Cazador and Net Element, Inc. (“Net Element”), as it may be amended (the “merger agreement”), a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A. The board of directors of Cazador (the “Cazador board”) recommends a vote “FOR” this proposal.

2. If, and only if, the merger agreement is approved and adopted, approve the change of Cazador’s jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Cazador domestication” and with the merger contemplated by the merger agreement, the “business combination”). The Cazador board recommends a vote “FOR” this proposal.

3. Approve one or more adjournments of the Cazador special meeting (including, if necessary, to solicit additional proxies because there are not sufficient votes to approve and adopt the merger agreement and/or approve the Cazador domestication). The Cazador board recommends a vote “FOR” this proposal.

4. Transact any other business that may properly come before the Cazador special meeting.

The Cazador board has fixed             , 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Cazador special meeting or one or more adjournments thereof. Only holders of record of ordinary shares, par value $0.0001 per share, of Cazador (“Cazador Ordinary Shares”) at the close of business on             , 2012 are entitled to notice of, and to vote at, the Cazador special meeting or one or more adjournments or postponements thereof.

CAZADOR IS OFFERING EACH HOLDER OF PUBLIC CAZADOR ORDINARY SHARES THE RIGHT TO HAVE SUCH HOLDER’S SHARES REDEEMED INTO CASH IF SUCH HOLDER EITHER (I) VOTES AGAINST THE BUSINESS COMBINATION AND TIMELY EXERCISES SUCH REDEMPTION RIGHT OR (II) VOTES IN FAVOR OF THE BUSINESS COMBINATION BUT ELECTS TO EXERCISE SUCH SHAREHOLDER’S RIGHT TO REDEEM. CAZADOR SUB HOLDINGS LTD. (“CAZADOR’S SPONSOR”) AND ITS BENEFICIAL OWNERS WILL NOT HAVE SHAREHOLDER REDEMPTION RIGHTS WITH RESPECT TO ANY CAZADOR ORDINARY SHARES OWNED BY THEM, DIRECTLY OR INDIRECTLY, INCLUDING CAZADOR ORDINARY SHARES PURCHASED BY THEM IN CAZADOR’S INITIAL PUBLIC OFFERING OR IN THE SECONDARY MARKET. THE ACTUAL PER-SHARE REDEMPTION PRICE WILL BE EQUAL TO THE AGGREGATE AMOUNT THEN IN THE TRUST ACCOUNT, AND INCLUDING ACCRUED INTEREST, NET OF ANY INTEREST INCOME ON THE TRUST ACCOUNT BALANCE REQUIRED FOR CAZADOR TO PAY ITS TAX OBLIGATIONS INCURRED AND NET OF INTEREST INCOME OF UP TO $2.0 MILLION PREVIOUSLY RELEASED TO CAZADOR TO FUND ITS WORKING CAPITAL REQUIREMENTS (CALCULATED AS OF TWO BUSINESS DAYS PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION), DIVIDED BY THE NUMBER OF PUBLIC CAZADOR ORDINARY SHARES. AS OF JULY 13, 2012, THE PER-SHARE REDEMPTION PRICE WOULD BE APPROXIMATELY $10.036. THERE WILL BE NO REDEMPTION RIGHTS UPON THE CONSUMMATION OF THE MERGER AGREEMENT WITH RESPECT TO OUTSTANDING CAZADOR WARRANTS.

Cazador and Net Element will consummate the merger contemplated by the merger agreement only if, among other conditions, the holders of (i) a majority of the outstanding Cazador Ordinary Shares issued in Cazador’s initial public offering and not held by Cazador’s Sponsor (“Public Cazador Ordinary Shares”) and (ii) a majority of the outstanding shares of common stock, par value $0.001 per share of Net Element (“Net Element Common Stock”) vote in favor of the approval and adoption of the merger agreement. Cazador will effect the Cazador domestication (as described in the accompanying joint proxy statement/prospectus), which is a condition to close the merger, only if the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting in favor of the approval of the Cazador domestication.

Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights described below). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Each holder of Public Cazador Ordinary Shares may elect to redeem his, her or its Public Cazador Ordinary Shares irrespective of whether he, she or it votes for or against the business combination. Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day immediately prior to the vote on the proposals to approve the business combination.

As set forth in Cazador’s Second Amended and Restated Memorandum and Articles of Association, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares.

Cazador may enter into privately negotiated transactions to purchase shares from its public shareholders using proceeds released from the trust account immediately following consummation of the transactions contemplated by the merger agreement.

For more information about the proposals and the Cazador special meeting, please review carefully the accompanying joint proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the Cazador special meeting in person, please submit a proxy by telephone or over the internet as instructed in these materials, or complete, date, sign and return the enclosed proxy card, as promptly as possible in order to ensure that we receive your proxy with respect to your Cazador Ordinary Shares. Instructions are shown on the enclosed proxy card and a return envelope (postage pre-paid if mailed in the United States) is enclosed for your convenience. If your Cazador

Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, please follow the instructions that you receive from your broker, bank or other nominee to vote your shares.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement, in favor of the Cazador domestication and in favor of the proposal to adjourn the meeting if necessary to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or over the internet, or fail to instruct your broker how to vote, and do not attend the Cazador special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Cazador special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a shareholder of record and you attend the Cazador special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Secretary

San Juan, Puerto Rico
           , 2012

NET ELEMENT, INC.
1450 S. Miami Avenue
Miami, Florida 33130

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on            , 2012

To Our Shareholders:

A special meeting of shareholders of Net Element, Inc. (“Net Element”) will be held at      on             , 2012, at      a.m., Eastern time (the “Net Element special meeting”). The purposes of the Net Element special meeting are to vote on the following matters and to transact such other business that may properly come before the Net Element special meeting:

1. Approve and adopt the Agreement and Plan of Merger, dated as of June 12, 2012, between Cazador Acquisition Corporation Ltd. and Net Element, as it may be amended (the “merger agreement”), a copy of which is attached to the accompanying joint proxy statement/prospectus as Annex A. The board of directors of Net Element (the “Net Element board”) recommends a vote “FOR” this proposal.

2. Approve one or more adjournments of the Net Element special meeting. The Net Element board recommends a vote “FOR” this proposal.

3. Transact such other business that may properly come before the Net Element special meeting.

The Net Element board has fixed             , 2012 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Net Element special meeting or one or more adjournments thereof. Only holders of record of ordinary shares, par value $0.0001 per share, of Net Element (“Net Element Common Stock”) at the close of business on             , 2012 are entitled to notice of, and to vote at, the Net Element special meeting or one or more adjournments or postponements thereof.

Cazador and Net Element will consummate the merger contemplated by the merger agreement only if, among other conditions, the holders of (i) a majority of the outstanding ordinary shares, par value $0.0001 per share, of Cazador (“Cazador Ordinary Shares”) issued in Cazador’s initial public offering and not held by Cazador Sub Holdings Ltd. (“Cazador’s Sponsor”) (“Public Cazador Ordinary Shares”) and (ii) a majority of the outstanding shares of Net Element Common Stock vote in favor of the approval and adoption of the merger agreement. Cazador will effect the Cazador domestication (as described in the accompanying joint proxy statement/prospectus), which is a condition to close the merger, only if the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting in favor of the approval of the Cazador domestication.

Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise any redemption rights afforded to them). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

For more information about the proposals and the Net Element special meeting, please review carefully the accompanying joint proxy statement/prospectus.

Your vote is important. Whether or not you expect to attend the Net Element special meeting in person, please submit a proxy by telephone or over the internet as instructed in these materials, or complete, date, sign and return the enclosed proxy card, as promptly as possible in order to ensure that we receive your proxy with respect to your shares of Net Element Common Stock. Instructions are shown on the enclosed proxy card and a return envelope (postage pre-paid if mailed in the United States) is enclosed for your convenience. If your shares of Net Element Common Stock are held in a stock brokerage account or by a bank or other nominee, please follow the instructions that you receive from your broker, bank or other nominee to vote your shares.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement and in favor of the proposal to adjourn the meeting if necessary to solicit additional proxies. If you fail to return your proxy card or fail to submit your proxy by telephone or over the internet, or fail to instruct your broker how to vote, and do not attend the Net Element special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Net Element special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a shareholder of record and you attend the Net Element special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Please do not send documents or certificates representing your ownership of Net Element Common Stock at this time. If the transactions contemplated by the merger agreement are consummated, we will notify you of the procedures for exchanging your shares of Net Element Common Stock.

By Order of the Board of Directors,

Secretary

Miami, Florida
            , 2012

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about Cazador and Net Element from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available for you to review at the Securities and Exchange Commission’s, or SEC’s, public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549, and through the SEC’s website, www.sec.gov. You can also obtain those documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by telephone or by email from the appropriate company at the following addresses, telephone numbers and email addresses:

CAZADOR ACQUISITION CORPORATION LTD. BBVA Building, P1 254 Muñoz Rivera Avenue San Juan, Puerto Rico 00918 (787) 993-9650 Attention: Jorge De Jesus Email: jdj@cazador1.com	NET ELEMENT, INC. 1450 S. Miami Avenue Miami, Florida 33130 (305) 507-8808 Attention: Jonathan New Email: jn@netelement.com

In addition, if you have questions about the transactions described herein or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

If you would like to request documents, please do so by             , 2012,
in order to receive them before the applicable special meeting.

For a more detailed description of the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 200 of the accompanying joint proxy statement/prospectus.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents that are incorporated into this joint proxy statement/prospectus by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to the synergies and the benefits that we expect to achieve in the transactions discussed herein, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Those statements represent the intentions, plans, expectations, assumptions and beliefs of Cazador and Net Element about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Cazador and Net Element, and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 30, those factors include:

•	possible delays in closing the business combination whether due to the inability to obtain shareholder or regulatory approval, Cazador’s not having at least $23.5 million of cash upon consummation of the merger held in the trust account, or otherwise;
•	the ability to integrate Cazador’s or Net Element’s businesses and operations;
•	the benefits of and the acquisition of Cazador and Net Element, including the prospects of the combined businesses, anticipated synergies and cost savings;
•	anticipated growth and growth strategies;
•	the need for additional capital and the availability of financing;
•	the combined company’s ability to successfully manage relationships with customers, distributors and other important relationships;
•	the combined company’s ability to integrate the management team and employees;
•	the loss of key personnel or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;
•	the compatibility of business cultures;
•	technological changes;
•	pricing and availability of products and services;
•	demand for the combined company’s products and services;
•	competition;
•	the deterioration of general economic conditions, either nationally or in the local markets in which we operate;
•	legislative or regulatory changes that may adversely affect the combined company’s business;
•	costs related to the business combination that may reduce Cazador’s working capital;
•	the inability of Cazador to list the NEI Common Stock on The NASDAQ Capital Market; and
•	Cazador’s dissolution and liquidation as a result of a failure to close the business combination.

The forward-looking statements are based on current expectations about future events. Although Cazador believes that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. Cazador is under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 30.

i

v

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the transactions contemplated by the business combination and the special meetings of Cazador and Net Element. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the transactions contemplated by the business combination, you should carefully read this entire joint proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 200. Unless the context otherwise requires, in this joint proxy statement/prospectus, the term “Cazador” refers to Cazador Acquisition Corporation Ltd. as it currently exists under Cayman Islands law and as it will continue to exist under the DGCL following the Cazador domestication; the term “Cazador Cayman” refers to Cazador prior to the Cazador domestication; the term “NEI” refers to Cazador following effectiveness of the Cazador domestication; all references in this joint proxy statement/prospectus to “Net Element” refer to Net Element, Inc., a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we” refer to Cazador and Net Element; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of June 12, 2012, as it may be amended from time to time, between Cazador and Net Element, a copy of which is attached as Annex A to this joint proxy statement/prospectus; and all references to the “Cazador Cayman Charter” refer to Cazador’s Second Amended and Restated Memorandum and Articles of Association, a copy of which is attached as Annex B to this joint proxy statement/prospectus.

General Questions and Answers

Q:  Why am I receiving this joint proxy statement/prospectus?

A:  Cazador is proposing to acquire Net Element pursuant to the merger agreement. Cazador and Net Element have entered into the merger agreement pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity. As a condition to closing the merger pursuant to the terms of the merger agreement, Cazador is proposing to change its jurisdiction of incorporation by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of Delaware, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.” As a result of the merger, former Net Element shareholders will own NEI Common Stock. Cazador intends to apply to list the NEI Common Stock on The NASDAQ Capital Market. There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

Cazador is holding a special meeting of shareholders, which we refer to as the Cazador special meeting, in order to obtain the shareholder approval necessary to approve and adopt the merger agreement and the merger contemplated thereby, which we refer to as the Cazador merger approval. Pursuant to the terms of the merger agreement, Cazador shareholders will also be asked to approve the Cazador domestication, which we refer to as the Cazador domestication proposal, and, together with the Cazador merger approval, as the Cazador business combination approval. In addition, Cazador shareholders will be asked to approve the adjournment of the Cazador special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Cazador business combination approval).

Net Element is holding a special meeting of shareholders, which we refer to as the Net Element special meeting, in order to obtain the shareholder approval necessary to approve and adopt the merger agreement and the merger contemplated thereby, which we refer to as the Net Element business combination approval. In addition, Net Element shareholders will be asked to approve the adjournment of the Net Element special meeting.

We will be unable to complete the business combination unless both the Cazador business combination approval and the Net Element business combination approval are obtained at the respective special meetings and the continuance to Delaware is approved.

We have included elsewhere in this joint proxy statement/prospectus important information about the business combination, the merger agreement (a copy of which is attached as Annex A) and the Cazador and

Net Element special meetings. You should read this information carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the applicable special meeting.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS.

Q:  What equity stake will current Net Element shareholders and current Cazador shareholders hold in Cazador immediately after the consummation of the business combination?

A:  Immediately following the completion of the business combination (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the business combination), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis).

Q:  What conditions must be satisfied to complete the business combination?

A:  Cazador and Net Element are not required to complete the business combination unless a number of conditions are satisfied or waived. These conditions include, among others: (i) receipt of both the Cazador business combination approval and the Net Element business combination approval; (ii) completion of the Cazador domestication; (iii) absence of any injunctions, orders or laws that would prohibit, restrain or make illegal the merger; (iv) effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the absence of any stop order; (v) the holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, must not both vote against and exercise their shareholder redemption rights with respect to the business combination; and (vi) Cazador’s having at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt).

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the business combination, see “The Merger Agreement — Description of the Merger Agreement — Conditions to the Closing of the Merger” beginning on page 161.

Q:  When do you expect the business combination to be completed?

A:  Cazador and Net Element are working to complete the business combination as quickly as possible, and we anticipate that it will be completed in the third quarter of 2012. However, the business combination is subject to various regulatory approvals and other conditions which are described in more detail in this joint proxy statement/prospectus, and it is possible that factors outside the control of Cazador and Net Element could result in the business combination not being completed at all.

Q:  What are my U.S. federal income tax consequences as a result of the merger?

A:  As a condition to the completion of the merger, each of Reed Smith LLP, or Reed Smith, tax counsel to Cazador, and Bilzin Sumberg Baena Price & Axelrod LLP, or Bilzin, tax counsel to Net Element, must have delivered an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming that the merger qualifies as a reorganization, Net Element shareholders will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Net Element Common Stock for shares of NEI Common Stock in the merger.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel will require and rely on representations and statements of Net Element, Cazador and their affiliates, which will be delivered at the time of the closing of the merger. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service, or IRS, or any court. Neither Net Element nor Cazador intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinions.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 148.

Q:  What happens if I sell my Cazador Ordinary Shares or Net Element Common Stock before the applicable special meeting?

A:  The record dates for the Net Element special meeting, which we refer to as the Net Element record date, and for the Cazador special meeting, which we refer to as the Cazador record date, are earlier than the date of the special meetings and the date that the business combination is expected to be completed. If you transfer your shares after the applicable record date, but before the applicable special meeting, unless the transferee requests a proxy, you will retain your right to vote at such special meeting, but will have transferred the right to receive the merger consideration, in the case of Net Element shareholders, in the merger. In order to receive the merger consideration, holders of Net Element Common Stock must hold their shares through completion of the merger.

Q:  What happens if I sell my shares of Net Element Common Stock after the Net Element special meeting, but before the effective time of the merger?

A:  If you transfer your shares of Net Element Common Stock after the Net Element special meeting, but before the effective time of the merger, you will have transferred the right to receive the merger consideration in the merger. In order for holders of Net Element Common Stock to receive the merger consideration, such holders must hold their shares through completion of the merger.

Q:  What if I hold shares in both Cazador and Net Element?

A:  If you are a shareholder of both Cazador and Net Element, you will receive two separate packages of proxy materials. A vote as a Net Element shareholder for the proposal to approve and adopt the merger agreement will not constitute a vote as a Cazador shareholder for the proposal to approve and adopt the merger agreement, or vice versa. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM CAZADOR OR NET ELEMENT, OR SUBMIT A PROXY AS BOTH A CAZADOR AND NET ELEMENT SHAREHOLDER OVER THE INTERNET OR BY TELEPHONE.

Q:  My shares are held in “street name” by my broker. Will my broker automatically vote my shares for me?

A:  No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this joint proxy statement/prospectus has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.”

Cazador believes that under Cayman Islands law, broker non-votes should be counted for purposes of determining the presence or absence of a quorum at the Cazador special meeting. Furthermore, under the rules of the NYSE, brokers, banks and other nominees that are members of the NYSE do not have discretionary authority to vote on non-routine proxy statement proposals, including the proposals to approve the business combination at the special meetings. Accordingly, to the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement but will have no effect on the other proposals.

Net Element believes that, under the DGCL, broker non-votes will be counted for purposes of determining the presence of a quorum at the Net Element special meeting. As noted in the previous paragraph, however, brokers, banks and other nominees that are members of the NYSE do not have discretionary authority to vote on non-routine proxy statement proposals, including the proposals to approve the business combination at the special meetings. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement but will have no effect on the other proposals.

Q:  What do I need to do now?

A:  Read and consider the information contained in this joint proxy statement/prospectus carefully, and then please vote your shares as soon as possible so that your shares may be represented at your special meeting.

Q:  How do I vote?

A:  You can vote in person by completing a ballot at the special meeting, or you can vote by proxy before the special meeting. Even if you plan to attend your company’s special meeting, we encourage you to vote your shares by proxy as soon as possible. After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark, sign and date the proxy card, and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be voted at your company’s special meeting. For detailed information, see “The Special Meeting of Cazador Shareholders — How to Vote” beginning on page 117 and “The Special Meeting of Net Element Shareholders — How to Vote” beginning on page 124. YOUR VOTE IS VERY IMPORTANT.

Q:  Can I change my vote after I have submitted a proxy by telephone or over the Internet or submitted my completed proxy card?

A:  Yes. If you are a shareholder of record, you can change your vote by revoking your proxy at any time before it is voted at the Cazador or Net Element special meeting, as applicable. You can do this in one of four ways: (1) submit a proxy again by telephone or over the Internet prior to midnight on the night before the special meeting; (2) sign another proxy card with a later date and return it by mail prior to midnight on the night before the special meeting; (3) attend the applicable special meeting and complete a ballot; or (4) send a written notice of revocation to the secretary of Cazador or Net Element, as applicable, so that it is received prior to midnight on the night before the Cazador or Net Element special meeting, as applicable.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  What should shareholders do if they receive more than one set of voting materials for a special meeting?

A:  You may receive more than one set of voting materials for a special meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. Please complete, sign, date and return each proxy card and voting instruction card that you receive. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:  Who should I call if I have questions about the proxy materials or voting procedures?

A:  If you have questions about the business combination, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact the company in which you hold shares as follows:

If you are a Cazador shareholder, you should contact Cazador Acquisition Corporation Ltd., by mail at BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, Attention: Jorge De Jesus, by telephone at (787) 993-9650, or by email at jdj@cazador1.com.

If you are a Net Element shareholder, you should contact Net Element by mail at 1450 S. Miami Avenue, Miami, Florida 33130, Attention: Jonathan New, by telephone at (305) 507-8808, or by email at jn@netelement.com.

Alternatively, you may contact      by mail at     , by telephone at     , or by email at         .

If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.

Questions and Answers for Cazador Shareholders

Q:  Why is Cazador proposing the merger?

A:  Cazador is proposing to acquire Net Element pursuant to the merger agreement.

Cazador is a recently organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination. Cazador’s business plan is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that its initial business combination must be with one or more target businesses whose fair market value, individually or collectively, is equal to at least 80% of the balance in the trust account at the time of such initial business combination plus any amounts previously distributed to Cazador shareholders who have exercised their shareholder redemption rights. Additionally, Cazador must acquire at least a controlling interest in a target business (meaning more than 50% of the voting securities of such target business), although after consummating a business combination with a target business, holders of Cazador Ordinary Shares may own less than a majority of the voting securities of the combined businesses.

Cazador determined that the fair market value of Net Element is approximately $97.7 million (based on the aggregate shares of Net Element Common Stock to be acquired by Cazador in the merger multiplied by the last reported sale price per share of Net Element Common Stock on the OTCQB electronic quotation system on June 11, 2012, which was the date immediately preceding the public announcement of the merger). Because the balance of the Cazador trust account was approximately $46.2 million as of June 11, 2012, Cazador concluded that the fair market value of Net Element is greater than 80% of the balance of the Cazador trust account. Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. Although, following completion of the business combination, the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis), Cazador concluded that it is acquiring a controlling interest in Net Element since, pursuant to the terms of the merger agreement, Cazador will acquire 100% of the voting securities of Net Element.

On October 14, 2010, Cazador closed its initial public offering of 4,600,000 units (including 600,000 units subject to the underwriters’ over-allotment option which were exercised on October 14, 2010). Each unit consisted of one ordinary share, par value $0.001, and one warrant. The units were sold at an offering price of $10.00, generating gross proceeds to Cazador of approximately $46.0 million. Prior to Cazador’s initial public offering, it sold an aggregate of 4,340,000 warrants to Cazador’s Sponsor in a private placement for a purchase price of $0.50 per warrant, generating total proceeds of approximately $2.2 million to Cazador. After deducting the underwriting discounts and commissions and Cazador’s initial public offering expenses, the total net proceeds to Cazador from the initial public offering and private placement were approximately $46.5 million, of which approximately $46.2 million was deposited into a trust account, with the remaining proceeds being used to provide for business, legal and accounting due diligence and advisory fees in connection with prospective business combinations, compliance with securities laws and regulations, and continuing general and administrative expenses.

In accordance with the Cazador Cayman Charter (which is included as Annex B to this joint proxy statement/prospectus and incorporated by reference), if Cazador was unable to complete a business combination by April 14, 2012, Cazador would be required to repurchase all of the Public Cazador Ordinary Shares and liquidate the trust account and distribute the proceeds pro rata to the holders of Public Cazador

Ordinary Shares in return for such shares (which will be subsequently cancelled upon completion of the redemption of such shares). On March 28, 2012, Cazador filed a Form 8-K with the SEC in which it announced that it had entered into a non-binding letter of intent with respect to an initial business combination. Pursuant to the Cazador Cayman Charter, the execution of the letter of intent affords the Company a six-month extension for the completion of its initial business combination until October 14, 2012.

See “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination.”

Q:  Why is Cazador proposing the Cazador domestication?

A:  Although, pursuant to the merger agreement, Net Element will merge with and into Cazador, with Cazador as the surviving entity, the operations of Net Element will become the core business of the combined entity following completion of the merger. Net Element believes that being a Delaware corporation increases its ability to attract long-term investors. As a result, Net Element’s key shareholders required that it be a condition to close the merger pursuant to the terms of the merger agreement that Cazador change its jurisdiction of incorporation from the Cayman Islands to Delaware, referred to as the Cazador domestication. To effect the Cazador domestication, Cazador will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, under which Cazador will be domesticated and continue as a Delaware corporation, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.” The Cazador domestication requires the approval of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting. If, however, the merger agreement is not approved and adopted by Cazador’s shareholders, then the Cazador domestication will not be submitted to Cazador’s shareholders for approval.

Q:  What are my U.S. federal income tax consequences as a result of the Cazador domestication?

A:  In the opinion of Reed Smith, tax counsel to Cazador, the Cazador domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Cazador domestication qualifies as a reorganization, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences” below) of Cazador Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of less than $50,000 on the day of the Cazador domestication will not recognize any gain or loss and will not be required to include any part of the “all earnings and profits amount” in income.
•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more but who on the day of the Cazador domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will recognize gain (but not loss) on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. As an alternative to recognizing gain, however, a U.S. holder may elect to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns, provided certain requirements are satisfied. Cazador does not expect that Cazador Cayman's cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication.
•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more, and who on the day of the Cazador domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will be required to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns. However, Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication.

Cazador Cayman should be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. As a result, notwithstanding the foregoing U.S. federal income tax consequences of the Cazador domestication, proposed Treasury regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. holder to recognize gain on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of Cazador Cayman. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Cazador domestication, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Cazador Domestication — Passive Foreign Investment Company Considerations” beginning on page 151.

Additionally, the Cazador domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences” below) to become subject to U.S. withholding taxes on any dividends in respect of the shares of NEI Common Stock made subsequent to the Cazador domestication.

The tax opinion regarding the Cazador domestication will not address any state, local or foreign tax consequences of the Cazador domestication. The opinions will be subject to customary qualifications and assumptions, including that the Cazador domestication will be completed as described herein. In rendering the tax opinion, Reed Smith will require and rely on representations and statements of Cazador and their affiliates, which will be delivered at the time of the closing of the Cazador domestication. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the Cazador domestication could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Cazador does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Cazador domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinion.

Tax matters are very complicated, and the tax consequences of the Cazador domestication to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the Cazador domestication to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Cazador domestication, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Cazador Domestication” beginning on page 149.

Q:  When and where will the Cazador special meeting be held?

A:  The Cazador special meeting will be held at      on         , 2012, at     , Eastern time, unless the special meeting is adjourned or postponed.

Q:  Who is entitled to vote at the Cazador special meeting?

A:  Cazador has fixed         , 2012 as the Cazador record date. If you were a Cazador shareholder at the close of business on the Cazador record date, you are entitled to vote on matters that come before the Cazador special meeting. However, a Cazador shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the Cazador special meeting.

Q:  How many votes do I have?

A:  Cazador shareholders are entitled to one vote at the Cazador special meeting for each Cazador Ordinary Share held of record as of the Cazador record date. As of the close of business on the Cazador record date, there were     outstanding Cazador Ordinary Shares, of which were     outstanding Public Cazador Ordinary Shares.

Q:  What constitutes a quorum?

A:  Holders of a majority in voting power of the Cazador Ordinary Shares issued and outstanding and entitled to vote at the Cazador special meeting, present in person or represented by proxy, constitute a quorum. As of the record date for the Cazador special meeting,     Cazador Ordinary Shares would be required to achieve a quorum.

Q:  What vote is required to approve each Cazador proposal?

A:  Proposal to Approve and Adopt the Merger Agreement by Cazador Shareholders:  The proposal to approve and adopt the merger agreement and the merger contemplated thereby, which we refer to as the Cazador merger proposal, requires the affirmative vote of holders of a majority of the Public Cazador Ordinary Shares outstanding and entitled to vote. Accordingly, a Cazador shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Cazador shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the Cazador merger proposal.

Proposal to Approve the Cazador Domestication:  The proposal to approve the Cazador domestication, which we refer to as the Cazador domestication proposal, requires the affirmative vote of holders of at least two-thirds of the Cazador Ordinary Shares outstanding and entitled to vote which attend and vote at the Cazador special meeting. If, however, the Cazador domestication proposal is approved, but the Cazador merger proposal is not approved, then neither the Cazador domestication nor the merger will be consummated.

Proposal to Adjourn the Cazador special meeting by Cazador Shareholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Cazador business combination approval) requires the affirmative vote of holders of a majority of the Cazador Ordinary Shares present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:  How does Cazador’s Sponsor intend to vote its shares?

A:  Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Q:  What are the recommendations of Cazador’s board of directors?

A:  Cazador’s board of directors, or the Cazador board, has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) approved the Cazador domestication; (iii) determined that the terms of the merger are fair to, and in the best interests of, Cazador and its shareholders; (iv) directed that the merger agreement be submitted to Cazador shareholders for adoption; (v) recommended that Cazador shareholders vote in favor of each of the Cazador merger proposal and the Cazador domestication proposal and (vi) declared the advisability of the business combination.

The Cazador board unanimously recommends that Cazador shareholders vote:

•	“FOR” the Cazador merger proposal; and
•	“FOR” the Cazador domestication proposal; and
•	“FOR” the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Cazador business combination approval).

See “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination” beginning on page 134.

Q:  Do Cazador shareholders have redemption rights?

A:  Yes. Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. The actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036. There will be no redemption rights upon the consummation of the merger agreement with respect to outstanding Cazador warrants.

Each holder of Public Cazador Ordinary Shares may elect to redeem his, her or its Public Cazador Ordinary Shares irrespective of whether he, she or it votes for or against the business combination. Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day immediately prior to the vote on the proposals to approve the business combination.

As set forth in the Cazador Cayman Charter, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares.

Cazador may enter into privately negotiated transactions to purchase shares of NEI Common Stock from its public shareholders using proceeds released from the trust account immediately following consummation of the transactions contemplated by the merger agreement.

Q:  Will how I vote affect my ability to exercise redemption rights?

A:  No. You may exercise your redemption rights whether you vote your Public Cazador Ordinary Shares for or against the business combination or other proposals submitted for approval by shareholders.

Q:  How do I exercise my redemption rights?

A:  If you wish to exercise your redemption rights, you must:

•	send a letter to Cazador’s transfer agent, Continental Stock Transfer & Trust Company, at 17 Battery Place, 8th Floor, New York, New York 10004, attn: Frank Di Paolo, stating that you are exercising your redemption rights and demanding that your Public Cazador Ordinary Shares be converted into cash; and
•	either:
º	physically tender, or if you hold your Public Cazador Ordinary Shares in “street name,” cause your broker to physically tender, your certificates representing Cazador Ordinary Shares to Cazador’s transfer agent by , 2012; or
º	deliver your Public Cazador Ordinary Shares electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, to Cazador’s transfer agent by , 2012.

You may elect to redeem your Public Cazador Ordinary Shares irrespective of whether you vote in favor of or against the approval of the business combination.

Q:  What are my U.S. federal income tax consequences of exercising my redemption rights?

A:  A U.S. holder of Public Cazador Ordinary Shares who exercises redemption rights to receive cash from the trust account in exchange for its Public Cazador Ordinary Shares generally will recognize gain or loss equal to the difference, if any, between the amount of cash received and its tax basis in the Public Cazador Ordinary Shares redeemed. A shareholder’s tax basis in its Public Cazador Ordinary Shares generally will equal the cost of such shares. A shareholder who purchased Cazador units in Cazador’s initial public offering generally will have a tax basis in the Public Cazador Ordinary Shares that were part of such Cazador units equal to the portion of the purchase price of such Cazador units allocated to the Public Cazador Ordinary Shares (such allocation based on the relative fair market values of the Public Cazador Ordinary Shares and the warrants at the time of purchase).

Because Cazador Cayman should be considered a PFIC for U.S. federal income tax purposes, a U.S. holder who exercises redemption rights to receive cash in exchange for its Public Cazador Ordinary Shares generally will be subject to special tax rules with respect to any gain realized on the redemption. In general, under these special tax rules, unless the U.S. holder has made a “qualified electing fund” election under Section 1295 of the Code with respect to its Public Cazador Ordinary Shares for the first taxable year in which such U.S. holder owns such shares or in which Cazador Cayman is a PFIC, whichever is later, or a “mark-to-market” election under Section 1296 of the Code, (i) any gain recognized on the redemption will be allocated ratably over the U.S. holder’s holding period for the Public Cazador Ordinary Shares redeemed, (ii) the amount of gain allocated to the current taxable year will be treated as ordinary income, and (iii) the amount of gain allocated to each other year will be subject to the highest tax rate in effect for that year, and an interest charge will be imposed to recover the deemed benefit of the deferred payment of tax.

Tax matters are very complicated, and the tax consequences of the redemption to a particular holder of Public Cazador Ordinary Shares will depend on such shareholder’s circumstances. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the tax consequences of the redemption to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of a redemption of Public Cazador Ordinary Shares for cash, see “Material U.S. Federal Income Tax Consequences — Tax Consequences to Holders of Public Cazador Ordinary Shares Exercising Redemption Rights” beginning on page 152.

Q:  How will the Cazador domestication affect my Cazador Ordinary Shares and warrants?

A:  On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock. Similarly, outstanding options, warrants and other rights to acquire Cazador Ordinary Shares will become options, warrants or rights to acquire the corresponding shares of NEI Common Stock. It is not necessary for holders of Cazador Ordinary Shares who currently hold share certificates to exchange their existing share certificates for certificates of shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

Q:  If I am a Cazador warrantholder, can I exercise redemption rights with respect to my warrants?

A:  No. There are no redemption rights with respect to Cazador’s warrants.

Q:  Do I have appraisal rights in connection with the Cazador domestication?

A:  No. Under Cayman Islands law and the DGCL, holders of Cazador Ordinary Shares do not have statutory dissenters’ rights of appraisal or any other appraisal rights as a result of the Cazador domestication.

Q:  What happens to the funds deposited in the trust account after completion of the business combination?

A:  Upon consummation of the business combination, the funds deposited in the trust account will be released to pay holders of Public Cazador Ordinary Shares who properly exercise their redemption rights; (ii) to pay transaction fees and expenses associated with the business combination; and (iii) for working capital and general corporate purposes of Cazador following the business combination.

Q:  What happens if the business combination is not consummated or is terminated?

A:  If Cazador does not effect the business combination or any other business combination before October 14, 2012, it will compulsorily repurchase all Public Cazador Ordinary Shares and automatically liquidate the trust account in accordance with the procedure in the Cazador Cayman Charter. The Public Cazador Ordinary Shares will be cancelled and Cazador’s Sponsor will be the only remaining shareholder and Cazador will continue in existence.

Questions and Answers for Net Element Shareholders

Q:  Why is Net Element proposing to combine with Cazador?

A:  In reaching its decision to recommend the merger agreement for adoption by Net Element shareholders, the Net Element board of directors, or the Net Element board, consulted with Net Element’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believe supported their decision. In particular, the Net Element board believes the business combination would provide Net Element shareholders with the potential to participate in a newly capitalized public company that could take advantage of potential growth opportunities and synergies resulting from combining Net Element with Cazador. The Net Element board reviewed the strategic alternatives available to the company, including remaining as a stand-alone public company, and concluded that it is an appropriate time to sell Net Element and that the merger consideration reflected the highest value reasonably attainable for Net Element public shareholders at this time. See “The Business Combination — Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination” beginning on page 139.

Q:  What will Net Element shareholders receive in the merger?

A:  Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock.

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such events are currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock. However, shares held by Net Element as treasury stock or by any direct or indirect wholly-owned subsidiary of Net Element and shares with respect to which appraisal rights, to the extent available under the DGCL, are properly exercised and not withdrawn, which we collectively refer to as the Net Element excluded shares, will not receive the merger consideration. Any Net Element excluded shares will be cancelled upon the effectiveness of the merger.

Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger.

Net Element shareholders will not receive any fractional shares of NEI Common Stock in the merger. Instead, Cazador will issue one share of NEI Common Stock to each holder of Net Element Common Stock that would otherwise be entitled to a fractional share of NEI Common Stock.

Q:  Should I send in my share certificates now for the exchange?

A:  No. After the merger is completed, Net Element shareholders holding Net Element share certificates will receive from Cazador’s exchange agent a letter of transmittal and instructions on how to obtain the merger consideration.

Each holder of record of one or more book entry shares of Net Element Common Stock whose shares will be converted into the right to receive the merger consideration will automatically, upon the effective time of the merger, be entitled to receive, and Cazador will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the NEI Common Stock to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration.

Q:  When and where will the Net Element special meeting be held?

A:  The Net Element special meeting will be held at      on            , 2012, at     , Eastern time, unless the special meeting is adjourned or postponed.

Q:  Who is entitled to vote at the Net Element special meeting?

A:  Net Element has fixed            , 2012 as the Net Element record date. If you were a Net Element shareholder at the close of business on the Net Element record date, you are entitled to vote on matters that come before the Net Element special meeting. However, a Net Element shareholder may only vote his or her shares of Net Element Common Stock if he or she is present in person or is represented by proxy at the Net Element special meeting.

Q:  How many votes do I have?

A:  Net Element shareholders are entitled to one vote at the Net Element special meeting for each share of Net Element Common Stock held of record as of the Net Element record date. As of the close of business on the Net Element record date, there were outstanding shares of Net Element Common Stock.

Q:  What constitutes a quorum?

A:  Holders of a majority of the outstanding shares of Net Element Common Stock entitled to vote at the Net Element special meeting, present in person or represented by proxy, constitutes a quorum. In the absence of a quorum, the majority of the shares represented in person or by proxy, will have the power to adjourn the special meeting. As of the record date for the Net Element special meeting,      shares of Net Element Common Stock would be required to achieve a quorum.

Q:  What vote is required to approve each Net Element proposal?

A:  Proposal to Approve and Adopt the Merger Agreement by Net Element Shareholders:  The proposal to approve and adopt the merger agreement and the merger contemplated thereby, which we refer to as the Net Element merger proposal, requires the affirmative vote of holders of a majority of the shares of Net Element Common Stock outstanding and entitled to vote. Accordingly, a Net Element shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Net Element shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the Net Element merger proposal.

Proposal to Adjourn the Net Element Special Meeting by Net Element Shareholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Net Element business combination approval) requires the affirmative vote of holders of a majority of the shares of Net Element Common Stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Q:  How do the Net Element insiders intend to vote their shares?

A:  Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately

54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Q:  What are the recommendations of the Net Element board?

A:  The Net Element board (other than Mike Zoi, who did not participate in the vote) has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) determined that the terms of the business combination are fair to, and in the best interests of, Net Element and its shareholders; (iii) directed that the merger agreement be submitted to Net Element shareholders for adoption; and (iv) declared the advisability of the business combination.

The Net Element board recommends that Net Element shareholders vote:

•	“FOR” the Net Element merger proposal; and
•	“FOR” the proposal to approve the adjournment of the special meeting.

See “The Business Combination — Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination” beginning on page 139.

Q:  Are Net Element shareholders entitled to appraisal or dissenters’ rights?

A:  Yes, but only to the extent available under the DGCL. Holders of Net Element Common Stock who do not vote for the Net Element merger proposal and elect to exercise such appraisal rights, to the extent such rights are available under the DGCL, and who perfect those rights under the DGCL will be entitled to the appraised fair value of their shares of Net Element Common Stock paid to them in cash. The appraised fair value of any holder’s Net Element Common Stock may be more or less than the value of the merger consideration that would otherwise be payable to such holder pursuant to the merger agreement. To exercise appraisal rights, a shareholder must follow carefully the requirements of the DGCL, including not consenting to, or voting in favor of, the approval and adoption of the merger agreement and timely delivering to Net Element a written demand for appraisal of such shareholder’s shares in accordance with the DGCL. These appraisal requirements and procedures are summarized under the section entitled “The Merger Agreement — Description of the Merger Agreement — Appraisal Rights/Dissenting Shares” beginning on page 156. A copy of the relevant provisions of the DGCL addressing appraisal rights is attached as Annex H to this joint proxy statement/prospectus. Holders of Net Element Common Stock who intend to exercise appraisal rights should read the statutory provisions carefully and consult with their own legal advisors, as any deviation from the statutory requirements may result in a forfeiture of appraisal rights otherwise available to such shareholders.

Q:  If the merger is completed, when can I expect to receive the merger consideration for my shares of Net Element Common Stock?

A:  Certificated Shares:  As soon as reasonably practicable after the effective time of the business combination, Cazador will cause an exchange agent to mail to each holder of certificated shares of Net Element Common Stock a form of letter of transmittal and instructions for use in effecting the exchange of Net Element Common Stock for the merger consideration. After receiving the proper documentation from a holder of Net Element Common Stock, the exchange agent will deliver to such holder the shares of NEI Common Stock to which such holder is entitled under the merger agreement.

Book Entry Shares:  Each holder of record of one or more book entry shares of Net Element Common Stock whose shares will be converted into the right to receive the merger consideration will automatically, upon the effective time of the merger, be entitled to receive, and Cazador will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the cash and NEI Common Stock to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration.

SUMMARY

The following summary highlights only selected information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes and the documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 200.

Parties to the Business Combination

Cazador Acquisition Corporation Ltd.

Cazador Acquisition Corporation Ltd., or Cazador, is a recently organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination.

On October 14, 2010, Cazador closed its initial public offering of 4,600,000 units (including 600,000 units subject to the underwriters’ over-allotment option which were exercised on October 14, 2010). Each unit consisted of one ordinary share, par value $0.001, and one warrant. The units were sold at an offering price of $10.00, generating gross proceeds to Cazador of approximately $46.0 million. Prior to Cazador’s initial public offering, it sold an aggregate of 4,340,000 warrants to Cazador’s Sponsor in a private placement for a purchase price of $0.50 per warrant, generating total proceeds of approximately $2.2 million to Cazador. After deducting the underwriting discounts and commissions and Cazador’s initial public offering expenses, the total net proceeds to Cazador from the initial public offering and private placement were approximately $46.5 million, of which approximately $46.2 million was deposited into a trust account, with the remaining proceeds being used to provide for business, legal and accounting due diligence and advisory fees in connection with prospective business combinations, compliance with securities laws and regulations, and continuing general and administrative expenses.

Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. Following the Cazador domestication, Cazador will continue as a Delaware corporation, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.”

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trade under the symbol “CAZA.” On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $      per share. Cazador intends to apply to list the shares of NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

Cazador’s principal executive offices are located at BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico 00918, and its telephone number is (787) 993-9650.

Net Element, Inc.

Since April 1, 2010, Net Element has pursued a strategy to develop and acquire technology and applications for use in the online media industry. As part of Net Element’s strategy to develop an online media company, on December 14, 2010, Net Element acquired Openfilm, LLC, a Florida limited liability company that is engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet. Additionally, on February 1, 2011, Net Element acquired Motorsport, LLC, a Florida limited liability company that owns 100% of the outstanding common stock of Motorsport.com, Inc., a Florida corporation engaged in the operation of a news and information website relating to the international motorsport industry, and Music1, LLC, a Florida limited liability company that owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company that owns and operates two websites that provide an online social community and marketplace for musicians, songwriters, producers and record companies and an opportunity to showcase artist talents. As a result of these acquisitions, Net Element now operates several online media websites in the film, auto racing and emerging music talent markets.

The Net Element Common Stock is quoted on the OTCQB electronic quotation system under the symbol “NETE.” On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system was $     per share.

Net Element’s principal executive offices are located at 1450 S. Miami Avenue, Miami, Florida 33130, and its telephone number is (305) 507-8808.

The Proposed Business Combination

The Proposed Merger

Cazador is proposing to acquire Net Element pursuant to the merger agreement. Cazador and Net Element have entered into the merger agreement pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity.

Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock.

Prior to the effective time of the merger, each holder of outstanding securities of Net Element that are convertible into or exchangeable or exercisable for shares of Net Element Common Stock will enter into conversion agreements, pursuant to which all such outstanding securities of Net Element will be either terminated or converted into or exchanged or exercised for shares of Net Element Common Stock (in the case of outstanding Net Element stock options and warrants that are exercised, on a cashless basis); provided that certain option holders that received their options in lieu of cash compensation will have the ability to elect to terminate their options in exchange for cash in the amount of such compensation.

As a result of the business combination, former Net Element shareholders will own NEI Common Stock. Cazador intends to apply to list the NEI Common Stock on The NASDAQ Capital Market. There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

For additional information on the business combination, see “The Business Combination” beginning on page 129, and for additional information on the merger agreement and the related transaction documents, see “The Merger Agreement” beginning on page 155.

The Proposed Cazador Domestication

As a condition to closing the merger pursuant to the terms of the merger agreement, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware, referred to as the Cazador domestication. To effect the Cazador domestication, Cazador will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, under which Cazador will be domesticated and continue as a Delaware corporation, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.” The Cazador domestication requires the approval of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting. If, however, the Cazador domestication proposal is approved, but the Cazador merger proposal is not approved, then neither the Cazador domestication nor the merger will be consummated.

On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock. Similarly, outstanding options, warrants and other rights to acquire Cazador Ordinary Shares will become options, warrants or rights to acquire the corresponding shares of NEI Common Stock. It is not necessary for holders of Cazador Ordinary Shares who currently hold share certificates to exchange their existing share certificates for certificates of shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

Merger Consideration Received by Net Element Shareholders

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock (other than Net Element excluded shares, which will be cancelled upon effectiveness of the merger) will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such events are currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock. Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger.

Net Element shareholders will not receive any fractional shares of NEI Common Stock in the merger. Instead, Cazador will issue one share of NEI Common Stock to each holder of Net Element Common Stock that would otherwise be entitled to a fraction of a share of NEI Common Stock.

A description of the NEI Common Stock to be issued as merger consideration is set forth under the section entitled “Description of NEI Securities” beginning on page 181.

Total Shares of NEI Common Stock to be Issued as Merger Consideration

Based on the number of fully diluted shares of Net Element Common Stock outstanding as of            , 2012, the latest practicable date before the printing of this joint proxy statement/prospectus, the total number of shares of NEI Common Stock to be issued to holders of Net Element Common Stock as merger consideration will be approximately    . Immediately following the completion of the business combination (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the business combination), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis). Additionally, following consummation of the merger, Mike Zoi, Net Element’s Chairman and Chief Executive Officer, will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Comparative Per Share Market Price

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trade under the symbol “CAZA.” Cazador intends to apply to list the shares of NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

The Net Element Common Stock is quoted on the OTCQB electronic quotation system under the symbol “NETE.”

The following table shows the closing prices of Cazador Ordinary Shares and Net Element Common Stock as reported on June 11, 2012, the last trading day before the business combination was publicly announced, and on             , 2012, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the value of the merger consideration per share of Net Element Common Stock, which was calculated by multiplying (i) the closing price of Cazador Ordinary Shares as of the specified date by (ii) the quotient obtained by dividing (a) the aggregate number of shares of NEI Common Stock to be issued to holders of Net Element Common Stock by (b) the number of shares of Net Element Common Stock outstanding on a fully diluted basis upon effective time of the business combination.

Date	Net Element Common Stock		Cazador Ordinary Shares		Value Per Share of Net Element Common Stock
June 11, 2012		$0.10		$9.87		$0.2468
, 2012	$		$		$

The market prices of Cazador Ordinary Shares and Net Element Common Stock will fluctuate prior to the consummation of the business combination. You should obtain current market quotations for your shares.

Neither Cazador nor Net Element currently pays dividends on its common shares. Under the terms of the merger agreement, during the period before the effective times of the merger, Net Element is prohibited from paying any dividends on the Net Element Common Stock, unless Net Element has received prior written consent from Cazador.

Cazador Special Meeting

Date, Time and Place

A special meeting of the shareholders of Cazador will be held at      on            , 2012, at      , Eastern time, unless the special meeting is adjourned or postponed.

Purposes of the Special Meeting

At the special meeting, Cazador shareholders will be asked to consider and vote upon the following matters and to transact such other business that may properly come before the meeting:

•	the Cazador merger proposal; and
•	the Cazador domestication proposal; and
•	the proposal to approve the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Cazador business combination approval).

Record Date; Shares Entitled to Vote

Holders of Cazador Ordinary Shares as of the close of business on            , 2012, or the Cazador record date, are entitled to notice of, and to vote at, the special meeting or one or more adjournments thereof. Each Cazador Ordinary Share is entitled to one vote.

As of the Cazador record date,      Cazador Ordinary Shares were outstanding and entitled to vote at the Cazador special meeting, of which      were Public Cazador Ordinary Shares.

Vote Required

The Cazador Merger Proposal:  The Cazador merger proposal requires the affirmative vote of holders of a majority of the Public Cazador Ordinary Shares outstanding and entitled to vote. Accordingly, a Cazador shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Cazador shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” the Cazador merger proposal.

The Cazador Domestication Proposal:  The Cazador domestication proposal requires the affirmative vote of holders of at least two-thirds of the Cazador Ordinary Shares outstanding and entitled to vote which attend and vote at the Cazador special meeting.

Proposal to Adjourn the Cazador Special Meeting by Cazador Shareholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Cazador business combination approval) requires the affirmative vote of holders of a majority of the Cazador Ordinary Shares present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal, regardless of whether a quorum is present. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Cazador Board

The Cazador board has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) approved the Cazador domestication; (iii) determined that the terms of the merger are fair to, and in the best interests of, Cazador and its shareholders; (iv) directed that the merger agreement be submitted to Cazador shareholders for adoption; (v) recommended that Cazador shareholders vote in favor of each of the Cazador merger proposal and the Cazador domestication proposal and (vi) declared the advisability of the business combination.

THE CAZADOR BOARD UNANIMOUSLY RECOMMENDS THAT CAZADOR SHAREHOLDERS VOTE:

•	“FOR” THE CAZADOR MERGER PROPOSAL;
•	“FOR” THE CAZADOR DOMESTICATION PROPOSAL; AND
•	“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES TO OBTAIN THE CAZADOR BUSINESS COMBINATION APPROVAL).

See “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination” beginning on page 134.

Net Element Special Meeting

Date, Time and Place

A special meeting of the shareholders of Net Element will be held at     on            , 2012, at             , Eastern time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting, Net Element shareholders will be asked to consider and vote upon the following matters and to transact such other business that may properly come before the meeting:

•	the Net Element merger proposal; and
•	a proposal to approve the adjournment of the Net Element special meeting.

Record Date; Shares Entitled to Vote

Only holders of record of shares of Net Element Common Stock at the close of business on         , 2012, or the Net Element record date, will be entitled to notice of, and to vote at, the special meeting or one or more adjournments thereof. Each outstanding share of Net Element Common Stock entitles its holder to cast one vote.

As of the Net Element record date, there were      shares of Net Element Common Stock outstanding and entitled to vote at the Net Element special meeting.

Vote Required

The Net Element Merger Proposal:  The Net Element merger proposal requires the affirmative vote of holders of a majority of the shares of Net Element Common Stock outstanding and entitled to vote. Accordingly, a Net Element shareholder’s failure to submit a proxy card or to vote in person at the special meeting, an abstention from voting, or the failure of a Net Element shareholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” the Net Element merger proposal.

Proposal to Adjourn the Net Element Special Meeting by Net Element Shareholders:  Approving the adjournment of the special meeting (if it is necessary or appropriate to solicit additional proxies because there are not sufficient votes to obtain the Net Element business combination approval) requires the affirmative vote of holders of a majority of the shares of Net Element Common Stock present, in person or represented by proxy, at the special meeting and entitled to vote on the adjournment proposal. Accordingly, abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of the Net Element Board

The Net Element board (other than Mike Zoi, who did not participate in the vote) has unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) determined that the terms of the business combination are fair to, and in the best interests of, Net Element and its shareholders; (iii) directed that the merger agreement be submitted to Net Element shareholders for adoption; and (iv) declared the advisability of the business combination.

THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT SHAREHOLDERS VOTE:

•	“FOR” THE NET ELEMENT MERGER PROPOSAL; AND
•	“FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING.

See “The Business Combination — Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination” beginning on page 139.

Interests of Officers and Directors in the Business Combination

Certain of Net Element’s and Cazador’s executive officers and directors have financial interests in the business combination that are different from, or in addition to, the interests of Cazador’s shareholders and Net Element’s shareholders, other than the insider shareholders. For example, in the case of Net Element, immediately prior to the effectiveness of the merger, the principal amounts of all outstanding convertible debt of Net Element owned by Enerfund, LLC, a Florida limited liability company (which is owned and controlled by Mike Zoi and totals $3.6 million) will be converted into 32,727,273 shares of Net Element Common Stock, which will be converted into 818,182 shares of NEI Common Stock in the merger and, immediately following the effectiveness of the merger, NEI will pay to Enerfund an amount, in cash, representing payment in full of all notes and payables of Net Element owed to Mike Zoi or any of his affiliates which are then outstanding (which, as of July 13, 2012, totaled approximately $7.5 million). In the case of Cazador, Mike Zoi, through Enerfund, has previously paid, on behalf of Cazador, $150,000 of Cazador's legal fees in connection with the merger agreement and the merger, and Mike Zoi has also agreed, through Enerfund, to pay, on behalf of Cazador, additional legal fees of Cazador up to a maximum of $250,000 if the merger is not consummated or is otherwise terminated or abandoned. If Enerfund would not have agreed to these payments, Cazador Sub Holdings, Ltd. would be liable for these payments. Cazador Sub Holdings, Ltd. is indirectly majority-owned by entities controlled by Francesco Piovanetti. The members of the Cazador board and the members of the Net Element board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the transactions contemplated thereby and in recommending to Cazador and Net Element shareholders, respectively, that the merger agreement be approved and adopted. These interests and other interests of Net Element’s and Cazador’s respective executive officers and directors are described in more detail in the section of this document entitled “The Business Combination — Interests of Officers and Directors in the Business Combination” beginning on page 143.

Material U.S. Federal Income Tax Consequences

Material U.S. Federal Income Tax Consequences of the Merger

As a condition to the completion of the merger, each of Reed Smith, tax counsel to Cazador, and Bilzin, tax counsel to Net Element, must have delivered an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization, Net Element shareholders will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Net Element Common Stock for shares of NEI Common Stock in the merger.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel will require and rely on representations and statements of Net Element, Cazador and their affiliates, which will be delivered at the time of the closing of the merger. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Neither Net Element nor Cazador intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinions.

Tax matters are very complicated, and the tax consequences of the merger to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, Cazador and Net Element urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 148.

Material U.S. Federal Income Tax Consequences of the Cazador Domestication

In the opinion of Reed Smith, tax counsel to Cazador, the Cazador domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Cazador domestication qualifies as a reorganization, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences” below) of Cazador Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:

•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of less than $50,000 on the day of the Cazador domestication will not recognize any gain or loss and will not be required to include any part of the “all earnings and profits amount” in income.
•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more but who on the day of the Cazador domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will recognize gain (but not loss) on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. As an alternative to recognizing gain, however, a U.S. holder may elect to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns, provided certain requirements are satisfied. Cazador does not expect that Cazador Cayman's cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication.
•	A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more, and who on the day of the Cazador domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will be required to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns. However, Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication.

Cazador Cayman should be considered a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. As a result, notwithstanding the foregoing U.S. federal income tax consequences of the Cazador domestication, proposed Treasury regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. holder to recognize gain on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of Cazador Cayman. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Cazador domestication, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Cazador Domestication — Passive Foreign Investment Company Considerations” beginning on page 151.

Additionally, the Cazador domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences” below) to become subject to U.S. withholding taxes on any dividends in respect of the shares of NEI Common Stock made subsequent to the Cazador domestication.

The tax opinion regarding the Cazador domestication will not address any state, local or foreign tax consequences of the Cazador domestication. The opinions will be subject to customary qualifications and assumptions, including that the Cazador domestication will be completed as described herein. In rendering the tax opinion, Reed Smith will require and rely on representations and statements of Cazador and their affiliates, which will be delivered at the time of the closing of the Cazador domestication. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the Cazador domestication could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Cazador does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Cazador domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinion.

Tax matters are very complicated, and the tax consequences of the Cazador domestication to a particular shareholder will depend on such shareholder’s circumstances. Accordingly, Cazador urges you to consult your tax advisor for a full understanding of the tax consequences of the Cazador domestication to you, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Cazador domestication, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Cazador Domestication” beginning on page 149.

Accounting Treatment

The Cazador Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Cazador Cayman as a result of Cazador domestication. The business, capitalization, assets and liabilities and financial statements of Cazador will be the same upon effectiveness of the Cazador domestication as they are prior to the Cazador domestication.

The Merger

The merger will be accounted for as a reverse recapitalization, whereby Net Element will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquiror of Cazador. Following the closing of the merger; (i) the current shareholders of Net Element will hold a majority of the issued and outstanding shares of NEI Common Stock, on a fully diluted basis, and, therefore, will have voting control of NEI; (ii) the senior management of Net Element will be the majority of the senior management of NEI; (iii) the majority of the NEI board will be appointed by Net Element; and (iv) Net Element’s operations will become the core business of the combined entity following completion of the merger.

Based on the above facts, the respective management of Cazador and Net Element believe that Cazador is not considered as the accounting acquiror, and therefore, the merger contemplated by the merger agreement will be accounted for as a reverse recapitalization. The accounting of the merger will be similar to that of a capital infusion, as the only significant pre-merger assets of Cazador consist of cash and cash equivalents. No intangible assets or goodwill will be recognized as a result of the merger; accordingly, Net Element will record the shares of NEI Common Stock issued in exchange for shares of Net Element Common Stock based on the carrying value of the assets and liabilities received as of the closing date of the merger.

Officers and Directors of NEI

Upon completion of the business combination, the following individuals have been designated as of the date of this joint proxy statement/prospectus to serve as directors and executive officers of NEI:

Name	Age	Position
Mike Zoi	46	Non-Executive Chairman
Francesco Piovanetti	37	Chief Executive Officer & Director
Dmitry Kozko	28	President & Director
David P. Kelley II	54	Independent Director
James Caan	71	Independent Director
Kenges Rakishev	32	Independent Director
Felix Vulis	56	Independent Director
Alberto Hernandez	36	Chief Operating Officer
Jonathan New	52	Chief Financial Officer
Curtis Wolfe	48	Secretary
Richard Lappenbusch	44	Executive Vice President & Chief Strategy Officer
Ivan Onuchin	36	Chief Technology Officer

For more information on the new directors and management of NEI, see “Post-Merger NEI Executive Officers and Directors” beginning on page 166.

Listing of NEI Common Stock

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trade under the symbol “CAZA.” On             , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $      per share. Cazador intends to apply to list the shares of NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

Comparison of Shareholder Rights

As a Result of the Cazador Domestication

The Cazador domestication will change Cazador's jurisdiction of incorporation from the Cayman Islands to Delaware and, as a result, Cazador’s organizational documents will change and will be governed by the DGCL rather than Cayman Islands law. There are differences between the governing corporate law of Cazador Cayman and NEI. Additionally, there are differences between the new organizational documents of NEI and the current organizational documents of Cazador Cayman. For example, while the Cazador Cayman Charter contains provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the NEI bylaws will not contain provisions similar to the business combination provisions in the Cazador Cayman Charter. However, holders of NEI Common Stock will have substantially similar voting rights because NEI will be subject to the provisions of Section 203 upon effectiveness of the Cazador domestication. See “Comparison of Shareholder Rights” beginning on page 184. However, Cazador’s business, assets and liabilities on a consolidated basis, as well as its principal business locations and fiscal year, will be the same upon completion of the Cazador domestication as they are prior to the Cazador domestication (following completion of the merger, Cazador will then change its principal business locations to those of Net Element).

For a summary of the material differences among the rights of holders of NEI Common Stock and holders of Cazador Ordinary Shares, see “Comparison of Shareholder Rights” beginning on page 184.

As a Result of the Merger

As a result of the merger, the holders of Net Element Common Stock will become holders of NEI Common Stock. Following the merger, Net Element shareholders will have different rights as shareholders of NEI than they had as shareholders of Net Element due to the different provisions of the governing documents of NEI and Net Element.

For a summary of the material differences among the rights of holders of NEI Common Stock and holders of Net Element Common Stock, see “Comparison of Shareholder Rights” beginning on page 184.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following table shows summary unaudited pro forma consolidated combined financial information regarding the financial condition and results of operations of the combined company after giving effect to the business combination. The summary unaudited pro forma consolidated combined balance sheets as of March 31, 2012 combines the historical consolidated balance sheets of Cazador and Net Element giving effect to the business combination as if it had occurred on March 31, 2012. The summary unaudited pro forma consolidated combined statements of operations for the fiscal year ended December 31, 2011 and for the three months ended March 31, 2012 combine the historical consolidated statements of operations of Cazador and Net Element giving effect to the business combination as if it had occurred on January 1, 2011.

The summary unaudited pro forma consolidated combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma consolidated combined financial statements of the combined company included elsewhere in this joint proxy statement/prospectus and the accompanying notes to those unaudited pro forma consolidated combined financial statements. The summary unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of Cazador and Net Element for the applicable periods, which have been included elsewhere in this joint proxy statement/prospectus.

The summary unaudited pro forma consolidated combined financial information has been prepared using two different assumptions: (i) that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter and (ii) that holders of 2,258,370, or approximately 49.09% of, Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt), which is a condition to close the merger.

The summary unaudited pro forma consolidated combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the date indicated. In addition, the summary unaudited pro forma consolidated combined financial information does not purport to project the future financial position or operating results of the combined company. Also, as explained in more detail in the accompanying notes to the unaudited pro forma consolidated combined financial statements, the merger will be accounted for as a reverse recapitalization, whereby Net Element will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquiror of Cazador. Following the closing of the merger; (i) the current shareholders of Net Element will hold a majority of the issued and outstanding shares of NEI Common Stock, on a fully diluted basis, and, therefore, will have voting control of NEI; (ii) the senior management of Net Element will be the majority of the senior management of NEI; (iii) the majority of the NEI board will be appointed by Net Element; and (iv) Net Element’s operations will become the core business of the combined entity following completion of the merger.

Therefore, in accordance with the applicable accounting guidance for a reverse capitalization, since Cazador is not determined to be the acquiror for accounting purposes, the accounting for the merger contemplated by the merger agreement will be similar to that of a capital infusion, as the only significant pre-merger assets of Cazador are cash and cash equivalents, which are already recognized by Cazador at fair value. No intangible assets or goodwill will be recognized as a result of the accounting for the merger. Net Element will record the shares of NEI Common Stock issued in exchange for shares of Net Element Common Stock based on the value of the assets and liabilities of Cazador as of the closing date of the merger.

Pro forma balance sheet data (in USD)Unaudited

	As of March 31, 2012
	Assuming no redemptions(1)	Assuming minimum funds remaining(2)
Cash and cash equivalents	$42,269,880	$19,604,880
Total assets	43,974,595	21,309,595
Total liabilities	1,612,097	1,612,097
Total stockholders' equity	42,362,498	19,697,498

(1)	Assumes that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter.
(2)	Assumes that the holders of 2,258,370, or 49.09% of Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt), pursuant to the merger agreement. These shares shall be redeemed at a price of $10.036 per share calculated as shown below.

Net proceeds placed in trust	$46,165,000
Add: Cumulative interest income	58,713
Less: Maximum allowable formation and operating costs	(58,713)
Total funds attributable to common shareholders	$46,165,000
Public shares outstanding	4,600,000
Estimated redemption value per share	$10.036

Pro forma statements of operations data (in USD) — Unaudited

	Historical		Year ended December 31, 2011
(in USD)	Net Element for the year ended December 31, 2011	Cazador for the year ended December 31, 2011	Adjustments	Assuming no redemptions(1)	Adjustments	Assuming minimum funds remaining(2)
Net Revenues	$183,179	$—	$—	$183,179	$—	$183,179
Operating Expenses
Cost of revenues	596,389	—	—	596,389	—	596,389
Formation and operating costs	—	715,827	—	715,827	—	715,827
Business development	385,714	—	—	385,714	—	385,714
General and administrative	23,831,750	—	—	23,831,750	—	23,831,750
Product development	113,159	—	—	113,159	—	113,159
Depreciation and amortization	311,939	—	—	311,939	—	311,939
Total operating expenses	25,238,951	715,827	—	25,954,778	—	25,954,778
Loss from operations	(25,055,772)	(715,827)	—	(25,771,599)	—	(25,771,599)
Non-operating expense
Interest income (expense)	(171,319)	38,338	—	(132,981)	—	(132,981)
Other income (expense)	(45,942)	—	—	(45,942)	—	(45,942)
Loss before income tax provision	(25,273,033)	(677,489)	—	(25,950,522)	—	(25,950,522)
Income tax provision	—	—	—	—	—	—
Net loss from operations	(25,273,033)	(677,489)	—	(25,950,222)	—	(25,950,522)
Net loss attributable to the noncontrolling interest	419,933	—	—	419,933	—	419,933
Net loss	(24,853,100)	(677,489)	—	(25,530,589)	—	(25,530,589)
Other comprehensive income
Foreign currency translation gain	(124)	—	—	(124)	—	(124)
Comprehensive loss	$(24,853,224)	$(677,489)	$—	$(25,530,713)	$—	$(25,530,713)
Net loss per share – basic and diluted	$(0.03)	$(0.12)		$(0.88)		$(0.95)
Weighted average number of common shares outstanding – basic and diluted	723,012,194	5,750,000	(699,682,441)	29,079,753	(701,940,811)	26,821,383

	Historical		Three months ended March 31, 2012
(in USD)	Net Element for the three months ended March 31, 2012	Cazador for the three months ended March 31, 2012	Adjustments	Assuming no redemptions(1)	Adjustments	Assuming minimum funds remaining(2)
Net Revenues	$74,810	$—	$—	$74,810	$—	$74,810
Operating Expenses
Cost of revenues	100,585	—	—	100,585	—	100,585
Formation and operating costs	—	196,495	—	196,495	—	196,495
Business development	185,519	—	—	185,519	—	185,519
General and administrative	1,641,516	—	—	1,641,516	—	1,641,516
Product development	50,711	—	—	50,711	—	50,711
Depreciation and amortization	68,663	—	—	68,663	—	68,663
Total operating expenses	2,046,994	196,495	—	2,243,489	—	2,243,489
Loss from operations	(1,972,184)	(196,495)	—	(2,168,679)	—	(2,168,679)
Non-operating expense
Interest income (expense)	(72,674)	6,292	—	(66,382)	—	(66,382)
Other income (expense)	(411,225)	—	—	(411,225)	—	(411,225)
Loss before income tax provision	(2,456,083)	(190,203)	—	(2,646,286)	—	(2,646,286)
Income tax provision	—	—	—	—	—	—
Net loss from operations	(2,456,083)	(190,203)	—	(2,646,286)	—	(2,646,286)
Net loss attributable to the noncontrolling interest	72,088	—	—	72,088	—	72,088
Net loss	(2,383,995)	(190,203)	—	(2,574,198)	—	(2,574,198)
Other comprehensive income
Foreign currency translation gain	100	—	—	100	—	100
Comprehensive loss	$(2,383,895)	$(190,203)	$—	$(2,574,098)	$—	$(2,574,098)
Net loss per share – basic and diluted	$(0.00)	$(0.03)		$(0.09)		$(0.09)
Weighted average number of common shares outstanding – basic and diluted	752,792,562	5,750,000	(728,718,300)	29,824,262	(730,976,670)	27,565,892

(1)	Assumes that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter.
(2)	Assumes that the holders of 2,258,370, or 49.09% of Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt), pursuant to the merger agreement.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share data for Cazador and Net Element and unaudited pro forma combined per share ownership information after giving effect to the business combination, assuming that no holders of Public Cazador Ordinary Shares exercise their redemption rights. Cazador is providing this information to assist you in your analysis of the financial aspects of the business combination. The historical information should be read in conjunction with “Selected Consolidated Historical Financial Data of Cazador,” and “Selected Consolidated Historical Financial Data of Net Element” included elsewhere in this joint proxy statement/prospectus and the historical consolidated and combined financial statements of Cazador and Net Element and the related notes thereto included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited consolidated combined pro forma financial data and related notes included elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma consolidated per share information does not purport to represent what the actual results of operations of Cazador and Net Element would have been had the business combination been completed or to project Cazador’s results of operations that may be achieved after the business combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Cazador and Net Element would have been had the business combination been completed nor the book value per share for any future date or period.

Pro forma balance sheets data (in USD) — Unaudited

	As of December 31, 2011	As of March 31, 2012
Cazador Acquisition Corporation, Ltd. – Historical
Loss per share from continuing operations:
Basic and diluted	$(0.12)	$(0.03)
Cash dividends declared per share	$—	$—
Book value per share	$3.95	$3.91
Net Element, Inc.
Loss per share from continuing operations:
Basic and diluted	$(0.03)	$—
Cash dividends declared per share	$—	$—
Book value per share	$(0.01)	$(0.01)

	As of December 31, 2011		As of March 31, 2012
	Assuming no redemptions(1)	Assuming minimum funds remaining(2)	Assuming no redemptions(1)	Assuming minimum funds remaining(2)
Net Element International, Inc. – Unaudited Pro Forma Combined per Share Data
Loss per share from continuing operations:
Basic and diluted	$(0.88)	$(0.95)	$(0.09)	$(0.09)
Cash dividends declared per share(3)	—	—	—	—
Book value per share	N/A	N/A	$1.42	$0.71
Number of shares of common stock outstanding upon consummation of the business combination	30,162,598	27,904,228	30,162,598	27,904,228
Weighted average common shares outstanding	29,079,753	26,821,383	29,824,262	27,565,892

(1)	Assumes that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter.
(2)	Assumes that the holders of 2,258,370, or 49.09% of Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account, pursuant to the merger agreement.
(3)	Assumes that no cash amounts would have been distributed had the business combination taken place as of January 1, 2011.

MARKET PRICE AND DIVIDEND INFORMATION

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trades under the symbol “CAZA.” On June 11, 2012, which was the date immediately preceding the public announcement of the merger, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $9.87 per share. On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $      per share. Cazador intends to apply to list the shares of NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

The Net Element Common Stock is quoted on the OTCQB electronic quotation system under the symbol “NETE.” On June 11, 2012, which was the date immediately preceding the public announcement of the merger, the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system was $0.10 per share. On            , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system was $      per share.

The following table sets forth, for the periods indicated, the high and low sales prices per Cazador Ordinary Share and per share of Net Element Common Stock on The NASDAQ Capital Market and the OTCQB electronic quotation system, respectively.

Quarter Ended	Cazador Units		Cazador Common Stock		Cazador Warrants
	Low	High	Low	High	Low	High
March 31, 2011	9.92	10.07	9.60	9.80	0.35	0.46
June 30, 2011	9.95	10.02	9.64	9.70	0.35	0.53
September 30, 2011	9.86	10.03	9.65	9.75	0.30	0.40
December 31, 2011	9.95	10.00	9.67	9.78	0.20	0.25
March 31, 2012	9.97	10.05	9.76	9.88	0.18	0.32
June 30, 2012	10.02	10.09	9.85	9.93	0.15	0.35

Quarter Ended	Net Element Common Stock
	Low	High
June 30, 2012	0.06	0.25
March 31, 2012	0.15	0.40
December 31, 2011	0.03	0.60
September 30, 2011	0.01	1.05
June 30, 2011	0.06	0.55
March 31, 2011	0.01	0.55
December 31, 2010*	0.01	0.03
September 30, 2010*	0.01	0.09
June 30, 2010*	0.09	0.15
March 31, 2010*	0.15	0.15

*	Note: On November 11, 2010, the Net Element board adopted a resolution changing Net Element’s fiscal year end from March 31 to December 31.

Neither Cazador nor Net Element has paid dividends on the Cazador Ordinary Shares or Net Element Common Stock, respectively, during 2012 or 2011, and neither company has any current intention of doing so.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote or instruct your vote to be cast to approve the proposals described in this joint proxy statement/prospectus.

Risks Factors Relating to Cazador

Cazador may not be able to consummate an initial business combination within the required time frame, in which case, it would be forced to distribute the trust account proceeds and liquidate its trust account.

The Cazador Cayman Charter provides that if after 24 months (since the period to complete Cazador’s business combination has been extended because it has, prior to April 14, 2012, entered into a non-binding letter of intent with respect to an initial business combination) from the consummation of Cazador’s initial public offering, or October 14, 2012, it has not consummated an initial business combination, Cazador will be required to repurchase all of the Public Cazador Ordinary Shares and liquidate the trust account and distribute the proceeds pro rata to the holders of Public Cazador Ordinary Shares in return for such shares (which will be subsequently cancelled upon completion of the redemption of such shares). This provision may not be amended except with consent of 66.66% of the issued and outstanding Public Cazador Ordinary Shares voting in person or by proxy at a meeting in which the holders of 95% of the outstanding Public Cazador Ordinary Shares must be present in order to constitute a quorum.

Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day immediately prior to the vote on the proposals to approve the business combination.

If both the Cazador merger proposal and the Cazador domestication proposal are not approved by Cazador’s shareholders, Cazador will not complete the business combination and may not be able to consummate an alternative business combination within the required time frame, either due to insufficient time or insufficient operating funds.

If Cazador is forced to liquidate its trust account before the completion of an initial business combination and distribute the trust account, holders of Public Cazador Ordinary Shares may receive less than $10.00 per share and Cazador’s warrants may expire worthless.

If Cazador fails to complete an initial business combination prior to October 14, 2012, it will notify the holders of Public Cazador Ordinary Shares that it will compulsorily repurchase all Public Cazador Ordinary Shares using the proceeds in the trust account.

In these circumstances, the per-share repurchase distribution may be less than $10.00 because of the expenses of Cazador’s initial public offering, Cazador’s general and administrative expenses and the anticipated costs of seeking an initial business combination. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. If Cazador is unable to conclude its initial business combination, the actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036. Furthermore, there will be no distribution with respect to Cazador’s outstanding warrants.

Cazador may proceed with the business combination only if it has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt).

The Cazador Cayman Charter requires Cazador to provide all of Cazador’s shareholders with an opportunity to redeem all of their shares in connection with the consummation of any initial business combination. Under the Cazador Cayman Charter, Cazador may proceed with an initial business combination even if holders of Public Cazador Ordinary Shares, owning, in the aggregate, up to 49.9% of the Public Cazador Ordinary Shares (minus one Public Cazador Ordinary Share) exercise their redemption rights. Notwithstanding the foregoing, however, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and pay-off of related party debt). If more than approximately 49.09% of the outstanding Public Cazador Ordinary Shares exercise their redemption rights, the trust account would have less than $23.5 million of cash. Consequently, despite the provisions of the Cazador Cayman Charter, if approximately 49.09% or more of the outstanding Public Cazador Ordinary Shares exercise their redemption rights, Cazador would not proceed with such redemption, would not close the merger and may instead search for an alternate business combination. See also the risk factor above titled “Cazador may have insufficient time or funds to complete an alternative business combination if the business combination is not approved by Cazador’s shareholders or the business combination is otherwise not completed.”

A holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares.

In connection with the shareholder approval of the business combination, Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Notwithstanding the foregoing, as set forth in the Cazador Cayman Charter, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares. Accordingly, if holders of Public Cazador Ordinary Shares, alone or as part of such a partnership, syndicate or group, hold more than 10% of the Public Cazador Ordinary Shares, such shareholders will not be able to seek redemption rights with respect to the full amount of the Public Cazador Ordinary Shares held by them and may be forced to hold such additional shares or sell them in the open market. Cazador cannot assure you that the value of such additional shares will appreciate over time or that the market price of your Public Cazador Ordinary Shares will exceed the per-share redemption price.

Subsequent to Cazador’s consummation of the business combination, Cazador may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on Cazador’s financial condition, results of operations and Cazador’s stock price, which could cause you to lose some or all of your investment.

Although Cazador has conducted extensive due diligence on Net Element, Cazador cannot assure you that this diligence revealed all material issues that may be present in Net Element’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Net Element’s and Cazador’s control will not later arise. As a result, Cazador may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if Cazador’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Cazador’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Cazador’s liquidity, the fact that Cazador reports charges of this nature could contribute to negative market perceptions about Cazador or its securities.

If third parties bring claims against Cazador, the proceeds held in the trust account could be reduced and the per-share price from the liquidation of the trust account received by holders of Public Cazador Ordinary Shares may be less than $10.00.

Cazador’s placing of funds in the trust account may not protect those funds from third party claims against Cazador. Although Cazador seeks to have all vendors and service providers it engages, and prospective target businesses with which it negotiates, and other entities with which it does business, execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of holders of Public Cazador Ordinary Shares, there is no guarantee that they will execute such agreements and the execution of such an agreement is not a condition to Cazador’s doing business with anyone. Furthermore, there is no guarantee that, even if such entities execute such agreements with Cazador, they will not seek recourse against the trust account, nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Cazador and will not seek recourse directly or indirectly against the trust account for any reason. There is also no guarantee that a court would uphold the validity of such agreements. Further, Cazador could be subject to claims from parties not in contract with Cazador who have not executed a waiver, such as a third party claiming tortious interference as a result of the proposed business combination.

Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of holders of Public Cazador Ordinary Shares and, as a result, the per-share price from the liquidation of the trust account could be less than $10.00 due to claims of such creditors. If Cazador distributes amounts held in trust to holders of Public Cazador Ordinary Shares pursuant to the exercise of shareholder redemption rights in connection with the business combination, or if Cazador liquidates the trust account before the completion of its initial business combination, each of Cazador’s Sponsor and Cazador’s management, Arco Capital Management LLC, or ACM, has agreed that it will be jointly and severally liable, by means of direct payment to the trust account, to ensure that the amount in the trust account is not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Cazador for services rendered or contracted for or products sold to Cazador. However, there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver or (2) as to any claims under Cazador’s indemnity of the underwriters of Cazador’s initial public offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Based upon representations from Cazador’s Sponsor that it will have sufficient funds available to satisfy its indemnification obligations to Cazador, Cazador believes that the Sponsor and ACM will be able to satisfy any indemnification obligations that may arise given the limited nature of the obligations. Cazador has questioned the Sponsor with respect to its financial net worth and reviewed its financial information and believes that the Sponsor will be able to satisfy any indemnification obligations that may arise. However, Cazador cannot assure you that they will be able to satisfy those obligations. Therefore, Cazador cannot assure you that the per-share distribution from the trust account, if Cazador liquidates the trust account, will not be less than $10.00, plus interest, due to such claims.

Additionally, if Cazador becomes insolvent or a petition to wind up Cazador is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable Cayman Islands insolvency law, and may be included in Cazador’s insolvent estate and subject to the claims of third parties with priority over the claims of holders of Public Cazador Ordinary Shares (including claims of holders of Public Cazador Ordinary Shares for amounts owed to them as a result the redemption or repurchase of Public Cazador Ordinary Share). To the extent any insolvency claims deplete the trust account, Cazador cannot assure you that it will be able to return to holders of Public Cazador Ordinary Shares at least $10.00 per share.

Cazador’s shareholders may be held liable for claims by third parties against Cazador to the extent of distributions received by them.

If Cazador fails to complete an initial business combination prior to October 14, 2012, it will notify holders of Public Cazador Ordinary Shares that it will compulsorily repurchase all Public Cazador Ordinary Shares using the proceeds in the trust account.

To the extent any claims deplete the trust account, Cazador cannot assure you that it will be able to return to holders of Public Cazador Ordinary Shares at least $10.00 per share. In addition, under certain limited circumstances, distributions received by holders of Public Cazador Ordinary Shares could be viewed by applicable laws (including insolvency laws and certain equitable and/or restitution principles) as either fraudulent transfers or mistaken or otherwise wrongful payments. In those circumstances, a Cayman Islands court could order that amounts received by holders of Public Cazador Ordinary Shares be repaid to Cazador.

Because Cazador is currently incorporated under the laws of the Cayman Islands, holders of Cazador Ordinary Shares may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.

Cazador is a company incorporated under the laws of the Cayman Islands. In addition, some of its directors and officers are nationals or residents of jurisdictions other than the U.S. and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon Cazador’s directors or executive officers, or enforce judgments obtained in the U.S. courts against Cazador’s directors or officers.

Cazador’s corporate affairs are currently governed by the Cazador Cayman Charter (which is included as Annex B to this joint proxy statement/prospectus and incorporated by reference), the Companies Law (2011 Revision) of the Cayman Islands and other statutes (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders (including shareholder derivative actions) and the fiduciary responsibilities of Cazador’s directors to Cazador under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of Cazador’s shareholders and the fiduciary responsibilities of Cazador’s directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the U.S. Moreover, the Cayman Islands has a less prescriptive body of securities laws as compared to the U.S., and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the U.S.

Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a foreign court of competent jurisdiction;
•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;
•	is final;
•	is not in respect of taxes, a fine or a penalty; and
•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

As a result of all of the above, holders of Public Cazador Ordinary Shares may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company. Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. However, there can be no assurance that the Cazador domestication will be approved by Cazador’s shareholders.

If Cazador is deemed to be a taxpayer in a particular jurisdiction, it may increase Cazador’s tax liability.

Due to Cazador’s activities spanning several countries, there is the possibility that it may be deemed to be taxable in a given jurisdiction, which may increase its tax liability, reduce its after-tax income and reduce the amount held in the trust account.

Cazador’s working capital will be reduced if holders of Public Cazador Ordinary Shares exercise their right to redeem their shares for cash, which reduced working capital may adversely affect Cazador’s business and future operations.

Pursuant to the Cazador Cayman Charter, Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. The actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares.

As per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). No assurances can be given that such amount will be sufficient to meet Cazador’s post-business combination working capital requirements. If the amount remaining in the trust account after any redemptions is insufficient to fund Cazador’s post-business combination working capital requirements, Cazador would need to seek to borrow funds necessary to satisfy such requirements. Cazador cannot assure you that such funds would be available to Cazador on terms favorable to it or at all. If such funds were not available to Cazador, it may adversely affect Cazador’s operations and profitability.

Cazador may only be able to complete one business combination with the proceeds of its initial public offering, which will cause Cazador to be solely dependent on a single business which may have a limited number of products or services.

Cazador’s initial business combination must be with one or more target businesses having an aggregate fair market value of at least 80% of the balance in the trust account at the time of such acquisition plus any amounts previously distributed to shareholders who have exercised their shareholder redemption rights. Additionally, Cazador must acquire at least a controlling interest in a target business (meaning more than 50% of the voting securities of such target business), although after consummating a business combination with a target business, holders of Cazador Ordinary Shares may own less than a majority of the voting securities of the combined businesses. However, Cazador may not be able to acquire more than one target business because of various factors, including the existence of complex accounting issues and the requirement that Cazador prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis. Because Cazador’s only contemplated business combination is a merger with a single entity, Net Element, Cazador may not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the current prospects for Cazador’s success will be solely dependent upon the performance of a single business, Net Element.

Cazador’s lack of diversification may further subject it to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon Net Element’s business and may expose Cazador to higher risk than other entities that have the resources to complete several business combinations or that have diversified operations.

Risks Factors Relating to Net Element

Net Element’s financial condition creates doubt whether it will continue as a going concern. If Net Element does not continue as a going concern, investors may lose their entire investment.

Since Net Element’s inception, it has incurred significant operating losses, and, as of March 31, 2012, Net Element had an accumulated deficit of approximately $53.7 million and a working capital deficit of approximately $2.1 million. Net Element incurred net losses totaling $2.4 million for the three months ended March 31, 2012 and $24.9 million for the year ended December 31, 2011. Net Element’s independent registered public accounting firm, in its report for the fiscal years ended December 31, 2011 and 2010, included an emphasis of matter paragraph regarding the substantial doubt about Net Element’s ability to continue as a going concern. While Net Element believes it has sufficient capital resources to fund its current operations through most of the third fiscal quarter of 2012, it will require additional capital to develop its business operations. Net Element has historically been dependent upon TGR Capital, LLC, Enerfund and its Chairman and Chief Executive Officer, Mike Zoi (as a result of his controlling interests in TGR Capital, LLC and Enerfund), to fund Net Element’s operations and Net Element is exploring additional sources of financing in order to meet its financial requirements. As of the date of this joint proxy statement/prospectus, management of Net Element expects that its cash flows from operations and remaining proceeds from a $2 million investment in Net Element by Igor Yakovlevich Krutoy, which was received on June 6, 2012, will be sufficient to meet Net Element’s financial requirements through most of the third fiscal quarter of 2012. Net Element currently believes that it will require an additional $13.7 million in financing to continue operations as currently conducted and to pay for currently anticipated capital expenditures over the next 12 months. Additional funds may be raised through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms satisfactory to Net Element will be available or otherwise occur. Debt financing must be repaid regardless of whether Net Element generates revenues or cash flows from operations and may be secured by substantially all of Net Element’s assets. Any equity financing or debt financing that requires the issuance of equity securities or warrants to the lender would cause the percentage ownership by Net Element’s current stockholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing stockholders. If such financings are not available when required or are not available on acceptable terms, Net Element may be unable to implement its business plans or take advantage of business opportunities, any of which could have a material adverse effect on Net Element’s business, financial condition, results of operations and/or prospects and may ultimately require Net Element to suspend or cease operations, which could cause investors in Net Element to lose the entire amount of their investment.

Net Element has a limited operating history upon which an evaluation of its prospects can be made. For that reason, it would be difficult for a potential investor to judge Net Element’s prospects for success.

Since April 1, 2010, Net Element has pursued a strategy to develop and acquire applications, services and technologies for use in its Internet media products and services. Net Element completed its first significant acquisition in furtherance of that strategy on December 14, 2010. There can be no assurance that Net Element’s future proposed operations will be implemented successfully or that it will ever have profits. If Net Element is unable to successfully develop its operations, holders of Net Element Common Stock may lose their entire investment. Net Element faces all of the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including the need for significant additional capital requirements and management’s potential underestimation of initial and ongoing costs. As a new business, Net Element may encounter delays and other problems in connection with developing its Internet websites, technologies and operations. Net Element also faces the risk that it may not be able to effectively implement its business plans and strategies. In evaluating Net Element’s business and prospects, these difficulties should be considered. If Net Element is not effective in addressing these risks, it will not operate profitably and it may not have adequate working capital to meet its obligations as they come due.

Net Element’s management has identified continued material weaknesses in its internal controls as of December 31, 2011, which, if not properly remedied, could result in material misstatements in Net Element’s financial statements.

A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Net Element’s annual or interim financial statements will not be prevented or detected on a timely basis. As described in Item 9A of Net Element’s Annual Report on Form 10-K for the year ended December 31, 2011, Net Element’s management has identified the following material weaknesses in its internal control over financial reporting as of December 31, 2011: (i) inadequate written policies and procedures; (ii) inadequate segregation of duties related to job responsibilities for initiating, authorizing, and recording of certain transactions; (iii) Net Element does not have a functioning audit committee; (iv) Net Element has deficiencies in its testing of internal controls; (v) Net Element has limited financial personnel, information technology infrastructure and other resources; and (vi) Net Element’s management has limited ability to monitor the design and operating effectiveness of Net Element’s internal controls. These material weaknesses impede the ability of Net Element’s management to implement remedial measures and oversee Net Element’s internal control over financial reporting on a consistent basis. Net Element’s management intends to focus its remediation efforts in the near term on installing a new financial system and documenting formal policies and procedures surrounding transaction processing, period-end account analyses and providing for additional review and monitoring procedures and periodically assess the need for additional accounting resources as Net Element’s business develops and resources permit. If Net Element is not able to adequately address the material weaknesses in its internal controls, it is possible that a material misstatement of Net Element’s annual or interim financial statements will not be timely prevented or detected. Any failure in preventing or detecting a material misstatement of Net Element’s annual or interim financial results could have a material adverse effect on Net Element’s stock price and on Net Element’s results of operations, could make it more difficult for Net Element to obtain additional financing as needed and could have additional material adverse consequences.

Failure by Net Element to successfully develop the business of its subsidiary TOT Money may harm Net Element's revenue and business prospects.

Net Element recently formed its subsidiary OOO TOT Money (a Russian limited liability company) in June 2012 to adapt the existing revenue sharing platform used in Openfilm.com to a mobile commerce payment platform. Net Element plans to increasingly generate most of its revenues from the mobile commerce payment platform being developed by TOT Money. TOT Money initially plans to launch operations in Russia, using its mobile commerce payment platform to facilitate payments using SMS (short message services, which is a text messaging service). The SMS payment processing market in Russia is primarily controlled by four companies, each of which is substantially larger than Net Element, has more established operations than Net Element and has significantly greater resources than Net Element. In order to successfully enter that market, Net Element must convince mobile phone carriers and content providers to use TOT Money's platform over competitive platforms that may already be in use. Failure to successfully develop TOT Money's payment processing platform and enter into contracts with mobile phone carriers and content providers to use that platform may harm Net Element's revenue and business prospects.

Net Element relies on traffic to its Internet websites from search engines like Google, Yahoo! and Bing. If Net Element’s websites fail to rank prominently in unpaid search results, traffic to Net Element’s websites could decline (or may not increase to the extent desired), which could adversely affect Net Element’s business prospects.

Net Element’s success depends in part on its ability to attract users of its websites through unpaid Internet search results on search engines like Google, Yahoo! and Bing. The number of users Net Element attracts to its websites from search engines is due in large part to how and where its websites rank in unpaid search results. These rankings can be affected by a number of factors, many of which are not in Net Element’s direct control, and they may change frequently. For example, a search engine may change its ranking algorithms, methodologies or design layouts. As a result, links to Net Element’s websites may not be prominent enough to drive traffic to such websites, and Net Element may not know how to, or otherwise be in a position to, influence the results. In some instances, search engine companies may change these rankings in order to promote their own competing products or services or the products or services of one or more of Net Element’s competitors. Net Element’s websites have experienced fluctuations in search result rankings in the past, and Net Element anticipates fluctuations in the future. Any reduction in the number of users directed to Net Element’s websites (or failure to increase the number of users directed to such websites) could adversely affect Net Element’s business prospects and results of operations.

Failure by Net Element to generate and maintain sufficient high quality content on its websites may negatively affect the amount of traffic to those websites and, as a result, adversely affect Net Element’s revenue and business prospects.

Net Element’s success depends in part on its ability to provide consumers with high quality content on its websites. However, Net Element may not be able to provide users the information they seek if the information on Net Element’s websites is not up-to-date. If Net Element is unable to provide consumers with the information they seek, or if they can find equivalent content on other websites or publications, they may stop or reduce their use of Net Element’s websites or Net Element may not be able to increase their use of Net Element’s websites. If Net Element’s user traffic declines, Net Element may have more difficulty attracting third parties to advertise on such websites, which would negatively affect Net Element’s revenue and business prospects.

If Net Element fails to increase the number of advertisers on its websites, Net Element’s revenue and business prospects will be harmed.

In the year ended December 31, 2011, substantially all of Net Element’s revenues were generated by the sale of premium services (subscription and pay per view fees), licensing fees (primarily from Launchpad) and advertising. However, in the future, Net Element plans to increasingly generate more of its revenues from advertising. As a result, Net Element’s ability to grow its business depends in part on its ability to maintain and expand its base of viewers and advertisers on its websites. To do so, Net Element must convince prospective advertisers of the benefits of Net Element’s product and services offerings, including those who may not be familiar with Net Element’s products or services. Net Element must also convince existing and prospective advertisers alike that Net Element’s advertising products and services will benefit them. Many of these businesses may be more accustomed to using more traditional methods of advertising, such as newspapers, magazines or print yellow pages directories. Failure to maintain and expand Net Element’s base of advertisers on Net Element’s websites could harm Net Element’s revenue and business prospects.

Net Element may experience attrition in its advertisers in the ordinary course of business resulting from several factors, including losses to competitors, lower priced competitors, perceptions that Net Element’s advertising solutions are unnecessary or ineffective, declining advertising budgets, closures and bankruptcies. If Net Element’s advertisers increase their rates of non-renewal or if Net Element experiences significant advertiser attrition or contract breach, or if Net Element is unable to attract new advertisers in numbers greater than the number of advertisers that it loses, Net Element’s client base will decrease and Net Element’s business prospects, financial condition and results of operations would be negatively affected.

Net Element expects to face increased competition in the market for attracting advertisers to its websites.

The market for attracting advertisers on Internet websites is intensely competitive and rapidly changing. With the ongoing emergence of new technologies and market entrants, competition is likely to intensify in the future. Net Element’s competitors include, among others, offline media companies and service providers; newspaper, television, and other media companies; Internet search engines, such as Google, Yahoo! and Bing; and various other online service providers. Net Element’s competitors may enjoy competitive advantages, such as greater name recognition, longer operating histories, substantially greater market share, larger existing user bases and substantially greater financial, technical and other resources. Net Element’s competitors may use these advantages to offer products or services similar to those of Net Element at a lower price, develop different products or services to compete with Net Element’s current solutions and respond more quickly and effectively than Net Element does to new or changing opportunities, technologies, standards or client requirements. In particular, major Internet companies, such as Amazon, Google, Facebook, Yahoo! and Microsoft may be more successful than Net Element in developing and marketing online advertising offerings, and many of Net Element’s advertisers and potential advertisers may choose to purchase online advertising services from these or other competitors and may reduce their purchases of Net Element’s products and services. In addition, many of Net Element’s current and potential competitors have established marketing relationships with and access to larger client bases. As the market for online advertising increases, new competitors, business models and solutions are likely to emerge. For all of these reasons, Net Element may be unable to grow or maintain the number of businesses that use its advertising solutions, in which case its business prospects, financial condition and results of operations will be negatively affected.

If Net Element fails to adequately protect or enforce its intellectual property rights, competitors may create and market products and services similar to those of Net Element. In addition, Net Element may be subject to intellectual property litigation and infringement claims by third parties.

Net Element’s ability to compete effectively is dependent in part upon the proprietary nature of its technologies and software platform. Net Element generally intends to rely on a combination of trade secret, copyright, trademark and patent law to protect its proprietary rights in its intellectual properties. Net Element has applied for patents and it owns trademarks through its wholly-owned subsidiary, NetLab Systems IP LLC, and certain of its operating subsidiaries have license arrangements to use those inventions, technologies and services. Although Net Element attempts to protect its proprietary technologies through trade secrets, patents, trademarks and license and other agreements, these may be insufficient. In addition, if Net Element licenses its software to non-U.S. countries, because of differences in foreign laws concerning proprietary rights, Net Element’s intellectual properties may not receive the same degree of protection in non-U.S. countries as they would in the United States. Although Net Element’s subsidiaries and other customers will utilize Net Element’s proprietary software in object code form, no assurance can be given that unauthorized third parties will not be able to copy such software. Net Element may not always be able to successfully protect or enforce its proprietary properties against competitors, which may materially adversely affect Net Element’s business prospects, financial condition and results of operations. In addition, there can be no assurance that Net Element’s competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to those of Net Element, which also could materially adversely affect Net Element’s business prospects, financial condition and results of operations.

In addition, although Net Element does not believe that its intellectual properties infringe the rights of others and while to date Net Element has not been subject to such claims, it may be exposed to, or threatened with, future litigation by other parties alleging that Net Element’s technologies infringe their intellectual property rights. Any intellectual property claims, regardless of their merit, could be time consuming, expensive to litigate or settle and could divert management resources and attention. An adverse determination in any intellectual property claim could require Net Element to pay damages and/or stop using its technologies and other material found to be in violation of another party’s rights and could prevent Net Element from licensing its technologies to others. In order to avoid these restrictions, Net Element may have to seek a license. Such a license may not be available on reasonable terms, could require Net Element to pay significant license fees and may significantly increase Net Element’s operating expenses. A license also may not be available to Net Element at all. As a result, Net Element may be required to use and/or develop non-infringing alternatives, which could require significant effort and expense. If Net Element cannot obtain a license or develop alternatives for any infringing aspects of its business, it may be forced to limit its technologies and may be unable to compete effectively. Any of these adverse consequences could have a material adverse effect on Net Element’s business prospects, financial condition and results of operations.

Further, from time to time Net Element may be engaged in disputes regarding the licensing of its intellectual property rights, including matters related to the terms of its licensing arrangements. These types of disputes can be asserted by Net Element’s licensees or prospective licensees or by other third parties as part of negotiations with Net Element or in private actions seeking monetary damages or injunctive relief or in regulatory actions. Requests for monetary and injunctive remedies asserted in claims like these could be material and could have a significant impact on Net Element’s business prospects. Any disputes with Net Element’s licensees, potential licensees or other third parties could materially adversely affect Net Element’s business prospects, financial condition and results of operations.

Acquisition activities could result in operating difficulties, dilution to Net Element’s shareholders and other harmful consequences.

Net Element has built its current business primarily through acquisitions of intellectual property and other assets. Net Element intends to selectively pursue strategic acquisitions in the future. Future acquisitions could divert management’s time and focus from operating Net Element’s business. In addition, integrating an acquired company, business or technology is risky and may result in unforeseen operating difficulties and expenditures. Foreign acquisitions also involve unique risks related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

Net Element may not accurately assess the value or prospects of acquisition candidates, and the anticipated benefits from Net Element’s future or even past acquisitions may not materialize. In addition, future acquisitions or dispositions could result in potentially dilutive issuances of Net Element’s equity securities, including Net Element Common Stock, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could negatively affect Net Element’s financial condition.

Poor perception of Net Element’s brand, business or industry could harm its reputation and adversely affect its business prospects, financial condition and results of operations.

The success of Net Element’s business depends in part on its reputation within its industries and with consumers. Because Net Element’s business is transforming traditional content creation and distribution models and is therefore not easily understood by casual observers, Net Element’s brand, business and reputation is vulnerable to poor perception. For example, perception that the quality of Net Element’s content may not be the same or better than that of other published Internet content, even if baseless, can damage Net Element’s reputation. Net Element may be the subject of unflattering reports in blogs, video blogs and the media about its business and its business model. While disruptive businesses are often criticized early on in their life cycles, Net Element believes its business may be more frequently targeted than most because of the nature of the business it is disrupting — namely the traditional broadcast, print and publication media. Any damage to Net Element’s reputation could harm Net Element’s ability to obtain and retain contracts with mobile phone carriers, content providers, advertisers and other customers, which could materially adversely affect its results of operations, financial condition and business.

The expansion of Net Element’s owned and operated websites into new areas of consumer interest, products, services and technologies subjects it to additional business, legal, financial and competitive risks.

An important element of Net Element’s business strategy is to grow its network of owned and operated websites to cover new areas of consumer interest, expand into new business lines and develop additional services, products and technologies. In directing its focus into new areas, Net Element faces numerous risks and challenges, including increased capital requirements, long development cycles, new competitors and the requirement to develop new strategic relationships. Net Element cannot assure you that its strategy will result in increased net revenues or net income. Furthermore, growth into new areas may require changes to Net Element’s existing business model and cost structure, modifications to its infrastructure and exposure to new regulatory and legal risks, any of which may require expertise in areas in which Net Element has little or no experience. If Net Element cannot generate revenue as a result of its expansion into new areas that are greater than the cost of such expansion, Net Element’s operating results could be adversely affected.

Net Element may not timely and effectively scale and adapt its existing technology and network infrastructure to ensure that its websites are accessible.

It is important to Net Element’s success that users in all geographies be able to access Net Element’s websites at all times. Net Element has previously experienced, and may experience in the future, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints due to an overwhelming number of users accessing Net Element’s platform simultaneously, and denial of service or fraud or security attacks. In some instances, Net Element may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of Net Element’s websites, especially during peak usage times and as Net Element’s solutions become more complex and Net Element’s user traffic increases. If Net Element’s websites are unavailable when users attempt to access them or they do not load as quickly as they expect, users may seek other services to obtain the information for which they are looking, and may not return to Net Element’s websites as often in the future, or at all. This would negatively impact Net Element’s ability to attract users and advertisers. Net Element expects to continue to make significant investments to maintain and improve the availability of Net Element’s websites and to enable rapid releases of new content and features. To the extent that Net Element does not effectively address capacity constraints, upgrade its systems as needed and continually develop its technologies and network architecture to accommodate actual and anticipated changes in technology, Net Element’s business prospects and operating results may be adversely affected.

Net Element’s business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to change and uncertain interpretations, and could result in claims, changes to Net Element’s business practices, increased cost of operations or declines in user growth or engagement, or otherwise harm Net Element’s business.

Net Element is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet and companies transmitting user information via text message or other electronic means, many of which are still evolving and the interpretation of which are often uncertain. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, increase Net Element’s operating costs, require significant management time and attention and subject Net Element to claims or other remedies, including fines or demands that Net Element modify or cease existing business practices, or could otherwise have an adverse impact on Net Element’s business.

Net Element’s business is subject to the risks of hurricanes, floods, fires and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Net Element’s systems and operations are vulnerable to damage or interruption from hurricanes, floods, fires, power losses, telecommunications outages, terrorist attacks, acts of war, human errors, break-ins and similar events. Net Element’s U.S. corporate offices are located in Miami, Florida, which is an area that is at high risk of hurricane and flood damage. In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in Net Element’s business or the economy as a whole. The servers that Net Element uses through various third party service providers are not located in Miami, Florida but may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with Net Element’s computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential information. Such service providers may not have sufficient protection or recovery plans in certain circumstances, and Net Element’s insurance may not be sufficient to compensate it for losses that may occur. As Net Element relies heavily on its servers, computer and communications systems and the Internet to conduct its business, such disruptions could negatively impact its ability to run its business and either directly or indirectly disrupt its advertisers’ businesses, which could have an adverse effect on its business prospects, operating results and financial condition.

Net Element is effectively controlled by Mike Zoi, its Chairman and Chief Executive Officer. Mr. Zoi’s interests may conflict with the interests of Net Element’s outside shareholders, who may be unable to influence management and exercise control over Net Element’s business.

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable). As a result, and in addition to having de-facto control over all key elements of the day to day operations of Net Element’s business, Mr. Zoi can be viewed as having de-facto control over corporate actions requiring shareholder approval, including but not limited to: (i) electing and removing directors; (ii)

amending or preventing amendment of Net Element’s certificate of incorporation or bylaws; (iii) selling all or substantially all of Net Element’s assets; and (iv) merging with another entity, including Cazador. This concentration of ownership could be disadvantageous to shareholders with interests that might vary from those of Mr. Zoi and adversely affect the price that investors might be willing to pay in the future for Net Element’s securities. For example, Mr. Zoi owns and controls enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder.

The impact of worldwide economic conditions, including the resulting effect on advertising spending by local businesses, may adversely affect Net Element’s business prospects, operating results and financial condition.

Net Element’s performance is subject to worldwide economic conditions and their impact on levels of advertising spent by businesses, which may be disproportionately affected by economic downturns. To the extent that the current economic slowdown continues, or worldwide economic conditions materially deteriorate, Net Element’s existing and potential advertising clients may no longer consider investment in Net Element’s advertising solutions a necessity, or may elect to reduce advertising budgets. Historically, economic downturns have generally resulted in reductions in advertising spending. In particular, web-based advertising solutions may be viewed by some of Net Element’s existing and potential advertising clients as a lower priority and could cause advertisers to reduce the amounts they spend on advertising, terminate their use of Net Element’s solutions or default on their payment obligations to Net Element. In addition, economic conditions may adversely impact levels of consumer spending, which could adversely impact the numbers of consumers visiting Net Element’s websites. Consumer purchases of discretionary items generally decline during recessionary periods and other periods in which disposable income is adversely affected. If consumer spending declines, businesses may be less likely to advertise on Net Element’s websites, which could have a material adverse effect on Net Element’s business prospects, financial condition and results of operations.

The historic price of Net Element Common Stock has been volatile and the future market price of Net Element Common Stock is likely to continue to be volatile. Further, the limited market for Net Element Common Stock contributes significantly to the high volatility in the market price of Net Element Common Stock. This may make it difficult for holders of Net Element Common Stock to sell their shares for a positive return on their investment.

The public market for Net Element Common Stock has historically been very volatile. Over the last two completed fiscal years, and through the fiscal quarter ended June 30, 2012, the per-share market price for Net Element Common Stock has ranged from $0.01 to $1.05. Any future market price for Net Element Common Stock is likely to continue to be very volatile. This price volatility may make it more difficult for holders of Net Element Common Stock to sell shares when they want and at prices they find attractive. Net Element does not know of any one particular factor that has caused volatility in its share price. However, the market for Net Element Common Stock is limited, which contributes significantly to that volatility, and Net Element cannot assure you that a larger or more liquid market will ever be developed or maintained. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of Net Element’s business may reduce its share price, regardless of Net Element’s operating performance. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce the market price of Net Element Common Stock. These fluctuations may also cause short sellers to periodically enter the market in the belief that Net Element will have poor results in the future. As a result, this may make it difficult or impossible for holders of Net Element Common Stock to sell shares when they want and at prices they find attractive.

Net Element’s operating results and financial condition may fluctuate which could negatively affect the market price of Net Element Common Stock.

Net Element’s operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of Net Element’s control. As a result, comparing Net Element’s operating results on a period-to-period basis may not be meaningful and the market price of Net

Element Common Stock may be negatively affected. The following factors, among others, may contribute to the variability of Net Element’s quarterly and annual results and negatively affect the market price of Net Element Common Stock:

•	Net Element’s ability to secure contracts with mobile phone carriers and content providers to use the mobile commerce payment processing platform being developed by TOT Money;
•	Net Element’s ability to attract new advertisers and retain existing advertisers;
•	the effects of changes in search engine placement and prominence of Net Element’s websites;
•	the effects of increased competition on Net Element’s business;
•	Net Element’s ability to successfully expand in existing markets and enter new markets;
•	the impact of worldwide economic conditions, including the resulting effect on consumer spending and the level of advertising spending by businesses;
•	Net Element’s ability to protect its intellectual property;
•	Net Element’s ability to maintain and increase traffic to its websites;
•	Net Element’s ability to keep pace with changes in technology;
•	the success of Net Element’s sales and marketing efforts;
•	costs associated with defending intellectual property infringement and other claims and related judgments or settlements;
•	changes in government licensing and regulation affecting Net Element’s business;
•	interruptions in service and any related impact on Net Element’s reputation;
•	the attraction and retention of qualified employees and key personnel;
•	Net Element’s ability to choose and effectively manage third-party service providers;
•	the impact of fluctuations in currency exchange rates;
•	Net Element’s ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies;
•	the effects of natural or man-made catastrophic events;
•	changes in consumer behavior;
•	Net Element’s ability to increase the effectiveness of its internal controls; and
•	changes in Net Element’s tax rates or exposure to additional tax liabilities.

Net Element may sell equity securities in the future, which would cause dilution.

Net Element may sell equity securities in the future to obtain funds for general corporate or other purposes. Net Element may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing holders of Net Element Common Stock, possibly reducing the value of their investment.

Net Element incurs increased costs as a result of being a public company.

As a public company, Net Element currently incurs significant legal, accounting and other expenses not incurred by private companies. If Net Element Common Stock becomes listed on The NASDAQ Capital Market or any other exchange, then Net Element will incur significant additional compliance expenses. It may be time consuming, difficult and costly for Net Element to develop and implement the additional internal controls, processes and reporting procedures required by federal statutes, SEC rules, other government regulations affecting public companies and/or stock exchange compliance requirements. Net Element may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate internal controls, processes and reporting procedures, which will increase its expenses and adversely affect its operating results and financial condition.

Net Element may fail to qualify for continued quotation on the OTCQB electronic quotation system, which could make it more difficult for holders of Net Element Common Stock to sell their shares.

Net Element Common Stock is currently quoted on the OTCQB electronic quotation system, which is the middle tier of the OTC Markets. There can be no assurance that quotation of Net Element Common Stock on the OTCQB will continue. In the event that Net Element Common Stock fails to qualify for continued quotation on the OTCQB, Net Element Common Stock could thereafter only be quoted on the OTC Pink market, which is the bottom tier of the OTC Markets. Under such circumstances, holders of Net Element Common Stock may find it more difficult to dispose of, or to obtain accurate quotations for, their shares, and Net Element Common Stock would become substantially less attractive to certain purchasers such as certain financial institutions, hedge funds and other similar investors.

Net Element Common Stock is subject to the “penny stock” rules of the SEC, which makes it more difficult for holders of Net Element Common Stock to sell their shares.

Net Element Common Stock is subject to the “penny stock” rules adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The penny stock rules apply to, among others, companies whose common stock is not listed on The NASDAQ Capital Market or another national securities exchange or whose common stock trades at less than $5.00 per share, subject to certain exceptions. Such rules require, among other things, that brokers who trade “penny stock” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. Because Net Element Common Stock is subject to the penny stock rules, holders of Net Element Common Stock may find it more difficult to sell their shares.

Risk Factors Relating to the Business Combination

If the merger does not qualify as a reorganization under Section 368(a) of the Code, the shareholders of Net Element may be required to pay substantial U.S. federal income taxes and Net Element may be required to pay substantial corporate-level U.S. federal income taxes.

As a condition to the completion of the merger, each of Reed Smith, tax counsel to Cazador, and Bilzin, tax counsel to Net Element, must have delivered an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel will require and rely on representations and statements of Net Element, Cazador and their affiliates, which will be delivered at the time of the closing of the merger. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Neither Net Element nor Cazador intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this joint proxy statement/prospectus or any of the tax consequences described in the tax opinions.

Although each of Net Element and Cazador believes that the merger should qualify as a tax-free reorganization under the Code, it is possible that the IRS may assert that the merger fails to qualify as such. If the IRS were successful in any such contention, or if for any other reason the merger were to fail to qualify as a tax-free reorganization, then (i) each Net Element shareholder would recognize gain or loss with respect to all such shareholder’s shares of Net Element Common Stock based on the difference between (A) the fair market value of NEI Common Stock received in the merger and (B) such shareholder’s tax basis in the Net Element Common Stock surrendered in the merger; and (ii) Net Element would recognize gain or loss with respect to all of its assets based on the difference between (A) the sum of the fair market value of the NEI Common Stock transferred pursuant to the merger and the liabilities deemed assumed by NEI for U.S. federal income tax purposes and (B) Net Element’s aggregate tax basis in all of its assets.

For additional information regarding U.S. federal income tax consequences to Net Element shareholders, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 148.

The Cazador domestication may result in adverse tax consequences for holders of Cazador Ordinary Shares.

If you are a U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences” below) of Cazador Ordinary Shares, you may be subject to U.S. federal income tax as a result of the Cazador domestication. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences” below) of Cazador Ordinary Shares, you may become subject to withholding tax on any dividends paid on NEI Common Stock subsequent to the Cazador domestication. Please read the following information which provides more details on the potential U.S. federal income tax consequences of the Cazador domestication.

If you are a U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more but who on the day of the Cazador domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cazador Cayman shares entitled to vote, you generally will recognize gain (but not loss) on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. As an alternative to recognizing gain, however, you may elect to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares you directly hold, provided certain requirements are satisfied. Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication. Therefore, based on such expectation, making an election to include the “all earnings and profits amount” attributable to the Cazador Ordinary Shares into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to the exchange of Cazador Ordinary Shares for NEI Common Stock in the Cazador domestication. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY THE DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES — MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CAZADOR DOMESTICATION” BELOW, STARTING ON PAGE 149, AS WELL AS TO CONSULT ITS OWN TAX ADVISOR.

If you are a U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more, and who on the day of the Cazador domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote, you generally will be required to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares you directly hold. As noted above, however, Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication. A U.S. holder’s ownership of Cazador Cayman warrants will be taken into account in determining whether such U.S. holder owns 10% or more of the total combined voting power of all classes of Cazador Cayman shares. Complex attribution rules apply in determining whether, for U.S. federal tax purposes, a U.S. holder owns 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote. EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.

Section 1291(f) of the Code generally requires that, to the extent provided in Treasury regulations, a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. However, proposed Treasury regulations were promulgated in 1992 with a retroactive effective date. Because Cazador Cayman should be considered a PFIC for U.S. federal income tax purposes, these regulations, if finalized in their current form, generally would require U.S. holders of Cazador Ordinary Shares to recognize gain on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication (unless the U.S. holder has made a “qualified electing fund” election under Section 1295 of the Code with respect to its Cazador Ordinary Shares for the first taxable year in which such U.S. holder owns such shares or in which Cazador Cayman is a PFIC, whichever is later, or a “mark-to-market” election under Section 1296 of the Code, regardless of whether or the extent to which such U.S. holder would otherwise have been subject to U.S. federal income tax upon such exchange. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of computational rules designed to offset the tax deferral to such holders on the undistributed earnings, if any, of Cazador Cayman. The same rule should also apply to a U.S. holder who exchanges Cazador Cayman warrants for NEI warrants. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Cazador domestication may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences” below) to become subject to U.S. withholding taxes on any dividends in respect of the shares of NEI Common Stock made subsequent to the Cazador domestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Cazador domestication, see “Material U.S. Federal Income Tax Consequences — Material U.S. Federal Income Tax Consequences of the Cazador Domestication” beginning on page 149. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR.

Currently, the rights of holders of Cazador Ordinary Shares arise under Cayman Islands law as well as the Cazador Cayman Charter. Upon effectiveness of the Cazador domestication, the rights of holders of NEI Common Stock will arise under the DGCL as well as NEI’s certificate of incorporation and bylaws.

Upon effectiveness of the Cazador domestication, the rights of holders of NEI Common Stock will arise under the amended and restated certificate of incorporation and bylaws of NEI as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in the Cazador Cayman Charter and Cayman Islands law and, therefore, some rights of holders of NEI Common Stock could differ from the rights that holders of Cazador Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Cazador becomes involved in costly litigation, which could have a material adverse effect on Cazador. Additionally, there are differences between the new organizational documents of NEI and the current organizational documents of Cazador Cayman. For example, while the Cazador Cayman Charter contains provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the amended and restated NEI bylaws will not contain provisions similar to the business combination provisions in the Cazador Cayman Charter. However, holders of NEI Common Stock will have substantially similar voting rights because NEI will be subject to the provisions of Section 203 of the DGCL upon effectiveness of the Cazador domestication. There can be no assurance that the rights afforded by Section 203 of the DGCL will not be changed or rescinded by the Delaware legislature or courts in the future.

For a more detailed description of the rights of holders of NEI Common Stock and how they may differ from the rights of holders of Cazador Ordinary Shares, please see “Comparison of Shareholder Rights” beginning on page 184. Forms of the amended and restated certificate of incorporation and bylaws of NEI are attached as Appendices C and D, respectively, to this joint proxy statement/prospectus and we urge you to read them.

Net Element shareholders cannot be sure of the market value of the shares of NEI Common Stock to be issued upon completion of the business combination.

Net Element shareholders will receive a fixed number of shares of NEI Common Stock in the business combination rather than a number of shares with a particular fixed market value. The market values of Cazador Ordinary Shares, NEI Common Stock and Net Element Common Stock at the time of the business combination may vary significantly from their prices on the date the merger agreement was executed, the date of this joint proxy statement/prospectus or the dates on which Cazador shareholders and Net Element shareholders vote on the business combination. Because the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock, the market value of the NEI Common Stock issued in the merger and the Net Element Common Stock surrendered in the merger may be higher or lower than the values of these shares on earlier dates. 100% of the merger consideration to be received by Net Element public shareholders will be NEI Common Stock.

Following consummation of the business combination, the market price of Cazador’s securities may be influenced by many factors, some of which are beyond its control, including those described above and the following:

•	changes in financial estimates by analysts;
•	announcements by it or its competitors of significant contracts, productions, acquisitions or capital commitments;
•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	general economic conditions;
•	changes in market valuations of similar companies;
•	terrorist acts;
•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
•	future sales of NEI Common Stock;
•	investor perception of Internet media and technology industry;
•	regulatory developments in the United States, foreign countries or both;
•	litigation involving Cazador, its subsidiaries or its general industry;
•	additions or departures of key personnel; and
•	all of the factors which currently affect the market price of Net Element Common Stock. See “— Risk Factors Relating to Net Element — Net Element’s operating results and financial condition may fluctuate which could negatively affect the market price of Net Element Common Stock.”

The market values of Cazador Ordinary Shares, NEI Common Stock and Net Element Common Stock may vary significantly from the date of the special meetings to the date of the completion of the business combination. You are urged to obtain up-to-date prices for Cazador Ordinary Shares, NEI Common Stock and Net Element Common Stock. There is no assurance that the business combination will be completed, that there will not be a delay in the completion of the business combination or that all or any of the anticipated benefits of the business combination will be obtained.

Neither the Cazador board nor the Net Element board obtained a fairness opinion in determining whether or not to proceed with the business combination and, as a result, the terms may not be fair from a financial point of view to the shareholders of Cazador and/or Net Element.

In analyzing the business combination, each of the Cazador board and the Net Element board conducted significant due diligence on Net Element and Cazador, respectively. Each of the Cazador board and the Net Element board believes that because of the financial skills and background of its respective directors, each of the Cazador board and the Net Element board was qualified to conclude that the business combination is fair from a financial perspective to its respective shareholders. Notwithstanding the foregoing, neither of the Cazador board nor the Net Element board obtained a fairness opinion to assist it in its determination. Accordingly, the Cazador board and/or the Net Element board may be incorrect in its assessment of the fairness of the business combination from a financial point of view to the shareholders of Cazador and/or Net Element.

There are inherent risks in the Cazador board’s performing its own valuation and analysis in determining the fair value of Net Element.

The Cazador board may have limited experience in valuing certain business prospects of Net Element, especially those outside of emerging markets and within the online media market. As a result, the Cazador board may be unable to effectively value and analyze the business of Net Element. If the Cazador board is unable to effectively value Net Element, it may pay merger consideration in connection with the merger that is greater than would otherwise be paid had the board obtained a fairness opinion. Additionally, because the Cazador board did not obtain a fairness opinion in connection with its determination to proceed with the business combination, its shareholders may lack a sufficient basis on which to rely on the Cazador board’s determination of the value of Net Element. This may increase the number of holders of Public Cazador Ordinary Shares who elect to exercise their redemption rights, which could deplete the funds remaining in Cazador’s trust account and could materially harm Cazador’s ability to consummate the business combination.

The loss of Net Element’s key personnel could negatively affect the operations and profitability of Cazador.

Although Cazador contemplates that certain members of Net Element’s management team will transition to positions in Cazador following the business combination, it is possible that members of the management of Net Element will not wish to make such a transition. In addition, while it is anticipated that Cazador and certain members of Net Element’s senior management will enter into employment agreements, such agreements with Cazador have not been finalized and they may not be finalized or entered into until after the merger is completed. The loss of Net Element’s key personnel could negatively affect the operations and profitability of Cazador.

Failure to successfully combine and integrate the businesses of Cazador and Net Element in the expected time frame may adversely affect Cazador’s future results.

The success of the business combination will depend, in part, on Cazador’s ability to realize the anticipated benefits from combining the businesses of Cazador and Net Element as further described in the section titled “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination” beginning on page 134 and “The Business Combination — Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination” beginning on page 139. To realize these anticipated benefits, the businesses of Cazador and Net Element must be successfully integrated and combined. Cazador and Net Element have been independent companies, and they will continue to be operated as such until the completion of the business combination. The management of Cazador may face significant challenges in integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If the combined company is not successfully integrated, the anticipated benefits of the business combination may not be realized fully or at all or may take longer to realize than expected. The integration process and other disruptions resulting from the business combination may also disrupt Net Element’s ongoing businesses and/or adversely affect its relationships with employees, customary regulators and others with whom it has business or other dealings.

Cazador and Net Element will be subject to business uncertainties and contractual restrictions while the business combination is pending.

Uncertainty about the effect of the business combination on employees and customers may have an adverse effect on Cazador and Net Element and consequently on the combined company. These uncertainties may impair Net Element’s ability to retain and motivate key personnel and could cause customers and others that deal with Net Element to defer entering into contracts with Net Element or making other decisions concerning Net Element or seek to change existing business relationships with Net Element. Certain of Net Element’s agreements with its customers, vendors or other third parties have provisions that may allow such parties to terminate the agreements if the business combination is completed. If key employees depart because of uncertainty about their future roles and the potential complexities of the business combination, Cazador’s and Net Element’s business could be harmed. In addition, the merger agreement restricts Cazador and Net Element, without the consent of the other party, from making certain acquisitions and taking other specified actions until the business combination occurs. These restrictions may prevent Cazador and Net Element from pursuing attractive business opportunities that may arise prior to the completion of the business combination. See the section entitled “The Merger Agreement — Description of the Merger Agreement — Additional Agreements” beginning on page 160 for a description of the restrictive covenants applicable to Cazador and Net Element.

The merger agreement limits Net Element’s ability to pursue alternatives to the business combination.

Net Element has agreed that it will not solicit, initiate, knowingly encourage or facilitate inquiries or proposals or engage in discussions or negotiations regarding takeover proposals, subject to limited exceptions, including that Net Element may take certain actions in the event it receives an unsolicited takeover proposal that constitutes a superior proposal or is reasonably expected to lead to a superior proposal, and the Net Element board determines in good faith, after consultation with its outside legal counsel, that a failure to take action with respect to such takeover proposal would be inconsistent with its fiduciary duties. Net Element has also agreed that the Net Element board will not change its recommendation to its shareholders or approve any alternative agreement, subject to limited exceptions, including that, at any time prior to the Net Element business combination approval, the Net Element board may make a change in recommendation in response to a superior proposal, if the Net Element board concludes in good faith that a failure to change its recommendation would be inconsistent with the exercise of its fiduciary duties to its shareholders under applicable laws and, if Cazador shall not have, within five business days of its receipt of notice of such superior proposal, made an offer that the Net Element board determines, in good faith, to be at least as favorable to Net Element’s shareholders as such superior proposal. The merger agreement also requires each party to call, give notice of and hold a meeting of its shareholders for the purposes of obtaining the applicable shareholder approval. This special meeting requirement does not apply to a party in the event that the merger agreement is terminated in accordance with its terms. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Net Element from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher price per share than that proposed in the business combination, or might result in a potential competing acquiror proposing to pay a lower price per share to acquire Net Element than it might otherwise have been willing to pay.

Certain directors and executive officers of Cazador and Net Element may have interests in the business combination that are different from, or in addition to or in conflict with, yours.

Executive officers of Cazador and Net Element negotiated the terms of the business combination and each of the Cazador board and the Net Element board approved the business combination and the transactions contemplated thereby and recommend that you vote in favor of the proposals to approve the business combination. These directors and executive officers may have interests in the business combination that are different from, or in addition to or in conflict with, yours. For example, in the case of Net Element, immediately prior to the effectiveness of the merger, the principal amounts of all outstanding convertible debt of Net Element owned by Enerfund (which is owned and controlled by Mike Zoi and totals $3.6 million) will be converted into 32,727,273 shares of Net Element Common Stock, which will be converted into 818,182 shares of NEI Common Stock in the merger and, immediately following the effectiveness of the merger, NEI will pay, in cash, all notes and payables of Net Element owed to Mike Zoi or any of his affiliates which are then outstanding (which, as of July 13, 2012, totaled approximately $7.5 million). In the case of Cazador, Mike Zoi, through Enerfund, has previously paid, on behalf of Cazador, $150,000 of Cazador's legal fees in connection with the merger agreement and the merger, and Mike Zoi has also agreed, through Enerfund, to pay, on behalf of Cazador, additional legal fees of Cazador up to a maximum of $250,000 if the merger is not consummated or is otherwise terminated or abandoned. If Enerfund would not have agreed to these payments, Cazador Sub Holdings, Ltd. would be liable for these payments. Cazador Sub Holdings, Ltd. is indirectly majority-owned by entities controlled by Francesco Piovanetti. These interests also include the continued employment of certain executive officers of Cazador and Net Element by Cazador, the continued positions of certain directors of Cazador and Net Element as directors of Cazador, and the indemnification of former Cazador and Net Element directors and Cazador and Net Element officers by Cazador and the surviving corporations. You should be aware of these interests when you consider your board of directors’ recommendation that you vote in favor of the approval and adoption of the merger agreement and the consummation of the transactions contemplated thereby. These and other interests of Net Element’s and Cazador’s respective executive officers and directors are described in more detail in the section of this document entitled “The Business Combination — Interests of Officers and Directors in the Business Combination” beginning on page 143.

Cazador’s Sponsor owns Cazador Ordinary Shares and warrants that may be worthless if the business combination is not approved. Such interests may have influenced the Sponsor’s decision to approve the business combination.

Following the consummation of the business combination, Cazador’s Sponsor, which includes all of Cazador’s directors and executive officers, will beneficially own approximately 1,150,000 shares of NEI Common Stock and will have the right to acquire an additional 4,340,000 shares of NEI Common Stock through the exercise of warrants, subject to certain limitations. Cazador’s Sponsor is not entitled to receive any of the cash proceeds that may be distributed upon Cazador’s liquidation with respect to Cazador Ordinary Shares that are held by the Sponsor. Therefore, if the business combination is not approved and Cazador does not consummate another business combination by October 14, 2012 and is forced to liquidate, such Cazador Ordinary Shares and warrants held by the Sponsor will be worthless. As of            , 2012, the record date for the Cazador special meeting, Cazador’s Sponsor beneficially held $     in Cazador Ordinary Shares (based on a market price of $     per share) and $     in warrants (based on a market price of $     per warrant). These financial interests of Cazador’s Sponsor may have influenced the Sponsor’s decision to approve the business combination and to continue to pursue the business combination. See “The Business Combination — Interests of the Officers and Directors in the Business Combination” beginning on page 143.

The shares of NEI Common Stock to be received by Net Element shareholders and Cazador shareholders as a result of the business combination will have different rights from shares of Net Element Common Stock and Cazador Ordinary Shares, respectively.

Following completion of the business combination, Net Element shareholders and Cazador shareholders will no longer be shareholders of Net Element and Cazador Cayman, respectively, but will instead be shareholders of NEI. There will be important differences between your current rights as a Net Element shareholder or a Cazador shareholder, as the case may be, and your rights as a NEI shareholder. See “Comparison of Shareholder Rights” beginning on page 184 for a discussion of the different rights associated with Net Element Common Stock, Cazador Ordinary Shares and NEI Common Stock.

Both Cazador shareholders and Net Element shareholders will have a reduced ownership and voting interest after consummation of the business combination.

After the completion of the business combination, Cazador shareholders and Net Element shareholders will own a smaller percentage of NEI than they currently own of Cazador and Net Element, respectively. Immediately following the completion of the business combination (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the business combination), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis).

Consequently, Cazador shareholders, as a group, and Net Element shareholders, as a group, will each have reduced ownership and voting power in the combined company compared to their current ownership and voting power in Cazador and Net Element, respectively. In particular, current Cazador shareholders, as a group, will have less than a majority of the ownership and voting power of NEI following completion of the business combination and, therefore, will be able to exercise less collective influence over the management and policies of NEI than they currently exercise.

Following consummation of the merger, Mike Zoi, Net Element’s Chairman and Chief Executive Officer, will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights) and, as a result, will be in a position to affect NEI’s ongoing operations, corporate transactions and any matters submitted to a vote of NEI shareholders, including the election of directors and a change in corporate control.

Following consummation of the merger, Mike Zoi, Net Element’s Chairman and Chief Executive Officer, will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders, including the election of NEI directors, the amendment of NEI’s Certificate of Incorporation or by-laws, and the approval of mergers, consolidations and other significant corporate transactions involving NEI. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders. In situations involving a conflict of interest between Mr. Zoi and NEI’s other shareholders, Mr. Zoi may exercise his control in a manner that would benefit himself to the potential detriment of NEI’s other shareholders. Mr. Zoi’s significant ownership interest could delay, prevent or cause a change in control of NEI, any of which may be adverse to the interests of NEI’s other shareholders.

Failure to complete the business combination could negatively affect the stock prices, businesses and financial results of Cazador and Net Element, respectively.

If the business combination is not completed, the ongoing businesses of Cazador and Net Element may be adversely affected and Cazador and Net Element will be subject to several risks and consequences, including the following:

•	Cazador and Net Element will be required to pay certain costs relating to the business combination, whether or not the business combination is completed, such as significant fees and expenses relating to financing arrangements and legal, accounting and printing fees;
•	Cazador may be required to pay significant fees and expenses relating to financing arrangements, whether or not the business combination is completed, which may include investment banking fees and commissions, commitment fees, early termination or redemption premiums, professional fees and other costs and expenses;
•	under the merger agreement, each of Cazador and Net Element is subject to certain restrictions on the conduct of its business prior to completing the business combination which may adversely affect its ability to execute certain of its business strategies;
•	matters relating to the business combination may require substantial commitments of time and resources by Cazador and Net Element management, which could otherwise have been devoted to other opportunities that may have been beneficial to Cazador and Net Element as independent companies, as the case may be.

In addition, if the business combination is not completed, Cazador and/or Net Element may experience negative reactions from the financial markets and from Net Element’s customers and employees. Cazador and Net Element also could be subject to litigation related to a failure to complete the business combination or to enforce their respective obligations under the merger agreement. If the business combination is not consummated, Cazador and Net Element cannot assure their respective shareholders that the risks described will not materially affect the business, financial results and stock prices of Cazador and/or Net Element.

Cazador and Net Element will incur significant transaction and merger-related transition costs in connection with the business combination.

Cazador and Net Element expect that they will incur significant, non-recurring costs in connection with consummating the business combination and integrating the operations of Cazador and Net Element. Cazador expects that it will incur approximately $50,000 of costs in connection with maintaining employee morale and retaining key employees of Net Element. Cazador and Net Element will also incur significant fees and expenses relating to financing arrangements and legal, accounting and other transaction fees and costs associated with the business combination, which we estimate will be approximately $2.0 million in aggregate.

The merger agreement provides that the expenses for the business combination will be paid by Cazador, unless the business combination is terminated, in which case each party must pay its own expenses.

The unaudited pro forma financial information included elsewhere in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this joint proxy statement/prospectus is presented for illustrative purposes only, has been prepared based on a number of assumptions and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the business combination been completed on the dates indicated. The unaudited pro forma consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the business combination or the costs to combine the operations of Cazador and Net Element or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. See “Unaudited Pro Forma Consolidated Combined Financial Information” beginning on page 172 for more information.

Cazador’s warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to Cazador’s shareholders.

Outstanding warrants to purchase an aggregate of 4,340,000 NEI Common Stock (issued in the Cazador domestication in exchange for Cazador warrants to purchase Cazador Ordinary Shares) will become exercisable after the consummation of the business combination. These warrants likely will be exercised only if the $7.50 per share exercise price is below the market price of the shares of NEI Common Stock. To the extent such warrants are exercised, additional shares of NEI Common Stock will be issued, which will result in dilution to the holders of NEI Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of NEI Common Stock.

If Cazador’s Sponsor exercises its registration rights with respect to its Cazador Ordinary Shares and warrants and the underlying securities, it may have an adverse effect on the market price of the NEI Common Stock and the existence of these rights may make it more difficult to effect the business combination.

Cazador’s Sponsor and its beneficial owners and permitted transferees are entitled to an aggregate of four demands that Cazador register the Cazador Ordinary Shares, warrants and underlying securities held by them. They can elect to exercise these rights with respect to such securities after the consummation of the business combination provided that the estimated market value of the securities to be registered is at least $500,000 in the aggregate. In general, Cazador will bear the expenses incurred in connection with the filing of any demand registration statements. The presence of these additional securities trading in the public market may have an adverse effect on the market price of the NEI Common Stock.

If holders of Public Cazador Ordinary Shares fail to deliver their shares in accordance with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their Public Cazador Ordinary Shares for a pro rata portion of the trust account.

In order for holders of Public Cazador Ordinary Shares to exercise their redemption rights, whether they are a record holder or hold their shares in “street name,” they must either tender their certificates to Cazador’s transfer agent or deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option no later than the business day immediately preceding the vote on the business combination. As the delivery process can be accomplished by the shareholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, Cazador believes this time period is sufficient for an average investor.

Because Cazador has no control over this process, it may take significantly longer than anticipated. Accordingly, if it takes longer than we anticipate for shareholders to deliver their shares, holders of Public Cazador Ordinary Shares who wish to redeem may be unable to meet the deadline for exercising their shareholder redemption rights and thus may be unable to redeem their shares.

See the section entitled “The Business Combination — Redemption Rights of Cazador Shareholders” for the procedures to be followed if you wish to redeem your shares to cash.

The NASDAQ Capital Market may not list the NEI Common Stock on its exchange, which could limit investors’ ability to make transactions in NEI Common Stock and subject Cazador to additional trading restrictions.

Cazador will seek listing of the NEI Common Stock on The NASDAQ Capital Market as soon as practicable in connection with the business combination. There can be no assurance that the NEI Common Stock will be listed, or if listed, that Cazador will be able to maintain the listing of the NEI Common Stock in the future.

If The NASDAQ Capital Market does not list the NEI Common Stock for trading on its exchange, Cazador could face significant material adverse consequences, including:

•	a limited availability of market quotations for the NEI Common Stock;
•	reduced liquidity with respect to the NEI Common Stock;
•	a determination that its shares of NEI Common Stock are “penny stock,” which will require brokers trading in such shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the shares of NEI Common Stock;
•	a limited amount of news and analyst coverage for Cazador; and
•	fewer opportunities to obtain additional financing in the future.

The exercise of discretion by Cazador’s and Net Element’s respective directors’ and officers’ in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes to the terms of the merger or waivers of conditions are appropriate and in shareholders’ best interests.

In the period leading up to the closing of the business combination, events may occur that, pursuant to the merger agreement, would require Cazador or Net Element to agree to amend one or more provisions of the merger agreement, as applicable, to consent to certain actions taken by the other party or to waive rights that they are entitled to under the merger agreement. Such events could arise because of changes in the course of the respective business or operations of one of the parties, a request by another party to undertake actions that would otherwise be prohibited by the terms of the merger agreement, or the occurrence of other events that would have a material adverse effect on Cazador’s or Net Element’s respective businesses or operations and would entitle Cazador or Net Element to terminate such agreement. In any of such circumstances, it would be discretionary on each of Cazador or Net Element, acting through its respective board of directors, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described in preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for Cazador or Net Element, as applicable, and what he may believe is best for himself in determining whether or not to take the requested action. As of the date of this joint proxy statement/prospectus, each of Cazador and Net Element does not believe there will be any changes or waivers that its respective directors and officers would be likely to make after shareholder approvals of the Cazador merger proposal and the Net Element merger proposal, respectively, have been obtained. While certain changes could be made without further shareholder approval, Cazador and Net Element will circulate a new or amended joint proxy statement/prospectus and re-solicit Cazador’s and Net Element’s shareholders if changes to the terms of the transaction that would have a material adverse impact on Cazador or Net Element shareholders are required prior to the shareholder vote on the Cazador merger proposal and the Net Element merger proposal, respectively.

A portion of the funds in the trust account may be used to redeem Public Cazador Ordinary Shares. As a consequence, if the business combination is completed, such funds will not be available to Cazador for working capital and general corporate purposes and the number of beneficial holders of Cazador’s securities may be reduced to a number that may preclude the quotation, trading or listing of NEI Common Stock other than on the over the counter markets such as the Over the Counter Bulletin Board or the OTC markets (OTCQB or Pink Sheets).

Pursuant to the Cazador Cayman Charter, Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash. As per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). After such redemptions and the payment of expenses associated with the business combination, including investment banking fees, legal fees and deferred underwriting commissions, the balance of funds in the trust account will be available to NEI for working capital and general corporate purposes.

Although we believe that a minimum of $23.5 million will be sufficient to fund NEI’s working capital requirements for the foreseeable future, we cannot assure you that NEI will not require additional funds, in which case NEI may need to seek to borrow funds necessary to satisfy such requirements. We cannot assure you that such funds would be available to NEI on terms favorable to it or at all. If such funds were not available to NEI, it may materially and adversely affect NEI’s operations and profitability.

Additionally, as a result of any redemptions of Public Cazador Ordinary Shares, NEI may not have a sufficient number of beneficial holders of NEI Common Stock or a public “float” that meets the listing requirements of The NASDAQ Capital Market or any other national securities exchange, which could materially and adversely affect the market price and liquidity of the NEI Common Stock.

INFORMATION ABOUT CAZADOR

Unless the context otherwise requires, in this section only, the term “Cazador” refers to Cazador Acquisition Corporation Ltd., a recently organized blank check company as it currently exists under Cayman Islands law.

Overview

Cazador Acquisition Corporation Ltd. is an exempted company incorporated on April 20, 2010 in the Cayman Islands with limited liability as a blank check company. Cazador was incorporated for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more operating businesses or assets. Cazador has focused, and will continue to focus, on effecting a business combination in developing countries in Central and Eastern Europe, Latin America and Asia, but it may pursue opportunities in other geographical areas.

Cazador is partially owned by its Sponsor, Cazador Sub Holdings Ltd., which is a company incorporated as a Cayman Islands exempted company, whose ultimate owner is Arco Group LLC, a Puerto Rico limited liability company.

Emerging and developing economies growth outpaced that of advanced economies in 2010 and 2011. During 2011, advanced economies grew 1.6% while emerging and developing economies grew 6.2%. Additionally, in 2010 advanced economies grew 3.2% while emerging and developing economies grew 7.3%. Moreover, the International Monetary Fund projects emerging and developing economies will grow at a much larger pace in 2012 and 2013 than the advanced economies.

In addition to having superior economic growth, companies in emerging markets have limited access to capital due to historical circumstances and inefficient capital markets. Therefore, Cazador believes that well-capitalized companies in emerging Europe, Latin America and Asia, offer numerous opportunities for value creation. In Cazador’s opinion, one of the ways in which value can be created is by addressing the growing needs of the local population, the demand for exports of their raw materials and finished or semi-finished goods by economically developed countries.

On October 14, 2010, Cazador closed its initial public offering of 4.6 million units (including 600,000 units subject to the underwriters’ over-allotment option which were exercised on October 14, 2010). Each unit consists of one Cazador Ordinary Share and one warrant. The units were sold at an offering price of $10.00, generating gross proceeds to Cazador of approximately $46.0 million. Rodman & Renshaw, LLC and Maxim Group LLC acted as joint book-running managers of the initial public offering. The securities sold in Cazador’s initial public offering were registered under the Securities Act pursuant to a registration statement on Form F-1 (No. 333-169231). The SEC declared the registration statement effective on October 7, 2010. Cazador’s units began trading on The NASDAQ Capital Market on October 8, 2010. Prior to Cazador’s initial public offering, it sold an aggregate of 4.34 million warrants to the Sponsor in a private placement for a purchase price of $0.50 per warrant, generating total proceeds of approximately $2.2 million.

Cazador paid approximately $1.0 million in underwriting discounts and commissions, and incurred fees of approximately $590,500 for other costs and expenses related to its initial public offering.

After deducting the underwriting discounts and commissions and Cazador’s initial public offering expenses, the total net proceeds to Cazador from its initial public offering and private placement were approximately $46.5 million of which approximately $46.2 million was deposited into a trust account and the remaining proceeds were used to provide for business, legal and accounting due diligence and advisory fees in connection with prospective business combinations, compliance with securities laws and regulations, and continuing general and administrative expenses.

Shareholder Redemption Rights

At the time Cazador seeks shareholder approval of any initial business combination, it will offer each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador

Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. The actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036.

Notwithstanding the foregoing, as set forth in the Cazador Cayman Charter, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares. Such a shareholder would still be entitled to vote against a proposed business combination with respect to all Public Cazador Ordinary Shares owned by him or his affiliates. Cazador believes this prohibition will discourage shareholders from accumulating large blocks of Cazador Ordinary Shares before the vote held to approve a proposed business combination and attempt to use the shareholder redemption right as a means to force Cazador or its management to purchase their Cazador Ordinary Shares at a significant premium to the then current market price. Absent this provision, a shareholder who owns in excess of 10% of the Public Cazador Ordinary Shares could threaten to vote against a proposed business combination and seek conversion, regardless of the merits of the transaction, if his shares are not purchased by Cazador or Cazador’s management at a premium to the then current market price (or if management refuses to transfer to him some of their shares). By limiting a shareholder’s ability to redeem only 10% of the Public Cazador Ordinary Shares, Cazador believes it has limited the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by Cazador’s other public shareholders. However, Cazador is not restricting any shareholders’ ability to vote all of their shares against the business combination.

An eligible shareholder may request shareholder redemption at any time up to the business day immediately preceding the vote with respect to a proposed business combination. Redeeming shareholders may vote either “FOR” or “AGAINST” the business combination but will receive no pro rata interest income in the event they vote against such business combination (this will be the case with respect to both redemption proceeds if the proposal is approved and liquidation proceeds if not) which will incentivize redeeming shareholders to vote in favor of the business combination since redeeming shareholders voting for the business combination will be eligible to receive a pro rata share of the interest income earned by the trust not released to Cazador for working capital purposes and as a result have a higher redemption price, and Cazador will retain the difference to the extent of a liquidation of Cazador’s trust account. In addition, no later than the business day immediately preceding the vote on the business combination, the shareholder must present written instructions to Cazador’s transfer agent stating that such shareholder wishes to redeem such holder’s shares and confirming that the shareholder has held the shares since the record date and will continue to hold them through the shareholder meeting and the close of the business combination. Public Cazador Ordinary Shares that have not been tendered in accordance with these procedures by the business day prior to the Cazador special meeting will not be redeemed for cash. Further, Cazador may require holders of Public Cazador Ordinary Shares, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Cazador’s transfer agent or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at the holder’s option no later than the business day immediately preceding the vote on the initial business combination.

The purpose of the requirement for physical or electronic delivery prior to the Cazador special meeting is two-fold. First, it insures that the exercise by a shareholder of his shareholder redemption rights is irrevocable once the business combination is approved as the case may be, and second, it insures that Cazador will know the amount of the proceeds that it will be able to use to consummate the business combination. Traditionally, in order to perfect shareholder redemption rights in connection with a blank check company’s initial business combination, a holder could simply vote against a proposed initial business combination and check a box on the proxy card indicating such holder was seeking redemption. After the business combination was approved, the company would contact such shareholder to arrange for him to deliver his shares to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the initial business combination during which he could monitor the price of the shares in the market. If the price rose above the redemption price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. Thus, the shareholder redemption right, with respect to which shareholders was aware they needed to commit before the shareholder meeting, would become a continuing right surviving past the consummation of the initial business combination until the redeeming shareholder delivered his ordinary shares for conversion. The requirement for physical or electronic delivery prior to the meeting would be imposed to ensure that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge approximately $50 to the tendering broker, and it would be up to the broker to decide whether to pass this cost on to the shareholder who has exercised his shareholder redemption right. However, this fee would be incurred whether or not Cazador requires shareholders seeking to exercise their shareholder redemption rights to tender their shares prior to the Cazador special meeting as the need to deliver the shares is a requirement of redemption whenever such delivery must be effectuated. Accordingly, tendering shares prior to the meeting would not result in any increased cost to shareholders when compared to the traditional process.

The steps outlined above will make it more difficult for Cazador shareholders to exercise their shareholder redemption rights. In the event that it takes longer than anticipated to obtain delivery of their shares, shareholders who wish to redeem may be unable to make such delivery by the deadline for exercising their shareholder redemption rights and thus will be unable to redeem their shares.

Any request for shareholder redemption, once made, may be withdrawn at any time up to the business day immediately prior to the vote with respect to the initial business combination. Furthermore, if a shareholder delivered his shares for redemption and subsequently decided prior to the meeting not to elect redemption, he may simply request that the transfer agent return the shares (physically or electronically). It is anticipated that the funds to be distributed to shareholders entitled to redeem their shares who elect redemption will be distributed promptly after completion of the business combination. Cazador shareholders who redeem their shares for their pro rata share of the trust account still have the right to exercise any warrants they still hold.

Redeeming shareholders may vote either for or against the business combination but will receive no pro rata interest income in the event they vote against such business combination (this will be the case with respect to both redemption proceeds if the proposal is approved and proceeds from liquidation of the trust account if not) which will incentivize redeeming shareholders to vote in favor of the business combination since redeeming shareholders voting for the business combination will be eligible to receive a pro rata share of the interest income earned by the trust and as a result have a higher redemption price. However, if a holder of Public Cazador Ordinary Shares fails to properly exercise such shareholder’s redemption rights, such shareholder will not have its Public Cazador Ordinary Shares redeemed for its pro rata distribution of the trust account.

Each holder of Public Cazador Ordinary Shares may elect to redeem his, her or its Public Cazador Ordinary Shares irrespective of whether he, she or it votes for or against an initial business combination. Cazador will not complete an initial business combination if holders of Public Cazador Ordinary Shares, owning , in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to such initial business combination. Cazador has set the redemption percentage at 49.9% in order to reduce the likelihood that a small group of investors holding a block of Public Cazador Ordinary Shares will be able to stop Cazador from completing a business combination that may otherwise be approved by Cazador’s public shareholders.

If a vote on the business combination is held and the business combination is not approved, Cazador may continue to try to consummate an initial business combination with the same or a different target until October 14, 2012, which is the date on which Cazador is required to liquidate the trust account. If the initial business combination is not approved or completed for any reason, then holders of Public Cazador Ordinary Shares who exercised their shareholder redemption rights would not be entitled to redeem their Public Cazador Ordinary Shares for a pro rata share of the aggregate amount then in the trust account. In such case, if Cazador had required its shareholders to tender their shares prior to the meeting, Cazador will promptly return such shares to the tendering shareholders. Holders of Public Cazador Ordinary Shares would be entitled to receive their pro rata share of the aggregate amount in the trust account only in the event that (i) such shareholder votes for the business combination and the business combination is duly approved and subsequently completed, or (ii) in connection with Cazador’s liquidation of its trust account.

Fair Market Value of Target Business

In contrast to many other companies with business plans similar to Cazador’s that must combine with one or more target businesses that have a fair market value equal to 80% or more of the acquiror’s net assets, Cazador will not combine with a target business or businesses unless the fair market value of such entity or entities meets a minimum valuation threshold of 80% of the amount in the trust account at the time of the business combination plus any amounts previously distributed to Cazador shareholders who have exercised their shareholder redemption rights. Cazador has used this criterion to provide investors and its management team with greater certainty as to the fair market value that a target business or businesses must have in order to qualify for an initial business combination with Cazador. The determination of net assets requires an acquiror to have deducted all liabilities from total assets to arrive at the balance of net assets. Given the on-going nature of legal, accounting, shareholder meeting and other expenses that will be incurred immediately before and at the time of an initial business combination, the balance of an acquiror’s total liabilities may be difficult to ascertain at a particular point in time with a high degree of certainty. Accordingly, Cazador has determined to use the valuation threshold of 80% of the amount in the trust account at the time of the initial business combination plus any amounts previously distributed to its shareholders who have exercised their shareholder redemption rights for the fair market value of the target business or businesses with which Cazador combines so that Cazador’s management team will have greater certainty when selecting, and Cazador’s investors will have greater certainty when voting to approve or disapprove a proposed combination with, a target business or businesses that will meet the minimum valuation criterion.

The fair market value of a target business or businesses will be determined by the disinterested members of Cazador’s board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, the values of comparable businesses, earnings and cash flow and/or book value). If the disinterested members of Cazador’s board are not able to independently determine that the target business has a sufficient fair market value to meet the threshold criterion, Cazador will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority with respect to the satisfaction of such criterion.

Cazador will not be required to obtain an opinion from an investment banking firm as to the fair market value of the business if Cazador’s board of directors independently determines that the target business or businesses has sufficient fair market value to meet the threshold criterion.

The Cazador board determined that the fair market value of Net Element is approximately $97.7 million (based on the aggregate shares of Net Element Common Stock to be acquired by Cazador in the merger multiplied by the last reported sale price per share of Net Element Common Stock on the OTCQB electronic quotation system on June 11, 2012, which was the date immediately preceding the public announcement of the merger). Because the balance of the Cazador trust account was approximately $46.2 million as of June 11, 2012, the Cazador board concluded that the fair market value of Net Element is greater than 80% of the balance of the Cazador trust account. Because the Cazador board independently was able to determine the fair market value of Net Element, it did not obtain a fairness opinion from an investment banking firm.

Controlling Interest in Target Business

If Cazador acquires an operating business, it must acquire at least a controlling interest in a target business (meaning more than 50% of the voting securities of the target business). The key factor that Cazador will rely on in determining controlling shareholder status will be its acquisition of more than 50% of the voting securities of a target company. As a result, it is possible that, following consummation of a business combination, the holders of Public Cazador Ordinary Shares will own less than a majority of the voting securities of the combined businesses even though Cazador has determined that it acquired a controlling interest.

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. Although, following completion of the business combination, the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis), Cazador concluded that it is acquiring a controlling interest in Net Element since, pursuant to the terms of the merger agreement, Cazador will acquire 100% of the voting securities of Net Element.

Opportunity for Shareholder Approval of Business Combination

Because Cazador is proposing the business combination, Cazador is submitting to its shareholders the Cazador merger proposal and the Cazador domestication proposal pursuant to Cayman Islands law and the DGCL. The quorum required to constitute this meeting, as for all meetings of Cazador shareholders in accordance with the Cazador Cayman Charter, is a majority of the issued and outstanding Cazador Ordinary Shares (whether or not held by public shareholders). In connection with the votes required for the business combination, Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Cazador will consummate the business combination only if, among other conditions, the holders of (i) a majority of the outstanding Public Cazador Ordinary Shares vote in favor of the Cazador merger proposal and (ii) at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting in favor of the Cazador domestication proposal. If the business combination is not approved by the required number of Cazador’s shareholders, Cazador may continue to seek other target businesses with which to effect its initial business combination until October 14, 2012. Further, Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning, in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day immediately prior to the vote on the proposals to approve the business combination.

Liquidation If No Business Combination

The Cazador Cayman Charter provides that if after 24 months (since the period to complete Cazador’s business combination has been extended because it has, prior to April 14, 2012, entered into a non-binding letter of intent with respect to an initial business combination) from the consummation of Cazador’s initial public offering, or October 14, 2012, it has not consummated an initial business combination, Cazador will be required to repurchase all outstanding Public Cazador Ordinary Shares and liquidate the trust account and distribute the proceeds pro rata to the holders of Public Cazador Ordinary Shares in return for such shares (which will be subsequently cancelled upon completion of the redemption of such shares). This provision may not be amended except with consent of 66.66% of the issued and outstanding Public Cazador Ordinary Shares voting present in person or by proxy at a meeting in which the holders of 95% of the outstanding Public Cazador Ordinary Shares must be present in order to constitute a quorum. The Cazador Cayman Charter provides the procedures by which Cazador will repurchase all of the Public Cazador Ordinary Shares if it does not complete an initial business combination prior to October 14, 2012. The Cazador Cayman Charter is included as Annex B to this join proxy statement/prospectus and incorporated by reference.

Following completion of the repurchase of Public Cazador Ordinary Shares, Cazador’s Sponsor (including its permitted transferees) will be the only remaining shareholder and Cazador will continue in existence. To the extent any claims deplete the funds remaining in the trust account, Cazador cannot assure you that it will be able to return to holders of Public Cazador Ordinary Shares the amounts payable to them from the liquidation of the trust account. In addition, under certain limited circumstances distributions received by shareholders could be viewed by applicable laws (including insolvency laws and certain equitable and/or restitution principles) as either fraudulent transfers or mistaken or otherwise wrongful payments. In those circumstances, a court could order that amounts received by holders of Public Cazador Ordinary Shares be repaid to Cazador.

Cazador’s Sponsor and its beneficial owners have waived their rights to participate in any liquidation of the trust account with respect to Cazador Ordinary Shares owned by them. There will be no distribution from the trust account with respect to Cazador warrants, which may expire worthless. The costs of liquidation of the trust account will be met from Cazador’s remaining assets outside of the trust account or from interest earned on the funds held in the trust account that may be released to Cazador to fund its working capital requirements, if not done in connection with a shareholder vote with respect to the extended period of a potential initial business combination. If such funds are insufficient, each of Cazador’s Sponsor and ACM has agreed, jointly and severally, to advance Cazador the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000, absent any unforeseen complications) and has agreed not to seek repayment of such expenses.

If Cazador were to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share redemption price would be approximately $10.036. The proceeds deposited in the trust account could, however, become subject to the claims of Cazador’s creditors (which could include vendors and service providers Cazador has engaged to assist it in any way in connection with Cazador’s search for a target business and that are owed money by Cazador, as well as target businesses themselves) which could have higher priority than the claims of holders of Public Cazador Ordinary Shares. To the extent any such claims deplete the trust account, the amounts returned to holders of Public Cazador Ordinary Shares from the trust account will be reduced accordingly. Additionally, Cazador cannot assure you that third parties will not seek to recover from holders of Public Cazador Ordinary Shares amounts owed to them by Cazador. If a claim was made that resulted in Cazador’s Sponsor and ACM having liability and they refused to satisfy their obligations, Cazador’s board of directors, having a fiduciary obligation to act in the best interest of Cazador, may cause Cazador to bring an action against them to enforce Cazador’s indemnification rights.

Each of Cazador’s Sponsor and ACM has agreed, pursuant to an agreement with Cazador and the representative of the underwriters of Cazador’s initial public offering that, if Cazador distributes the amounts held in trust to holders of Public Cazador Ordinary Shares pursuant to the exercise of shareholder redemption rights in connection with the consummation of Cazador’s initial business combination, or if Cazador liquidates the trust account, they will be jointly and severally liable, by means of direct payment to the trust account, to pay debts and obligations to target businesses or vendors or other entities that are owed money by Cazador for services rendered or contracted for or products sold to Cazador in excess of the net proceeds of Cazador’s initial public offering not held in the trust account. However, the agreement entered into by each of Cazador’s Sponsor and ACM specifically provides for two exceptions to this indemnity: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver or (2) as to any claims under Cazador’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, Cazador cannot assure you that each of the Sponsor and ACM would be able to satisfy those obligations. Accordingly, the actual per-share price from liquidation of the trust account could be less than $10.00 per Public Cazador Ordinary Share plus interest, due to claims of creditors. Additionally, if Cazador becomes insolvent or a petition to wind up the company is filed against Cazador which is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in Cazador’s insolvent estate and subject to the claims of third parties with priority over the claims of Cazador shareholders (including claims of Cazador shareholders for amounts owed to them as a result of the redemption or repurchase of Public Cazador Ordinary Shares). To the extent any claims deplete the trust account, Cazador cannot assure you it will be able to return to holders of Public Cazador Ordinary Shares at least $10.00 per Public Cazador Ordinary Share plus accrued interest.

Holders of Public Cazador Ordinary Shares will be entitled to receive funds from the trust account only in the event of Cazador’s compulsory repurchase of Public Cazador Ordinary Shares and liquidation of the trust account or if they seek to redeem their respective Public Cazador Ordinary Shares for cash upon an initial business combination which the shareholder voted against and such business combination is completed by Cazador. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

Competition

If Cazador succeeds in effecting the merger with Net Element or another business combination, there will be, in all likelihood, intense competition from competitors of the target business in the online media industry. Cazador cannot assure you that, subsequent to a business combination, Cazador will have the resources or ability to compete effectively.

Employees

Cazador currently has one executive officer. This individual is not obligated to devote any specific number of hours to Cazador matters and intends to devote only as much time as he deems necessary to Cazador’s affairs. The amount of time such individual will devote in any time period will vary based on whether a target business has been selected for the business combination and the stage of the business combination process that Cazador is in. Accordingly, once management locates a suitable target business to acquire, Cazador expects that its executive officer will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on Cazador’s affairs) than he would prior to locating a suitable target business. Cazador does not intend to have any full time employees prior to the consummation of its initial business combination.

Property, Plant and Equipment

Cazador currently maintains its executive offices at BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico and also has access to office space provided by ACM pursuant a letter agreement. Cazador considers its current office space adequate for its current operations. The cost for this space is included in the monthly fees payable to ACM for services.

Legal Proceedings

There is no litigation currently pending or, to Cazador’s knowledge, contemplated against Cazador or any of its officers or directors in their capacity as such.

Periodic Reporting and Financial Information

Cazador has reporting obligations under the Exchange Act, including the requirement that it file annual, quarterly and current reports with the SEC. These filings are available to the public via the Internet at the SEC’s website located at http://www.sec.gov. You may also read and copy any document that Cazador files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. For more information, please call the SEC at 1-800-SEC-0330. You may request a copy of Cazador’s filings with the SEC (excluding exhibits) at no cost by writing Cazador at BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico or by telephoning Cazador at (787) 993-9650.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Cazador’s financial statements, together with the notes to those statements, included elsewhere in this joint proxy statement/prospectus. Cazador’s actual results may differ materially from those discussed in forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

Cazador is an exempted company incorporated on April 20, 2010 in the Cayman Islands with limited liability as a blank check company. Cazador was incorporated for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination, which Cazador refers to throughout this section as its initial business combination, with one or more operating businesses or assets, or target businesses. Cazador will focus on effecting a business combination in developing countries in Central and Eastern Europe, Latin America and Asia, but it may pursue opportunities in other geographical areas.

During 2011, Cazador determined that it no longer qualified as a “foreign private issuer” under applicable SEC rules. As a result, Cazador filed its annual report for its fiscal year ended December 31, 2011 on Form 10-K and has begun to comply with SEC reporting obligations as a domestic issuer. Accordingly, Cazador expects to incur incremental general and administrative expenses in the upcoming quarters.

Presently Cazador is not engaged in, and will not engage in, any operations other than activities related to the search for a suitable target for an initial business combination. Cazador intends to utilize the cash proceeds of its initial public offering and the private placement of the warrants to the Sponsor, Cazador’s share capital, debt or other securities or a combination of the foregoing as the consideration to be paid in an initial business combination.

Cazador has engaged certain agents and/or representatives to identify and/or locate suitable acquisition candidates and Cazador has actively solicited and investigated potential target businesses.

The Cazador Cayman Charter provides that if after 24 months (since the period to complete Cazador’s business combination has been extended because it has, prior to April 14, 2012, entered into a non-binding letter of intent with respect to an initial business combination) from the consummation of Cazador’s initial public offering, or October 14, 2012, it has not consummated an initial business combination, Cazador will be required to repurchase all of the Public Cazador Ordinary Shares and liquidate the trust account and distribute the proceeds pro rata to the holders of Public Cazador Ordinary Shares in return for such shares (which will be subsequently cancelled upon completion of the redemption of such shares). The consummation of the business combination with Net Element is subject to, among other things, effecting the Cazador domestication and obtaining the required shareholder approvals by the Cazador shareholders and the Net Element shareholders. There can be no assurance that a merger will be consummated, and Cazador retains the ability to enter into a letter of intent or definitive transaction agreement with respect to a business combination with another target.

Going Concern and Management’s Plan and Intentions

Cazador believes that the funds available to it outside the trust account, together with the interest income earned on the trust account, will not be sufficient to maintain Cazador until a business combination is consummated. Therefore, on March 23, 2012, Cazador’s Sponsor entered into an agreement with Cazador in which the Sponsor has committed to advance to Cazador, by way of a non-interest bearing loan, an amount of up to $400,000 to cover ongoing costs and expenses relating to Cazador’s operations and in connection with a potential business combination. Cazador believes it is likely that the Sponsor would be willing to make additional loans to Cazador, to the extent that reasonable additional funds are required to fund Cazador’s short-term operation and/or in connection with Cazador’s initial business combination. Based on these factors, Cazador believes that it will have access to sufficient funds to meet its working capital and liquidity needs until the earlier of (i) consummation of an initial business combination or (ii) liquidation of Cazador. As of March 31, 2012, the Sponsor has advanced $6,527.

Liquidity and Capital Resources

At March 31, 2012, total outstanding cash balance available for Cazador’s working capital needs amounted to $10,300, and restricted cash held in trust account amounted to $46.2 million. Since Cazador’s initial public offering, its only source of revenue has been interest income earned over the net proceeds from Cazador’s initial public offering that are currently held in the trust account and invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 180 days or less, or in money market funds meeting the conditions under Rule 2a-7 under the Investment Company Act, until the earlier of (i) consummation of an initial business combination or (ii) liquidation of Cazador.

Subject to shareholders’ approval, Cazador expects to use substantially all of the net proceeds of its initial public offering to acquire one or more target businesses by identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the initial business combination. To the extent Cazador uses its share capital in whole or in part as consideration for an initial business combination, the proceeds held in the trust account (less amounts paid to any holders of Public Cazador Ordinary Shares who properly exercise their shareholder redemption rights and any interest income previously released to Cazador) as well as any other net proceeds not expended prior to that time will be used to finance the operations of the target business or businesses. The funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. The funds could also be used to repay any operating expenses or finders’ fees which Cazador had incurred prior to the completion of its initial business combination if the funds available to Cazador outside of the trust account were insufficient to cover such expenses.

Cazador believes the funds available to it outside of the trust account, together with (i) the interest income earned on the trust account balance that may be released to Cazador to pay any tax obligations and (ii) interest income of up to $2.0 million on the balance of the trust account to be released to Cazador for working capital requirements (so long as Cazador has sufficient funds available to Cazador to pay its tax obligations on such interest income or otherwise then due at that time), will not be sufficient to allow Cazador to operate until October 14, 2012, assuming an initial business combination is not completed during that time, unless either current interest rates increase or Cazador locates an investment which pays a higher interest rate than current interest rates. Cazador expects that its primary liquidity requirements during that period including, but not limited to, expenses relating to: (i) due diligence and investigation of a target business or businesses; (ii) transaction structuring, negotiating and documenting an initial business combination; (iii) reporting requirements; (iv) general working capital; (v) an aggregate of $180,000 for office space, administrative services and support, representing a total of $7,500 per month for up to 24 months (since the period to complete Cazador’s business combination has been extended to October 14, 2012, because Cazador has, prior to April 14, 2012, entered into a non-binding letter of intent with respect to an initial business combination); and (vi) additional expenses that may be incurred by Cazador in connection with its initial public offering over and above the amounts originally contemplated in connection with the initial public offering, will be less than $1.25 million. As of March 31, 2012, Cazador has earned $58,700 on interest income and Cazador anticipates that at the current interest rate of approximately 0.2% per annum, the interest that will accrue on the trust account during the time it will take to identify a target and complete an acquisition will be insufficient to fund its working capital requirements.

As a result of the liquidity requirements discussed in the preceding paragraph, Cazador’s Sponsor has committed to advance to Cazador by way of a non-interest bearing loan an amount of up to $400,000 to be used to cover Cazador’s ongoing costs and expenses relating to its operations and in connection with a potential initial business combination. This commitment was memorialized in a memorandum of understanding dated as of March 23, 2012 between Cazador and Cazador’s Sponsor. As of March 31, 2012, Cazador had used $6,527 on the commitment, leaving an outstanding balance of $393,473 at Cazador’s disposal. In addition, Cazador believes it is likely that its Sponsor would be willing to make additional loans to Cazador, to the extent that reasonable additional funds are required to fund Cazador’s short-term operation and/or in connection with Cazador’s initial business combination. Based on these factors, Cazador believes that it will have access to sufficient funds to meet its working capital and liquidity needs until the earlier of (i) consummation of an initial business combination or (ii) liquidation of Cazador.

Cazador is not obligated to pay any taxes in the Cayman Islands on either income or capital gains. As a Cayman Islands exempted company, Cazador has obtained a tax exemption undertaking from the Cayman Islands government that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Cazador or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of Cazador Ordinary Shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by Cazador to its members or a payment of principal or interest or other sums due under a debenture or other obligation of Cazador.

Results of Operations

On October 14, 2010, Cazador received net proceeds of $40.0 million, before deducting underwriting compensation of $900,000 and $100 for the purchase of 200,000 warrants by the underwriter. On the same date, pursuant to the exercise of the underwriters’ over-allotment option, Cazador received $6.0 million before deducting underwriting compensation of $135,000. In addition, immediately before the consummation of the initial public offering, the Sponsor purchased 4.34 million warrants at a price of $0.50 per warrant, which in the aggregate approximates to $2.2 million in proceeds to Cazador. Total gross proceeds to Cazador from the 4.6 million units sold in the initial public offering and the private placement sale of warrants to the Sponsor amounted to $48.2 million.

Through March 31, 2012, Cazador’s efforts have been limited to activities related to the organization of the initial public offering of Cazador, the identification and evaluation of prospective acquisition candidates and other general corporate matters. Cazador has not generated any revenues, other than interest income earned on the proceeds held in the trust account.

Year Ended December 31, 2011

For the year ended December 31, 2011, Cazador had a net loss of approximately $677,500, which consisted of interest income of approximately $38,300 less expenses attributable to formation and operating costs of approximately $715,800. For the period from April 20, 2010 (inception) to December 31, 2010, Cazador had a net loss of approximately $158,900, which included interest income of approximately $14,100, offset by formation and operating costs of approximately $173,000. The increase noted in the formation and operating costs is mainly related to higher expenses associated to the identification and evaluation of prospective acquisition candidates.

As of December 31, 2011, Cazador had no contractual commitments other that the service agreement to pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure, which amounted to $90,000, and $18,800 for the year ended December 31, 2011, and the period from April 20, 2010 (inception) to December 31, 2010, respectively.

Three Months Ended March 31, 2012

For the quarter ended March 31, 2012, Cazador had a net loss of approximately $190,200, which consisted of interest income of approximately $6,300 less expenses attributable to formation and operating costs of approximately $196,500. During the quarter ended March 31, 2011, Cazador had a net loss of approximately $96,700, which consisted of interest income of approximately $9,600 less expenses attributable to formation and operating costs of approximately $106,300. The increase noted in the formation and operating costs is mainly related to higher expenses associated to the identification and evaluation of prospective acquisition candidates. For the period from April 20, 2010 (inception) to March 31, 2012, Cazador had a net loss of approximately $1.0 million, which included interest income of approximately $58,700, offset by formation and operating costs of approximately $1.1 million.

As of March 31, 2012, Cazador had no contractual commitments other than the service agreement to pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure, which amounted to $22,500, and $131,300 for the quarter ended March 31, 2012, and the period from April 20, 2010 (inception) to March 31, 2012, respectively.

Cazador expects to continue to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in light of current low interest rates on risk free investments (treasury securities). In addition, Cazador expects a substantial increase in expenses for the subsequent annual period provided that Cazador is able to consummate an initial business combination.

Off-Balance Sheet Arrangements

As of December 31, 2011 and March 31, 2012, Cazador did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations, other than in relation to the monthly fee payable to ACM of $7,500 for accounting, legal and operational support, access to support staff, and information technology infrastructure. Such agreement has been in place since October 14, 2010 and shall remain effective until the earlier of (i) the completion of an initial business combination or (ii) dissolution of Cazador.

Recent Accounting Pronouncements

Cazador does not believe that the adoption of any recently issued accounting standards will have a material impact on its financial position and results of operations.

Directors and Executive Officers

Cazador’s current directors and executive officers are as follows:

Name	Age	Position
Francesco Piovanetti	37	Director, Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President
Facundo Bacardí	65	Director
David P. Kelley II	54	Director
Shai Novik	46	Director
Carlos Valle	52	Director

Francesco Piovanetti, Director, Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President.  Mr. Piovanetti has served as Cazador’s Director, Co-Chief Executive Officer, Chief Financial Officer and President since April 20, 2010 and as the Chairman of Cazador’s Board and sole Chief Executive Officer as of March 23, 2012. Mr. Piovanetti has served as ACM’s President since its formation. He is also the Chief Executive Officer, President, Chief Operating Officer, and Director of Arco. Mr. Piovanetti has more than a decade and a half of experience working in various areas of corporate finance, capital markets and investment banking. From 2003 to 2006, Mr. Piovanetti served as Managing Director for Asset Sourcing at Gramercy. Prior to joining Gramercy, from 1997 to 2003, Mr. Piovanetti was employed as an Analyst and later as an Associate, a Vice President and then as a Director at Deutsche Bank in its Structured Capital Markets Group, which executed proprietary and client arbitrage transactions. From 1995 to 1997, he was a Senior Analyst in Deloitte & Touche’s Corporate Finance Group, where he consulted in the areas of commercial lending, mergers and acquisitions, management buyouts, capital sourcing and valuation services. Mr. Piovanetti received B.A. in Economics and B.S. in Finance from Bryant University, and an M.B.A. from Columbia Business School. The skills and vast experience of Mr. Piovanetti in emerging markets, investment banking and corporate finance makes him qualified to serve as Chairman of the Cazador Board.

Facundo Bacardí, Director.  Mr. Bacardí has served as a Cazador Director since August 2010. Mr. Bacardí is a member of the family that owns Bacardí Limited, one of the largest family owned companies in the worldwide liquor manufacturing and distributing business. At Bacardí Limited, he served as executive officer and director in Brazil and Trinidad. Mr. Bacardí was responsible for the creation of Bacardí Centroamericana, S.A. in 1980, which was sold in 1991. He has served as President and Director of Suramericana de Inversiones, S.A. since 1995, an investment company in Panama that he founded in 1995. Mr. Bacardí was also Chairman and President of Nations Flooring, a flooring and window dressing company, between 1995 to 2004. From 1993 to 2000, he served as a director of CTA Industries, Inc., an insulation manufacturer. He also served as a director of JSM Holdings, Corp., an investment company, from 2003 to 2007. He graduated with a Bachelors of Science from Babson College in 1967. Cazador believes that Mr. Bacardí's extensive experience and knowledge of businesses in emerging markets make him qualified to serve as a Cazador Director.

David P. Kelley II, Director.  Mr. Kelley has served as a Cazador Director since August 2010. Mr. Kelley is a partner of Zenith Capital Partners, LLC, a private equity firm located in New York, where he has served since 2006, and a founding partner of Andover Partners Strategic Security Solutions, LLC (AP-S3, LLC), a security and intelligence consulting firm, where he has served since December 2009. From 1985 to 1988, Mr. Kelley was a tax lawyer in the law firm of Brown and Wood located in New York. From 1988 to 1991, Mr. Kelley worked at Merrill Lynch in New York, where he was promoted to a Director of the Global Swap Group. From 1991 to 1994 Mr. Kelley was a Managing Director at UBS Securities in New York, in

charge of the U.S. Structured Products Group. From 1994 to 1998, Mr. Kelley was a Managing Director and Head of the Global Structured Products Group at Deutsche Bank Securities in New York. From 1998 to 2006, Mr. Kelley was a Managing Director of Integrated Capital Associates, a private equity firm, located in New York. Mr. Kelley is currently a Director of the Apex-Guotai Junan Greater China Fund, headquartered in Hong Kong. Mr. Kelley graduated from Emory University with a BA degree in 1979. He graduated with a J.D. degree from Temple University School of Law in 1983, and he received an L.L.M. in Taxation from New York University School of Law in 1985. Cazador believes that Mr. Kelley's vast experience as a consultant and member of multiple different oversight bodies, provides him with the necessary skills to be qualified to serve as a Cazador Director.

Shai Novik, Director.  Mr. Novik has served as a Cazador Director since August 2010. Mr. Novik has served as the President and a director of PROLOR Biotech since 2005. From 2003 to 2005, Mr. Novik was the Managing Director of A.S. Novik, a private investment firm, and from 2000 to 2002, he was Managing Director of A-Online Capital, an investment firm. Mr. Novik previously served as Chief Operating Officer and Head of Strategic Planning of THCG, a technology and life sciences investment company, from 1998 to 2000. THCG was a portfolio company of Greenwich Street Partners, a large U.S.-based private equity fund. THCG’s portfolio included several life sciences and medical device companies. Prior to his position at THCG, Mr. Novik served as Chief Operating Officer and Chairman of Strategy Committee of RogersCasey, an investment advisory company serving Fortune 500 companies such as DuPont, Kodak, General Electric and others, from 1994 to 1998. Mr. Novik is the co-founder and Chairman of the Board of Stentomics Inc., a private drug-eluting stent technology company developing next-generation, polymer-free drug-eluting stent solutions. Mr. Novik also serves on the boards of the privately-held companies Ucansi Inc., a company developing non-invasive vision correction products, and Odysseus Ventures Ltd., a managing partner of a small venture fund. Mr. Novik served for seven years in the Israeli Defense Forces, and received his M.B.A., with Distinction, from Cornell University. Cazador believes that his knowledge and skills in emerging markets, along with his experience as member of various oversight bodies, including public companies, make him qualified to serve as a Cazador Director.

Carlos Valle, Director.  Mr. Valle has served as a Cazador Director since August 2010. He is also the Chairman of the Board of Directors of Arco. Mr. Valle is a seasoned professional with broad global experience in finance. In May 2009, Mr. Valle retired from Merrill Lynch & Co. where he served for over 20 years in many diverse assignments. His expertise includes Leveraged Finance, Corporate Bonds, Structured Finance, Private Equity and Sales Management of both, Institutional Fixed Income and Equities as well as International High Net Worth Private Clients. Prior to Merrill Lynch, Mr. Valle was a bond analyst for a major Insurance company. He holds a Bachelor of Science degree from the Wharton School, University of Pennsylvania and an M.B.A. from the Darden School, University of Virginia. Mr. Valle served as Adjunct Professor at the Darden School in the Spring of 2010 and acts as advisor to various boards of directors. His knowledge and skills of corporate finance, coupled with his vast experience as a member and advisor to several boards of directors, allow him to make valuable contributions to the Cazador board in its oversight functions, and, therefore, make him qualified to serve as a Cazador Director.

Family Relationships

There are no family relationships among Cazador’s executive officers and directors.

Director Independence

The NASDAQ Capital Market requires that a majority of the Cazador board be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Cazador board has determined that except for Mr. Piovanetti, each of Cazador’s directors are independent directors as such term is defined in Rule 10A-3 of the Exchange Act and the rules of The NASDAQ Capital Market. Cazador’s independent directors have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to Cazador than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Cazador’s independent and disinterested directors.

Terms of Office of Directors and Officers

The Cazador board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Facundo Bacardí and Shai Novik, will expire at the first annual general meeting of Cazador’s shareholders. The term of office of the second class of directors, consisting of David P. Kelley II and Carlos Valle, will expire at the second annual general meeting of Cazador’s shareholders. The term of office of the third class of directors, consisting of Francesco Piovanetti, will expire at the third annual general meeting of Cazador’s shareholders.

Cazador does not have an established and defined term for the services being provided by its executive officers. If one or more of Cazador’s executive officers or directors remain associated in some capacity with Cazador following the business combination, it is unlikely that any of them will devote their full efforts to Cazador’s affairs subsequent to the business combination.

On March 23, 2012, the Cazador board accepted the resignation of Mr. Jay Johnston as Chairman of the Board, Director, and Co-Chief Executive Officer of Cazador. Mr. Francesco Piovanetti replaced Mr. Johnston as Chairman of the Board and now serves as sole Chief Executive Officer of Cazador. Mr. Piovanetti remains as the Company’s Chief Financial Officer and President. Mr. Piovanetti will not be compensated for his services as an executive officer or chairman of Cazador.

Audit Committee and Audit Committee Financial Expert

The audit committee of Cazador is composed of Carlos Valle (Chairman), Facundo Bacardi, David P. Kelly II and Shai Novik. All members of the audit committee are independent directors who are financially literate, as required by The NASDAQ Capital Market listing standards. Further, the Cazador board has determined that Carlos Valle is financially sophisticated and that he qualifies as an “audit committee financial expert,” as defined under the rules and regulations of the SEC.

The audit committee’s duties, which are specified in Cazador’s Audit Committee Charter, include, but are not limited to:

•	reviewing and discussing with management and Cazador’s independent auditor the annual audited financial statements, and recommending to the Cazador board whether the audited financial statements should be included in Cazador’s Annual Report on Form 10-K;
•	discussing with management and Cazador’s independent auditor significant financial reporting issues and judgments made in connection with the preparation of Cazador’s financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of Cazador’s independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	reviewing and approving all related-party transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction;
•	inquiring of and discussing with management Cazador’s compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by Cazador’s independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing Cazador’s independent auditor;

•	reviewing Cazador’s proxy disclosure;
•	determining the compensation and oversight of the work of Cazador’s independent auditor (including resolution of disagreements between Cazador’s management and Cazador’s independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•	establishing procedures for the receipt, retention and treatment of complaints received by Cazador regarding accounting, internal accounting controls or reports which raise material issues regarding Cazador’s financial statements or accounting policies;
•	approving reimbursement of expenses made to and incurred by Cazador’s Sponsor, officers, directors or their affiliates. Any reimbursements or payments made to members of Cazador’s audit committee will be reviewed and approved by the Cazador board, with the interested director or directors abstaining from such review and approval; and
•	monitoring compliance on a quarterly basis with the terms of Cazador’s initial public offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of Cazador’s initial public offering.

Nominating Committee

The nominating committee of Cazador is composed of David P. Kelley II (Chairman), Facundo Bacardi, Shai Novik and Carlos Valle, each of whom is an independent director under the NASDAQ Capital Market listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Cazador board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Code of Ethics and Board Committee Charters

Cazador has adopted a code of ethics that applies to its officers, directors and employees and has filed copies of its code of ethics and its board committee charters as exhibits to its registration statement on Form F-1 (Registration No. 333-169231). You will be able to review these documents by accessing Cazador’s public filings and on Cazador’s website at www.cazador1.com. You may request a free copy of these documents from:

Cazador Acquisition Corporation Ltd.
Attn: Francesco Piovanetti, Chairman of the Board, Chief Executive Officer,
Chief Financial Officer and President
BBVA Building, P1
254 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
Tel: (787) 993-9650

Cazador intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Form 8-K.

Conflicts of Interest

Each of Cazador’s executive officers may be deemed an affiliate of any company for which he serves as an officer or director with respect to which that executive officer otherwise has a pre-existing fiduciary duty and a conflict of interest could arise if an opportunity is appropriate for one of such companies. Thus, Cazador may not be able to pursue opportunities that otherwise may be attractive to Cazador unless these companies and entities have declined to pursue such opportunities. These pre-existing fiduciary duties may limit the opportunities that are available to Cazador to consummate its initial business combination.

In summary, directors and officers owe the following fiduciary duties under Cayman Islands law:

•	duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;
•	duty to act in good faith in what the directors believe to be in the best interests of the company as a whole;

•	directors should not impinge upon the exercise of future discretion;
•	duty to exercise powers fairly as between different sections of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as “a reasonably diligent person” having both:

•	the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company; and
•	the general knowledge skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

As a result of multiple business affiliations, Cazador’s officers and directors may have similar legal obligations relative to presenting business opportunities meeting the criteria Cazador will look for in a target business, listed elsewhere in the this joint proxy statement/prospectus, to multiple entities. In addition, conflicts of interest may arise when Cazador’s board evaluates a particular business opportunity with respect to such criteria. The Cazador Cayman Charter states that should a director have a conflict of interest, the interested director must disclose such conflict to the Cazador board.

You should be aware of the following other potential conflicts of interest:

•	None of Cazador’s officers and directors is required to commit their full time to Cazador’s affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.
•	In the course of their other business activities, Cazador’s officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to Cazador as well as the other entities with which they are affiliated. Due to any existing and future affiliations, Cazador’s officers and directors may have fiduciary or contractual obligations to present potential business opportunities to other entities as well as presenting them to Cazador. Cazador’s management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
•	In the future, Cazador’s officers and directors may seek to organize, promote or become affiliated with other entities, including other blank check companies that may, among other things, focus on target businesses in emerging markets.
•	The Cazador Ordinary Shares and underlying securities owned by the Sponsor may not be released from escrow until one year after the successful consummation of an initial business combination, and the warrants purchased by the Sponsor and any warrants that the Sponsor, which includes all of Cazador’s directors and executive officers, may purchase in the secondary market may expire worthless if an initial business combination is not consummated. Additionally, the Sponsor will not receive liquidation distributions with respect to any of its Cazador Ordinary Shares. Furthermore, the Sponsor has agreed that it will not sell or transfer the warrants held by it (except under limited circumstances) until six months after Cazador has completed its initial business combination. The Sponsor’s desire to avoid rendering its securities worthless may result in a conflict of interest when it determines whether it is appropriate to enter into an initial business combination with a particular target business and the conflict of interest will increase as Cazador approaches October 14, 2012 if Cazador has not consummated an initial business combination.
•	Cazador’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors were included by a target business as a condition to any agreement with respect to an initial business combination.

Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve an initial business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date. Cazador has agreed not to consummate an initial business combination with an entity which is affiliated with any of Cazador’s directors, executive officers or the Sponsor, including an entity or fund that is either a portfolio company of, or has otherwise received a material financial investment from, any fund or investment company (or an affiliate thereof) that is affiliated with such individuals or entities, unless opinion from an independent investment banking firm that the business combination is fair to Cazador’s unaffiliated shareholders from a financial point of view and a majority of Cazador’s disinterested independent directors approve the transaction. Cazador currently does not anticipate entering into an initial business combination with an entity affiliated with any of its directors, its officers or its Sponsor. Furthermore, in no event will any of Cazador’s existing officers, directors, Sponsor, or any entity or individual with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is).

Limitations on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Cazador Cayman Charter provides for indemnification of Cazador’s officers and directors for any liability incurred in their capacities as such, except through their own actual fraud or willful default. Cazador has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cazador Cayman Charter. Cazador believes that these provisions and agreements are necessary to attract and retain qualified directors. The Cazador Cayman Charter also permits Cazador to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit such indemnification. Cazador has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures Cazador against its obligations to indemnify its directors and officers.

These provisions may discourage shareholders from bringing a lawsuit against Cazador’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against Cazador’s directors and officers, even though such an action, if successful, might otherwise benefit Cazador and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Cazador believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cazador’s officers, directors and persons who beneficially own more than 10% of the Cazador Ordinary Shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish Cazador with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, management of Cazador believes that all of these reports were filed in a timely manner.

Executive Compensation

Cazador’s officers and directors have not received any compensation for services rendered. Commencing on October 14, 2010, the date of Cazador’s initial public offering, through the earlier of consummation of Cazador’s initial business combination or the liquidation of Cazador’s trust account, Cazador will pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure. Cazador believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party for such services. No compensation of any kind, including finders’ and consulting fees, will be paid either by Cazador or by any affiliated entity for services rendered to Cazador by any of officers and directors, the Sponsor or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Cazador’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of reimbursement these individuals may receive. After an initial business combination, members of Cazador’s management team who remain with Cazador may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to Cazador’s shareholders. It is unlikely the amount of such compensation will be known at the time of a shareholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. Cazador does not have a long-term incentive plan or pension plan and do not provide retirement benefits to its employees. Cazador has no plans or arrangements that result in the compensation of an executive officer or director in the event such person’s employment is terminated following a change of control.

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The following table sets forth information regarding the beneficial ownership of Cazador Ordinary Shares as of July 13, 2012 by each person known by Cazador to be the beneficial owner of more than 5% of the outstanding Cazador Ordinary Shares.

Unless otherwise indicated, Cazador believes that all persons named in the table have sole voting and investment power with respect to all Cazador Ordinary Shares beneficially owned by them. Each of these persons has the same voting rights as Cazador’s other public shareholders.

Cazador has based its calculation of the percentage of beneficial ownership on 5,750,000 Cazador Ordinary Shares outstanding as of July 13, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Cazador Ordinary Shares(2)
Cazador Sub Holdings Ltd.(1)(2)	1,150,000	20.0%
Bulldog Investors(3) Park 80 West Plaza Two Suite 750 Saddle Brook, NJ 07663	578,313	10.1%
Polar Securities Inc.(4) 372 Bay St. 21st Floor Toronto, ON M5H 2W9	560,000	9.7%
AQR Capital Management LLC(5) Two Greenwich Plaza Greenwich, CT 06830	393,184	6.8%
Deutsche Bank AG Taunusanlage 12 Frankfurt, Germany, 60325	355,205	6.2%
Pacific Capital Management, LLC (6) 1601 Wilshire Boulevard Suite 2180 Los Angeles, CA 90025	350,000	6.1%

(1)	The registered office address of the shareholder is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.
(2)	Cazador Sub Holdings Ltd. is wholly owned by Arco Group LLC (of which Francesco Piovanetti is an ultimate beneficiary).
(3)	Based upon Schedule 13G filed by Bulldog Investors with the SEC on October 12, 2010 and amended on February 14, 2012, the voting and dispositive power over such shares is shared by Bulldog Investors, Brooklyn Capital Management, Phillip Goldstein, and Andrew Dakos. Phillip Goldstein and Andrew Dakos are principals of Bulldog Investors.
(4)	Based upon Schedule 13G filed by Polar Securities Inc. with the SEC on October 18, 2010 and amended on February 14, 2012, Polar Securities Inc. serves as the investment manager to North Pole Capital Master Fund. The voting and dispositive power over the shares is shared by North Pole Capital Master Fund.
(5)	Based upon Schedule 13G filed by AQR Capital Management, LLC with the SEC on February 11, 2011 and amended on February 14, 2012, AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund. The voting and dispositive power over the shares is shared by AQR Diversified Arbitrage Fund.
(6)	Based upon Schedule 13G filed by Pacific Capital Management, LLC with the SEC on June 20, 2011, the securities are held directly by Pacific Capital Management, LLC. JMG Capital Management, Inc. is the manager of Pacific Capital Management, LLC and Jonathan M. Glaser is the control person of JMG Capital Management, Inc. The voting and dispositive power over the shares is shared by Pacific Capital Management, LLC, JMG Capital Management, Inc. and Jonathan M. Glaser. Each of Pacific Capital Management, LLC, JMG Capital Management, Inc., and Jonathan M. Glaser disclaims beneficial ownership of the securities except to the extent of that person’s pecuniary interest therein.

According to Continental Stock Transfer and Trust Company, Cazador’s transfer agent, there were a total of 5,750,000 Cazador Ordinary Shares as of December 31, 2011. According to Cazador’s register of shareholders, as of December 31, 2011, there were three holders of record of Cazador Ordinary Shares.

The Sponsor purchased 4.34 million warrants at a price of $0.50 per warrant (approximately $2.2 million in the aggregate) upon consummation of Cazador’s initial public offering. The warrants were purchased separately by the Sponsor and not in combination with Cazador Ordinary Shares or in the form of units. Cazador’s determination of the purchase price of the Sponsor’s warrants was based on the terms of such warrants, including restrictions on transferability, and an analysis of recent market values of warrants of similarly structured blank check companies. The purchase price of the Sponsor’s warrants was added to the proceeds from Cazador’s initial public offering to be held in a trust account pending the completion of the business combination. If Cazador does not complete a business combination that meets the criteria described elsewhere in this joint proxy statement/prospectus and Cazador is forced to liquidate, then the approximately $2.2 million purchase price of the Sponsor’s warrants will become part of the distribution to the holders of Public Cazador Ordinary Shares and the Sponsor’s warrants will expire worthless. The Sponsor’s warrants are identical to the warrants underlying the units sold in Cazador’s initial public offering, except that the Sponsor’s warrants (i) are non-redeemable, so long as they are held by any of the Sponsor or its permitted transferees (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by any of the Sponsor or its permitted transferees, rather than at Cazador’s sole discretion and (iii) are not transferable or saleable by the Sponsor (except to permitted transferees) until six months after the consummation of the initial business combination. In addition, Cazador’s Sponsor and its beneficial owners will agree not to transfer its ownership interests in the Sponsor or to take any steps to cause the Sponsor to issue new ownership interests to anyone other than a permitted transferee. The Sponsor’s warrants are not exercisable and will be held in escrow while they are subject to such transfer restrictions. In addition, the holders of the Sponsor’s warrants and the 4.34 million Cazador Ordinary Shares underlying such warrants are entitled to certain registration rights described herein. Cazador will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting commissions which will be paid for by the holders themselves. Upon completion of Cazador’s initial public offering, the Sponsor placed its warrants and Cazador Ordinary Shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent.

Securities Authorized for Issuance Under Equity Compensation Plans

Cazador has no compensation plans under which equity securities are authorized for issuance.

Certain Relationships, Related Transactions and Director Independence

Cazador issued 1,437,500 Cazador Ordinary Shares to the Sponsor for an aggregate of $25,000 in cash, at a purchase price of approximately $0.01739 per share on June 16, 2010. On October 5, 2010, Cazador repurchased 287,500 of Cazador Ordinary Shares from the Sponsor for an aggregate purchase price of $1.00. As a result of the repurchase, the Sponsor currently owns 1,150,000 Cazador Ordinary Shares, which are referred to as the Sponsor’s shares. The Sponsor’s shares are not transferable or saleable by the Sponsor (except to permitted transferees) until (i) with respect to 50% of such shares, when the closing price per Cazador Ordinary Share exceeds $11.50 for any 20 trading days within a 30-trading day period following the consummation of Cazador’s initial business combination; and (ii) with respect to 50% of such shares, when the closing price per Cazador Ordinary Share exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of Cazador’s initial business combination. The Sponsor’s shares will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent, while they are subject to the foregoing transfer restrictions. Notwithstanding the foregoing, all of the Sponsor’s shares will be released from escrow and freely tradable or saleable upon the earlier of (i) the first anniversary of the consummation of Cazador’s initial business combination and (ii) the first transaction following Cazador’s initial business combination which results in Cazador’s shareholders’ having the right to exchange their shares for cash or other securities.

On June 16, 2010, the Sponsor agreed to purchase an aggregate of 4.34 million warrants at a price of $0.50 per warrant ($2.2 million in the aggregate) in a private placement that took place upon consummation of Cazador’s initial public offering. Total proceeds from this private placement were added to the proceeds of Cazador’s initial public offering. If Cazador does not complete an initial business combination prior to October 14, 2012 (24 months from the closing of Cazador’s initial public offering since the period to complete its business combination has been extended because Cazador, prior to April 14, 2012, entered into a non-binding letter of intent with respect to an initial business combination), then the $2.2 million will be part of the liquidating proceeds from Cazador’s trust account to holders of Public Cazador Ordinary Shares, and the Sponsor’s warrants will expire worthless. The Sponsor’s warrants are identical to the warrants underlying the units sold in Cazador’s initial public offering, except that the Sponsor’s warrants (i) are non-redeemable so long as they are held by any of the Sponsor or their permitted transferees; (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by any of the Sponsor or their permitted transferees; and (iii) are not transferable or saleable by the Sponsor (except to permitted transferees) until six months after Cazador completes the initial business combination. The Sponsor’s warrants are not exercisable and will be held in escrow while they are subject to such transfer restrictions.

The Sponsor, its beneficial owners and permitted transferees are entitled to registration rights with respect to their Cazador Ordinary Shares and warrants pursuant to an agreement signed prior to the effective date of Cazador’s initial public offering. Cazador’s Sponsor or, in the case of a permitted transfer, the majority of the permitted transferees are entitled to an aggregate of four demands that Cazador register their securities. They can elect to exercise these rights with respect to Cazador Ordinary Shares, warrants and any units purchased in Cazador’s initial public offering or the secondary market (including Cazador Ordinary Shares and warrants comprising any of the units and the Cazador Ordinary Shares underlying any of the warrants) after the consummation of Cazador’s initial business combination, provided that they may not offer or sell any of the related securities under that registration statement until, at the earliest, those securities are released from escrow, under the terms of the escrow agreement, and provided, further, that the estimated market value of the securities to be registered is at least $500,000 in the aggregate. Cazador Ordinary Shares and warrants that were purchased by the Sponsor in Cazador’s initial public offering and their permitted transferees also have certain “piggy-back” registration rights with respect to registration statements filed pursuant to such agreement. In general, Cazador will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting commissions which will be paid for by the holders themselves.

Commencing on the effective date of Cazador’s initial public offering, October 14, 2010, through the acquisition of the target business or Cazador’s compulsory repurchase of all of the Public Cazador Ordinary Shares and liquidation of its trust account, Cazador will pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure. In the normal course of business, Cazador will enter into contracts that contain a variety of indemnifications. Cazador’s maximum exposure under these arrangements is unknown. Cazador does not anticipate recognizing any loss relating to these arrangements.

On March 23, 2012, Cazador’s Sponsor entered into an agreement with Cazador in which the Sponsor has committed to advance to Cazador, by way of a non-interest bearing loan, an amount of up to $400,000 to cover ongoing costs and expenses relating to Cazador’s operations and in connection with a potential business combination. As of July 13, 2012, the Sponsor has advanced $334,930 to Cazador.

Cazador reimburses its officers and directors and their respective affiliates for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on Cazador’s behalf, such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses that could be incurred; provided, however, that to the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account and interest income of up to $2.0 million on the balance in the trust account, such out-of-pocket expenses would not be reimbursed by Cazador unless it consummates its initial business combination. Cazador’s audit committee will review and approve all payments made to its officers, directors, the Sponsor and their respective affiliates, and any payments made to members of Cazador’s audit committee will be reviewed and approved by the Cazador board, with the interested director or directors abstaining from such review and approval.

Other than reimbursable out-of-pocket expenses payable to Cazador’s officers and directors and their respective affiliates and the monthly payments for office space, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, are or will be paid to any of Cazador’s officers, directors, the Sponsor or to any of their respective affiliates, prior to or with respect to the initial business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between Cazador and any member of its management team or their respective affiliates, including loans by members of Cazador’s management team, are or will be on terms believed by Cazador at that time, based upon other similar arrangements known to Cazador, to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by Cazador’s audit committee who had access, at Cazador’s expense, to Cazador’s attorneys or independent legal counsel. Cazador may obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to Cazador than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to Cazador than with an unaffiliated third party, Cazador would not engage in such transaction.

INFORMATION ABOUT NET ELEMENT

Business Description

Net Element develops and operates online media websites in the film, motorsport and emerging music talent markets, and is developing additional sites and services in these markets as well as the legal information and peer-to-peer application markets, each as more fully described below. Net Element intends to continue to seek additional opportunities, including in emerging markets, to exploit its technologies in other vertical markets. In addition, Net Element soon intends to operate a mobile commerce platform for Russia and other emerging markets.

Today NETE is a technology driven internet group with websites that fit within one of two general categories, the first being mobile commerce and payment processing for electronic commerce and the second being entertainment and culture internet destinations.

Mobile commerce and payment processing for electronic commerce

TOT Money

OOO TOT Money (a Russian limited liability company) is an indirect wholly owned subsidiary of Net Element that was recently formed to adapt the existing revenue sharing platform used in Openfilm.com to a mobile commerce payment processing platform.

On June 26, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with Green Venture Group, LLC, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,557,885 based on the currency exchange rate as of the close of business on June 26, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Green Venture Group, LLC is owned and controlled by Mike Zoi.

On July 3, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with OOO Sat-Moscow, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,636,928 based on the currency exchange rate as of the close of business on June 4, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Sat-Moscow is indirectly controlled by Kenges Rakishev, a director of Net Element.

LegalGuru

LegalGuru LLC is developing a video-centric, legal information portal (legalguru.com) that will allow licensed attorneys (or Gurus) to brand themselves by posting relevant information content related to each attorney’s respective practice concentration. LegalGuru’s proprietary search algorithm allows the delivery of targeted search results optimized to display local attorneys to the user. LegalGuru will be launched as an Internet website and plans to have mobile applications for both iOS and Android smart phones. Net Element launched a beta test version of legalguru.com in May 2012.

Revenue Streams

LegalGuru will seek to generate revenue from up to five different sources: membership fees, connection fees, white label content fees, partner fees and video production fees. Net Element expects that certain revenue will be derived from the user portion of the site and others from the site when an attorney is logged in and viewing the functionality related to the attorney’s account and related content (the dashboard).

•	Membership Fees — LegalGuru will be open to any licensed attorney in the United States. Net Element plans to charge attorneys a monthly membership fee depending on the level of functionality desired, initially expected to range from $29 to $99 per month.
•	Connection Fees — LegalGuru’s proprietary video player has built-in functionality that will permit a user to instantly contact an attorney or his or her law firm via click-to-call, click-to-chat,

click-to-email or click-to-visit the attorney’s or law firm’s web site. Each time a user selects a method to connect with an attorney or law firm and the connection is completed, the attorney’s account will be charged for the connection.
•	White Label Content Fees — LegalGuru will produce video content on a wide variety of legal topics that will be available to Net Element’s attorney member base on a month-to-month basis. While the content may be the same in every geographic area (or zip code), the sponsoring attorney’s firm logo would be displayed based on the viewing user’s location and the contact functionality on the video player will correspond to the law firm sponsoring the content. The amount charged for each piece of content per month would be set by the sponsoring attorney, but Net Element’s platform would allow other attorneys who want to sponsor each piece of content to bid for and potentially outbid the initial sponsoring attorney for the sponsorship.
•	Partner Fees — LegalGuru will establish separate partner categories, some on both the user site and the attorney dashboard and others on only the user site or only the attorney dashboard. Net Element intends to sell each available category on a geographic basis. For example, the user site may have categories such as chiropractic, pain management, bail bonds, legal documents, etc. Each user zip code (as identified by the user’s Internet address or self-identified by the user) can have a unique advertiser or one advertiser could sponsor an entire county, state or country. Similar to the functionality for white label content, a new sponsor who is willing to pay more for a particular geographic area can bid for and potentially outbid the current sponsor in an auction format. This is intended to help ensure, once the system is fully operational, a true market price of each piece of inventory (category and geographic area).
•	Video Production Fees — LegalGuru, through a vendor agreement with StudioNow, Inc., an AOL company, will offer a complete video production solution for attorneys who want to produce professional quality video clips. The attorney would select the quantity and category of videos on the site, pay for the selected videos and the production of the videos would then be scheduled, coordinated, recorded, edited and approved using a LegalGuru labeled automated solution.

LegalGuru has at least three different types of target customers: practicing attorneys as “Gurus”; Internet users who seek legal information; and advertisers who want to reach either users focused on legal searches or attorneys as sponsors of content.

Yapik and Komissionka

Yapik is developing and deploying a peer-to-peer communication and bartering application and service for mobile devices operating within and around colleges and universities. Additional goals of Yapik LLC include developing a virtual currency to broaden usage and provide new digital experiences with 3rd party goods and services. Net Element has launched a beta test version of the Yapik mobile application on Android and iOS platforms at Florida International University, University of Florida and University of Miami with plans to launch at up to 10 additional universities if the beta launches prove successful.

Komissionka is a Russian version of the Yapik mobile application, which will enable users to buy, sell, barter or trade goods and services using geo-based (or location-based) technologies. The Komissionka application is expected to be introduced to the Russian marketplace on pre-loaded smartphones sold by mobile phone operator MegaFon in the third quarter of 2012.

Both Yapik and Komissionka will use a “freemium” model, whereby only a small portion of the users will pay for the service. All users will be restricted in amount of monthly activity that they can engage within the application, and those that exceed the threshold will have to pay a monthly transactional fee (expected to be offered in monthly subscription packages based on desired activity volume).

Another potential source of revenue for Yapik and Komissionka will be through use of a virtual currency. It is expected that users will be charged a percentage convenience fee for the use of a virtual currency within the application. Another feature planned for Yapik is the ability to convert existing loyalty programs (for example, airline miles or reward points accumulated with credit card companies) into a virtual currency which can be used within the application.

Entertainment and culture internet destinations

Music1 and Music1 Russia

Net Element recently organized a Russian limited liability company called Music1 (“Music1 Russia”) in order to partner with Igor Yakovlevich Krutoy, a Russian composer, performer, producer and musical promoter. Music1 Russia will promote Net Element’s music1.com platform in the Commonwealth of Independent States (CIS) countries (comprised of participating states of the former Soviet Union). This platform is expected to be localized to the CIS market and released in the third quarter of 2012, leveraging digital assets of Igor Yakovlevich Krutoy and his affiliate companies, which is expected to include the involvement of record label ARS Holding and NewWave International contest (comparable to American Idol in United States). Both domain names Music1.com and Music1.ru are planned to be used for this Music1 endeavor. Revenues are expected to be generated through third party advertising on the platform and royalty fees in connection with content distribution.

In addition to Music1 Russia, the company owns 97% of the membership interests in A&R Music Live, LLC (which operates Arlive.com). Music1, LLC, through its subsidiary A&R Music Live, is engaged principally in the discovery, education and promotion of new and emerging musical artists. A&R Music Live provides an artist discovery service called the A&R Live Hookup Service.

A&R Live Hookup Service

A&R Live Hookup Service (Arlive.com) provides unsigned artists, producers and songwriters (collectively, “Artists”) an opportunity to speak directly with record company personnel (also known as A&R (artist and repertoire)) responsible for scouting, signing and recording of artists on a record company roster, learn the music business and have their music reviewed live by record company A&R professionals and receive feedback and the possibility of a record company contract. Users of this service come from all over the world and pay a fee for access to industry A&R professionals, and can participate by phone, Internet or mobile devices. Arlive.com currently supports and promotes the following music genres: Adult Contemporary, Alternative, Christian, Country, Dance, Gospel, Hip Hop, Jazz, Neo-soul, Pop, Rap, R&B and Rock.

The A&R Live Hookup Service has hosted more than 2,900 online music listening sessions and workshops with top industry executives since 2001. Even Grammy award-winning recording artists, such as India Arie and TLC, have used Arlive.com services to advance their careers before they became top industry acts. Other attendees of listening sessions and workshops have landed major label production work and television licensing deals that featured their music on internationally broadcasted TV shows on MTV and Oprah’s Oxygen network. Most recently, Emphatic, a rock band from Omaha, Nebraska, signed a major record deal with Atlantic Records as a result of having their music showcased on the A&R Live Hookup Service.

Record executives and alumni who have reviewed music on the A&R Live Hookup Service have worked with some of the biggest names in the American music industry. Since 2001, A&R professionals from, or formerly associated with, the following companies have reviewed music from aspiring talent on the A&R Live Hookup Service: Aftermath Entertainment, Asylum Records, Atlantic Music Group, ASCAP, Bad Boy Entertainment, BMG Publishing, BMI, Capitol Records, Cherry Lane Music Publishing, Compadre Records, Def Jam Recordings, Disney Music Publishing, Geffen Records, Island Def Jam Records, Hidden Beach Recordings, Interscope Records, J-Records, Jive Records, Koch Records, Maverick Records, Motown Universal, Music World Entertainment, MTV’s The Real World, RCA Music Group, SESAC, Shady Records, So So Def, Interscope, Universal Music Group, TVT Records, Verity-Gospel Centric Records, Warner Bros. Records and others. In some cases, A&R Music Live may pay a small stipend to A&R professionals for their appearance at a listening session or workshop.

Net Element believes the opportunity is in DIY (do-it yourself) systems — providing music shopping, digital music education and fan-generation services to aspiring talent to help them monetize their content, music review and screening technologies to filter the best music for talent discovery and digital music services and fan generation.

Revenue Streams

A&R Music Live currently derives revenue from music review transaction services, which are described more fully below.

Future revenue streams are expected to be derived from advertising and targeted marketing/sponsorship arrangements, selling access to social analytic data, music review services, music licensing and publishing, MP3 sales and membership subscriptions for premium services.

•	Music Review Services — Arlive.com offers Artists several ways to have their music reviewed by record company A&R professionals:
•	A&R Live Hookup Service is a workshop and music review session that enables Artists to speak live with record company A&R professionals, learn the music business, pitch their Arlive.com promotional profile, and have their music heard for possible record deal consideration and receive immediate feedback. The A&R Live Hookup Service is hosted by phone teleconference through the Arlive.com website. Artists pay a registration fee on Arlive.com to attend A&R Live Hookup sessions.
•	VIP Private 1-off Hookup is an exclusive one-on-one service that includes a music consultant, one attendee and a record company A&R professional. The A&R Live follow-up system automates and manages the exchange of music and follow-up between an Artist and an interested record company A&R professional. Artists pay a registration fee to participate, create a promotional profile and upload their music, photos, videos and biographical information.
•	Quick Demo Review, which is licensed to Music1, LLC from Stephen Strother, enables an Artist to register, upload his or her music and receive a recorded music review by a specific record company A&R professional. Attendees can register and upload up to three songs for review by a record company A&R professional. Registration fees are charged depending on the number of songs uploaded by the Artist.
•	Social analytic data — Arlive.com provides marketing and fan tracking data through paid premium services to Artists and members of Arlive.com to help identify the demographics of their fan bases. Arlive.com enables advertisers to reach and target their audiences more effectively by providing general demographic data of members and visitors to the Arlive.com website.
•	Talent placement fees — Arlive.com provides talent placement services bringing together Artists and A&R professionals for possible collaboration. If a project or contractual relationship develops, then Arlive.com is typically entitled to a fee generally based on a percentage of the value of the project or contract, which is standard in the music industry.
•	Music licensing — Arlive.com intends to enter into music licensing agreements with its most talented Artists, who have created original content. Net Element expects to begin doing this by the end of fiscal 2012. A&R Music Live intends to provide licensing services on behalf of Artists and assist in the distribution of content in exchange for royalty fees.

A&R Music Live expects to release an upgraded version of the Arlive.com website in the third quarter of 2012. With these upgrades, Net Element plans to make the proprietary music review technology, screening systems and music licensing available through mobile phones and viral promotion widgets across popular social-media websites. Net Element also plans to launch on the site during 2012 a new music social networking community, which will extend artist discovery beyond record executives to include fans.

•	MP3 E-commerce sales — Similar to other popular online music distribution models, A&R Music Live’s platform allows Artists to sell and distribute their own content through the Arlive.com website. Artists are given the opportunity to sell their content at any price determined by them. A&R Music Live receives a small fee for each sale. Additionally, Arlive.com can offer Artists a variety of distribution models, including mobile downloads to other devices and platforms.
•	Premium services membership fees — Arlive.com offers Artists and member’s two levels of membership enrollment. Free membership allows users to upload music and videos and comment on content of other members and Artists, and rate content submissions. Premium membership allows members all of the benefits of free membership plus the opportunity to retain MP3 sales profits, access to a comprehensive database of music festivals, control of privacy settings on how their content is used, the ability to participate in contests via the Arlive.com website, the option to sell mobile versions of their music content, receive social and fan tracking analytics on the usage of their content and have this data transmitted to record company partners and prospects to gauge fan preference and loyalty, access to detailed earnings reports and other analytics relating to the member’s content, and assistance with direct sales of digital versions of content.

Openfilm

Openfilm is an online media company that supports a community of independent film enthusiasts and filmmakers. Openfilm owns and operates the website openfilm.com, which is based on a proprietary video platform (licensed to Openfilm by Net Element’s wholly-owned subsidiary, NetLab Systems IP LLC (“NetLab”)) and certain know-how and methods developed by Openfilm that unite elements of the film industry that Net Element believes are of most interest and value to Openfilm’s users in a single location. Openfilm derives revenues from license fees, video advertising, video content syndication, display advertising and membership fees, as well as contest entry fees, as discussed more fully below.

Openfilm has developed an award-winning website that currently showcases over 8,400 films of various lengths and genres, aggregated from film festivals, film schools and independent filmmakers from around the world. Most films are displayed online in high definition (HD) video format and filmmakers are able to upload their films and interact with other users through a social networking platform.

Openfilm offers aspiring filmmakers an opportunity to have their work screened by a distinguished group of Hollywood insiders who make up the Openfilm Advisory Board, including actor James Caan (Chairman as well as Net Element’s Board of Directors member), actor Robert Duvall, director Marc Rydell and actor and filmmaker Scott Caan. Advisory Board members collectively act as a group of mentors who interact with Openfilm’s premium members through public events and online web chats on a periodic basis. The Advisory Board members also serve as judges for various competitions promoted by Openfilm.

The proprietary technologies and software platform developed for Openfilm has potential applications in other vertical online markets that Net Element believes will enable it to generate revenues through software licensing, market reporting, e-commerce transactions, festival services and/or other similar products and services. Net Element believes that Openfilm is well positioned to capitalize on the independent film market, as well as the online advertising market.

Openfilm Growth Strategy

Openfilm intends to grow its membership base organically and also acquire online properties with targeted communities to increase the membership and traffic to openfilm.com. Net Element believes that increasing traffic to openfilm.com will lead to a network effect and provide an enhanced value proposition for advertisers and festivals that will lead to increasing their purchase of services from openfilm.com. Openfilm also intends to seek out partners that can help reach a larger audience.

Revenue Streams

Openfilm generates revenue from licensing software technology, third-party advertising on openfilm.com and, to a lesser extent, membership subscriptions.

Openfilm monetizes its video content library through targeted advertising based on direct sales and distribution of films uploaded by its members. Openfilm usually charges CPM (cost per 1,000 views) rates for video and banner ad placements throughout the site.

Openfilm sells licenses to the NetLab-owned Launchpad software. Major clients that licensed the Launchpad software during 2011 included Nokia.

Openfilm also generates revenues from premium monthly subscriptions to openfilm.com ranging from $2.95 to $9.95 per month.

Openfilm Distribution Arrangements

Openfilm has secured distribution partnerships to create additional exposure and potential revenue sources for both Openfilm and its filmmaker members. These partnerships include arrangements with TiVo, Inc. —  owner of the TiVo digital video recording device, MiniWeb Technologies Limited — a 9 million member TV/Internet video distribution services company based in the UK (which released an application called Woomi for Samsung “internet-ready” TVs and DVD players that also allows Openfilm content to be viewed by these devices), Boxee, Inc. — a digital device company that provides Internet and social applications through TV sets, Blinkx and Roku. Most of these distribution arrangements permit Openfilm and its filmmakers to distribute content that includes embedded advertising that can yield additional revenues to Openfilm and its filmmaker members. Openfilm also has an agreement with HCCTV (Houston Community College Television on local Comcast channel 12), a Houston-based cable channel with over 700,000 subscribers.

Motorsport.com

Motorsport.com is a news and information service that operates a website (motorsport.com) that distributes content related to the motor sports industry to racing enthusiasts all over the world. The website features a graphic-based interface and is a database-driven site with a multi-channel navigation structure, including, News, Features, Photos, Statistics, Directory, Online Competitions and Forums. In the past decade, motorsport.com has established its reputation as a reliable source of news and content by covering major international racing series and events. Motorsport.com won the American Auto Racing Writers and Broadcasters Association (AARWBA) Award for Best Professional Racing Website for eight straight years (2004 to 2011).

Motorsport.com has been in operation for over twelve years and is a mature online media company with an established brand name. According to Google Analytics, motorsport.com received approximately 21 million page views in 2011 from 2 million unique visitors.

Content

Most of the content on motorsport.com is in text format (news articles, stories, race reports, interviews, feature stories) and photo images, as well as statistical information. In 2011, motorsport.com featured approximately 17,000 news articles, approximately 112,000 photo images and approximately 1,800 videos. As of March 2012, motorsport.com had an archived content database of approximately 375,000 news articles (dating back to 1994), approximately 1,280,000 photos (dating back to 1901) and approximately 2,000 videos. The photo content is obtained from motorsport.com regular photographers, guest photographers, copyright-free for media use photo material (primarily from race teams, events, drivers, series, manufacturers, etc.) and photo agencies.

News content is obtained from Motorsport.com staff, regular contributors, special guest contributors, press releases and other press material from race teams, events, drivers, series, manufacturers and news organizations. Magazine content is obtained primarily from motorsport.com regular contributors, and, to a lesser extent, from special guest contributors. Most news content is provided in advertising supported formats. Motorsport.com also offers free email newsletters sent on a weekly basis to subscribers.

Statistical content is derived primarily from publicly available records and databases.

The motorsport.com website also hosts various forums where racing enthusiasts can participate in real-time discussions and share stories, opinions and photos with others in the forum community.

Growth Strategy

Net Element believes that, through its proprietary online platforms and technologies developed initially for Openfilm. Net Element will evolve motorsport.com into a multimedia destination for motor racing enthusiasts and advertisers on the Internet and mobile devices. During 2011, Net Element expanded motorsport.com’s media offerings to include video content and brand leveraging similar to that employed by Openfilm. Net Element believes that it can increase the brand and traffic of motorsport.com and obtain additional content and partnerships with companies that are looking for additional distribution channels and cross promotion opportunities. Net Element has established relationships with YouTube and others pursuant to which it syndicates its content out for potential revenue opportunities and exposure. Net Element also believes that it can provide a compelling value proposition for advertisers on motorsport.com.

With Net Element’s proprietary technologies and know-how, it is now offering user generated content on motorsport.com in the form of uploaded racing related videos and images and more interactive features. During 2012, Net Element plans to add the capabilities for users to place comments at various points within a video upload and other users to be able to preview and then jump forward to that point if they find the comments of interest. Users will be able to cross reference their content with content already found on the website, thus generating more views using relevant navigation by other users. For example, a captured photo of an event can be uploaded and tagged, which can be automatically matched and distributed to those users on the website that Net Element’s proprietary system determines would be interested in the photo based on similar preferences and other criteria.

Motorsport.com is developing social media content and tools, both online, offline and at race events, which will enable users to follow their favorite profiles, users, teams, drivers, tracks and sponsors, as well as, other control and interactive features. During 2011, Net Element launched a few teams and profiles that users can follow, which Net Element plans to expand the number of during 2012.

Revenue Streams

Motorsport.com revenues are derived primarily from display advertising placement on the website. Motorsport.com currently partners with Google AdSense in America and Xprima in Canada with respect to display advertising. Motorsport.com seeks to leverage the technologies and relationships developed by Openfilm to increase the CPM return on traffic generated through the motorsport.com website and is developing additional advertising programs.

Motorsport.com plans to offer racing related classified ads as a means of offering a value-added service for Net Element’s users and increasing revenue by offering to sell related services such as premium ad placement, bold headlines, additional photos, and other premium ad services.

Additional subscription-based revenue streams are being developed that will offer users multiple levels of membership, including premium content, personal fan pages, e-mail accounts, fantasy racing, product promotion and other services. Merchandise will also be showcased throughout the website based on relevancy, navigation and interest preferences determined by Net Element’s proprietary systems.

Development of Business

Net Element, Inc. (formerly TOT Energy, Inc.) was organized on February 6, 2004 under the laws of the State of Delaware under the name Splinex Technology, Inc., which was a wholly-owned subsidiary of Splinex, LLC, a Florida limited liability company that is currently known as TGR Capital, LLC (“TGR Capital”) (a company indirectly wholly-owned by Net Element’s Chairman and Chief Executive Officer, Mike Zoi). On January 18, 2005, Net Element merged with a subsidiary of Ener1, Inc., a public reporting company. Pursuant to that merger, Net Element issued 5,000,000 shares of Net Element Common Stock to Ener1, Inc., which then distributed those shares as a dividend to its shareholders. That distribution was registered with the SEC, which resulted in Net Element becoming a public reporting company.

As an online media and technology company, since April 1, 2010, it has pursued a strategy to develop and acquire technology and applications for use in the online media industry. In furtherance of this strategy, on December 14, 2010, it acquired Openfilm, LLC, a Florida limited liability company. Additionally, on February 1, 2011, it acquired two additional properties. The first, Motorsport, LLC, a Florida limited liability company which now holds 100% (initial purchase was for an 80% interest and Net Element subsequently bought out the remaining minority position) of the outstanding common stock of Motorsport.com, Inc., a Florida corporation. The second, Music1, LLC, is a Florida limited liability company which owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company. As a result of these acquisitions, Net Element now operates several online media websites in the film, motorsport and emerging music talent markets.

Net Element believes that the technology platforms and development expertise acquired from Openfilm enables it to enhance the digital distribution of content in a variety of industries. Accordingly, Net Element continues to explore additional acquisitions of, as well as developing internally, other Internet based properties, services and companies with similar goals of connecting people in various vertical markets, such as the medical, music, film, sports and legal markets. In May 2012, Net Element launched a beta test version of

legalguru.com, a destination for free legal advice with the ability to find local specialists to help with various legal issues. Net Element also developed and launched in the fourth quarter of 2011 a beta test version of the mobile application called Yapik, which is a peer-to-peer communication and bartering application and service for mobile devices which is currently in beta testing in select collegiate/university markets.

On April 24, 2012, Net Element entered into an amended and restated joint venture agreement, dated as of December 31, 2011, with Curtis Wolfe regarding its subsidiary LegalGuru LLC. The amended agreement amends and restates the joint venture agreement entered into between Net Element and Mr. Wolfe effective as of March 29, 2011. Net Element owns a 70% interest in LegalGuru LLC and Mr. Wolfe, who is a director and Secretary of the Company and Chief Executive Officer and Chairman of LegalGuru LLC, through Lobos Advisors, LLC (a company of which Mr. Wolfe is the President and managing member), owns a 30% interest in LegalGuru LLC. The amended agreement requires Net Element and Mr. Wolfe to invest up to an aggregate of $900,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $100,000 and Net Element investing up to an aggregate of $800,000. The original agreement required Net Element and Mr. Wolfe to invest up to an aggregate of $1,000,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $200,000 and Net Element investing up to an aggregate of $800,000. In connection with the $100,000 reduction in the amount required to be invested in LegalGuru LLC by Mr. Wolfe, Mr. Wolfe agreed to maintain his current salary of $10,000 per month, with $8,000 of such amount paid in cash and $2,000 paid with Net Element stock options, until LegalGuru LLC generates at least $500,000 in revenue. As of March 31, 2012, Mr. Wolfe had invested $71,279 in LegalGuru LLC and Net Element had invested $830,983 in LegalGuru LLC. Net Element agreed that Mr. Wolfe would be entitled to serve on its board of directors for so long as Net Element holds a majority interest in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3 million shares of Net Element Common Stock.

On April 6, 2012, Net Element entered into a Joint Venture Agreement with Igor Yakovlevich Krutoy pursuant to which the parties agreed to form Music1 Russia, which would be owned 67% by Net Element’s subsidiary Net Element Russia and 33% by a newly formed company controlled by Mr. Krutoy which is to be named K1 Holdings. Music1 Russia will promote the Company’s www.music1.com platform in the Commonwealth of Independent States (CIS) countries (comprised of participating states of the former Soviet Union). K1 Holdings will contribute a nominal amount of capital to the joint venture. Net Element agreed to contribute to the joint venture (i) exclusive, non-assignable, royalty-free, perpetual, world-wide rights to use and operate the Internet domain www.music1.com, (ii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to use Net Element’s Launchpad computer system technology for the operation of Internet based contests, (iii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to integrate Net Element’s Music Brain technology into the website and (iv) not less than $2 million in the form of an interest-free loan to maintain the operations of Music1 Russia. Mr. Krutoy also agreed to (i) provide business development introductions identified by Music1 Russia as having significant business potential and (ii) act as an advisor and Chairman of the Board of Directors of Music1 Russia for a period of two years. As consideration for such advisory services and as Chairman of the Board of Directors of Music1 Russia, the Net Element agreed to issue Mr. Krutoy 5 million shares of restricted stock, with half of such shares issued within one month after he becomes Chairman of Music1 Russia and the other half of such shares issued within one month after the start of the second calendar year of his term as Chairman of Music1 Russia.

On March 17, 2011, Net Element formed a wholly-owned subsidiary, Splinex LLC, a Florida limited liability company. Splinex, LLC is intended to develop technology and web services for use in Net Element’s products and services and certain other licensed applications focused in the areas of three dimensional (3D) imagery and video. As of April 12, 2011, an aggregate 15% ownership interest in Splinex, LLC was issued to certain of its employees and consultants.

On March 8, 2011, Net Element formed a wholly-owned subsidiary, Yapik LLC, a Florida limited liability company. Yapik LLC is developing and deploying a peer-to-peer communication and bartering application and service for mobile devices operating within and around colleges and universities. Additional goals of Yapik LLC include developing a virtual currency to broaden usage and provide new digital experiences with 3rd party goods and services. Net Element has launched a beta test version of the Yapik mobile application on Android and iOS platforms at Florida International University, University of Florida and University of Miami with plans to launch at up to 10 additional universities if the beta launches prove successful. On June 16, 2011, Net Element entered into a Subscription Agreement pursuant to which it sold a 15% ownership interest in Yapik LLC, to a related party that is employed by Yapik, in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The investor has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of Net Element Common Stock.

On February 1, 2011, Net Element purchased all of the equity interests in Motorsport, LLC from Enerfund, which is wholly-owned by Net Element’s Chairman and Chief Executive Officer, Mike Zoi. As consideration for that acquisition, Net Element paid to Enerfund $130,000 and agreed to take over responsibility for the obligations of Motorsport, LLC under a Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC would acquire all of the equity interests in Motorsport.com, Inc. At the time of Net Element’s acquisition of Motorsport, LLC, pursuant to the December 17, 2010 Stock Purchase Agreement, Motorsport, LLC had already acquired 80% of the outstanding common stock of Motorsport.com, Inc., although Motorsport, LLC remained obligated under the Stock Purchase Agreement to pay an aggregate of $450,000 to the sellers in four quarterly installments beginning on December 1, 2013. Pursuant to an amendment to the Stock Purchase Agreement dated January 10, 2012, that payment obligation was amended to provide that: (i) Motorsport, LLC must pay to the sellers $300,000 in cash in four equal annual installments of $75,000 each beginning on January 10, 2012, with each subsequent installment payable on each annual anniversary thereafter until such $300,000 is paid in full; and (ii) Net Element must issue to the sellers an aggregate of 1,333,333 shares of Net Element Common Stock. The initial $75,000 installment was paid by Net Element and Net Element issued such 1,333,333 shares of Net Element Common Stock to the sellers. The sellers have a security interest in the Internet domain names of Motorsport.com, Inc. as collateral for Net Element’s and Motorsport’s remaining payment obligations.

The December 17, 2010 Stock Purchase Agreement provided Motorsport, LLC an option until December 16, 2018 to purchase the remaining 20% of the outstanding common stock of Motorsport.com, Inc. for a price per share of between $0.1075 and $0.1435 (or an aggregate of between $400,330 and $534,394) depending upon when the option was exercised, payable in either cash or shares of preferred stock of Motorsport.com, Inc. having an equivalent value. If the option were exercised before December 17, 2015, then the purchase price for the remaining 20% interests would have been $0.1075 per share, or an aggregate of $400,330. Pursuant to the January 10, 2012 amendment to the Stock Purchase Agreement, Motorsport, LLC exercised its option to acquire the remaining 20% interests for a purchase price consisting solely of the Net Element’s issuance to the sellers of an aggregate of 3,333,333 shares of Net Element Common Stock.

Also on February 1, 2011, Net Element purchased all of the equity interests in Music1, LLC from Enerfund for an aggregate purchase price of $15,000. Music1, LLC owns 97% of the membership interests in A&R Music Live, LLC. Music1, LLC purchased its interest in A&R Music Live, LLC from Stephen Strother, the Founder and President of Music1, on November 8, 2010. The remaining 3% of the membership interests in A&R Music Live, LLC is owned by Stephen Strother. Net Element was required to invest at least $500,000 in Music1 by December 31, 2012, which requirement was met during the fourth quarter of 2011. Additionally, Mr. Strother has granted a royalty free license to Music1, LLC to use certain technology owned by him for the term of his employment agreement. For more information, see “License Agreement with Stephen Strother” below.

On July 17, 2008, Net Element established a 51%-owned joint venture known as Korlea-TOT Energy s.r.o. (“Korlea-TOT”) with Korlea Invest Holding AG of Switzerland (“Korlea”), which is a provider and trader of energy assets in the Czech Republic. Korlea-TOT was expected to assist in the marketing of oil assets sourced by Net Element and its contacts and affiliates. Korlea-TOT has had no business activity to date. Net Element deconsolidated Korlea-TOT as of January 1, 2011 and Net Element has adjusted the investment to its net realizable value. Net Element intends to sell its ownership interest in Korlea-TOT to Korlea in exchange for a cash payment equal to 51% of the cash balance in the joint venture on the date of sale. Consummation of this transaction is subject to obtaining certain approvals and making certain filings overseas. Net Element expects that this transaction will be completed during 2012.

Proprietary Technologies

Net Element generally relies on a combination of trade secret, copyright, trademark and patent law to protect its proprietary rights in its intellectual properties. Although Openfilm and other customers use NetLab’s proprietary technologies and other products in object code form, no assurance can be given that unauthorized third parties will not be able to copy such software. In addition, there can be no assurance that Net Element’s competitors will not independently utilize existing technologies to develop products that are substantially equivalent or superior to Net Element’s. Net Element could incur substantial costs in defending its rights to its intellectual properties in litigation brought by third parties, or in seeking a determination of the scope and validity of the proprietary intellectual property rights of others.

In connection with Net Element’s acquisition of Openfilm, it transferred certain intellectual property assets of Openfilm to Net Element’s wholly-owned subsidiary, Netlab Systems, LLC, a Florida limited liability company (and subsequently assigned those assets to NetLab Systems IP LLC, a Florida limited liability company), in order to better protect and manage its proprietary technologies and further exploit them for other vertical markets. Each of the proprietary technologies used by Openfilm is subject to a Technology Transfer and License Agreement with NetLab. For more information, see “Licensing Arrangement between Openfilm and NetLab” below.

The Openfilm contest management system, called Launchpad (licensed from NetLab), uses various methods and algorithms to conduct and manage online contests of any form. The system enables Openfilm to offer third party branded online contests, with robust backend functionality that allows control of the contest with minimal technical training. Launchpad controls offer contest hosts the ability to receive, filter and judge submissions in a quick and easy manner. Submissions can be in the form of video files, audio and other common digital formats. The system is designed to provide scalability in functionality and application processing. Launchpad can be modified for other contest applications. Launchpad includes a comparison module, which allows individuals to upload their content and match the content to current and upcoming contests in the database, thus ensuring compatibility with format and other contest criteria.

Although Net Element believes that film festivals are a natural fit for employing the Launchpad platform, as it can help them reduce administrative expenses and streamline the submission and judging process, it can also be an effective tool in the corporate and education sectors and other areas that may need a resource or talent management system.

Subconscious user behavior tracking is another proprietary system being developed by NetLab, which monitors viewers as they interact with Internet websites. Content on sites and services are coded using mathematical algorithms to arrange content based on its collective and/or average evaluations. The resulting data gathered through user experiences can be used in a variety of ways. This preference monitoring system can assist Openfilm’s advertising clients in directed marketing campaigns and can provide Openfilm with effective and reliable audience participation in its offerings. NetLab engineers are developing similar applications and technical trials for use in Motorsport’s and Music1’s prototypes.

Openfilm currently offers, to a limited extent, video with programmable story lines that allow content creators to offer interactive experiences for their viewers, such as selection of alternative movie endings. The future Openfilm interactive system (licensed from NetLab) will allow digital product placement of any branded item into any frame of content. Net Element believes that dynamic tracking of the insertion and user interaction may help advertisers better determine what frames within videos to place their brand for maximum exposure and return on investment.

Music Brain (developed and licensed by NetLab) is a tool for predicting musical user preferences based on visual user preferences. The voting for songs and images, and other metrics are used to identify user preferences and apply them in other intuitive situations. Music Brain suggests playlists and songs for a particular user based on prior preference metrics and behaviors. Music Brain utilizes advanced mathematical algorithms and implements psychological models for accurate prediction of song preferences and general music interests.

During 2011, NetLab developed additional technology that allows Artists’ music to be automatically distributed to listeners through Music Brain based on behaviors, navigation, preferences and interaction with content on the website. This product is currently in a beta test phase.

Other Technology Advancements

Openfilm utilizes a submission processing system (licensed from NetLab), which converts videos into a high definition (HD) format and allows publication in multiple resolutions. Additionally, Openfilm products and services provide a wide array of tools that allow content owners to enhance and control various aspects of the distribution and viewing process and to generate analytical reports.

Development Team

Net Element’s technology development team consists of more than 40 staff engineers. The majority of the team has been working together for the past four years to enhance the Openfilm website and develop new proprietary features that will bring additional functionality to users and revenue sources to Openfilm, as well as Motorsport, Music1, Yapik and LegalGuru. Net Element’s technology development is conducted primarily in facilities located in Dnepropetrovsk, Ukraine and Yekaterinburg, Russia through Net Element’s wholly-owned subsidiary Netlab Systems, LLC. Net Element believes that overall research and development costs are significantly less than what the costs would be for comparable facilities and staff in the United States.

Licensing Arrangement between Openfilm and NetLab

In connection with Net Element’s acquisition of Openfilm and the transfer of certain technologies to Netlab Systems, LLC, Openfilm and Netlab Systems, LLC entered into a Technology Transfer and License Agreement dated December 14, 2010 (which was subsequently assigned to NetLab Systems IP LLC) whereby Openfilm has been granted a perpetual, non-exclusive license to use, modify and enhance certain of the NetLab technologies used in conjunction with the Openfilm website. Openfilm is required to pay to NetLab a license fee equal to five percent of the gross revenue generated by Openfilm’s use of the licensed NetLab technologies. The initial term of this arrangement is 10 years with automatic one year renewals unless sooner terminated in the event of breach or upon 30 days prior written notice after the initial term.

License Agreement with Stephen Strother

In connection with Net Element’s acquisition of Music1 (and its subsidiary A&R Music Live, and the domains Arlive.com and Music1.com), Stephen Strother entered into a License Agreement dated February 1, 2011 with Music1 granting Music1 a world-wide royalty-free license and rights to use certain technology and other intellectual property owned by Mr. Strother, including the Quick Demo Review technology, which enhances the functionality of the Arlive.com online services, and Around the Block, which is an online music video series utilizing technology developed by Mr. Strother. This License Agreement provides that it will remain in effect so long as Mr. Strother’s employment agreement with Music1, LLC continues (including any renewals thereof). Mr. Strother’s employment agreement commenced November 1, 2010 for an initial term of two years and automatic one-year renewals thereafter unless notice of termination is given at least 30 days prior to the end of a term. Mr. Strother may be terminated prior to the end of a term for “cause” as defined in the employment agreement.

Product Development

Net Element believes that its future success depends in part upon the timely enhancement of existing products and the development of new applications, products and services. Net Element is currently developing new software products and live services relating to information management with broad applications in commercial markets and enhancing existing products to improve price and performance, expand product capabilities, simplify user interfaces, help define and support emerging industry standards, and develop interoperability with most products and devices commonly used in Net Element’s targeted markets.

For the twelve months ended December 31, 2011 and the nine months ended December 31, 2010, the research and development (which Net Element refers to as product development) expenses of Net Element was approximately $113,159 and $0, respectively.

Regulation

Net Element is subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet and companies transmitting user information via text message or other electronic means, many of which are still evolving and the interpretation of which are often uncertain. The LegalGuru service is designed so as to not subject Net Element to the various federal and state laws that regulate attorney referrals, attorney advertising, consumer data retention and privileged communications. However, since TOT Money, Openfilm, LegalGuru, Motorsport, Music1 and Yapik collect, or intend to collect, certain information from members and users on their respective platforms or websites, such entities will be subject to current and future government regulations regarding the collection, use and safeguarding of consumer information over the Internet and mobile communication devices. These regulations and laws may involve taxation, tariffs, user privacy, rights of publicity, data protection, content, intellectual property, distribution, electronic contracts and other communications, consumer protection and electronic payment services. It is not clear how existing laws governing many issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet or mobile communication services (such as text messaging) as the vast majority of these laws were adopted prior to the advent of these technologies and do not contemplate or address the unique issues raised by the Internet and e-commerce.

There are a number of legislative proposals that are anticipated or pending before the U.S. Congress, various state legislative bodies, and foreign governments concerning data protection which could affect Net Element. Many states, for example, have already passed laws requiring notification to subscribers when there is a security breach of personal data. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with Net Element’s data practices. If so, in addition to the possibility of fines, this could result in an order requiring that Net Element change its data practices, which could have an adverse effect on its business.

Legislation could be passed that limits Net Element’s ability to use or store information about Net Element’s users. The Federal Trade Commission (the “FTC”) and various states have established regulatory guidelines issued under the Federal Trade Commission Act and various state acts, respectively, that govern the collection, use and storage of consumer information, establishing principles relating to notice, consent, access and data integrity and security. Net Element’s practices are designed to comply with these guidelines. For example, Net Element discloses that Net Element collects a range of information about its users, such as their names, email addresses, search histories and activity on Net Element’s platform. Net Element also uses and stores such information primarily to personalize the experience on its platforms, provide customer support and display relevant advertising. While Net Element does not sell or share personally identifiable information with third parties for direct marketing purposes, Net Element does have relationships with third parties that may allow them access to user information for other purposes.

Net Element believes its policies and practices comply with the FTC privacy guidelines and other applicable laws and regulations. However, if Net Element’s belief proves incorrect, or if these guidelines, laws or regulations or their interpretations change or new legislation or regulations are enacted, Net Element may be compelled to provide additional disclosures to its users, obtain additional consents from its users before collecting or using their information or implement new safeguards to help its users manage Net Element’s (or others’) use of their information, among other changes.

Competition

TOT Money

TOT Money is expected to compete with other companies operating in the SMS (short message services) payment processing market in Russia, which market is primarily controlled by four companies, Pervii Alternativni, Incore Media, RM Invest and iFree. Each of those competitors is substantially larger than Net Element, has more established operations than Net Element and has significantly greater resources than Net Element. In order to successfully enter that market, Net Element must convince mobile phone carriers and content providers to use TOT Money's platform over competitive platforms that may already be in use. Net Element believes that TOT Money will be able to effectively compete in the SMS payment processing market in Russia based primarily upon industry relationships of certain of its directors and officers, as well as on the basis of services offered, functionality and ease of use of platform features. Failure to successfully develop

TOT Money’s payment processing platform and enter into contracts with mobile phone carriers and content providers to use that platform may harm Net Element’s revenue and business prospects.

LegalGuru

LegalGuru is expected to compete with the many already available attorney directories, attorney and law firm blogs and other attorney information available on the Internet, as well as attorney referral services and attorney and law firm advertising generally. Net Element expects that LegalGuru will compete primarily on the basis of the services offered, functionality and ease of use of website features.

Yapik and Komissionka

Yapik currently competes with other bartering services such as Craigslist.org, as well as the Classifieds section of Facebook. In the CIS market, Komissionka's primary competitors are expected to be Slando.ru and Avito.ru. Net Element expects that Yapik and Komissionka will compete primarily on the basis of the services offered, functionality and ease of use of features.

A&R Music Live (and Music1 Russia)

The A&R Music Live website (Arlive.com) competes for users with a variety of web-based companies in its market, some of which are larger and more established, including Purevolume (USA), an artist discovery and promotion website, Reverbnation, an Artist discovery and social networking site, iTunes’ Ping, an Artist discovery, social networking and e-commerce site, MySpace (USA), also the home of MySpace Music, which offers a growing catalogue of streaming audio and video content, and other music content sharing websites and social entertainment marketing websites.

A&R Music Live competes by educating its members through innovative webinars and career-building resources for the new digital music industry and connecting them with music executives for a professional assessment and entertainment employment opportunities for their talents. Net Element believes that A&R Music Live’s competitive edge is with its talent discovery processes, which have been developed over 20 years through A&R Music Live’s understanding of aspiring artists’ profiles; its established relationships with record executives, providing artists with a vehicle to shop their talents; its proprietary music review (critique) technology and screening systems; and its customer service processes developed for the unique needs of aspiring talent.

Openfilm

Many of the companies with whom Openfilm competes or expects to compete have substantially greater financial resources, research and development capabilities, sales and marketing staffs and distribution channels and are better known than Openfilm. Net Element believes that the principal factors affecting Openfilm’s ability to compete are the accessibility, functionality and ease of use of the Openfilm website, and the compelling nature of the value proposition to advertisers and brands, as well as, the performance and features of the Openfilm platform and other applications and solutions offered by Openfilm, the effectiveness of marketing efforts, the success of its video contests and film production and distribution abilities and pricing of membership and other offers. Openfilm believes that it can successfully differentiate itself from its competitors due to the proprietary technologies licensed from NetLab, its focus on independent filmmakers and their content, and the celebrities who make up the Openfilm Advisory Board.

Net Element believes that the proprietary technologies (licensed from NetLab), which are utilized by Openfilm are not commonly found in the online video-sharing world and thus provide a distinct competitive advantage for Openfilm primarily because of the ability of Openfilm to deploy customized solutions for its members, advertisers and others.

Motorsport

Motorsport.com competes with other websites aimed at motorsport fans, providing news, event photos and merchandise. According to Alexa.com, as of March 7, 2012, motorsport.com was ranked 62,017 for most trafficked websites world-wide, 24th in relation to all racing related websites (out of 4,542) and 4th in relation to all racing news and media websites (out of 150). The rank is calculated using a combination of average daily visitors and page views over the past month (February) among Internet users that have the Alexa.com toolbar installed.

Motorsport.com competes with other, well-established companies, such as Autosport.com, based in the UK and part of Haymarket Publishing, which has the advantage of viewer support from traditional weekly print magazines, including Autosport magazine and F1 Racing magazine, and Crash.net, which is an online media publishing house and multimedia agency (Crash Media) that also has the support of publications like Autocourse, Rallycourse and Motocourse. Additionally, Motorsport.com competes with websites that are sponsored by cable TV channels, such as Speedtv.com, a U.S.-based motorsport portal that has the advantage of support from its related cable TV channel in the U.S. and Canada. Other competitors of Motorsport.com include racing series sites (Formula1.com, NASCAR.com, etc.), sports websites that also cover motor racing (espnf1.com, BBC Sport, sports.yahoo.com, itv.com F1 Sport, etc.), and vertical motor racing sites that focus on only one form of racing (jayski.com, Planet F1, etc.). Motorsport.com also competes with hundreds of smaller websites and independent blogs.

Motorsport.com competes primarily on the basis of the content and services offered, the relevance of news and photos, reliability, brand loyalty, functionality and ease of use of website features, and in the future, the perceived value and cost of premium membership and other fee-based services.

Employees

Net Element’s total headcount at March 15, 2012 was 70 people. Of such 70 people, 10 were consulting and 60 were full-time employees.

Properties

Net Element leases approximately 6,500 square feet of office space in Miami, Florida at annual rent of $187,785. The current lease term expires December 31, 2012. Net Element’s corporate headquarters and the operations of Openfilm, Music1, Motorsport, NetLab, Yapik and LegalGuru are conducted at this location. Net Element believes that this facility is adequate for its anticipated needs.

Netlabs Systems, LLC, through its Ukrainian representative office, leases approximately 3,500 square feet of office space in Dnepropetrovsk, Ukraine where it conducts primarily website development activities, at annual rent of approximately $42,000. The current lease term expires December 1, 2014. Net Element believes that this facility is adequate for its anticipated needs.

Netlabs Systems, LLC, through its Russian representative office, leases approximately 1,150 square feet of office space in Yekaterinburg, Russia, where it conducts website development activities, at annual rent of approximately $34,000. The current lease term expires April 30, 2013. Net Element believes that this facility is adequate for its anticipated needs.

Splinex, LLC (Russia) has a contract with Ural Federal University pursuant to which Net Element pays $80,000 per year in exchange for workspace and collaborative efforts on certain research activities. Of such amount, the estimated cost of the workspace is 23%, or $18,400, per year. This contract expires September 23, 2012.

Legal Proceedings

Neither Net Element nor any of its subsidiaries is currently a party to any pending legal proceeding, nor is any of their respective property the subject of a currently pending legal proceeding. None of Net Element’s directors, officers or affiliates or any of their respective associates is involved in a proceeding adverse to Net Element or any of its subsidiaries or has a material interest adverse to Net Element or any of its subsidiaries.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with Net Element’s financial statements, together with the notes to those statements, included elsewhere in this joint proxy statement/prospectus. Net Element’s actual results may differ materially from those discussed in forward-looking statements because of the risks and uncertainties inherent in future events.

Overview

Net Element is currently pursuing a strategy to develop and/or acquire technology and applications for use in the online media industry. In furtherance of this strategy, Net Element acquired Openfilm, LLC on December 14, 2010 and Motorsport, LLC and Music1, LLC on February 1, 2011. Music1, LLC has a

97%-owned subsidiary, A&R Music Live, LLC. Net Element developed and launched in the fourth quarter of 2011 a beta test version of the Yapik mobile application on Android and iOS platforms and Net Element launched a beta test version of the website legalguru.com in the second quarter of 2012. In addition, through its subsidiary TOT Money, Net Element is developing a mobile commerce payment platform for Russia and other emerging markets.

Net Element believes that its technology platforms and development expertise will enable them to enhance the digital distribution of content in a variety of industries. Accordingly, Net Element is exploring the possibility of acquiring other Internet portal properties and companies with similar goals of connecting people in various vertical markets, such as the medical, educational and sports markets. From time to time, Net Element may be engaged in various discussions to acquire businesses or formulate joint venture or other arrangements. Net Element’s policy is not to disclose discussions or potential transactions until definitive agreements have been executed. Where appropriate, acquisitions will be financed with Net Element’s equity securities, which may result in substantial dilution to existing stockholders.

Since Net Element's inception, it has not generated significant revenues, and it has incurred significant operating losses. Net Element will require additional capital to develop its business operations (for additional information, see “Liquidity and Capital Resources” below). Substantially all of Net Element's revenues to-date have been generated by the sale of premium services (subscription and pay per view fees), licensing fees and advertising. However, in the future, Net Element plans to increasingly generate most of its revenues from the mobile commerce payment processing platform being developed by its subsidiary TOT Money, and from advertising. Failure to successfully develop that payment processing platform and enter into contracts with mobile phone carriers and content providers to use that platform, or failure to expand Net Element's base of advertisers or generate and maintain high quality content on its websites could harm Net Element's revenue prospects. Net Element faces all of the risks inherent in a new business, including management's potential underestimation of initial and ongoing costs, and potential delays and other problems in connection with developing its technologies, Internet websites and operations.

On November 11, 2010, Net Element changed its fiscal year end from March 31 to December 31. Accordingly, Net Element’s first full 12-month fiscal year ran from January 1, 2011 through December 31, 2011. The nine-month period from April 1, 2010 through December 31, 2010 is presented as comparative information in Net Element’s accompanying audited financial statements for the periods ended December 31, 2011 and 2010. Accordingly, in the below discussion under “Results of Operations for the Twelve Months Ended December 31, 2011 Compared to the Nine Months Ended December 31, 2010,” 2011 reflects twelve months of operations as an online media company and “fiscal 2010” reflects the nine-month transition period from April 1 through December 31, 2010 when Net Element had no significant operations until it acquired Openfilm, LLC on December 14, 2010.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

In applying estimates, management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on Net Element’s historical experience, terms of existing contracts, its observance of trends in the industry, information provided by outside sources, trade journals and other sources, as appropriate.

Deferred Taxes.  Estimates of deferred income taxes and items giving rise to deferred tax assets and liabilities reflect management’s assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and the probability of the realization. Actual income taxes could vary from these estimates for a variety of reasons including changes in tax law, operating results that vary from budget or the review of Net Element’s tax returns by the IRS.

Valuation of Stock Based Compensation.  Stock based compensation has been provided by Net Element in order to preserve the cash flow necessary to grow its business. Net Element believes the estimate of stock based compensation is a “critical accounting estimate” that significantly affects its results of operations. Management of Net Element has discussed the development and selection of this critical accounting estimate with its board of directors and the board of directors has reviewed Net Element’s disclosure relating to it in this joint proxy statement/prospectus.

Capitalized Website Costs.  Net Element capitalizes certain software development costs. Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred. Net capitalized website costs are recorded at cost less accumulated amortization. Amortization is provided for on a straight-line basis over the expected useful life of the website. Net Element evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Revenue.  Net Element recognizes revenue when the persuasive evidence of an arrangement exists, no significant company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable. Net Element recognizes revenue on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on Net Element’s affiliate marketing networks are recognized on a net basis where Net Element acts as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Results of Operations for the Three-Month Periods Ended March 31, 2012 and 2011

Net Element reported a net loss of $2,383,995, or $(0.00) per share, for the three months ended March 31, 2012, as compared with a net loss of $20,314,897, or $(0.03) per share, for the three months ended March 31, 2011. Basic and diluted weighted average shares outstanding were 752,792,562 and 668,410,995 for the quarters ended March 31, 2012 and 2011, respectively.

Net revenues consist of license fees, advertising fees, membership fees and other service fees. Net revenues for the three months ended March 31, 2011 were $74,810, which related primarily to fees generated by Music ($34,031), Motorsport ($31,960) and Openfilm ($8,238), as compared with $78,146 in revenue for the three months ended March 31, 2011, which related primarily to fees generated by Openfilm ($50,689), Music ($17,633) and Motorsport ($6,758). Music revenues are primarily services fees while Motorsport revenues are primarily advertising. Openfilm revenues are a mix of license fees, advertising and subscription fees.

Operating expenses totaled $2,046,994 for the three months ended March 31, 2012, as compared to total operating expenses of $20,364,254 for the three months ended March 31, 2011. Most of total operating expenses in each of such periods consisted of general and administrative expenses. For the three months ended March 31, 2012, general and administrative expenses were $1,641,516, or 80.2% of total operating expenses during that period. For the three months ended March 31, 2011, general and administrative expenses were $20,198,892, or 99.2% of total operating expenses during that period. The components of Net Element’s general and administrative expenses are discussed below.

Cost of revenues represents direct costs of generating revenues, including commissions, content acquired and created and certain payroll expense that is directly related to revenue creation. Cost of revenues for the three months ended March 31, 2012 was $100,585 as compared to $86,823 for the three months ended March 31, 2011, which represents an increase of $13,762, or 15.9%. Motorsport cost of revenues of $60,106 for the three months ended March 31, 2012, increased $8,907 over $51,199 for the three months ended March 31, 2011. This increase was due to increased hosting & streaming costs, higher costs for content acquisition and commissions as well as higher costs for web development efforts during the quarter ended March 31, 2012 as compared to the quarter ended March 31, 2011.

Business development expenses consist of direct costs associated with developing Net Element’s brand and developing revenue opportunities. Business development expenses increased by $153,235, or 475%, to $185,519 for the three months ended March 31, 2012 as compared with $32,284 for the three months ended

March 31, 2011. For the quarter ended March 31, 2012, business development expenses were primarily attributable to corporate activities ($175,748), and LegalGuru ($8,979). Business development expenses for the three months ended March 31, 2011 were primarily attributable to Motorsport ($24,158) and other corporate activities ($6,790). Business development expenses attributable to corporate activities related primarily to business development of new website and services opportunities. LegalGuru business development expenses related primarily to marketing efforts. Motorsport business development expenses related primarily to branding through the use of paid marketing professionals at race events and the purchase of promotional items. The primary reasons for the increase in business development expense for the three months ended March 31, 2012 was $132,953 of expense related to promotion at Ferrari North American Challenge and $37,385 increase in travel relating to business development, partially offset by decreases in Motorsport of $15,179 as Net Element did not have paid marketing professionals or promotional items at race events during 2012.

General and administrative expenses were $1,641,516 for the three months ended March 31, 2012 as compared to $20,198,892 for the three months ended March 31, 2011, representing a decrease of $18,557,376. General and administrative expenses for the three months ended March 31, 2012 and 2011 consisted of operating expenses not otherwise delineated in Net Element’s Unaudited Condensed Consolidated Statements of Operations, including certain salaries, benefits, professional fees, travel, rent, Internet expenses and other expenses required to run Net Element’s business. General and administrative expenses for the three months ended March 31, 2012 and 2011 were attributable to the properties or subsidiaries of Net Element as follows:

Property or Entity	Three months ended March 31, 2012	Three months ended March 31, 2011
Net Element Corporate	$995,207	$19,783,591
Openfilm / Launchpad	35,703	119,253
Music1 / A&R Live (purchased 2/1/11)	107,561	52,002
Motorsport (purchased 2/1/11)	120,373	41,531
Social Networking (Yapik) (formed in 2011)	39,210	7,625
LegalGuru (formed in March, 2011)	54,804	9,885
Netlab Systems / Splinex	288,658	185,005
Total general and administrative	$1,641,516	$20,198,892

General and administrative expenses for Net Element Corporate were $995,207 for the three months ended March 31, 2012 as compared to $19,783,591 for the three months ended March 31, 2011. For the three months ended March 31, 2012, general and administrative expenses for Corporate consisted primarily of $521,497 in non-cash compensation expense relating to the issuance of stock, options and warrants, $220,933 of payroll expenses, $191,870 of professional fees and $46,816 of recruiting expense.

Of the $19,783,591 in general and administrative expenses for corporate for the three months ended March 31, 2011, $18,945,384 is attributable to non-cash compensation expense relating primarily to charges for stock and options provided under a subscription agreement with Enerfund during the period. Of the $838,207 remaining in general and administrative expenses for the three months ended March 31, 2011, $455,184 consisted of payroll expense, $99,928 was for recruiting expenses, $69,464 in professional fees, $50,000 for accrual of disputed tax penalties, $41,879 in travel, $41,313 in rent and $80,439 of other general and administrative expenses.

Motorsport and Music were both purchased on February 1, 2011 so the three months ended March 31, 2011 only includes two months of operating expenses for each of those subsidiaries. Additionally, subsequent to acquisition, Net Element increased its development efforts for both consolidated entities, which contributed to higher general and administrative expenses in the three months ended March 31, 2012 as compared to the three months ended March 31, 2011. LegalGuru and Yapik both started accumulating expenses in March of 2011 as start-up businesses, which explains the variance between general and administrative expenses for the three months ended March 31, 2012 versus the three months ended March 31, 2011.

Product development expense was $50,711 for the three months ended March 31, 2012 as compared to $5,000 for the three months ended March 31, 2011 when Net Element had more limited product development efforts. Product development expense consists of research and development on new ideas for existing and to be formed websites and services as well as work that may result in Net Element seeking patents for particular technology or business processes.

Depreciation and amortization expense consists of depreciation expense on fixed assets used by Net Element and the amortization of capitalized website development, intellectual property and deferred compensation expenses. Depreciation and amortization expense was $68,663 for the three months ended March 31, 2012 as compared with $41,255 for the three months ended March 31, 2011. Additionally, capitalized costs related to website development and intangible assets were $735,043, net at March 31, 2012 as compared with $608,823 at March 31, 2011. Capitalized website development and intangible assets of $735,043 at March 31, 2012 includes $542,314 of capitalized web development, $28,393 for the direct costs of acquiring patents and $164,336 related to website content, customer lists and domain names (Motorsport, LLC ($143,125) and Music1, LLC ($21,211)).

Interest expense was $72,674 for the three months ended March 31, 2012 as compared with $24,915 for the three months ended March 31, 2011. Interest expense for the three months ended March 31, 2012 includes interest on convertible loans from Enerfund to Net Element ($49,025 in interest expense at 5% per annum) with principal balances totaling $3,600,000 and a loan from Enerfund to Openfilm with a principal balance of $1,667,762 ($20,790 in interest expense at 5% per annum). The interest expense in 2011 was primarily attributable to the loan from Enerfund to Openfilm, LLC ($20,559 in interest expense) with a principal balance of $1,667,762 and an interest rate of 5% per annum.

Other expenses totaled $411,225 for the three months ended March 31, 2012 compared to other expenses of $45,942 for the three months ended March 31, 2011. Other expenses for the three months ended March 31, 2012 related primarily to the amendment of amounts payable to old Motorsport.com owners and other expense for the three months ended March 31, 2011 related primarily to adjusting Net Element’s carrying value of Korlea-TOT to fair value on January 1, 2011.

The net loss attributable to non-controlling interests relating to Yapik, LLC, LegalGuru, LLC, A&R Music Live, LLC, and Splinex, LLC was $72,088 for the three months ended March 31, 2012 as compared with $42,068 for the three months ended March 31, 2011. Non-controlling interest for the three months ended March 31, 2012 were primarily attributable to LegalGuru ($37,687) and Yapik ($28,479). The non-controlling interest reflects the results of operations of subsidiaries that are allocable to equity owners other than Net Element.

Results of Operations for the Twelve Months Ended December 31, 2011 Compared to the Nine Months Ended December 31, 2010

Net Element reported a net loss of $24,853,100, or $(0.03) per share, for the twelve months ended December 31, 2011 as compared with a net loss of $3,101,146, or $(0.01) per share, for the nine months ended December 31, 2010.

Net revenues consist of license fees, advertising fees, membership fees and other service fees. Net revenues were $183,179 for the twelve months ended December 31, 2011 as compared to $242 for the nine months ended December 31, 2010. Revenues for the twelve months ended December 31, 2011 were primarily from Music ($76,393), Openfilm ($73,426) and Motorsport ($28,152). Net revenues generated during the nine months ended December 31, 2010 reflect net revenues received from Openfilm from the acquisition date of December 14, 2010 through December 31, 2010. Music revenues consist primarily of premium service fees earned by providing feedback on music submitted by users for review by music executives. Openfilm’s net revenues during that period were primarily licensing fees from Launchpad and advertising revenues. Motorsport revenues were primarily advertising revenues.

Source of Revenue	2011	2010
License Fees	$51,599	$0
Advertising	41,025	242
Subscription and Pay per View	91,083	0
Less: Revenue sharing	(528)	0
	$183,179	$242

Operating expenses totaled $25,238,951 for the twelve months ended December 31, 2011, as compared to total operating expenses of $3,104,423 for the nine months ended December 31, 2010. Most of total operating expenses in each of such periods consisted of general administrative expenses. For the twelve months ended December 31, 2011, general and administrative expenses were $23,831,750, or 94.4% of total operating expenses during that period. For the nine months ended December 31, 2010, general and administrative expenses were $3,066,261, or 98.8% of total operating expenses during that period. The components of Net Element’s general and administrative expenses are discussed below.

Cost of revenues represents direct costs of generating revenues, including commissions, content acquired and created and certain payroll expense that is directly related to revenue creation. Cost of revenues for the twelve months ended December 31, 2011 was $596,389 as compared to $38,162 for the nine months ended December 31, 2010 as a result of there being limited operations during the nine months ended December 31, 2010.

Business development expenses consist of direct costs associated with developing Net Element’s brand and developing revenue opportunities. Business development expenses were $385,714 for the twelve months ended December 31, 2011 as compared with $0 for the nine months ended December 31, 2010 as Net Element had limited operations during the 2010 period. For the twelve months ended December 31, 2011, business development expenses were primarily attributable to corporate activities ($317,197), Yapik ($12,380) and Motorsport ($41,916). Business development expenses attributable to corporate activities related primarily to Net Element’s sponsorship and participation in the Ferrari Challenge (whereby Net Element contracted to pay $50,000 per year in cash and provide $200,000 per year in advertising value on its websites in exchange for a Platinum Sponsorship for the Ferrari Challenge over two race seasons). Yapik business development expenses related primarily to on campus marketing efforts. Motorsport business development expenses related primarily to branding through the use of paid marketing professionals at race events and the purchase of promotional items.

General and administrative expenses were $23,831,750 for the twelve months ended December 31, 2011 as compared to $3,066,261 for the nine months ended December 31, 2010. General and administrative expenses for the twelve months ended December 31, 2011 and the nine months ended December 31, 2010 consisted of operating expenses not otherwise delineated in Net Element’s Consolidated Statements of Operations, including non-cash compensation expense, salaries and benefits, professional fees, rent, filing fees and other expenses required to run its business, as follows:

General and Administrative Expenses Summary Comparison:

Category	Twelve Months Ended December 31, 2011	Nine Months Ended December 31, 2010	Variance
Non-cash compensation expense from subscription agreements and share based compensation	$19,350,902	$2,216,391	$17,134,511
Salaries and Benefits	3,104,261	465,127	2,639,134
Professional fees	671,936	226,285	445,651
Rent	247,953	37,970	209,983
Filing fees	32,708	35,604	(2,896)
Other expenses	423,990	84,884	339,106
Totals	$23,831,750	$3,066,261	$20,765,489

Non-cash compensation expense from subscription agreements and share based compensation was $19,350,902 for the twelve months ended December 31, 2011 compared to $2,262,224 for the nine months ended December 31, 2010. The non-cash compensation expenses were higher for the twelve months ended December 31, 2011 as compared with the nine months ended December 31, 2010 primarily due to the intrinsic value charges from the stock issued pursuant to the Enerfund Subscription Agreement (as described below), the increased use of stock options as compensation for contractors, advisors and employees in 2011 and the acquisition of Openfilm late in the year (December 14, 2010).

On December 31, 2010, Net Element entered into a Subscription Agreement with Enerfund (the “Enerfund Subscription Agreement”) pursuant to which it received an aggregate of $2,000,000 in exchange for the issuance of 200,000,000 shares of Net Element Common Stock and warrants to purchase 100,000,000 shares of Net Element Common Stock at an exercise price of $0.05 per share for a period of five years from the date of issuance. However, Net Element did not have a sufficient number of authorized shares of Net Element Common Stock to fully issue these securities to Enerfund at December 31, 2010. Accordingly, this transaction was accounted for as a purchase by Enerfund as of December 31, 2010 of 112,000,000 shares of Net Element Common Stock and fully vested warrants to purchase 56,000,000 shares of Net Element Common Stock for $0.05 per share in exchange for $1,120,000. A compensation charge of $560,000 was recorded for the nine months ended December 31, 2010 as one of Net Element’s officers is also a principal of Enerfund. This amount is calculated as the Black-Scholes valuation of the warrants issued as of December 31, 2010. The balance of the proceeds of $880,000 was accounted for as an advance until March 7, 2011, when Net Element issued the balance of the shares and warrants. Since Enerfund is owned by an officer/director, Net Element recorded a compensation charge of $18,920,000 during the twelve months ended December 31, 2011, which is comprised of the Black-Scholes value of the warrants ($6,600,000) and the intrinsic market value of the Net Element Common Stock issued ($12,320,000). For the nine months ending December 31, 2010, compensation charges included the $560,000 (discussed above) for the Enerfund Subscription Agreement (2010 portion), $1,620,787 for Net Element’s first subscription agreement (as amended) with TGR Capital, LLC, $25,464 for vesting options during the year and $10,140 for shares for services.

Salaries and benefits expenses were $3,104,261 for the twelve months ended December 31, 2011 compared to $465,127 for the nine months ended December 31, 2010. Salaries and benefits for the twelve months ended December 31, 2011 were higher than for the nine months ended December 31, 2010 due to an increase in Net Element, Inc. (Corporate) headcount mostly in November and December 2010, the shortened fiscal year period in 2010, the acquisition of Openfilm late in the year (December 14, 2010) and the addition of several new web properties during 2011 (including LegalGuru, Yapik, Music and Motorsport). Salaries and benefits attributable to Net Element, Inc. (Corporate) and the properties or subsidiaries of Net Element for the twelve months ended December 31, 2011 versus the nine months ended December 31, 2010 were as follows:

Web Property / Group of Properties	Salaries and Benefits for the Twelve Months Ended December 31, 2011	Salaries and Benefits for Nine Months Ended December 31, 2010
Net Element Inc. (Corporate)	1,568,945	392,742
LegalGuru	54,476	—
Yapik	115,534	—
NetLab & Zivos (Engineering)	880,947	49,470
Music	202,219	—
Motorsport	35,459	—
Openfilm/Launchpad	246,681	22,915
Total	3,104,261	465,127

Professional fees were $671,936 for the twelve months ended December 31, 2011 compared to $226,285 for the nine months ended December 31, 2010, as follows:

	Twelve Months Ended December 31, 2011	Nine Months Ended December 31, 2010	Variance
General Legal	$161,070	$3,465	$157,605
SEC Compliance Legal Fees	84,304	93,940	(9,636)
Accounting and Auditing	83,160	86,761	(3,601)
Tax Compliance and Planning	73,529	7,500	66,029
Consulting	254,873	19,269	235,604
Consulting – Financial Reporting Controls	15,000	12,870	2,130
Other	—	2,480	(2,480)
Total	$671,936	$226,285	$445,651

General legal expenses increased in 2011 primarily due to business development work in China and Russia, which totaled approximately $100,000. For 2011, Net Element also spent $20,941 to establish Cayman operations and $11,729 to defend Net Element in a California employment matter. Tax compliance and planning expenses increased $66,029 due to increased tax compliance efforts in 2011 and an increased number of tax returns/information returns required to be prepared.

Consulting fees increased $235,604 in 2011 primarily due to consulting fees for Motorsport ($91,303), Music ($64,259), Yapik ($25,895), LegalGuru ($25,623) and $27,500 paid for consulting related to the development of additional advertising revenues.

Rent expenses were $247,953 for the twelve months ended December 31, 2011 compared to $37,970 for the nine months ended December 31, 2010. The increase in rent expenses was primarily due to Net Element’s move to new corporate headquarters in mid-November 2010 at a higher monthly rent ($15,648 per month under the new lease versus $1,000 per month under Net Element’s prior lease).

Filing fees consist of printing costs associated with SEC filings and registration fees paid to various states. Filing fees were $32,708 for the twelve months ended December 31, 2011 compared to $35,604 for the nine months ended December 31, 2010.

Interest expense for the twelve months ended December 31, 2011 was $171,319 as compared to $0 for the nine months ended December 31, 2010. For 2011, Net Element had interest expense primarily related to several loans made by Enerfund to Net Element or its subsidiaries to fund operations at the end of 2010 and during 2011, as described under “Liquidity and Capital Resources” below.

Other expenses totaled $45,942 for the twelve months ended December 31, 2011 compared to other income of $2,946 for the nine months ended December 31, 2010. Other expenses for the twelve months ended December 31, 2011 related primarily to the write-down of Net Element’s investment in Korlea-TOT. For the nine months ended December 31, 2010, other income was primarily attributed to contest fees from Openfilm.

Going Concern

Net Element had a net loss of $24,853,100 for the twelve months ended December 31, 2011 and a net loss of $3,101,146 for the nine months ended December 31, 2010 and further losses are anticipated. Net Element had negative cash flow from operations of $4,979,221 for the twelve months ended December 31, 2011, and had an accumulated deficit of $51,274,033 and shareholders’ deficiency of $5,223,624 at December 31, 2011. Net Element’s ability to continue operating is limited without continued availability of financing, of which there can be no assurance. These matters raise substantial doubt about Net Element’s ability to continue as a going concern. Further, Net Element’s independent registered public accounting firm, in its report for the fiscal years ended December 31, 2011 and 2010, included an emphasis of matter paragraph regarding the substantial doubt about Net Element’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might be necessary if Net Element is unable to continue as a going concern. Net Element is dependent on continued funding by entities controlled by its Chairman and Chief Executive Officer, Mike Zoi (including through Enerfund and/or TGR Capital, LLC), of which there can be no assurance, as Mr. Zoi is not obligated to continue such funding. Net Element will need to raise additional funds by the end of the third quarter of 2012 in order to continue operations. See also “Liquidity and Capital Resources” below.

Liquidity and Capital Resources

At March 31, 2012, Net Element had an accumulated deficit of $53,658,028, negative working capital of $2,071,946 and cash of $635,145. Net Element had a net loss of $2,383,995 for the three months ended March 31, 2012, a net loss of $20,314,897 for the three months ended March 31, 2011, and further losses are anticipated. Net Element had negative cash flows from operations of $1,322,504 for the three months ended March 31, 2012 and negative cash flows from operations of $1,556,801 for the three months ended March 31, 2011.

Net Element had a net loss of $24,853,100 for the twelve months ended December 31, 2011 and a net loss of $3,101,146 for the nine months ended December 31, 2010. Net Element had negative cash flow from operations of $4,979,221 for the twelve months ended December 31, 2011 and negative cash flow from operations of $1,519,972 for the nine months ended December 31, 2010.

Net Element has historically been primarily dependent upon TGR Capital, LLC, Enerfund or Mike Zoi (as a result of his controlling interest in TGR and Enerfund) to fund its operations. Pursuant to a Subscription Agreement entered into with TGR Capital, LLC dated August 7, 2008, as amended on January 12, 2010, TGR Capital was obligated to invest up to $4,000,000 to fund Net Element’s working capital requirements in exchange for up to 200,000,000 shares of Net Element Common Stock and warrants to purchase up to 100,000,000 shares of Net Element Common Stock with an exercise price of $0.05 per share. The shares and warrants were issued quarterly and Net Element recorded an appropriate compensation expense as necessary based on the fair value of the securities on the last day of each fiscal quarter (the date of issuance). At December 31, 2010, TGR Capital had fulfilled its investment obligations under that Subscription Agreement, as amended.

On December 10, 2010, Openfilm entered into a loan agreement with Enerfund in the principal amount of $1,667,020. The annual interest rate is 5% payable annually on December 31. The loan matures on December 10, 2012 with accrued and unpaid interest due at that time. The balance due under this loan at March 31, 2012 was $1,667,762.

On December 31, 2010, Net Element entered into a Subscription Agreement with Enerfund pursuant to which Net Element received an aggregate of $2,000,000 in exchange for the issuance of 200,000,000 shares of Net Element Common Stock and warrants to purchase 100,000,000 shares of Net Element Common Stock at an exercise price of $0.05 per share for a period of five years from the date of issuance. However, Net Element did not have a sufficient number of authorized shares of Net Element Common Stock to fully issue these securities to Enerfund at December 31, 2010. Accordingly, this transaction was accounted for as a purchase by Enerfund as of December 31, 2010 of 112,000,000 shares of Net Element Common Stock and fully vested warrants to purchase 56,000,000 shares of Net Element Common Stock for $0.05 per share in exchange for $1,120,000. The balance of the proceeds of $880,000 was accounted for as an advance until March 7, 2011, when Net Element issued the balance of the shares and warrants.

On February 1, 2011, Net Element purchased all of the equity interests in Motorsport, LLC from Enerfund. As consideration for that acquisition, Net Element paid to Enerfund $130,000 and agreed to take over responsibility for the obligations of Motorsport, LLC under a Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC would acquire all of the equity interests in Motorsport.com, Inc. At the time of Net Element’s acquisition of Motorsport, LLC, pursuant to the December 17, 2010 Stock Purchase Agreement, Motorsport, LLC had already acquired 80% of the outstanding common stock of Motorsport.com, Inc., although Motorsport, LLC remained obligated under the Stock Purchase Agreement to pay an aggregate of $450,000 to the sellers in four quarterly installments beginning on December 1, 2013. Pursuant to an amendment to the Stock Purchase Agreement dated January 10, 2012, that payment obligation was amended to provide that: (i) Motorsport, LLC must pay to the sellers $300,000 in cash in four equal annual installments of $75,000 each beginning on January 10, 2012, with each subsequent installment payable on each annual anniversary thereafter until such $300,000 is paid in full; and (ii) Net Element must issue to the sellers an aggregate of 1,333,333 shares of Net Element Common Stock. The initial $75,000 installment was paid by Net Element and Net Element issued such 1,333,333 shares of Net Element Common Stock to the sellers. The sellers have a security interest in the Internet domain names of Motorsport.com, Inc. as collateral for Net Element’s and Motorsport’s remaining payment obligations.

The December 17, 2010 Stock Purchase Agreement provided Motorsport, LLC an option until December 16, 2018 to purchase the remaining 20% of the outstanding common stock of Motorsport.com, Inc. for a price per share of between $0.1075 and $0.1435 (or an aggregate of between $400,330 and $534,394) depending upon when the option was exercised, payable in either cash or shares of preferred stock of Motorsport.com, Inc. having an equivalent value. If the option were exercised before December 17, 2015, then the purchase price for the remaining 20% interests would have been $0.1075 per share, or an aggregate of $400,330. Pursuant to the January 10, 2012 amendment to the Stock Purchase Agreement, Motorsport, LLC exercised its option to acquire the remaining 20% interests for a purchase price consisting solely of the Net Element’s issuance to the sellers of an aggregate of 3,333,333 shares of Net Element Common Stock.

On January 31, 2011, Motorsport, LLC entered into a loan agreement with Enerfund, LLC in the principal amount of $184,592. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. This loan was repaid in full on February 24, 2011 for an aggregate of $186,808.

On February 1, 2011, Net Element purchased all of the equity interests in Music1, LLC from Enerfund for an aggregate purchase price of $15,000. Net Element was required to invest at least $500,000 in Music1 by December 31, 2012, which requirement was met during the fourth quarter of 2011.

On January 31, 2011, Music1, LLC entered into a loan agreement with Enerfund in the principal amount of $128,890. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued and unpaid interest due at that time. This loan was repaid in full on February 24, 2011 for an aggregate of $131,827.

On April 24, 2012, Net Element entered into an amended and restated joint venture agreement with an effective date of December 31, 2011, which amends and restates the joint venture agreement originally entered into with Mr. Wolfe as of March 29, 2011 in connection with the formation of LegalGuru LLC. Net Element owns a 70% interest in LegalGuru LLC and Mr. Wolfe, who is a director and Secretary of the Company and Chief Executive Officer and Chairman of LegalGuru LLC, through Lobos Advisors, LLC (a company of which Mr. Wolfe is the President and managing member), owns a 30% interest in LegalGuru LLC. The amended and restated joint venture agreement requires Net Element and Mr. Wolfe to invest up to an aggregate of $900,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $100,000 and Net Element investing up to an aggregate of $800,000. The original joint venture agreement required Net Element and Mr. Wolfe to invest up to an aggregate of $1,000,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $200,000 and Net Element investing up to an aggregate of $800,000. In connection with the $100,000 reduction in the amount required to be invested in LegalGuru LLC by Mr. Wolfe, Mr. Wolfe agreed to maintain his current salary of $10,000 per month, with $8,000 of such amount paid in cash and $2,000 paid in stock options of Net Element, until LegalGuru LLC generates at least $500,000 in revenue. As of March 31, 2012, Mr. Wolfe had invested $71,279 in LegalGuru LLC and Net Element had invested $830,983 in LegalGuru LLC.

On April 4, 2011, Net Element entered into a public relations contract with Roar Media, LLC to provide press related services and assist with community outreach and strategic alliances. The term of this agreement was for six months and provided for monthly remuneration of $14,000 and 5,000 shares of Net Element Common Stock with an option by Net Element to renew for successive six-month periods. This agreement was modified to provide for monthly remuneration in July 2011 of $7,000 and 5,000 shares. August and September 2011 were revised to $6,500 per month plus 5,000 shares per month. Beginning in October 2011, Net Element agreed to same terms, as revised, on a month to month basis.

On April 15, 2011, Net Element entered into a two-year cross advertising transaction with Ferrari North America, Inc. whereby Net Element contracted to pay $50,000 per year in cash and provide $200,000 per year in advertising value on its websites in exchange for a Platinum Sponsorship for the Ferrari Challenge over two race seasons. This arrangement provides Net Element with marketing outreach and exposure to potential investors. The agreement stipulates that the Ferrari Challenge must advertise on any Net Element website within one year from date of execution. Accordingly, Net Element will recognize $200,000 in advertising revenue as Ferrari utilizes the advertisements. Of the total cash expense of the sponsorship ($100,000 over two years), $50,000 was recognized as a charge to operations over the five month period May to September 2011 during the Ferrari Challenge. Additionally, Net Element recorded a $200,000 expense during 2011 for the value of website services provided in exchange for the sponsorship.

On May 16, 2011 Net Element entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund in the principal amount of $2,000,000. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of Net Element Common Stock at a conversion price of $0.11 per share. Enerfund has funded the full amount of this note and the balance at March 31, 2012 was $2,000,000.

On June 16, 2011, Net Element entered into a Subscription Agreement pursuant to which it sold a 15% ownership interest in its subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The related party investor, who is employed by Yapik, has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of Net Element Common Stock.

On August 9, 2011, Net Element entered into a Stock Purchase Agreement pursuant to which it was to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation (Stratuscore), from its selling shareholder, Denise Muyco (who is the spouse of Net Element’s Executive Vice President and Chief Strategy Officer, Richard Lappenbusch), in exchange for the issuance of 10 million shares of Net Element Common Stock. On November 10, 2011, Net Element and the selling shareholder mutually agreed to terminate and unwind that transaction. The 10 million shares of Net Element Common Stock issuable pursuant to that transaction were not delivered to the selling shareholder. Amounts advanced and costs incurred by Net Element through March 31, 2012 ($201,557), are reflected as advances in Net Element’s consolidated balance sheets. As consideration for amounts advanced to Stratuscore, Stratuscore agreed to issue Net Element a convertible promissory note convertible into equity in Stratuscore at the same rate as Ms. Muyco agrees to accept investment from a bona fide third party in the next investment round or lender terms. In the event that there is no further investment in Stratuscore, then the amount invested in Stratuscore by Net Element would be based on the Net Element’s original valuation of Stratuscore.

On October 24, 2011, Net Element entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund in the principal amount of $1.6 million. The annual interest rate under the note is 5% and principal and interest is due on or before October 24, 2014. The note may be pre-paid at any time without penalty. Outstanding principal under the note may be converted by Enerfund at any time into shares of Net Element Common Stock at a conversion price of $0.11 per share. Upon conversion of the note, Net Element is required to issue to Enerfund a five-year warrant to purchase a number of shares of Net Element Common Stock equal to the number of shares issued upon such conversion with an exercise price of $0.11 per share. This loan was fully funded at December 31, 2012, and the balance at March 31, 2012 was $1,600,000.

On February 2, 2012, Net Element entered into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from Net Element for $100,000: (i) 666,667 shares of Net Element Common Stock; (ii) a three-year warrant to purchase up to an additional 666,667 shares of Net Element Common Stock with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of Net Element Common Stock with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of Net Element Common Stock with an exercise price of $1.00 per share.

On February 23, 2012, Net Element entered into a Subscription Agreement pursuant to which it sold 13,333,334 newly issued shares of Net Element Common Stock to Kenges Rakishev for an aggregate purchase price of $2,000,000.10, or $0.15 per share. On February 24, 2012, Net Element entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund. The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund are directly or indirectly owned and controlled by Mike Zoi. Pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to Net Element and Net Element granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees (collectively, the “Holders”). Upon demand by any of the Holders, Net Element agreed to register from time to time with the Securities and Exchange Commission for resale (i) all shares of Net Element Common Stock from time to time owned by Mark Global Corporation, Kenges Rakishev or any other person or entity controlled by Kenges Rakishev; and (ii) all shares of Net Element Common Stock from time to time owned by TGR Capital, LLC, Mike Zoi or any other person or entity controlled by Mike Zoi. Net Element also granted the Holders piggyback registration rights with respect to all of such shares. Net Element agreed to bear substantially all expenses incidental to the registration rights granted pursuant to the Shareholder Rights Agreement. The Shareholder Rights Agreement became effective at 12:01 a.m. (New York time) on April 23, 2012 which was the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, acquired beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of Net Element Common Stock.

On April 6, 2012, Net Element entered into a Joint Venture Agreement with Igor Yakovlevich Krutoy. Pursuant to the Joint Venture Agreement, the parties agreed to form a limited liability company under the laws of the Russian Federation named Music1 (“Music1 Russia”), which would be owned 67% by Net Element’s newly formed subsidiary Net Element Russia and 33% by a newly formed company controlled by Mr. Krutoy which is to be named K1 Holdings. Net Element agreed to contribute to Music1 Russia (i) exclusive, non-assignable, royalty-free, perpetual, world-wide rights to use and operate the Internet domain www.music1.com (the “Website”); (ii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to use Net Element’s Launchpad computer system technology for the operation of Internet based contests; (iii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to integrate Net Element’s Music Brain technology into the Website and (iv) not less than $2 million in the form of an interest-free loan to maintain the operations of Music1 Russia. Mr. Krutoy also agreed to (i) provide monetization opportunities, propositions and other business development introductions identified by Music1 Russia as having significant business potential and (ii) act as an advisor and Chairman of the Board of Directors of Music1 Russia for a period of two years. As consideration for such advisory services and services as Chairman of the Board of Directors of Music1 Russia, Net Element agreed to issue Mr. Krutoy 5 million shares of restricted stock of the Company, with half of such shares issued to Mr. Krutoy within one month after he becomes Chairman of Music1 Russia and the other half of such shares issued to Mr. Krutoy within one month after the start of the second calendar year of his term as Chairman of Music1 Russia. In accordance with the Joint Venture Agreement, on June 6, 2012 Mr. Krutoy entered into a Subscription Agreement to purchase 13,333,333 shares of Net Element Common Stock for an aggregate purchase price of $2 million, which amount was funded on June 6, 2012.

On May 14, 2012, Net Element entered into a $500,000 principal amount Promissory Note and Loan Agreement with Enerfund maturing November 1, 2012. The interest rate is 5% per annum.

On June 26, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with Green Venture Group, LLC, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,557,885 based on the currency exchange rate as of the close of business on June 26, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Green Venture Group, LLC is owned and controlled by Mike Zoi.

On July 3, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with OOO Sat-Moscow, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,636,928 based on the currency exchange rate as of the close of business on June 4, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Sat-Moscow is indirectly controlled by Kenges Rakishev, a director of Net Element.

As a result of Net Element’s history of recurring losses and its accumulated deficit and shareholders’ deficiency, the audit report of its independent registered public accounting firm as of December 31, 2011 contains a statement expressing substantial doubt as to Net Element’s ability to continue as a going concern. Net Element’s management recognizes that it must raise capital sufficient to fund business activities until such time as Net Element can generate sufficient revenues and net cash flows in amounts necessary to enable it to continue contemplated operations, of which there can be no assurance. Net Element has historically been dependent upon TGR Capital, LLC, Enerfund or Mike Zoi (as a result of his controlling interest in TGR and Enerfund) to fund its operations and Net Element is exploring additional sources of financing in order to meet its financial requirements. As of the date of this joint proxy statement/prospectus, Net Element’s management expected that Net Element’s cash flows from operations and the $2 million subscription received from Igor Yakovlevich Krutoy will be sufficient to meet Net Element’s financial requirements through most of the third fiscal quarter of 2012. Net Element’s management currently believes that Net Element will require an additional $13.7 million in financing to continue operations as currently conducted and to pay for anticipated capital expenditures over the next 12 months. Additional funds may be raised through debt financing and/or the issuance of equity securities, there being no assurance that any type of financing on terms satisfactory to Net Element will be available or otherwise occur. Debt financing must be repaid regardless of whether Net Element generates revenues or cash flows from operations and may be secured by substantially all of its assets. Any equity financing or debt financing that requires the issuance of equity securities or warrants to the lender would cause the percentage ownership by Net Element’s current shareholders to be diluted, which dilution may be substantial. Also, any additional equity securities issued may have rights, preferences or privileges senior to those of existing shareholders. If such financings are not available when required or are not available on acceptable terms, Net Element may be unable to implement its business plans or take advantage of business opportunities, any of which could have a material adverse effect on its business prospects, financial condition and results of operations and may ultimately require Net Element to suspend or cease operations.

Off-balance sheet arrangements

At March 31, 2012, Net Element did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update 2011-04, “Fair Value Measurement” (“ASU 2011-04”). The primary focus of ASU 2011-04 is the convergence of accounting requirements for fair value measurements and related financial statement disclosures under United States generally accepted accounting principals, or GAAP, and International Financial Reporting Standards, or IFRS. While ASU 2011-04 does not significantly change existing guidance for measuring fair value, it does require additional disclosures about fair value measurements and changes the wording of certain requirements in the guidance to achieve consistency with IFRS. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, and is required to be applied prospectively. Net Element does not anticipate a material impact to the consolidated financial statements upon adoption in 2012.

In June 2011, the FASB issued Accounting Standards Update 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). This guidance requires companies to present the components of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, amounts reclassified from Other Comprehensive Income, or OCI, to net income for each reporting period must be displayed as components of both net income and OCI on the face of the financial statements. The guidance does not change the items that are reported in OCI. ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011. Other than presentational changes, Net Element does not anticipate a significant impact to the consolidated financial statements upon adoption in 2012.

In September 2011, the FASB issued amendments to its accounting guidance on testing goodwill for impairment. The amendments allow entities to use a qualitative approach to test goodwill for impairment. This permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. This guidance is effective for annual and interim goodwill impairment test performed for fiscal years beginning after December 15, 2011 and early adoption is permitted. Net Element did not early adopt this guidance and does not anticipate a material impact to the consolidated financial statements upon adoption in 2012.

Quantitative and Qualitative Disclosures About Market Risk

Not Applicable.

Directors, Executive Officers And Corporate Governance

The directors and executive officers of Net Element and their respective ages, and positions with Net Element and certain business experience as of July 13, 2012 are set forth below. Mike Zoi’s niece is married to Dmitry Kozko. Except for the relationship between Messrs. Zoi and Kozko, there are no family relationships among any of the directors or executive officers.

Name	Age	Position	Year Appointed
Mike Zoi	46	CEO & Chairman of the Board of Directors	2007
Kenges Rakishev	32	Director	2012
Felix Vulis	56	Director	2011
Curtis Wolfe	48	Director, Secretary, CEO & Chairman of LegalGuru	2007
James Caan	71	Director	2011
Richard Lappenbusch	44	Executive Vice President, Chief Strategy Officer	2011
Dmitry Kozko	28	Director, EVP of Business Development, CEO of Openfilm	2009
Jonathan New	52	Chief Financial Officer	2008
Ivan Onuchin	36	Chief Technology Officer	2010

Each of Net Element’s directors will hold office until Net Element’s next annual meeting of shareholders at which directors are elected or until his successor is duly elected and qualified. Executive officers serve at the discretion of Net Element’s board of directors.

Mike Zoi, Chief Executive Officer & Chairman of the Board.  Mr. Zoi has been Chief Executive Officer and Chairman of Net Element’s board of directors since 2007. Mr. Zoi served as a director of Ener1, Inc. from February 2002 to August 2008 and a vice president of Ener1, Inc. from February 2007 to August 2008. Ener1, Inc. is engaged primarily in the business of designing, developing and manufacturing rechargeable lithium-ion batteries and battery pack systems for use in the transportation, grid energy storage and small pack, or consumer cell product markets. In 2006, Mr. Zoi founded and he continues to own 100% of Enerfund, LLC, a Florida limited liability company that owns interests in a variety of high growth businesses focused on technology, alternative energy transportation and real estate. Earlier in his career, Mr. Zoi worked in various capacities relating to international finance and business development.

Kenges Rakishev, Director.  Mr. Rakishev is the Chairman of SAT & Company JSC since November 2008. Since August 2011, he has been a non-executive director and Chairman of SAT & Co Netherlands N.V. and, from September 2011, Mr. Rakishev has been a director of SatFerro Limited. Since December 2010, Mr. Kenges Rakishev has been a Chairman of several companies including: Jinsheng SAT (Tianjin) Commercial and Trading Co., Ltd.; Ulanhot Jinyuanda Heavy Chemical Industry Co., Ltd; Baicheng Jinsheng Nickel Industry Co.,Ltd.; and, Taonan City Jinsheng Metallurgical Products Co. From October 2004 through the present Mr. Rakishev has served as a Vice- President of the Union of Chambers of Commerce of the Republic of Kazakhstan. Since 2010, Mr. Rakishev has been the Vice-President of The Boxing Association of Republic of Kazakhstan and, since 2011, he has been the Vice-President of Asian Boxing Confederation. On April 23, 2012 Mr. Rakishev was appointed to the Board of Directors of Net Element, Inc. Mr. Rakishev holds B.A.(Law) from the Kazakh State Law Academy and B.A (International Economics) from the Kazakh Economic University. Mr. Rakishev also has AMP Diploma from Oxford University. We believe that Mr. Rakishev's international business leadership and relationships, combined with his extensive knowledge and unique perspectives of global business opportunities, qualifies him to serve as a Director on the NEI board.

Felix Vulis, Director.  Mr. Vulis has been a director of Net Element since December 14, 2011. Mr. Vulis is currently Chief Executive Officer of Eurasian Natural Resources Corporation PLC (“ENRC”) (LSE: ENRC.L), a FTSE 100 company, and has been Chief Executive Officer of ENRC since August 2009. ENRC is a leading diversified natural resources group with integrated mining, processing, energy, logistics and marketing operations. Prior to his appointment as Chief Executive Officer of ENRC, Mr. Vulis was Chief Operating Officer of ENRC since December 2006. Between 2002 and 2006, Mr. Vulis was First Vice

President of Eurasia Industrial Association. Before joining the ENRC group in 2001, Mr. Vulis was President of UNICHEM K, LLC. From 1990 until 1995 he was President and Chief Executive Officer of AGC Group, Inc.

Curtis Wolfe, Director, Secretary, CEO & Chairman of LegalGuru.  Mr. Wolfe has been a director of Net Element since 2004 except for the period beginning August 31, 2007 and ending December 18, 2007. In addition, since March 29, 2011, Mr. Wolfe has been the Chief Executive Officer and Chairman of LegalGuru LLC, a Florida limited liability company, in which Net Element owns a 70% interest and Mr. Wolfe owns a 30% interest. From 2004 to 2007, Mr. Wolfe served as Chief Operating Officer, Executive Vice President and General Counsel of Ener1 Group, Inc., which, during that period, was the largest shareholder of alternative energy company Ener1, Inc. Prior to his involvement with Ener1 Group, Inc., he was a partner in an international law firm based in Miami where he focused on mergers and acquisitions, start-up company financing, franchising and intellectual property. His experience also includes equity and debt offerings and compliance with reporting requirements for publicly traded companies. From 2007 until he joined Net Element, Mr. Wolfe was the president and managing member of a private business consulting company, Lobos Advisors, LLC, assisting start-up businesses in defining their business objectives, strategic goals, and expanding business opportunities. Mr. Wolfe currently holds his interest in LegalGuru LLC through his interest in Lobos Advisors, LLC. Mr. Wolfe is the founder of WCIS Media, LLC, a company that launched whocanisue.com, an online legal portal where he served as an executive officer from 2007 until 2009. Mr. Wolfe served 11 years in the United States Air Force from 1981 to 1992. Mr. Wolfe has a BS in English, Mathematics and Latin American Studies from Weber State University and a JD from the University of Iowa College of Law, where he graduated with distinction. He is also a screenwriter and author.

James Caan, Director.  Mr. Caan has been a director of Net Element since January 1, 2011. Mr. Caan also has been the Chairman of Advisory Board of Openfilm since October 12, 2009. Pursuant to Mr. Caan’s advisory agreement with Openfilm, Mr. Zoi and Mr. Kozko are obligated to vote their shares in Net Element in favor of Mr. Caan as a director of Net Element until December 14, 2013. Mr. Caan is an actor and director working in the film and TV industries for over 40 years and one of the industry’s most renowned talents, having starred in over 80 films.

Richard Lappenbusch, Executive Vice President & Chief Strategy Officer.  Mr. Lappenbusch has been Executive Vice President and Chief Strategy Officer of Net Element since June 6, 2012. From February 15, 2011 until June 6, 2012, Mr. Lappenbusch was President and Chief Operating Officer of Net Element. Prior to joining Net Element, Mr. Lappenbusch was Founder and Managing Partner of Novus Ordo LLC, a professional media and technology consulting company from July 2009 until February 2011. From 1993 to 2009, Mr. Lappenbusch held various positions with Microsoft and its affiliated companies, including Director of Global Foundation Services, managing the business and service units of a cloud computing services group; Director of Entertainment & Devices, responsible for analysis of business interests relating to video-on-demand, advertising and subscription services business models; and Director of Strategic Planning of Windows, managing strategic planning of the Windows Client Operating System. From 1999 to 2000, Mr. Lappenbusch was Director of Monitoring, Reporting and Analysis at MSN, where he was responsible for product development focusing on global Internet user monitoring and reporting services. From 1996 to 1999, Mr. Lappenbusch was Director of Operations at MSNBC Interactive News, LLC, a joint venture of GE’s NBC business unit and Microsoft, where he was instrumental in building the Internet operations unit for news production and distribution. From 1993 to 1995, Mr. Lappenbusch was Lead Program Manager at Microsoft Research, responsible for designing and developing interactive television post-production facilities and services. Mr. Lappenbusch received a MPS from New York University’s Tisch School of the Arts in Interactive Telecommunications (ITP), and a BS from the University of Redlands in Business Administration.

Dmitry Kozko, Director, EVP of Business Development, CEO of Openfilm.  Mr. Kozko co-founded Net Element’s subsidiary Openfilm, LLC in 2007 and has been Chief Executive Officer of Openfilm since 2009. Mr. Kozko has been Executive Vice President of Business Development of Net Element since December 2010 and a director of Net Element since October 24, 2011. From 2007 until 2009, Mr. Kozko was Chief Marketing Officer of Openfilm. During his tenure with Openfilm, Mr. Kozko has been responsible for marketing and sales initiatives, business development, overseeing technological development and capital raising. Prior to co-founding Openfilm, Mr. Kozko was a consultant responsible for developing the business infrastructure and Web presence for companies and clients in the online entertainment, real estate and consumer goods space. Since 2006, Mr. Kozko has provided advisory services to Enerfund, LLC and TGR Capital, LLC (companies controlled by Net Element’s Chairman and Chief Executive Officer, Mike Zoi) and assisted in evaluating technology-based companies.

Jonathan New, Chief Financial Officer.  Mr. New has been Chief Financial Officer of Net Element since March 10, 2008. From 2001 to 2003, Mr. New was Chief Operating Officer of Ener1, Inc. From 2004 until it was sold in 2006, Mr. New owned and operated Wholesale Salon Furniture Corp.com, which imported and distributed salon equipment. Thereafter, until joining Net Element, Mr. New provided services to public companies on a variety of corporate accounting, reporting and audit related issues. Prior to joining Ener1, Inc. in 2001, Mr. New held controller and chief financial officer positions with companies including Häagen-Dazs, Virtacon (a web development company), RAI Credit Corporation and Prudential of Florida. Mr. New obtained his BS in Accounting from Florida State University and began his career with Accenture. He is a member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

Ivan Onuchin, Chief Technology Officer.  Mr. Onuchin joined Net Element on November 1, 2010 and was appointed Chief Technology Officer of Net Element and its subsidiaries on December 14, 2010. From December 2008 through October 2010, Mr. Onuchin was employed with EdgeTech, Inc., an underwater imaging company, as a software engineer responsible for the creation of architecture and software development for a new generation of products for managing advanced underwater sonar imaging systems. From September 2005 until December 2008, Mr. Onuchin was Chief Technology Officer of Helpful Technologies, Inc. and its subsidiaries, a Florida-based software development company providing products that simplify access and navigation to the Internet. Mr. Onuchin’s responsibilities for Helpful Technologies, Inc. included development of break-through technologies allowing users to navigate on the Internet without launching a browser. From February 2004 through June 2005, Mr. Onuchin was the Chief Technology Officer of Splinex Technology, Inc., a predecessor of Net Element, which was involved in the development of advanced technologies in the three-dimensional computer graphics industry. Throughout his career, Mr. Onuchin was responsible for the creation of proprietary intellectual property portfolios and managed local and outsourced teams of software developers. Mr. Onuchin has a post-graduate degree from the Russian Academy of Science, where he has also taught classes in advanced mathematics. Mr. Onuchin has also taught at Ural State Technical University and Ural State University.

Shareholder Rights Agreement

On February 24, 2012, the Net Element entered into a Shareholder Rights Agreement (the Shareholder Rights Agreement) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC (collectively, the “Shareholders”). The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC are directly or indirectly owned and controlled by Mike Zoi. As further described below, pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to Net Element and Net Element granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees (collectively, the “Holders”).

The Shareholder Rights Agreement became effective at 12:01 a.m. (New York time) on April 23, 2012, which was the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, acquired beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of Net Element Common Stock.

The Shareholders agreed to cause the board of directors of Net Element to be comprised of not less than four and not more than eight directors. For so long as TGR Capital, LLC, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of Net Element Common Stock, TGR Capital, LLC is entitled to nominate one director. For so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of Net Element Common Stock, Mark Global Corporation is entitled to nominate one director. For so long as the Shareholder Rights Agreement remains in effect, TGR Capital, LLC and Mark Global Corporation are entitled to nominate two independent directors mutually acceptable to TGR Capital, LLC and Mark Global Corporation. In the event that Mark Global Corporation’s director nominee is unable to attend any meeting of the board of directors of Net Element, Mark Global Corporation is entitled to have another representative attend such meeting in a non-voting observer capacity. In addition, so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of Net Element Common Stock, the Shareholders agreed to cause Mark Global Corporation’s director nominee to be a member of any compensation committee, nominating committee and audit committee that the board of directors of Net Element may establish, in each case to the extent such directors are permitted to serve on such committees under applicable Securities and Exchange Commission rules.

Additionally, Net Element agreed to obtain customary director and officer indemnity insurance and the Shareholders agreed to cause Net Element’s bylaws to be amended, in a manner acceptable to Mark Global Corporation, to provide mandatory indemnification and advancement of expenses for directors of Net Element.

Upon demand by any of the Holders, Net Element agreed to register from time to time with the Securities and Exchange Commission for resale (i) all shares of Net Element Common Stock from time to time owned by Mark Global Corporation, Kenges Rakishev or any other person or entity controlled by Kenges Rakishev; and (ii) all shares of Net Element Common Stock from time to time owned by TGR Capital, LLC, Mike Zoi or any other person or entity controlled by Mike Zoi. Net Element also granted the Holders piggyback registration rights with respect to all of such shares. Net Element agreed to bear substantially all expenses incidental to the registration rights granted pursuant to the Shareholder Rights Agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Net Element’s directors and officers and persons who beneficially own more than ten percent of a registered class of its equity securities to file with the SEC initial reports of ownership and reports of change in ownership of common stock and other equity securities of Net Element. Directors, officers and greater than ten percent shareholders are required by SEC regulations to furnish Net Element with copies of all Section 16(a) forms they file. To Net Element’s knowledge, the following persons have failed to file on a timely basis the identified reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2011:

Name and Relationship	Number of late reports	Transactions not timely reported	Known failures to file a required form
Enerfund, LLC, 10% owner	6	7	0
TGR Capital, LLC, 10% owner	1	2	0
Mike Zoi, CEO, Chairman of the Board of Directors and 10% owner	6	7	0
Felix Vulis, Director	1	0	0
Curtis Wolfe, Secretary and Director	1	2	7
Richard Lappenbusch, Executive Vice President and Chief Strategy Officer	1	0	6
Dmitry Kozko, CEO of Openfilm	1	2	6
Jonathan New, Chief Financial Officer	1	2	6
Ivan Onuchin, Chief Technology Officer	1	2	6
Dean Lucente, Former Chief Revenue Officer (from May 18, 2011 until November 1, 2011)	0	0	5

Code of Ethics and Governance Guidelines

Net Element has adopted a Code of Ethics and Business Conduct that applies to all directors and officers of Net Element, including its principal executive officer and its principal financial and accounting officer. A copy of Net Element’s Code of Ethics and Business Conduct has been posted to its Internet website at http://www.netelement.com/code-of-ethics/. Net Element will provide a copy of its Code of Ethics to any person without charge, upon written request to Net Element.

Committees of the Net Element Board

Net Element’s entire board of directors currently performs the functions of a nominating committee, compensation committee and audit committee.

Net Element does not have an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K. Net Element has not yet identified a suitable nominee to serve as an audit committee financial expert.

Executive Compensation

Summary Compensation Table for Fiscal Year 2011

The following table sets forth information for the fiscal years ended December 31, 2011 and 2010 with respect to all compensation paid to or earned by Net Element’s Chief Executive Officer and its two most highly compensated executive officers other than its Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year. Net Element refers to these individuals as the “named executive officers.” The information provided below is for the twelve months ended December 31, 2011 and the nine months ended December 31, 2010 (i.e., April 1, 2010 through December 31, 2010).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Mike Zoi(1), Chief Executive Officer	2011	$350,000	$—	$—	$—	$12,246	$362,246
	2010	$262,500	$—	$—	$—	$—	$262,500
Richard Lappenbusch(2), Executive Vice President and Chief Strategy Officer	2011	$244,506	$50,000	$33,550	$72,500	$5,825	$406,381
	2010	$—	$—	$—	$—	$—	$—
Jonathan New, Chief Financial Officer	2011	$105,001	$24,878	$10	$36,233	$8,371	$174,493
	2010	$68,256	$4,874	$—	$—	$—	$73,130

(1)	Mr. Zoi also receives health and life insurance benefits available to employees generally.
(2)	Mr. Lappenbusch has been Executive Vice President and Chief Strategy Officer of Net Element since June 6, 2012. From February 15, 2011 until June 6, 2012, Mr. Lappenbusch was President and Chief Operating Officer of Net Element.

Mike Zoi became Chief Executive Officer on December 17, 2007. Mr. Zoi is entitled to receive an annual salary of $350,000.

Jonathan New joined Net Element as Chief Financial Officer on March 10, 2008. During 2011, up until March 1, 2011, Mr. New was entitled to receive an annual salary of $91,000 and an annual bonus of $30,000 paid quarterly. Effective March 1, 2011, Mr. New's annual salary was increased to $140,000 per year. Effective June 16, 2011, Mr. New's annual salary was decreased to $112,000. Effective September 1, 2011, Mr. New’s annual compensation was reduced to an annual salary of approximately $56,000 per year and no guaranteed bonus. Subsequently, effective November 16, 2011, Mr. New’s annual base salary was reinstated to $112,000 per year, but with no guaranteed bonus. In connection with the 2011 compensation reductions, Net Element granted Mr. New options to purchase up to an aggregate of 278,084 shares of Net Element Common Stock with strike prices between $0.06 and $0.60 per share and a term of five years from the date of issuance.

Richard Lappenbusch joined Net Element as President and Chief Operating Officer on February 15, 2011. On June 6, 2012, Mr. Lappenbusch’s position with Net Element changed to Executive Vice President and Chief Strategy Officer. In connection with Mr. Lappenbusch’s appointment as President and Chief Operating Officer, the board of directors of Net Element authorized Net Element to pay him an annual salary of $300,000 and a bonus of $100,000 ($50,000 to be awarded on December 31, 2011 provided Mr. Lappenbusch was then employed with Net Element and $50,000 to be awarded at the discretion of the board of directors of Net Element). Additionally, Mr. Lappenbusch was granted 6,100,000 shares of restricted Net Element Common Stock with vesting as follows: 100,000 shares on February 15, 2012; 4,000,000 shares vesting semi-annually over a three-year period from the date of grant; and 2,000,000 shares upon Net Element achieving $20,000,000 in aggregate gross revenues (other than through acquisitions). All unvested shares of Net Element Common Stock are subject to repurchase by Net Element for an aggregate of $1.00 in the event of termination of employment in certain circumstances. Additionally, vesting will be accelerated upon the occurrence of an extraordinary transaction that results in a change in control of Net Element. In addition, Net Element paid Mr. Lappenbusch a signing bonus of $37,000 to cover relocation and housing expenses. Effective June 16, 2011, Net Element reduced Mr. Lappenbusch's annual salary to $240,000. Then, effective September 1, 2011, Net Element further reduced Mr. Lappenbusch's annual salary to $120,000. In connection with the 2011 compensation reductions, Net Element granted Mr. Lappenbusch options to purchase up to an aggregate of 434,943 shares of Net Element Common Stock with strike prices between $0.06 and $0.60 and a term of five years from the date of issuance. On June 6, 2012, Net Element entered into a new employment agreement with Mr. Lappenbusch, which provides (a) for an annual base salary of $200,000, (b) a guaranteed bonus of $50,000 contingent upon Mr. Lappenbusch not voluntarily resigning (other than for an involuntary termination as set forth in the agreement) before December 28, 2012, (c) eligibility for a performance-based bonus at the sole discretion of Net Element’s board of directors, (d) for the immediate cancellation of all incentive stock options previously awarded to Mr. Lappenbusch and (e) for the immediate cancellation of all unvested shares of restricted Net Element Common Stock that exceed 2,067,166 shares which were previously awarded to Mr. Lappenbusch. The June 6, 2012 employment agreement provides that Mr. Lappenbusch’s unvested shares of restricted Net Element Common Stock will vest in full upon the termination of such employment agreement on December 28, 2012 or his dismissal with or without cause, whichever happens first. After December 28, 2012 Mr. Lappenbusch’s employment will be at will. If, prior to December 28, 2012, Mr. Lappenbusch is terminated by Net Element without cause or due to death or disability or due to an involuntary termination, then he will be entitled to receive his remaining base salary through December 28, 2012, his guaranteed bonus and all of his unvested shares of Net Element Common Stock will vest immediately upon termination.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table summarizes the outstanding equity awards to the named executive officers of Net Element as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Mike Zoi	—	—	—	$—	—	—	—	—	—
Richard Lappenbusch	125,000	—	—	$0.06	07/29/2015	3,433,333	$2,060,000	—	—
	13,514	—	—	$0.37	08/29/2016
	100,000	—	—	$0.15	09/28/2016
	100,000	—	—	$0.15	10/29/2016
	71,429	—	—	$0.21	11/28/2016
	25,000	—	—	$0.60	12/29/2016
Jonathan New	1,000,000	—	—	$0.16	08/12/2015	—	—	94,000	$5,640
	94,000	94,000	94,000	$0.10	03/28/2021
	58,333	—	—	$0.06	07/29/2015
	6,306	—	—	$0.37	08/29/2016
	46,667	—	—	$0.15	09/28/2016
	46,667	—	—	$0.15	10/29/2016
	22,222	—	—	$0.21	11/28/2016
	3,889	—	—	$0.60	12/29/2016

Director Compensation

Except as described below with respect to Felix Vulis, Net Element did not pay any compensation to members of its board of directors for their services as such during 2011 or 2010. In connection with the appointment of Felix Vulis as a director of Net Element, Net Element granted to Mr. Vulis 800,000 shares of restricted stock of Net Element, 400,000 shares of which will vest on each annual anniversary of his appointment as a director of Net Element. Pursuant to the Shareholder Rights Agreement described under “Shareholder Rights Agreement” above, Net Element agreed to reimburse its directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the board of directors of Net Element and any committees thereof, including, without limitation, travel, lodging and meal expenses.

2011 Director Compensation Table

The following table further summarizes the compensation paid to Net Element’s directors for service as a director during 2011:

Director Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Mike Zoi	$—	$—	$—	$—	$—	$—	$—
Felix Vulis	$—	$96,000	$—	$—	$—	$—	$96,000
Curtis Wolfe	$—	$—	$—	$—	$—	$—	$—
James Caan	$—	$—	$—	$—	$—	$—	$—
Dmitry Kozko	$—	$—	$—	$—	$—	$—	$—

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The table below contains information regarding the beneficial ownership of Net Element Common Stock as of July 13, 2012 by (i) each person who is known to Net Element to beneficially own more than 5% of Net Element Common Stock; (ii) each of its directors; (iii) each of its executive officers and (iv) all of its directors and executive officers as a group. Except as otherwise noted below, each person or entity named in the following table has the sole voting and investment power with respect to all shares of Net Element Common Stock that he, she or it beneficially owns. The holders of Net Element Common Stock are entitled to one vote for each outstanding share on matters submitted to its shareholders. Except as otherwise noted below, the address of each person or entity named in the following table is c/o Net Element, Inc., 1450 South Miami Avenue, Miami, FL 33130.

Name and address of beneficial owner	Amount and nature of beneficial ownership (number of shares of common stock beneficially owned)(1)		Percent of class(1)
Mike Zoi	702,417,232	(2)	69.3%
Enerfund, LLC	627,411,478	(3)	61.9%
TGR Capital, LLC	302,263,749	(4)	34.9%
MZ Capital LLC (Delaware)	45,937,500	(5)	6.0%
Kenges Rakishev	213,333,334	(6)	27.8%
Mark Global Corporation	200,000,000	(7)	26.1%
Felix Vulis	3,466,667	(8)	*
Curtis Wolfe	4,369,070	(9)	*
James Caan	5,568,421		*
Dmitry Kozko	25,254,631	(10)	3.3%
Richard Lappenbusch	3,364,500		*
Jonathan New	2,846,564	(11)	*
Ivan Onuchin	804,470	(12)	*
All directors and executive officers as a group (9 persons)	961,424,889		94.0%

*	Less than 1%.
(1)	Applicable percentage ownership is based on 766,326,023 shares of Net Element Common Stock outstanding as of July 13, 2012, together with securities exercisable or convertible into shares of Net Element Common Stock within 60 days of July 13, 2012 for each shareholder. Beneficial ownership is generally determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The shares issuable pursuant to the exercise or conversion of such securities are deemed outstanding for the purpose of computing the percentage of ownership of the security holder, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.
(2)	Represents: (a) 5,754 shares of Net Element Common Stock held directly by Mr. Zoi; (b) (i) 177,875,000 shares of Net Element Common Stock, (ii) 100,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants, (iii) 32,727,274 shares of Net Element Common Stock issuable upon conversion of outstanding convertible promissory notes, and (iv) 14,545,455 shares of Net Element Common Stock issuable upon exercise of warrants that are issuable upon conversion of an outstanding convertible promissory note, each held by Enerfund, LLC; (c) (i) 202,263,749 shares of Net Element Common Stock, and (ii) 100,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants, each held by TGR Capital, LLC; (d) 45,937,500 shares of Net Element Common Stock held by MZ Capital LLC (Delaware); and (e) 29,062,500 shares of Net Element Common Stock held by MZ Capital LLC (Florida). Mike Zoi shares with each of Enerfund, LLC, TGR Capital, LLC, MZ Capital LLC (Delaware) and MZ Capital LLC (Florida) the power to vote or direct the vote, and to dispose or direct the disposition of, the respective shares of Net Element Common Stock beneficially owned by those entities. Mr. Zoi has the sole power to vote or direct the vote, and to dispose or direct the disposition of, the 5,754 shares of Net Element Common Stock held directly by him. In addition to such shares, (i) Mr. Zoi may be deemed to be part of a “group” with Mr. Kozko, and thereby deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by Dmitry Kozko, as a result of Mr. Zoi’s and Mr. Kozko’s agreement to vote their shares of Net Element Common Stock in favor of James Caan as a director of Net Element until December 14, 2013; and (ii) Mr. Zoi may be deemed to be part of a “group” with Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC, and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by Mike Zoi in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Dmitry Kozko, Mark Global Corporation or Kenges Rakishev.
(3)	Represents: (a) (i) 177,875,000 shares of Net Element Common Stock, (ii) 100,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants, (iii) 32,727,274 shares of Net Element Common Stock issuable upon conversion of outstanding convertible promissory notes, and (iv) 14,545,455 shares of Net Element Common Stock issuable upon exercise of warrants that are issuable upon conversion of an outstanding convertible promissory note, each held directly by Enerfund, LLC; and (b) (i) 202,263,749 shares of Net Element Common Stock, and (ii) 100,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants, each held by TGR Capital, LLC. Enerfund, LLC is the sole member of TGR Capital, LLC. Mike Zoi shares with Enerfund, LLC the power to vote or direct the vote, and to dispose or direct the disposition of, all of the shares of Net Element Common Stock beneficially owned by Enerfund, LLC. In addition to such shares, Enerfund, LLC may be deemed to be part of a “group” with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware) and MZ Capital LLC (Florida), and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by Enerfund, LLC in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Mark Global Corporation, Kenges Rakishev, Mike Zoi (other than shares beneficially owned by Enerfund, LLC) , MZ Capital LLC (Delaware) or MZ Capital LLC (Florida).
(4)	Represents: (a) 202,263,749 shares of Net Element Common Stock; and (b) 100,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants, each held directly by TGR

Capital, LLC. Mike Zoi and Enerfund, LLC share with TGR Capital, LLC the power to vote or direct the vote, and to dispose or direct the disposition of, all of the shares of Net Element Common Stock beneficially owned by TGR Capital, LLC. In addition to such shares, TGR Capital, LLC may be deemed to be part of a “group” with Mark Global Corporation, Kenges Rakishev, Mike Zoi, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC, and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by TGR Capital, LLC in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Mark Global Corporation, Kenges Rakishev, Mike Zoi (other than shares beneficially owned by TGR Capital, LLC), MZ Capital LLC (Delaware), MZ Capital LLC (Florida) or Enerfund, LLC.
(5)	Mike Zoi shares with MZ Capital LLC (Delaware) the power to vote or direct the vote, and to dispose or direct the disposition of, all of the shares of Net Element Common Stock beneficially owned by MZ Capital LLC (Delaware). In addition to such shares, MZ Capital LLC (Delaware) may be deemed to be part of a “group” with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC, and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by MZ Capital LLC (Delaware) in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Mark Global Corporation, Kenges Rakishev, Mike Zoi (other than shares beneficially owned by MZ Capital LLC (Delaware)), TGR Capital, LLC, MZ Capital LLC (Florida) or Enerfund, LLC.
(6)	The business address of Mr. Rakishev is c/o SAT & Company, 241 Mukanova Street, Almaty 050008, Republic of Kazakhstan. Represents: (a) 13,333,334 shares of Net Element Common Stock held directly by Mr. Rakishev; and (b) 200,000,000 shares of Net Element Common Stock held by Mark Global Corporation. Each of Kenges Rakishev and Mark Global Corporation may be deemed to share the power to vote or direct the vote, and to dispose or direct the disposition of, the 200,000,000 shares of Net Element Common Stock held by Mark Global Corporation. Mr. Rakishev may be deemed to have the sole power to vote or direct the vote, and to dispose or direct the disposition of, the 13,333,334 shares of Net Element Common Stock held directly by him. In addition to such shares, Kenges Rakishev and Mark Global Corporation may be deemed to be part of a “group” with Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC, and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by Kenges Rakishev in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) or Enerfund, LLC.
(7)	The business address of Mark Global Corporation is c/o Trident Trust Company (BVI) Limited, Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Each of Kenges Rakishev and Mark Global Corporation may be deemed to share the power to vote or direct the vote, and to dispose or direct the disposition of, the 200,000,000 shares of Net Element Common Stock held by Mark Global Corporation. In addition to such shares, Kenges Rakishev and Mark Global Corporation may be deemed to be part of a “group” with Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) and Enerfund, LLC, and therefore deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by such parties, as a result of such parties and Net Element having entered into a Shareholder Rights Agreement dated February 24, 2012 (see “Information About Net Element — Shareholder Rights Agreement”). The number of shares of Net Element Common Stock reported as beneficially owned by Mark Global Corporation in the foregoing table does not include any shares of Net Element Common Stock beneficially owned by any of Kenges Rakishev (other than shares beneficially owned by Mark Global Corporation), Mike Zoi, TGR Capital, LLC, MZ Capital LLC (Delaware), MZ Capital LLC (Florida) or Enerfund, LLC.
(8)	Represents: (a) 1,466,667 shares of Net Element Common Stock; and (b) 2,000,000 shares of Net Element Common Stock issuable upon exercise of outstanding warrants.

(9)	Represents: (a) 1,000,100 shares of Net Element Common Stock; (b) 368,970 shares of Net Element Common Stock issuable upon exercise of outstanding options; and (c) 3,000,000 shares of Net Element Common Stock issuable upon exercise of Mr. Wolfe’s right to convert his 30% interest in Net Element’s subsidiary LegalGuru LLC into 3,000,000 shares of Net Element Common Stock.
(10)	Represents: (a) 24,950,100 shares of Net Element Common Stock; and (b) 304,531 shares of Net Element Common Stock issuable upon exercise of outstanding options. In addition to such shares, Mr. Kozko may be deemed to be in a group with Mr. Zoi and Mr. Caan, and thereby deemed to beneficially own any shares of Net Element Common Stock that are beneficially owned by Mr. Zoi and Mr. Caan, as a result of Mr. Zoi’s and Mr. Kozko’s agreement with Mr. Caan to vote their shares of Net Element Common Stock in favor of Mr. Caan as a director of Net Element until December 14, 2003.
(11)	Represents: (a) 475,100 shares of Net Element Common Stock; and (b) 2,371,464 shares of Net Element Common Stock issuable upon exercise of outstanding options.
(12)	Represents: (a) 100 shares of Net Element Common Stock; and (b) 804,370 shares of Net Element Common Stock issuable upon exercise of outstanding options.

Change in Control

Please refer to the description of the Shareholders’ Agreement in “Shareholder Rights Agreement” above, which is incorporated herein by reference.

Equity Compensation Plan Information

The following table shows information with respect to each equity compensation plan under which Net Element Common Stock is authorized for issuance as of the fiscal year ended December 31, 2011.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	5,487,874	$0.14	154,512,126
Equity compensation plans not approved by security holders	—	—	—
Total	5,487,874	$0.14	154,512,126

Certain Relationships, Related Transactions and Director Independence

Certain Relationships and Related Transactions

For the nine months ended December 31, 2010, TGR Capital, LLC (a company that beneficially owns more than 5% of Net Element Common Stock and is indirectly wholly-owned by the Net Element’s Chairman and Chief Executive Officer, Mike Zoi) was issued 101,088,150 shares of Net Element Common Stock and fully vested warrants to purchase 50,544,075 shares of Net Element Common Stock for $0.05 per share in exchange for funding of $2,021,763 provided under the terms of a Subscription Agreement. The shares and warrants purchasable pursuant to this $4,000,000 Subscription Agreement were fully subscribed at December 31, 2010.

On December 14, 2010, Net Element entered into a purchase agreement with the members of Openfilm, LLC. Mike Zoi, who beneficially owns more than 5% of Net Element Common Stock and is its Chairman and Chief Executive Officer, through his control of Enerfund, LLC (which also beneficially owns more than 5% of the Net Element Common Stock) and MZ Capital, LLC, both Florida limited liability companies, held approximately 70% of Openfilm’s outstanding membership interests prior to the acquisition by Net Element. Pursuant to the Openfilm purchase agreement, Net Element acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of Net Element

Common Stock to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund, LLC, 29,062,500 shares were issued to MZ Capital LLC (Florida), 24,950,000 shares were issued to Dmitry Kozko, who is one of Net Element’s directors, Executive Vice President of Business Development and Chief Executive Officer of Openfilm, and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm. Up until the date of acquisition, Openfilm’s operations were funded primarily by entities controlled by Mike Zoi.

On December 10, 2010, Openfilm, LLC entered into a loan agreement with Enerfund, LLC (a company wholly-owned by the Net Element’s Chairman and Chief Executive Officer, Mike Zoi) in the principal amount of $1,667,020. The annual interest rate is 5% payable annually on December 31. The loan matures on December 10, 2012 with accrued and unpaid interest due at that time. The balance due under this loan at March 31, 2012 was $1,667,762.

On December 31, 2010, Net Element entered into a Subscription Agreement with Enerfund, LLC pursuant to which Net Element received an aggregate of $2,000,000 in exchange for the issuance of 200,000,000 shares of Net Element Common Stock and warrants to purchase 100,000,000 shares of Net Element Common Stock at an exercise price of $0.05 per share for a period of five years from the date of issuance. However, Net Element did not have a sufficient number of authorized shares of Net Element Common Stock to fully issue these securities to Enerfund at December 31, 2010. Accordingly, this transaction was accounted for as a purchase by Enerfund as of December 31, 2010 of 112,000,000 shares of Net Element Common Stock and fully vested warrants to purchase 56,000,000 shares of Net Element Common Stock for $0.05 per share in exchange for $1,120,000. The balance of the proceeds of $880,000 was accounted for as an advance until March 7, 2011, when Net Element issued the balance of the shares and warrants.

On February 1, 2011, Net Element purchased all of the equity interests in Motorsport, LLC from Enerfund, LLC. As consideration for that acquisition, Net Element paid to Enerfund $130,000 and agreed to take over responsibility for the obligations of Motorsport, LLC under a Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC would acquire all of the equity interests in Motorsport.com, Inc. At the time of Net Element’s acquisition of Motorsport, LLC, pursuant to the December 17, 2010 Stock Purchase Agreement, Motorsport, LLC had already acquired 80% of the outstanding common stock of Motorsport.com, Inc., although Motorsport, LLC remained obligated under the Stock Purchase Agreement to pay an aggregate of $450,000 to the sellers in four quarterly installments beginning on December 1, 2013. Pursuant to an amendment to the Stock Purchase Agreement dated January 10, 2012, that payment obligation was amended to provide that: (i) Motorsport, LLC must pay to the sellers $300,000 in cash in four equal annual installments of $75,000 each beginning on January 10, 2012, with each subsequent installment payable on each annual anniversary thereafter until such $300,000 is paid in full; and (ii) Net Element must issue to the sellers an aggregate of 1,333,333 shares of Net Element Common Stock. The initial $75,000 installment was paid by Net Element and Net Element issued such 1,333,333 shares of Net Element Common Stock to the sellers. The sellers have a security interest in the Internet domain names of Motorsport.com, Inc. as collateral for Net Element’s and Motorsport’s remaining payment obligations.

The December 17, 2010 Stock Purchase Agreement provided Motorsport, LLC an option until December 16, 2018 to purchase the remaining 20% of the outstanding common stock of Motorsport.com, Inc. for a price per share of between $0.1075 and $0.1435 (or an aggregate of between $400,330 and $534,394) depending upon when the option was exercised, payable in either cash or shares of preferred stock of Motorsport.com, Inc. having an equivalent value. If the option were exercised before December 17, 2015, then the purchase price for the remaining 20% interests would have been $0.1075 per share, or an aggregate of $400,330. Pursuant to the January 10, 2012 amendment to the Stock Purchase Agreement, Motorsport, LLC exercised its option to acquire the remaining 20% interests for a purchase price consisting solely of the Net Element’s issuance to the sellers of an aggregate of 3,333,333 shares of Net Element Common Stock.

On January 31, 2011, Motorsport, LLC entered into a loan agreement with Enerfund, LLC in the principal amount of $184,592. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. This loan was repaid in full on February 24, 2011 for an aggregate of $186,808.

Also on February 1, 2011, Net Element purchased all of the equity interests in Music1, LLC from Enerfund for an aggregate purchase price of $15,000. Music1, LLC owns 97% of the membership interests in A&R Music Live, LLC. Music1, LLC purchased its interest in A&R Music Live, LLC from Stephen Strother, the Founder and President of Music1, on November 8, 2010. The remaining 3% of the membership interests in A&R Music Live, LLC is owned by Stephen Strother. Net Element was required to invest at least $500,000 in Music1 by December 31, 2012, which requirement was met during the fourth quarter of 2011. Additionally, Mr. Strother has granted a royalty free license to Music1, LLC to use certain technology owned by him for the term of his employment agreement. For more information, see “License Agreement with Stephen Strother” above.

On January 31, 2011, Music1, LLC entered into a loan agreement with Enerfund, LLC in the principal amount of $128,890. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued and unpaid interest due at that time. This loan was repaid in full on February 24, 2011 for an aggregate of $131,827.

During February 2011, Enerfund, LLC agreed to transfer 1,000,000 of Net Element’s common shares held by Enerfund to a consultant in consideration for services performed on Net Element’s behalf. Net Element recorded a compensation charge in the amount of the value of the services ($10,000) during the quarter ended March 31, 2011.

On March 17, 2011, Net Element formed a wholly-owned subsidiary, Splinex, LLC, a Florida limited liability company. Splinex, LLC is intended to develop 3D technology for use in Net Element’s products and services and certain other licensed applications. As of April 12, 2011, an aggregate 15% ownership interest in Splinex, LLC was issued to certain of Net Element’s employees and consultants.

On April 24, 2012, Net Element entered into an amended and restated joint venture agreement, dated as of December 31, 2011, with Curtis Wolfe regarding Net Element’s subsidiary LegalGuru LLC, a Florida limited liability company. The amended agreement amends and restates the joint venture agreement entered into between Net Element and Mr. Wolfe effective as of March 29, 2011. Net Element owns a 70% interest in LegalGuru LLC and Mr. Wolfe, who is a director and Secretary of Net Element and Chief Executive Officer and Chairman of LegalGuru LLC, through Lobos Advisors, LLC (a company of which Mr. Wolfe is the President and managing member), owns a 30% interest in LegalGuru LLC. The amended agreement requires Net Element and Mr. Wolfe to invest up to an aggregate of $900,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $100,000 and Net Element investing up to an aggregate of $800,000. The original agreement required Net Element and Mr. Wolfe to invest up to an aggregate of $1,000,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $200,000 and Net Element investing up to an aggregate of $800,000. In connection with the $100,000 reduction in the amount required to be invested in LegalGuru LLC by Mr. Wolfe, Mr. Wolfe agreed to maintain his current salary of $10,000 per month, with $8,000 of such amount paid in cash and $2,000 paid in stock options of Net Element, until LegalGuru LLC generates at least $500,000 in revenue. As of March 31, 2012, Mr. Wolfe had invested $71,279 in LegalGuru LLC and Net Element had invested $830,983 in LegalGuru LLC. Net Element agreed that Mr. Wolfe would be entitled to serve on Net Element’s Board of Directors for so long as Net Element holds a majority interest in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3 million shares of Net Element Common Stock.

In addition, on April 24, 2012, Net Element entered into the Limited Liability Company Operating Agreement of LegalGuru LLC, dated effective as of March 31, 2011, with Lobos Advisors, LLC, a company of which Curtis Wolfe is the President and managing member, and LegalGuru LLC. As described above, Net Element owns a 70% interest in LegalGuru LLC and Lobos Advisors, LLC owns a 30% interest in LegalGuru LLC. The agreement provides that distributions to the members of LegalGuru LLC are to be made in accordance with their respective percentage ownership interests. The agreement provides that Mr. Wolfe shall have the right to be appointed as a director of LegalGuru LLC and to appoint one other director of LegalGuru LLC, and that Net Element shall have the right to appoint one director of LegalGuru LLC. The agreement grants each member of LegalGuru LLC rights of first refusal and tag along and drag along rights with respect to a member’s proposed sale of its membership interest in LegalGuru LLC.

On May 16, 2011 Net Element entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of Net Element Common Stock at a conversion price of $0.11 per share. Enerfund has funded the full amount of this note and the balance at March 31, 2012 was $2,000,000.

On August 9, 2011, Net Element entered into a Stock Purchase Agreement pursuant to which it was to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation, from its selling shareholder, Denise Muyco (who is the spouse of Net Element’s Executive Vice President and Chief Strategy Officer, Richard Lappenbusch), in exchange for the issuance of 10 million shares of Net Element Common Stock. Stratuscore is in the business of providing a technical software and operation SaaS (Software as a Service) application service to clients/customers that require significant compute processing. Net Element intended to lower cost for its customers by providing efficient and secure network and content security when using this service. On November 10, 2011, Net Element and the selling shareholder mutually agreed to terminate and unwind that transaction. The 10 million shares of Net Element Common Stock issuable pursuant to that transaction were not delivered to the selling shareholder. Amounts advanced and costs incurred by Net Element through March 31, 2012 ($201,557), are reflected as advances in Net Element’s consolidated balance sheets. As consideration for amounts advanced to Stratuscore, Stratuscore agreed to issue Net Element a convertible promissory note convertible into equity in Stratuscore at the same rate as Ms. Muyco agrees to accept investment from a bona fide third party in the next investment round or lender terms. In the event that there is no further investment in Stratuscore, then the amount invested in Stratuscore by Net Element would be based on Net Element’s original valuation of Stratuscore.

On October 24, 2011, Net Element entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $1.6 million. The annual interest rate under the note is 5% and principal and interest is due on or before October 24, 2014. The note may be pre-paid at any time without penalty. Outstanding principal under the note may be converted by Enerfund, LLC at any time into shares of Net Element Common Stock at a conversion price of $0.11 per share. Upon conversion of the note, Net Element is required to issue to Enerfund, LLC a five-year warrant to purchase a number of shares of Net Element Common Stock equal to the number of shares issued upon such conversion with an exercise price of $0.11 per share. The balance of this loan was $1,600,000 at March 31, 2012.

On February 2, 2012, Net Element entered into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from Net Element for $100,000: (i) 666,667 shares of Net Element Common Stock; (ii) a three-year warrant to purchase up to an additional 666,667 shares of Net Element Common Stock with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of Net Element Common Stock with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of Net Element Common Stock with an exercise price of $1.00 per share.

On February 23, 2012, Net Element entered into a Subscription Agreement pursuant to which it sold 13,333,334 newly issued shares of Net Element Common Stock to Kenges Rakishev for an aggregate purchase price of $2,000,000.15, or $0.15 per share. Mr. Rakishev was appointed as a director of Net Element on April 23, 2012.

On February 24, 2012, Net Element entered into a Shareholder Rights Agreement (the Shareholder Rights Agreement) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC (collectively, the Shareholders). The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC are directly or indirectly owned and controlled by Mike Zoi. As further described under “Shareholder Rights Agreement” in “Shareholder Rights Agreement” above, pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to Net Element and Net Element granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees.

On May 14, 2012, Net Element entered into a $500,000 principal amount Promissory Note and Loan Agreement with Enerfund, LLC. The loan matures on November 1, 2012 and has an annual interest rate of 5%. The loan may be pre-paid at any time without penalty.

On June 26, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with Green Venture Group, LLC, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,557,885 based on the currency exchange rate as of the close of business on June 26, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Green Venture Group, LLC is owned and controlled by Mike Zoi.

On July 3, 2012, OOO Net Element Russia (which is a subsidiary of Net Element, Inc.) entered into a Loan Agreement with OOO Sat-Moscow, pursuant to which Net Element Russia was loaned 150 million Russian rubles (or approximately US$4,636,928 based on the currency exchange rate as of the close of business on June 4, 2012). The loan is intended to be used by Net Element Russia for working capital and the development of the business of TOT Money. The interest rate under the Loan Agreement is 8.15% per annum and outstanding principal and interest is due on or before November 1, 2012. Sat-Moscow is indirectly controlled by Kenges Rakishev, a director of Net Element.

Director Independence

Net Element’s entire board of directors currently performs the functions of a nominating committee, compensation committee and audit committee. Net Element’s Board of Directors currently includes two independent directors, Felix Vulis and James Caan, as defined in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market. None of its other directors are independent directors as defined in such Rules.

THE SPECIAL MEETING OF CAZADOR SHAREHOLDERS

Date, Time and Place of the Cazador Special Meeting

The special meeting of Cazador shareholders, or the Cazador special meeting, is scheduled to be held at      on         , 2012, at      a.m., Eastern time.

Purpose of the Cazador Special Meeting

At the Cazador special meeting, Cazador shareholders will be asked to:

•	consider and act on the Cazador merger proposal;
•	consider and act on the Cazador domestication proposal;
•	consider and act on a proposal to approve the adjournment of the Cazador special meeting, if necessary, to permit the further solicitation of proxies because there are not sufficient votes at the Cazador special meeting to vote in favor of the approval and adoption of the merger agreement; and
•	transact any other business that may properly come before the Cazador special meeting or any reconvened meeting following an adjournment or postponement of the Cazador special meeting.

Record Date; Outstanding Shares Entitled to Vote

The Cazador board has fixed            , 2012, as the record date for the Cazador special meeting. If you were a holder of record of Cazador Ordinary Shares at the close of business on the record date, you are entitled to vote your Cazador Ordinary Shares held on the record date at the Cazador special meeting.

As of the record date, there were      Cazador Ordinary Shares outstanding and entitled to vote at the Cazador special meeting, of which were Public Cazador Ordinary Shares.

Ownership of Cazador Ordinary Shares

If your Cazador Ordinary Shares are registered directly in your name with Cazador’s transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those Cazador Ordinary Shares, the “shareholder of record.” This joint proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Cazador.

If your Cazador Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of Cazador Ordinary Shares held in “street name.” This joint proxy statement/prospectus has been forwarded to you by your broker, bank or nominee who is considered, with respect to those Cazador Ordinary Shares, the shareholder of record. As the beneficial owner of Cazador Ordinary Shares held in street name, you have the right to direct your broker, bank or nominee how to vote your Cazador Ordinary Shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Quorum

In order to transact business at the Cazador special meeting, a quorum of Cazador shareholders must be present. A quorum will exist if holders of a majority of the outstanding Cazador Ordinary Shares entitled to vote on a matter are present in person, or represented by proxy, at the Cazador special meeting. Accordingly, the presence at the Cazador special meeting, either in person or by proxy, of holders of at least      Cazador Ordinary Shares will be required to establish a quorum.

Holders of Cazador Ordinary Shares present in person at the Cazador special meeting but not voting, and Cazador Ordinary Shares for which Cazador has received proxies indicating that their holders have abstained, will be counted as present at the Cazador special meeting for purposes of determining whether a quorum is established.

Vote Required

Under Cayman Islands law, the DGCL and the Cazador Cayman Charter, (1) the affirmative vote of the holders of at least a majority of the outstanding Public Cazador Ordinary Shares is required to approve and adopt the merger agreement and (2) the affirmative vote of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting is required to approve the Cazador domestication.

The affirmative vote of the holders of at least a majority of the outstanding Cazador Ordinary Shares who are present at the meeting, in person or by proxy, and entitled to vote on the applicable matter is required to approve:

•	an adjournment, if any, of the Cazador special meeting; and
•	such other business that may properly come before the Cazador special meeting.

Because the Cazador merger proposal requires the affirmative vote of a majority of the outstanding Cazador Ordinary Shares as of the record date, if you mark “abstain” or fail to vote on that proposal, it will have the same effect as a vote “AGAINST” the Cazador merger proposal. If you mark “abstain” with respect to the adjournment, it will have the same effect as a vote “AGAINST” that proposal. If you fail to vote in person or by proxy with respect to any Cazador Ordinary Shares for which you are the record owner or fail to instruct your broker or other nominee on how to vote the Cazador Ordinary Shares you hold in street name with respect to the adjournment proposal, your Cazador Ordinary Shares will not be voted, or treated as present at the Cazador special meeting and entitled to vote, on that proposal, and as such, your failure to vote or to instruct your broker or nominee how to vote will not have the effect of a “FOR” or “AGAINST” vote with respect to that proposal.

Recommendation of the Cazador Board

Proposal No. 1:  The Cazador board unanimously determined that the merger agreement and consummation of the transactions contemplated thereunder are advisable, fair and in the best interests of Cazador and its shareholders and unanimously approved the merger agreement. The Cazador board recommends that the shareholders of Cazador vote “FOR” the Cazador merger proposal. Additional information on the recommendation of the Cazador board is set forth in “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination” beginning on page 134.

Proposal No. 2:  The Cazador board unanimously determined that the Cazador domestication is in the best interests of Cazador and its shareholders and unanimously approved the Cazador domestication. The Cazador board recommends that the shareholders of Cazador vote “FOR” the Cazador domestication proposal. Additional information on the recommendation of the Cazador board is set forth in “The Business Combination — Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination” beginning on page 134.

Cazador shareholders should carefully read this joint proxy statement/prospectus in its entirety for additional information concerning the merger agreement and the business combination. In addition, Cazador shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

Proposal No. 3:  The Cazador board unanimously recommends that the shareholders of Cazador vote “FOR” the adjournment of the Cazador special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement and/or approve the Cazador domestication.

Voting by Cazador’s Directors, Executive Officers and Sponsor

Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

How to Vote

After reading and carefully considering the information contained in this joint proxy statement/prospectus, please vote promptly. In order to ensure your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible, even if you plan to attend the Cazador special meeting.

Internet

You can vote over the Internet by following the instructions included with your proxy card. If you vote over the Internet, do not return your proxy card. The availability of Internet voting for beneficial owners holding Cazador Ordinary Shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

Telephone

You can vote by telephone by following the instructions included with your proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card. The availability of telephone voting for beneficial owners holding Cazador Ordinary Shares in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

Mail

You can vote by mail by simply completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus. In addition, all shareholders may vote in person at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Attending the Cazador Special Meeting

All Cazador shareholders as of the record date may attend the Cazador special meeting. If you are a beneficial owner of Cazador Ordinary Shares held in street name, you may request to attend the meeting by writing to Cazador Acquisition, Inc., BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico, Attention: Jorge De Jesus, or by faxing your request to (787) 754-7532. You must provide evidence of your ownership of Cazador Ordinary Shares, which you can obtain from your broker, banker or nominee.

Voting of Proxies

If you vote by Internet, telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your Cazador Ordinary Shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote and do not indicate that you wish to abstain, your Cazador Ordinary Shares will be voted “FOR” the approval and adoption of the merger agreement, “FOR” the approval of the Cazador domestication and “FOR” the approval of the adjournment proposal.

Voting of Cazador Ordinary Shares Held in Street Name

Cazador shareholders who hold Cazador Ordinary Shares in a stock brokerage account or through a bank, broker or other nominee (referred to in this joint proxy statement/prospectus as “street name” shareholders) who wish to vote at the Cazador special meeting should be provided a voting instruction card by the institution that holds their Cazador Ordinary Shares. If this has not occurred, contact the institution that holds your Cazador Ordinary Shares. A number of banks and brokerage firms participate in a program that also permits shareholders whose Cazador Ordinary Shares are held in “street name” to direct their vote by telephone or over the Internet. If your Cazador Ordinary Shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these Cazador Ordinary Shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. Eastern time on         , 2012. Directing the voting of your Cazador Ordinary Shares will not affect your right to vote in person if you decide to attend the Cazador special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your Cazador Ordinary Shares held in “street name” at the Cazador special meeting. Requesting a legal proxy from your bank, broker or other nominee prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your Cazador Ordinary Shares held in street name.

Revoking your Proxy

If you are a shareholder of record you can revoke your vote at any time before your proxy is voted at the Cazador special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation to the Corporate Secretary of Cazador;
•	you can submit a revised proxy bearing a later date by Internet, telephone or mail as described above; or
•	you can attend the Cazador special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, though your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the Cazador special meeting. If you are a beneficial owner of Cazador Ordinary Shares held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Cazador special meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Proxy Solicitations

Cazador is soliciting proxies for the Cazador special meeting from Cazador shareholders. Cazador will bear the cost of soliciting proxies from Cazador shareholders, except that Cazador and Net Element have each agreed to share equally the costs incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing, Cazador’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies by telephone or in-person meeting.

Cazador has also engaged the services of     , or     , to assist in the distribution of the proxies. Cazador estimates that it will pay      a fee of approximately $     plus reasonable out-of-pocket expenses.

Cazador will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials the beneficial owners of Cazador Ordinary Shares.

Other Business

The Cazador board is not aware of any other business to be acted upon at the Cazador special meeting.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. One or more adjournments may be made from time to time with the approval of a majority of the votes present in person at the Cazador special meeting at which a quorum is present or represented by proxy at the time of the vote. If a quorum is not present within half an hour from the time appointed for the Cazador special meeting or if during such meeting a quorum ceases to be present, such meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day, time and place as the Cazador directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall constitute a quorum.

At any adjourned meeting, Cazador may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by Cazador shareholders for use at the Cazador special meeting will be used at one or more adjournments of the meeting. References to the Cazador special meeting in this joint proxy statement/prospectus are to the Cazador special meeting as adjourned. If the Cazador special meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of the original meeting.

CAZADOR PROPOSAL NO. 1 — APPROVAL AND ADOPTION
OF THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, Cazador is asking its shareholders to approve and adopt the merger agreement. Cazador shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Please see the section entitled “The Merger Agreement — Description of the Merger Agreement” beginning on page 161 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement before voting on this proposal.

Approval of this proposal is a condition to the completion of the business combination. If the proposal is not approved, the business combination will not occur. However, even if this proposal is approved by the holders of at least a majority of the outstanding Public Cazador Ordinary Shares, there are other conditions which must be satisfied in order for the merger to be completed. These conditions include, among others: (i) completion of the Cazador domestication, which requires the approval of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting; and (ii) Cazador’s having at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and pay-off of related party debt).

Vote Required for Approval

The merger agreement will be approved and adopted if the holders of at least a majority of the outstanding Public Cazador Ordinary Shares vote “FOR” this proposal.

The Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the Cazador merger proposal. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Recommendation of the Cazador Board

THE CAZADOR BOARD UNANIMOUSLY RECOMMENDS THAT THE CAZADOR SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

CAZADOR PROPOSAL NO. 2 — APPROVAL OF THE CAZADOR DOMESTICATION

As discussed in this joint proxy statement/prospectus, if, and only if, the Cazador merger proposal is approved, then Cazador is asking its shareholders to approve the Cazador domestication, which is required under the terms of the merger agreement. If, however, the Cazador domestication proposal is approved, but the Cazador merger proposal is not approved, then neither the Cazador domestication nor the merger will be consummated.

The full text of the resolution to be passed is as follows:

(i)	that the Company be de-registered in the Cayman Islands pursuant to Article 46 of the Articles of Association of the Company and be registered by way of continuation as a Delaware corporation in Delaware;
(ii)	that it be recommended to the directors of the Company that, conditional upon, and with effect from, the registration of the Company as a Delaware corporation in Delaware, the registered office of the Company be changed to ;
(iii)	that conditional upon, and with effect from, the registration of the Company in Delaware as a Delaware corporation, the name of the Company be changed to “Net Element International, Inc.” and the Memorandum and Articles of Association of the Company be amended so as to be replaced in their entirety in the form attached with the amended and restated Certificate of incorporation and bylaws, (the forms of which are attached to this joint proxy statement/prospectus as Appendices C and D, respectively);
(iv)	that the director be instructed to undertake all necessary steps in order to continue the legal existence of the Company in Delaware; and
(v)	that Maples Corporate Services Limited be instructed to file notice of the foregoing resolution with the Registrar of Companies in the Cayman Islands.

Cazador shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Please see the section entitled “The Merger Agreement —  Description of the Merger Agreement” beginning on page 161 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement before voting on this proposal.

Approval of this proposal is a condition to the completion of the merger. If the proposal is not approved, the merger will not occur.

Vote Required for Approval

The Cazador domestication will be approved by special resolution of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares who attend and vote at the Cazador special meeting “FOR” this proposal.

Cazador’s Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the Cazador domestication proposal. As of July 13, 2012, the Sponsor beneficially owned and was entitled to vote approximately 20.0% of the total outstanding Cazador Ordinary Shares on that date.

Recommendation of the Cazador Board

THE CAZADOR BOARD UNANIMOUSLY RECOMMENDS THAT THE CAZADOR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CAZADOR DOMESTICATION.

CAZADOR PROPOSAL NO. 3 — ADJOURNMENT OF SPECIAL MEETING

Cazador is requesting the Cazador shareholders’ approval on a proposal to adjourn the Cazador special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement and/or approve the Cazador domestication.

Vote Required for Approval

The vote to adjourn the Cazador special meeting, if necessary, to permit the further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement and/or approve the Cazador domestication, will be approved if the holders of at least a majority of the outstanding Cazador Ordinary Shares who are present at the meeting, in person or by proxy, and entitled to vote on this proposal vote “FOR” this proposal.

Recommendation of the Cazador Board

THE CAZADOR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT AND/OR APPROVE THE CAZADOR DOMESTICATION.

THE SPECIAL MEETING OF NET ELEMENT SHAREHOLDERS

Date, Time and Place of the Net Element Special Meeting

The special meeting of Net Element shareholders, or the Net Element special meeting, is scheduled to be held at     , Eastern time, on            , 2012, at         .

Purpose of the Net Element Special Meeting

At the Net Element special meeting, Net Element shareholders will be asked to:

•	consider and act on the Net Element merger proposal;
•	consider and act on a proposal to adjourn the Net Element special meeting; and
•	transact any other business that may properly come before the Net Element special meeting or any reconvened meeting following an adjournment or postponement of the Net Element special meeting.

Record Date; Outstanding Shares Entitled to Vote

The Net Element board has fixed     , 2012, as the record date for the Net Element special meeting. If you were a Net Element shareholder at the close of business on the record date, you are entitled to vote your shares of Net Element Common Stock held on the record date at the Net Element special meeting.

As of the record date, there were      shares of Net Element Common Stock outstanding and entitled to vote at the Net Element special meeting.

Ownership of Net Element Common Stock

If your shares of Net Element Common Stock are registered directly in your name with Net Element’s transfer agent, Island Stock Transfer, you are considered, with respect to those shares of Net Element Common Stock, the “shareholder of record.” This joint proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Net Element.

If your shares of Net Element Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares of Net Element Common Stock held in “street name.” This joint proxy statement/prospectus has been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares of Net Element Common Stock, the shareholder of record. As the beneficial owner of shares of Net Element Common Stock held in street name, you have the right to direct your broker, bank or nominee how to vote your shares of Net Element Common Stock by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Quorum

In order to transact business at the Net Element special meeting, a quorum of Net Element shareholders must be present. A quorum will exist if holders of a majority of the outstanding shares of Net Element Common Stock entitled to vote on a matter are present in person, or represented by proxy, at the Net Element special meeting. Accordingly, the presence at the Net Element special meeting, either in person or by proxy, of holders of at least shares of Net Element Common Stock will be required to establish a quorum. If a quorum is not present, the Net Element special meeting may be adjourned, pending shareholder approval, to a later date.

Holders of shares of Net Element Common Stock present in person at the Net Element special meeting but not voting, and shares of Net Element Common Stock for which Net Element has received proxies indicating that their holders have abstained, will be counted as present at the Net Element special meeting for purposes of determining whether a quorum is established.

Vote Required

Under the DGCL, the affirmative vote of the holders of at least a majority of the shares of Net Element Common Stock outstanding and entitled to vote is required to approve and adopt the merger agreement.

The affirmative vote of the holders of at least a majority of the outstanding shares of Net Element Common Stock who are present at the meeting, in person or by proxy, and entitled to vote on the applicable matter is required to approve:

•	an adjournment, if any, of the Net Element special meeting; and
•	such other business that may properly come before the Net Element special meeting.

Because approval and adoption of the merger agreement requires the affirmative vote of the majority of the outstanding shares of Net Element Common Stock as of the record date, if you mark “abstain” or fail to vote on the Net Element merger proposal, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement. If you mark “abstain” with respect to the adjournment, it will have the same effect as a vote “AGAINST” that proposal. If you fail to vote in person or by proxy with respect to any shares of Net Element Common Stock for which you are the record owner or fail to instruct your broker or other nominee on how to vote the shares of Net Element Common Stock you hold in street name with respect to the adjournment proposal, your shares of Net Element Common Stock will not be voted, or treated as present at the Net Element special meeting and entitled to vote, on that proposal, and as such, your failure to vote or to instruct your broker or nominee how to vote will not have the effect of a “FOR” or “AGAINST” vote with respect to that proposal.

Recommendation of the Net Element Board

Proposal No. 1:  The Net Element board unanimously determined that the merger agreement and consummation of the transactions contemplated thereby are advisable, fair to and in the best interests of Net Element and its shareholders and approved the merger agreement. The Net Element board recommends that the shareholders of Net Element vote “FOR” the Net Element merger proposal. Additional information on the recommendation of the Net Element board is set forth in “The Business Combination — Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination” beginning on page 139.

Net Element shareholders should carefully read this joint proxy statement/prospectus in its entirety for additional information concerning the merger agreement and the business combination. In addition, Net Element shareholders are directed to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

Proposal No. 2:  The Net Element board unanimously recommends that the shareholders of Net Element vote “FOR” the adjournment of the Net Element special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement.

Voting by Net Element’s Directors and Officers

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

How to Vote

After reading and carefully considering the information contained in this joint proxy statement/prospectus, please vote promptly. In order to ensure your vote is recorded, please submit your proxy or voting instructions as instructed below as soon as possible, even if you plan to attend the Net Element special meeting.

Internet.

You can vote over the Internet by following the instructions included with your proxy card. If you vote over the Internet, do not return your proxy card. The availability of Internet voting for beneficial owners holding shares of Net Element Common Stock in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

Telephone.

You can vote by telephone by following the instructions included with your proxy card. You will then be prompted to enter the control number printed on your proxy card and to follow subsequent instructions. Telephone voting is available 24 hours a day. If you vote by telephone, do not return your proxy card. The availability of telephone voting for beneficial owners holding shares of Net Element Common Stock in street name will depend on the voting process of your broker, bank or nominee. Please follow the voting instructions in the materials you receive from your broker, bank or nominee.

Mail.

You can vote by mail by simply completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this joint proxy statement/prospectus. In addition, all shareholders may vote in person at the special meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Attending the Net Element Special Meeting

All Net Element shareholders as of the record date may attend the Net Element special meeting. If you are a beneficial owner of shares of Net Element Common Stock held in street name, you may request to attend the meeting by writing to Net Element, Inc., 1450 S. Miami Avenue, Miami, Florida 33130, Attention: Jonathan New, or by faxing your request to (305) 358 – 7876. You must provide evidence of your ownership of shares of Net Element Common Stock, which you can obtain from your broker, banker or nominee.

Voting of Proxies

If you vote by Internet, telephone or by completing, signing, dating and mailing your proxy card or voting instruction card, your shares of Net Element Common Stock will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote and do not indicate that you wish to abstain, your shares of Net Element Common Stock will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the approval of the adjournment proposal.

Voting of Net Element Common Stock Held in Street Name

Net Element shareholders who hold shares of Net Element Common Stock in a stock brokerage account or through a bank, broker or other nominee (referred to in this joint proxy statement/prospectus as “street name” shareholders) who wish to vote at the Net Element special meeting should be provided a voting instruction card by the institution that holds their shares of Net Element Common Stock. If this has not occurred, contact the institution that holds your shares of Net Element Common Stock. A number of banks and brokerage firms participate in a program that also permits shareholders whose shares of Net Element Common Stock are held in “street name” to direct their vote by telephone or over the Internet. If your shares of Net Element Common Stock are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares of Net Element Common Stock by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m. Eastern time on            , 2012. Directing the voting of your shares of Net Element Common Stock will not affect your right to vote in person if you decide to attend the Net Element special meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares of Net Element Common Stock held in “street name” at the Net Element special meeting. Requesting a legal proxy from your bank, broker or other nominee prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares of Net Element Common Stock held in street name.

Revoking your Proxy

If you are a shareholder of record you can revoke your vote at any time before your proxy is voted at the Net Element special meeting. You can do this in one of three ways:

•	you can send a signed notice of revocation to the Corporate Secretary of Net Element;
•	you can submit a revised proxy bearing a later date by Internet, telephone or mail as described above; or
•	you can attend the Net Element special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, though your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the Net Element special meeting. If you are a beneficial owner of shares of Net Element Common Stock held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Net Element special meeting if you obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Proxy Solicitations

Net Element is soliciting proxies for the Net Element special meeting from Net Element shareholders. Net Element will bear the cost of soliciting proxies from Net Element shareholders, except that Cazador and Net Element have each agreed to share equally the costs incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to this mailing, Net Element’s directors, officers and employees (who will not receive any additional compensation for such services) may solicit proxies by telephone or in-person meeting.

Net Element will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Net Element Common Stock.

Other Business

The Net Element board is not aware of any other business to be acted upon at the Net Element special meeting.

Adjournments and Postponements

Adjournments or postponements may be made for the purpose of, among other things, soliciting additional proxies. One or more adjournments may be made from time to time with the approval of a majority of the votes present in person at the Net Element special meeting or represented by proxy at the time of the vote, whether or not a quorum exists. Net Element is not required to notify shareholders of one or more adjournments if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting.

In addition, at any time prior to convening the Net Element special meeting, the Net Element special meeting may be postponed without the approval of Net Element shareholders. If postponed, Net Element will publicly announce the new meeting date.

At any adjourned or postponed meeting, Net Element may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned or postponed meeting. Proxies submitted by Net Element shareholders for use at the Net Element special meeting will be used at one or more adjournments or postponement of the meeting. References to the Net Element special meeting in this joint proxy statement/prospectus are to the Net Element special meeting as adjourned or postponed.

NET ELEMENT PROPOSAL NO. 1 — APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

As discussed in this joint proxy statement/prospectus, Net Element is asking its shareholders to approve and adopt the merger agreement. Net Element shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part. Please see the section entitled “The Merger Agreement — Description of the Merger Agreement” beginning on page 161 for additional information and a summary of certain terms of the merger agreement. You are urged to read carefully the entire merger agreement included in Annex A before voting on this proposal.

Approval of this proposal is a condition to the completion of the business combination. If the proposal is not approved, the business combination will not occur.

Vote Required for Approval

The merger agreement will be approved and adopted if the holders of at least a majority of the outstanding shares of Net Element Common Stock vote “FOR” this proposal.

Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owns, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT THE NET ELEMENT SHAREHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

NET ELEMENT PROPOSAL NO. 2 — ADJOURNMENT OF SPECIAL MEETING

Net Element is requesting the Net Element shareholders’ approval on a proposal to adjourn the Net Element special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement.

Vote Required for Approval

The vote to adjourn the Net Element special meeting, if necessary, to permit the further solicitation of proxies because there are not sufficient votes to approve and adopt the merger agreement, will be approved if the holders of at least a majority of the outstanding shares of Net Element Common Stock who are present at the meeting, in person or by proxy, and entitled to vote on this proposal vote “FOR” this proposal.

Recommendation of the Net Element Board

THE NET ELEMENT BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT.

THE BUSINESS COMBINATION

The following is a description of certain material aspects of the business combination. While we believe that the following description covers the material terms of the business combination, the description may not contain all of the information that may be important to you. The discussion of the business combination in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement, which is attached to the joint proxy statement/prospectus as Annex A and which is provided for the purpose of providing you with information regarding its terms and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the business combination.

General Description of the Business Combination

Cazador is proposing to acquire Net Element pursuant to the merger agreement. Cazador and Net Element have entered into the merger agreement pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity.

Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock. Similarly, outstanding options, warrants and other rights to acquire Cazador Ordinary Shares will become options, warrants or rights to acquire the corresponding shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

Prior to the effective time of the merger, each holder of outstanding securities of Net Element that are convertible into or exchangeable or exercisable for shares of Net Element Common Stock will enter into conversion agreements, pursuant to which all such outstanding securities of Net Element will be either terminated or converted into or exchanged or exercised for shares of Net Element Common Stock (in the case of outstanding Net Element stock options and warrants that are exercised, on a cashless basis); provided that certain option holders that received their options in lieu of cash compensation will have the ability to elect to terminate their options in exchange for cash in the amount of such compensation.

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock (other than Net Element excluded shares, which will be cancelled upon effectiveness of the merger) will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such events are currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock. Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger.

Net Element shareholders will not receive any fractional shares of NEI Common Stock in the merger. Instead, Cazador will issue one share of NEI Common Stock to each holder of Net Element Common Stock that would otherwise be entitled to a fraction of a share of NEI Common Stock.

As a result of the business combination, former Net Element shareholders will own NEI Common Stock. Cazador intends to apply to list the NEI Common Stock on The NASDAQ Capital Market. There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

Based on the number of fully diluted shares of Net Element Common Stock outstanding as of           , 2012, the latest practicable date before the printing of this joint proxy statement/prospectus, the total number of shares of NEI Common Stock to be issued to holders of Net Element Common Stock as merger consideration will be approximately 24.4 million shares. Immediately following the completion of the business combination (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the business combination), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis).

Background of the Business Combination

Background

Cazador is a blank check company incorporated in April 2010 as a Cayman Islands exempted company for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination. Cazador’s business plan is not limited to a particular industry, geographic region or minimum transaction value for purposes of consummating an initial business combination, except that its initial business combination must be with one or more target businesses whose fair market value, individually or collectively, is equal to at least 80% of the balance in the trust account at the time of such initial business combination plus any amounts previously distributed to Cazador shareholders who have exercised their shareholder redemption rights. Additionally, Cazador must acquire at least a controlling interest in a target business (meaning more than 50% of the voting securities of such target business), although after consummating a business combination with a target business, holders of Cazador Ordinary Shares may own less than a majority of the voting securities of the combined businesses.

Subsequent to its initial public offering, Cazador’s officers and directors commenced an active search for a prospective operating business. During the search process, Cazador reviewed over 50 acquisition or merger opportunities, entered into confidentiality agreements with approximately 25 possible target candidates (or their representatives), and conducted early stage due diligence reviews of approximately 10 of such operating businesses. During the period from the closing of its initial public offering through June 2012, Cazador made eight non-binding written proposals to acquire or merge with eight of these businesses. While varying levels of discussion ensued with each of the operating businesses with respect to which Cazador issued a proposal, four proposals were affirmatively accepted and substantial due diligence was conducted by Cazador. Cazador completed its due diligence efforts and engaged in negotiations regarding the definitive terms of a transaction agreement with respect to only one operating company other than Net Element. Cazador elected to pursue a transaction with Net Element primarily because, in Cazador’s judgment, Net Element had advantages in several areas of Cazador’s screening criteria, including, among other things, possessing a strong technology-focused management team, its strategic position, the attractiveness of its industry and business model and having multiple opportunities for growth.

Francesco Piovanetti, Cazador’s Chief Executive Officer, discussed with Mike Zoi, Chief Executive Officer of Net Element, on several occasions as to whether Net Element would be a good fit to merge with Cazador. Mr. Zoi was personally acquainted with Mr. Piovanetti through common non-business interests.

In March 2012, Mr. Zoi called Mr. Piovanetti and expressed a potential interest in engaging in a transaction between Net Element and Cazador. Mr. Piovanetti, with his deal team, then commenced a review of Net Element’s public SEC filings which included Net Element’s historical financial statements and overview of its businesses. On or about April 2, 2012, Cazador’s management expressed preliminary interest to Mr. Zoi in pursuing a transaction with Net Element, specifically dealing with Net Element’s potential for expansion of its business in Russia. On or about April 8, 2012, Mr. Zoi had further discussions with Mr. Piovanetti in Moscow, Russia regarding a transaction involving Net Element and Cazador. On or about April 19, 2012, Mr. Piovanetti discussed the idea of merging Net Element and Cazador, and discussed preliminary transactional terms with Mr. Zoi and issued a non-binding term sheet. Over the next several weeks, various telephone and email communications took place between Cazador and Net Element where information was exchanged to assist Cazador in gaining a better understanding of Net Element’s business and prospects.

Following an April 22, 2012 meeting, the parties exchanged more financial information and discussed Net Element’s emerging markets strategy.

On May 1, 2012, Cazador’s management determined that the fair market value of Net Element was approximately $107 million, which was calculated by multiplying the shares of Net Element Common Stock to be acquired by Cazador in the merger by $0.14 per share, the last reported sale price per share of Net Element Common Stock on the OTCQB electronic quotation system on May 1, 2012. In calculating the fair value, Cazador’s management considered that Net Element is an early stage company with a unique and promising business model that is currently untested. As a result, Cazador’s management determined that traditional valuation methods, such as the values of comparable businesses, earnings and cash flow, book value and liquidation value were not sufficiently reliable given the lack of comparable performance metrics and historical trends. Instead, Cazador’s management concluded that the observable market price of $0.14 per share of Net Element Common Stock, which was supported by $34 million of recent purchases of Net Element Common Stock at $0.15 per share by two sophisticated international investors, was the appropriate indication of Net Element’s fair value. Because the balance of the Cazador trust account was approximately $46.2 million as of May 1, 2012, Cazador’s management concluded that the approximately $107 million fair market value of Net Element was greater than 80% of the balance of the Cazador trust account.

On May 1, 2012, Cazador executed a non-binding letter of intent with Net Element, proposing a merger transaction pursuant to which all of the shares of issued and outstanding Net Element Common Stock would be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock based on an Exchange Ratio of one share of Net Element Common Stock for 0.025 shares of NEI Common Stock. The Exchange Ratio was determined after a series of negotiations between Cazador’s management and Net Element’s management and key shareholders. During the negotiations, Cazador strongly considered the importance of maximizing the cash resources to be deployed in the post-merger company in order to maximize business investment and working capital. As such, it was agreed that the merger consideration would be paid exclusively in newly-issued shares of NEI Common Stock. At the same time, Net Element, including its recent investors, argued that Net Element had unrecognized value given Net Element’s perceived ability to access key relationships in the Russian telecommunications and internet industries. Net Element also raised the material potential dilution to Net Element’s shareholders resulting from outstanding Cazador warrants. As a result of these discussions, it was agreed that, for purposes of determining the Exchange Ratio, the value per share of NEI Common Stock and Net Element Common Stock would be $10 per share and $0.25 per share, respectively. Additionally, because the proposed merger transaction contemplated Cazador’s acquiring 100% of the voting securities of Net Element in exchange for NEI Common Stock, Cazador’s management concluded that Cazador would be acquiring a controlling interest in Net Element even though the current holders of Cazador Ordinary Shares would be expected to own less than a majority of the voting securities of the combined business.

On May 1, 2012, Cazador executed a confidentiality agreement with Net Element and intensified its review of Net Element’s business. Numerous meetings and calls were held between on or about May 1, 2012 and the date of this joint proxy statement/prospectus.

Starting May 1, 2012, representatives of Cazador and Reed Smith conducted legal, financial and operational due diligence on Net Element.

On May 30, 2012, Net Element held a board meeting at which it considered Cazador’s proposal and decided to continue with its analysis of the business combination and due diligence.

On June 6th and 7th of 2012, representatives of Cazador and Net Element negotiated the final terms of the merger agreement and the ancillary documents.

On June 7, 2012, the Cazador board met telephonically to discuss the proposed transaction with Net Element. Prior to this board meeting, Cazador’s management compiled detailed valuation information regarding Net Element and conducted the necessary analysis thereof. The results of management’s valuation analysis of Net Element were presented to the full Cazador board at the meeting. The board discussed the valuation analysis and implied valuation of Net Element as well as a summary of the proposed terms of the transaction, the status of Cazador’s due diligence review of Net Element, possible market reaction to the proposed transaction, and the timing of the transaction. Also, at that meeting, the Cazador board discussed and reviewed the form of merger agreement and ancillary documents presented to it. The Cazador board adjourned the meeting to review and consider the valuation analysis prepared by Cazador’s management as well as the merger agreement and ancillary documents.

On June 7, 2012, the board of directors of Net Element approved and adopted, among other things, the merger agreement.

On June 11, 2012, the Cazador board met telephonically and, after further discussions regarding the business combination, unanimously approved the implied valuation of Net Element at approximately $107 million, approved the merger and approved and adopted the form of merger agreement and ancillary documents presented to it. The board also authorized the officers of Cazador to complete the merger agreement and ancillary documents.

On June 12, 2012, the parties executed the merger agreement.

The Cazador Domestication

General

Although, pursuant to the merger agreement, Net Element will merge with and into Cazador, with Cazador as the surviving entity, the operations of Net Element will become the core business of the combined entity following completion of the merger. Net Element believes that being a Delaware corporation increases its ability to attract long-term investors. As a result, Net Element’s key shareholders required that it be a condition to close the merger pursuant to the terms of the merger agreement that Cazador change its jurisdiction of incorporation from the Cayman Islands to Delaware, referred to as the Cazador domestication. To effect the Cazador domestication, Cazador will file a notice of de-registration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, under which Cazador will be domesticated and continue as a Delaware corporation, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.” The Cazador domestication requires the approval of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting. If, however, the Cazador domestication proposal is approved, but the Cazador merger proposal is not approved, then neither the Cazador domestication nor the merger will be consummated. Under Cayman Islands law and the DGCL, the domestication of Cazador in Delaware is deemed effective upon the date of the certificate of deregistration issued by the Cayman Islands Registrar of Companies and the filing of the certificate of corporate domestication and the certificate of incorporation with the Secretary of State of the State of Delaware. The Cayman Islands Registrar of Companies will issue a certificate of deregistration and, with effect from the date of such certificate, Cazador will cease to be registered as a company in the Cayman Islands. Cazador will cease to be registered as a company in the Cayman Islands on the same day that it is continued as a Delaware corporation. The certificate of corporate domestication is attached as Annex E to this joint proxy statement/prospectus and incorporated by reference herein.

In connection with the Cazador domestication, NEI will adopt amended and restated bylaws, which, together with the amended and restated certificate of incorporation filed in Delaware, will be the organizational documents of Cazador after the Cazador domestication.

Effects of the Cazador Domestication

Article 206 of the Companies Law (2011 Revision) of the Cayman Islands provides that an exempted company which proposes to be registered by way of continuation as a body corporate limited by shares under the laws of any other jurisdiction may apply to the Register of Companies to be deregistered in the Cayman Islands. Under Cayman Islands law, in addition to filing documents specified by Cayman Islands law with the Registrar of Companies, the Cazador domestication requires the approval of the holders of at least two-thirds of the outstanding Cazador Ordinary Shares which attend and vote at the Cazador special meeting.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication and the certificate of incorporation have been approved as provided in the organizational documents of the non-U.S. entity. Section 388 does not provide any separate approval requirements for a domestication. The DGCL also does not provide shareholders with statutory rights of appraisal in connection with a domestication under Section 388.

Under Article 207 of the Companies Law (2011 Revision) of the Cayman Islands, Cazador’s de-registration from the Cayman Islands and continuance in Delaware will not be deemed to operate to create a new legal entity or prejudice or affect Cazador’s continuity as an existing corporation. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•	NEI shall be deemed to be the same entity as Cazador Cayman, and the domestication shall constitute a continuation of the existence of Cazador Cayman in the form of NEI;
•	all rights, privileges and powers, as well as all property, of Cazador Cayman shall remain vested in NEI;
•	all debts, liabilities and duties of Cazador Cayman shall remain attached to NEI and shall be enforceable against NEI to the same extent as if originally incurred by it; and
•	the domestication shall not be deemed a dissolution of Cazador Cayman.

No Change in Business, Locations or Fiscal Year

The Cazador domestication will effect a change in Cazador’s jurisdiction of incorporation, and other changes of a legal nature, including changes in Cazador’s organizational documents, which are described in this joint proxy statement/prospectus. The business, assets and liabilities of Cazador, as well as Cazador’s principal locations and fiscal year, will be the same upon effectiveness of the Cazador domestication as they are prior to the Cazador domestication (following completion of the merger, Cazador will then change its principal business locations to those of Net Element).

Upon effectiveness of the Cazador domestication, all of Cazador’s obligations will continue as outstanding and enforceable obligations of NEI.

No Change in Management or Board of Directors

Cazador Cayman’s executive officers and directors will be the executive officers and directors, respectively, of NEI upon effectiveness of the Cazador domestication. In addition, neither the members nor the chairpersons of Cazador’s board committees will change upon effectiveness of the Cazador domestication. However, following consummation of the merger, the NEI officers and directors and committee members will be as set forth in “Post-Merger NEI Executive Officers and Directors” beginning on page 166.

Cazador Domestication Share Conversion

In the Cazador domestication, each currently issued and outstanding Cazador Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into shares of NEI Common Stock. Consequently, upon the effectiveness of the Cazador domestication, each holder of a Cazador Ordinary Share will instead hold a share of NEI Common Stock representing the same proportional equity interest in NEI as that shareholder held in Cazador Cayman and representing the same class of shares. The number of shares of NEI Common Stock outstanding immediately after the Cazador domestication will be the same as the number of Cazador Ordinary Shares outstanding upon Cazador domestication.

NEI will not issue new stock certificates to holders of NEI Common Stock who currently hold any certificates representing Cazador Ordinary Shares. A holder of Cazador Ordinary Shares who currently holds any certificates representing Cazador Ordinary Shares will receive a new stock certificate only upon any future transaction in NEI Common Stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. It is not necessary for a holder of Cazador Ordinary Shares to exchange their existing share certificates for share certificates of NEI Common Stock. Until surrendered and exchanged, each certificate evidencing Cazador Ordinary shares will be deemed for all purposes of Cazador to evidence the identical number of shares of NEI Common Stock. Holders of uncertificated Cazador Ordinary Shares upon Cazador domestication will continue as holders of uncertificated shares of NEI Common Stock upon effectiveness of the Cazador domestication.

Similarly, outstanding options and warrants to acquire Cazador Ordinary Shares will become options or warrants to acquire shares of NEI Common Stock. NEI will not issue new options or warrants to acquire shares of NEI Common Stock until such future transaction that requires the issuance of options or warrants to acquire shares of NEI Common Stock in exchange for existing options or warrants to acquire Cazador Ordinary Shares. Until surrendered and exchanged, each option or warrant to acquire Cazador Ordinary Shares will be deemed for all purposes of Cazador to evidence an option or warrant to acquire the identical number of shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

Comparison of Shareholder Rights

Upon effectiveness of the Cazador domestication, the rights of holders of NEI Common Stock will arise under the amended and restated certificate of incorporation and bylaws of NEI as well as the DGCL. Those organizational documents and the DGCL contain provisions that differ in some respects from those in the Cazador Cayman Charter and Cayman Islands law and, therefore, some of the rights of holders of NEI Common Stock could differ from the rights of holders of Cazador Ordinary Shares. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under the DGCL. This change could increase the likelihood that Cazador becomes involved in costly litigation, which could have a material adverse effect on Cazador. Additionally, there are differences between the new organizational documents of NEI and the current organizational documents of Cazador Cayman. For example, while the Cazador Cayman Charter contains provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the amended and restated NEI bylaws will not contain provisions similar to the business combination provisions in the Cazador Cayman Charter. However, holders of NEI Common Stock will have substantially similar voting rights because NEI will be subject to the provisions of Section 203 of the DGCL upon effectiveness of the Cazador domestication. There can be no assurance that the rights afforded by Section 203 of the DGCL will not be changed or rescinded by the Delaware legislature or courts in the future.

For a more detailed description of the rights of holders of NEI Common Stock and how they may differ from the rights of holders of Cazador Ordinary Shares, please see “Comparison of Shareholder Rights” beginning on page 184. Forms of the amended and restated certificate of incorporation and bylaws of NEI are attached as Appendices C and D, respectively, to this joint proxy statement/prospectus and we urge you to read them.

No Rights of Appraisal in the Cazador Domestication

Under Cayman Islands law and the Cazador Cayman Charter, holders of Cazador Ordinary Shares do not have statutory rights of appraisal or any other appraisal rights of their shares as a result of the Cazador domestication. Nor does the DGCL provide for any such rights.

Recommendation of the Cazador Board; Cazador’s Reasons for the Business Combination

At a meeting held on June 11, 2012, the Cazador board unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) approved the Cazador domestication; (iii) determined that the terms of the merger are fair to, and in the best interests of, Cazador and its shareholders; (iv) directed that the merger agreement be submitted to Cazador shareholders for adoption; (v) recommended that Cazador shareholders vote in favor of each of the Cazador merger proposal and the Cazador domestication proposal and (vi) declared the advisability of the business combination. ACCORDINGLY, THE CAZADOR BOARD UNANIMOUSLY RECOMMENDS THAT CAZADOR SHAREHOLDERS VOTE (i) “FOR” THE CAZADOR MERGER PROPOSAL; (ii) “FOR” THE CAZADOR DOMESTICATION PROPOSAL; AND (iii) “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING (IF IT IS NECESSARY OR APPROPRIATE TO SOLICIT ADDITIONAL PROXIES BECAUSE THERE ARE NOT SUFFICIENT VOTES TO OBTAIN THE CAZADOR BUSINESS COMBINATION APPROVAL).

In seeking out a candidate for a business combination, Cazador’s board of directors and management developed a set of general criteria in order to attempt to systematically narrow the universe of prospective candidates. The Cazador board felt that the following considerations (not listed in any particular order) with respect to any acquisition candidate should be of primary importance:

•	cash flow potential;
•	growth potential;
•	experience and skill of management and availability of additional personnel;
•	capital requirements;
•	competitive position;
•	barriers-to-entry by competitors;
•	stage of development of the products, processes or services;
•	degree of current or potential market acceptance of the products, processes or services;
•	proprietary features and degree of intellectual property or other protection of the products, processes or services;
•	sensitivity of the business to general macro-economic conditions;
•	stability of the business;
•	technology risk;
•	business plan execution risk; and
•	costs associated with effecting the business combination.

Since its initial public offering in October 2010, Cazador has been in search of a business combination partner that meets its general screening criteria. To determine whether Cazador should pursue a business combination with Net Element, Cazador’s management conducted on-site due diligence at Net Element for over two months, including several trips to Moscow and Saint Petersburg, Russia. In addition, Cazador’s management met with key shareholders of Net Element as well as certain of Net Element’s business relationships in Russia and the United States. Following its due diligence and analysis of Net Element, Cazador’s management presented its findings to the Cazador board with respect to the following factors relating to Net Element and the business combination:

•	Cash flow potential: Net Element is currently cash flow negative, however, it is expected that the proposed TOT Money business presents a great opportunity to generate positive free cash flows in the near term.
•	Growth potential: Net Element’s management and key shareholders believe Net Element has substantial growth potential as its TOT Money, LegalGuru, Yapik and Komissionka platforms are in an early stage of development and Net Element has innovative technologies and access to key decision makers in the Russian telecommunications and internet industries which should position Net Element in an advantageous position in the fast growing Russian mobile payments and internet based entertainment sectors.
•	Management: Net Element has a young and committed management team focused heavily on technological development. This is enhanced by the addition of Cazador’s management and other present associates of Francesco Piovanetti.
•	Capital requirements: Net Element requires additional capital to invest in the growth of its business, which is a significant reason that the merger consideration is being paid solely in shares of NEI Common Stock.
•	Competitive position: Net Element’s competitive position in Motorsport.com is in the top five of its peer group. However, other Net Element businesses are currently in the early development or pre-launch stage and are not competitive.
•	Barriers-to-entry by competitors: Net Element’s management believes that the barriers to entry in certain of the key business lines of Net Element are considerable, especially in the mobile payments business in Russia due to market concentration and a relationship-driven business community.

•	Stability of the business given stage of development of the products, processes or services: Net Element is an early-stage company with most of its products and services in development. As a result, Net Element’s current operations are inherently unstable. However, Net Element’s current technology, coupled with its business relationships, provide the potential for attractive growth, particularly in the mobile payments business.
•	Degree of current or potential market acceptance of the products, processes or services: Net Element anticipates that its products and services will be positively received by the market and consumers.
•	Proprietary features and degree of intellectual property or other protection of the products, processes or services: Cazador’s management believes that Net Element has the proprietary technology, such as Launchpad, and the ability to continue to refine its existing technologies as well as develop new technologies. Net Element has more than 40 staff engineers located at facilities in Russia and Ukraine as well as at a university in Russia.
•	Sensitivity of the business to general macro-economic conditions: Cazador’s management believes that Net Element’s business may be impacted by general economic conditions of the countries in which it operates, especially in Russia. However, Cazador’s management anticipates that impact of deteriorating economic conditions on Net Element’s operating results will be mitigated because the majority of Net Element’s proposed revenue is derived from non-essential consumer purchases.
•	Technology risk: Being a fairly young company in the internet and mobile commerce sectors, the implementation technology risk is material. However, Cazador’s management believes that Net Element possesses the team and know-how to mitigate this risk.
•	Business plan execution risk: As with any early-stage business, there is considerable risk that Net Element will not successfully execute its business plan. However, Cazador’s management believes that this is an acceptable risk given the combination of the Cazador and Net Element management teams, Net Element’s current technology and Net Element’s insight into and relationships within the Russian business community.
•	Costs associated with effecting the business combination: Cazador’s management believes that the transaction costs of the business combination will be less than 1.0% of the implied transaction value.

The Cazador board considered each of the above factors and elected to pursue a transaction with Net Element primarily because, in its judgment, Net Element has general advantages in several areas of Cazador’s screening criteria, including, among other things, possessing a strong technology-focused management team, its strategic position, the attractiveness of its industry and business model and having multiple opportunities for growth, including Net Element’s potential for expansion of its business in Russia. The Cazador board believes that, in light of the forgoing, the business combination with Net Element presents an opportunity to increase shareholder value.

Consequences to Cazador if the Business Combination Is Not Approved

If either of the Cazador merger proposal or the Cazador domestication proposal is not approved by the Cazador shareholders, if the Net Element merger proposal is not approved by the Net Element shareholders, if required regulatory approvals are denied or delayed or certain other closing conditions are not met and are not waived (if waivable), then the business combination will not occur.

Pursuant to the Cazador Cayman Charter, if the business combination is not completed prior to October 14, 2012, then Cazador will be required to repurchase all of the Public Cazador Ordinary Shares and liquidate the trust account and distribute the proceeds pro rata to the holders of Public Cazador Ordinary Shares in return for such shares (which will be subsequently cancelled upon completion of the redemption of such shares).

Following completion of the repurchase of all of the Public Cazador Ordinary Shares, Cazador’s Sponsor will be the only remaining shareholder and Cazador will continue in existence. To the extent any claims deplete the funds remaining in the trust account, Cazador cannot assure you that it will be able to return to holders of Public Cazador Ordinary Shares the amounts payable to them from the liquidation of the trust account. In addition, under certain limited circumstances distributions received by shareholders could be viewed by applicable laws (including insolvency laws and certain equitable and/or restitution principles) as either fraudulent transfers or mistaken or otherwise wrongful payments. In those circumstances, a court could order that amounts received by holders of Public Cazador Ordinary Shares be repaid to Cazador.

See “Information About Cazador — Liquidation If No Business Combination” beginning on page 58.

Redemption Rights of Cazador Shareholders

Because Cazador is seeking shareholder approval for the business combination, Cazador is offering each holder of Public Cazador Ordinary Shares the right to have such holder’s shares redeemed into cash if such holder either (i) votes against the business combination and timely exercises such redemption right or (ii) votes in favor of the business combination but elects to exercise such shareholder’s right to redeem. Cazador’s Sponsor and its beneficial owners will not have shareholder redemption rights with respect to any Cazador Ordinary Shares owned by them, directly or indirectly, including Cazador Ordinary Shares purchased by them in Cazador’s initial public offering or in the secondary market. The actual per-share redemption price will be equal to the aggregate amount then in the trust account, and including accrued interest, net of any interest income on the trust account balance required for Cazador to pay its tax obligations incurred and net of interest income of up to $2.0 million previously released to Cazador to fund its working capital requirements (calculated as of two business days prior to the consummation of the business combination), divided by the number of Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036. There will be no redemption rights upon the consummation of the business combination with respect to outstanding Cazador warrants.

Notwithstanding the foregoing, as set forth in the Cazador Cayman Charter, a holder of Public Cazador Ordinary Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of Cazador Cayman’s securities, will be prohibited from exercising shareholder redemption rights with respect to more than 10% of the Public Cazador Ordinary Shares. Such a shareholder would still be entitled to vote against the business combination with respect to all Public Cazador Ordinary Shares owned by him or his affiliates. Cazador believes this prohibition will discourage shareholders from accumulating large blocks of Public Cazador Ordinary Shares before the vote held to approve the business combination and attempt to use the shareholder redemption right as a means to force Cazador or its management to purchase their shares at a significant premium to the then current market price. Absent this provision, a shareholder who owns in excess of 10% of the Public Cazador Ordinary Shares could threaten to vote against the business combination and seek conversion, regardless of the merits of the transaction, if his shares are not purchased by Cazador or its management at a premium to the then current market price (or if management refuses to transfer to him some of their shares). By limiting a shareholder’s ability to redeem only 10% of the Public Cazador Ordinary Shares, Cazador believes it has limited the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by Cazador’s other public shareholders. However, Cazador is not restricting the shareholders’ ability to vote all of their shares against the business combination.

An eligible shareholder may request shareholder redemption at any time after the mailing of this joint proxy statement/prospectus and up to the business day immediately preceding the vote with respect to the business combination. Redeeming shareholders may vote either “FOR” or “AGAINST” the business combination but will receive no pro rata interest income in the event they vote against the business combination (this will be the case with respect to both redemption proceeds if the proposal is approved and liquidation proceeds if not) which will incentivize redeeming shareholders to vote in favor of the business combination since redeeming shareholders voting for the business combination will be eligible to receive a pro rata share of the interest income earned by the trust not released to Cazador for working capital purposes and as a result have a higher redemption price, and Cazador will retain the difference to the extent of a liquidation of its trust account. In addition, no later than the business day immediately preceding the vote on the business combination, the redeeming shareholder must present written instructions to Cazador’s transfer agent stating that the shareholder wishes to redeem its Public Cazador Ordinary Shares and confirming that such shareholder has held such shares since the record date and will continue to hold them through the Cazador shareholder meeting and the close of the business combination. Public Cazador Ordinary Shares that have not been tendered in accordance with these procedures by the business day prior to the Cazador shareholder meeting will not be redeemed for cash.

Cazador is requiring holders of Public Cazador Ordinary Shares, whether they are a record holder or hold their shares in “street name,” to either tender their certificates to Cazador’s transfer agent or to deliver their Public Cazador Ordinary Shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at the holder’s option no later than the business day immediately preceding the vote on the business combination. As the delivery process can be accomplished by the shareholder, whether or not he is a record holder or his shares are held in “street name,” in a matter of hours by simply contacting the transfer agent or his broker and requesting delivery of his shares through the DWAC System, Cazador believes this time period is sufficient for an average investor. However, because Cazador has no control over this process, it may take significantly longer than anticipated.

The purpose of the requirement for physical or electronic delivery prior to the shareholder meeting is two-fold. First, it insures that the exercise by a shareholder of his shareholder redemption rights is irrevocable once the business combination is approved, and second, it insures that Cazador will know the amount of the proceeds from the initial public offering that it will be able to use to consummate the business combination. Traditionally, in order to perfect shareholder redemption rights in connection with a blank check company’s initial business combination, a holder could simply vote against a proposed initial business combination and check a box on the proxy card indicating such holder was seeking redemption. After the business combination was approved, the company would contact such shareholder to arrange for him to deliver his ordinary shares to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the initial business combination during which he could monitor the price of the shares in the market. If the price rose above the redemption price, he could sell his shares in the open market before actually delivering his shares to the company for cancellation. Thus, the shareholder redemption right, with respect to which shareholders was aware they needed to commit before the shareholder meeting, would become a continuing right surviving past the consummation of the initial business combination until the redeeming shareholder delivered his ordinary shares for conversion. The requirement for physical or electronic delivery prior to the meeting would be imposed to ensure that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge approximately $50 to the tendering broker, and it would be up to the broker to decide whether to pass this cost on to the shareholder who has exercised his shareholder redemption right. However, this fee would be incurred whether or not Cazador requires shareholders seeking to exercise their shareholder redemption rights to tender their shares prior to the meeting as the need to deliver the shares is a requirement of redemption whenever such delivery must be effectuated. Accordingly, tendering shares prior to the meeting would not result in any increased cost to shareholders when compared to the traditional process.

The steps outlined above will make it more difficult for holders of Public Cazador Ordinary Shares to exercise their shareholder redemption rights. In the event that it takes longer than anticipated to obtain delivery of their shares, holders of Public Cazador Ordinary Shares who wish to redeem may be unable to make such delivery by the deadline for exercising their shareholder redemption rights and thus will be unable to redeem their shares.

Any request for shareholder redemption, once made, may be withdrawn at any time up to the business day immediately prior to the vote with respect to the business combination. Furthermore, if a holder of Public Cazador Ordinary Shares delivered his shares for redemption and subsequently decided prior to the meeting not to elect redemption, he may simply request that the transfer agent return the shares (physically or electronically). It is anticipated that the funds to be distributed to shareholders entitled to redeem their shares who elect redemption will be distributed promptly after completion of the business combination. Holders of Public Cazador Ordinary Shares who redeem their shares for their pro rata share of the trust account still have the right to exercise any warrants they still hold.

Redeeming shareholders may vote either for or against the business combination but will receive no pro rata interest income in the event they vote against such business combination (this will be the case with respect to both redemption proceeds if the proposal is approved and proceeds from liquidation of the trust account if not) which will incentivize redeeming shareholders to vote in favor of the business combination since redeeming shareholders voting for the business combination will be eligible to receive a pro rata share of the interest income earned by the trust and as a result have a higher redemption price. However, if a holder of Public Cazador Ordinary Shares fails to properly exercise such shareholder’s redemption rights, such shareholder will not have its Public Cazador Ordinary Shares redeemed for its pro rata distribution of the trust account.

Cazador will not complete the business combination if holders of Public Cazador Ordinary Shares, owning , in the aggregate, more than 49.9% of the Public Cazador Ordinary Shares, both vote against and exercise their shareholder redemption rights with respect to the business combination. Cazador has set the redemption percentage at 49.9% in order to reduce the likelihood that a small group of investors holding a block of Cazador Ordinary Shares will be able to stop Cazador from completing the business combination that may otherwise be approved by holders of the outstanding Public Cazador Ordinary Shares. As of July 13, 2012, the per-share redemption price would be approximately $10.036. Additionally, as per the terms of the merger agreement, the merger will not be consummated unless Cazador has at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt). Holders of Public Cazador Ordinary Shares will be able to redeem their shares up to the business day upon the vote on the proposals to approve the business combination.

If a vote on the business combination is held and the business combination is not approved, Cazador may continue to try to consummate an initial business combination with Net Element or a different target until October 14, 2012, which is the date on which Cazador is required to liquidate the trust account. If the business combination is not approved or completed for any reason, then holders of Public Cazador Ordinary Shares who exercised their shareholder redemption rights would not be entitled to redeem their Public Cazador Ordinary Shares for a pro rata share of the aggregate amount then in the trust account.

Recommendation of the Net Element Board; Net Element’s Reasons for the Business Combination

At a meeting held on June 7, 2012, the Net Element board (other than Mike Zoi, who did not participate in the vote) unanimously (i) approved the merger agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions set forth in the merger agreement; (ii) determined that the terms of the business combination are fair to, and in the best interests of, Net Element and its shareholders; (iii) directed that the merger agreement be submitted to Net Element shareholders for adoption; and (iv) declared the advisability of the business combination. THE NET ELEMENT BOARD RECOMMENDS THAT NET ELEMENT SHAREHOLDERS VOTE “FOR” THE NET ELEMENT MERGER PROPOSAL AND “FOR” THE PROPOSAL TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING.

The terms and conditions of the Merger Agreement and related agreements are the result of arm’s-length negotiations between Net Element and Cazador. Mike Zoi, Net Element’s Chief Executive Officer and Chairman of the board of directors, has known Francesco Piovanetti, Cazador’s Chief Executive Officer and Sponsor, since 2008. They are both involved in gentlemen’s auto racing in the North American Ferrari Challenge series. In 2011, at the request of Mr. Zoi, Mr. Piovanetti and his associates at ACM reviewed Net Element’s business plan and opportunities and commented on Net Element’s operational and financial prospects. This review took the form of an informal discussion with Net Element’s senior management over two days. None of Mr. Piovanetti, ACM or Mr. Piovanetti’s associates at ACM received any compensation for their time or views. No report or other formal analysis was presented to Mr. Zoi. However, Mr. Piovanetti’s familiarity with Net Element and its management facilitated Cazador’s due diligence in April and May of 2012.

In March 2012, during a meeting between Messrs. Zoi and Piovanetti about other business opportunities, Mr. Piovanetti expressed an interest in Net Element’s Russian ventures and its alignment with Cazador’s stated business focus for its acquisition targets. Net Element and Cazador signed a non-disclosure agreement in anticipation of further discussions about Net Element’s business. In April 2012, Mr. Piovanetti traveled to Russia to meet with Mr. Zoi and confirm Net Element’s business opportunities.

In April 2012, Messrs. Zoi and Piovanetti discussed a possible business combination between Net Element and Cazador. At the time of these discussions, Net Element’s stock was trading at approximately $0.25 per share.

In April 2012, Mr. Zoi met with the Net Element management team and instructed them to begin preparing due diligence materials for use in a potential business combination.

On April 24, 2012, the Net Element board held a meeting in New York where Mr. Piovanetti presented to the Net Element board a potential transaction that would result in Net Element shareholders receiving one Cazador Ordinary Share valued at $10.00 per share for every 40 shares of Net Element Common Stock.

On April 27, 2012, Messrs. Zoi and Piovanetti participated in the Ferrari Challenge race series at Infineon Raceway in Sonoma, California. Curtis Wolfe, one of Net Element's directors, attended the races and the three further discussed the potential transaction.

On May 2, 2012, Net Element and Cazador executed a non-binding Indicative Term Sheet for the Merger between Cazador and Net Element and the Cazador team was given access to Net Element’s virtual data room. In May 2012, some of Mr. Piovanetti’s associates at ACM had a series of meetings with Jonathan New, Net Element’s chief financial officer, and other officers of Net Element at Net Element's Miami headquarters and continued with due diligence.

On May 30, 2012, the Net Element board held a telephonic meeting at which the Net Element board members were updated on the negotiations of the draft merger agreement and provided a summary of the terms of the draft merger agreement by Serge Pavluk, a partner at Bilzin Sumberg Baena Price & Axelrod LLP, Net Element’s outside counsel. Certain questions by the directors with respect to the terms of the merger agreement were discussed and answered at that meeting. The Net Element board adjourned the meeting to further review and consider the merger agreement and the merger.

On June 1, 2012, both Net Element’s and Cazador’s business and legal teams held a meeting at the offices of Bilzin Sumberg Baena Price & Axelrod LLP in Miami and simultaneous conference call to further negotiate and work toward finalizing the merger agreement.

On June 7, 2012, the Net Element board held a telephonic meeting to further discuss the transaction and its timing. At that meeting, the Net Element board approved the merger, the form of the merger agreement and ancillary documents provided to the directors, and directed that the merger agreement be submitted to the shareholders of Net Element for their adoption.

Net Element’s and Cazador’s business and legal teams continued their efforts in negotiating and finalizing the merger agreement and other transaction documents until June 8, 2012.

On June 11, 2012, the Cazador board approved and adopted the merger agreement.

On June 12, 2012, the parties executed the merger agreement.

Reasons for Recommendation.

The Net Element board, acting with the advice and assistance of its legal advisors, evaluated the merger agreement, and the transactions contemplated by the merger agreement. In approving the merger agreement, and declaring them to be advisable, fair to, and in the best interests of, the shareholders of Net Element, and in recommending that Net Element’s shareholders approve and adopt the merger agreement, the Net Element board considered a number of factors, including (1) Net Element’s current and historical financial condition and results of operations, and its competitive position, strategic options, and prospects (based on new and recently-launched Company initiatives and otherwise) and (2) interest rates and other market conditions. The Net Element board viewed and evaluated these factors collectively to support its decision. A description of these factors is set forth below.

The Net Element board’s recommendation that Net Element’s shareholders adopt the merger agreement is based primarily on the value of the merger consideration payable to Net Element shareholders pursuant to the merger.

In the course of evaluating the terms of the merger, the Net Element board consulted with management and legal advisors and, in reaching its decision, considered the following material factors, each of which it believed supported its approval of the merger agreement:

•	Cash position of Cazador, at least $23.5 million of cash in Cazador’s trust account, that would be available to the surviving entity in the merger for working capital and business development needs;
•	general industry, economic and market conditions, both on an historical and on a prospective basis;
•	the strategic alternatives to the business combination, including continuing to operate on a stand-alone basis at a time when the industry in which Net Element operates is under significant, long-term competitive pressures including technological changes in the way information is distributed and how businesses advertise their products and services;
•	the risks associated with such strategic alternatives (including the risk associated with Net Element’s ability to meet its capital requirements and Net Element’s ability to secure adequate financing), compared with the opportunity for Net Element shareholders to realize in stock of a larger public company a fair value as contemplated by the merger agreement;
•	the Net Element board’s belief that the aggregate merger consideration represents a fair price for 100% of the shares of Net Element Common Stock;
•	the fact that no other party expressed interest with respect to a strategic transaction with Net Element;
•	the current and historical market prices of Net Element Common Stock, including the market price of Net Element Common Stock relative to those of other industry participants and general market indices;
•	the Net Element board considered that the Exchange Ratio represents a roughly $0.25 per share valuation of Net Element Common Stock, which is approximately a 106% premium over the last closing price of Net Element Common Stock as of June 6, 2012 (the last full trading day before Net Element board’s approved the business combination), and approximately a 55% premium over the last closing price of Net Element Common Stock 30 days prior to the Net Element board’s approval of the transaction;
•	the Net Element board’s belief that shares of Net Element Common Stock were unlikely to trade at prices substantially above their then current level for some substantial period;
•	Net Element’s limited ability to raise additional capital through equity financing;
•	the opportunity for Net Element shareholders to realize substantial value and potential enhanced liquidity based on the receipt of 0.025 shares of NEI Common Stock for each share of Net Element Common Stock they hold upon the merger;
•	the merger agreement has customary terms and was the product of arm’s-length negotiations;
•	the conditions to the merger being completed are few, specific and limited;
•	the financial and other terms and conditions of the merger agreement as reviewed by the Net Element board (see “The Merger Agreement — Description of the Merger Agreement” beginning on page 161 and the fact that such terms and conditions are reasonable and were the product of arm’s- length negotiations between the parties;
•	the Net Element board’s belief that it obtained the highest consideration per share that Cazador was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

•	the Net Element board’s understanding of the current state of the capital markets;
•	the fact that, subject to compliance with the terms and conditions of the merger agreement, Net Element is permitted to terminate the merger agreement, prior to the adoption of the merger agreement by Net Element’s shareholders, in order to approve an alternative transaction proposed by a third party that is a “superior proposal;”
•	the availability of appraisal rights, only to the extent available under the DGCL, to holders of Net Element Common Stock who comply with the required procedures under the DGCL, which will allow Net Element shareholders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery should they so choose (see “The Merger Agreement — Description of the Merger Agreement — Appraisal Rights/Dissenting Shares” beginning on page 156 and Annex A);
•	the fact that Cazador Ordinary Shares are listed on The NASDAQ Capital Market, and the NEI Common Stock may be able to be listed on The NASDAQ Capital Market, offering increased liquidity to Net Element’s shareholders;
•	the likelihood that the business combination will be consummated in light of the limited conditions to Cazador’s obligations to complete the business combination, and the likelihood of obtaining any necessary regulatory approvals.

The Net Element board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the business combination, including the following:

•	the risk that the business combination may not be completed in a timely manner or at all;
•	the possibility that, although the merger provides Net Element shareholders the opportunity to realize a premium over the price at which Net Element Common Stock traded upon public announcement of the business combination, the price of Net Element Common Stock might have increased in the future to a price greater than the value of the NEI Common Stock received as the merger consideration;
•	the risks and costs to Net Element if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the transaction costs including legal fees incurred in connection with the merger;
•	the fact that Net Element entered into the merger agreement with a “blank check” corporation organized to effect a business combination with one or more businesses;
•	the restrictions on the conduct of Net Element business prior to the completion of the merger, requiring Net Element to conduct its business only in the ordinary course, subject to specific limitations or Cazador’s consent, which may delay or prevent Net Element from undertaking business opportunities that may arise pending completion of the merger; and
•	the interests of Net Element’s principal shareholders, executive officers and directors in the business combination (see “The Business Combination — Interests of Net Element Officers and Directors in the Business Combination”).

The foregoing discussion of the information and factors considered by the Net Element board is not intended to be exhaustive, but includes the material factors considered by the Net Element board, including the substantive and procedural factors considered. In view of the variety of factors considered in connection with its evaluation of the merger, the Net Element board did not find it practicable to quantify, and did not quantify, or otherwise assign relative weights to, the specific factors considered in reaching its conclusion. In addition, each of the members of the Net Element board applied his own personal business judgment to the process and may have given differing weights to different factors. In arriving at their recommendation, the members of the Net Element board also considered the interests that certain executive officers of Net Element may have with respect to the merger that differ from, or are in addition to, their interests as shareholders generally, as described below under “Interests of Officers and Directors in the Business Combination.”

Interests of Officers and Directors in the Business Combination

Interests of Cazador Officers and Directors in the Business Combination

When you consider the recommendation of Cazador’s board of directors to vote in favor of the approval of the Cazador merger proposal and the Cazador domestication, you should keep in mind that Cazador’s directors and executive officers have interests in the business combination that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

•	If a business combination is not completed by October 14, 2012, Cazador will be required under the Cazador Cayman Charter to repurchase all Public Cazador Ordinary Shares, within five business days, pursuant to the procedures in the Cazador Cayman Charter.
•	Following completion of the repurchase of the Public Cazador Ordinary Shares, Cazador’s Sponsor (including its permitted transferees) will be the only remaining shareholder and Cazador will continue in existence. The Sponsor and its beneficial owners have waived their rights to participate in any liquidation of the trust account with respect to Cazador Ordinary Shares held by them. There will be no distribution from the trust account with respect to Cazador warrants, which may expire worthless, or any of the 4.34 million Cazador Ordinary Shares underlying such warrants.
•	The costs of liquidation of the trust account will be met from Cazador’s remaining assets outside of the trust account or from interest earned on the funds held in the trust account that may be released to Cazador to fund its working capital requirements, if not done in connection with a shareholder vote with respect to the extended period of a potential initial business combination. If such funds are insufficient, each of Cazador’s Sponsor and ACM has agreed, jointly and severally, to advance Cazador the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000, absent any unforeseen complications) and has agreed not to seek repayment of such expenses.
•	Loans made by Cazador’s Sponsor to Cazador in the aggregate amount of $334,930 as of June 11, 2012 to fund working capital requirements may not be repaid if the business combination does not occur.

Interests of Net Element Officers and Directors in the Business Combination

In considering the recommendation of the Net Element board to vote in favor of the proposal to approve and adopt the merger agreement, Net Element shareholders should be aware that some of Net Element’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Net Element’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Net Element board was aware of these interests and considered them, among other matters, during its deliberations of the merits of the merger agreement and in determining to recommend to Net Element shareholders that they vote to approve and adopt the merger agreement and the other proposals to be brought before the special meeting. These potential conflicts of interest include:

•	the retention of Curtis Wolfe, Richard Lappenbusch, Dmitry Kozko, Jonathan New, and Ivan Onuchin, officers of Net Element, as officers of Cazador (see “Post-Merger NEI Executive Officers and Directors” on page 166);
•	the designation of five directors of Net Element (Mike Zoi, Kenges Rakishev, Felix Vulis, Dmitry Kozko, and James Caan) as directors of Cazador (see “Post-Merger NEI Executive Officers and Directors” on page 166);
•	continuation of various indemnification and insurance obligations;
•	the treatment of restricted stock and Net Element stock options, warrants and other convertible securities held by Net Element executive officers and directors at the effective time. Shares of restricted stock held by Net Element executive officers and directors will accelerate and become fully vested and, similar to other shares of outstanding Net Element Common Stock, will be automatically cancelled and converted into the right to receive the number of shares of NEI

Common Stock equal to the Exchange Ratio in the merger. Prior to the effective time of the merger, Net Element executive officers and directors who hold Net Element stock options, warrants and other convertible securities will enter into conversion agreements, pursuant to which all such securities will be either terminated or converted into or exchanged or exercised for shares of Net Element Common Stock (in the case of Net Element stock options and warrants, on a cashless basis), which will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio in the merger. Net Element stock options or warrants that are “out-of-the-money” (meaning that the exercise price is equal to or higher than the product obtained by multiplying the price of a Cazador Ordinary Share as of the close of The NASDAQ Capital Market on the day immediately prior to the closing date by 0.025) generally will be cancelled at the effective time of the merger and no consideration will be delivered in exchange therefor. However, executive officers who received stock options in lieu of cash compensation will have the ability to elect to terminate such options in exchange for cash in the amount of foregone cash compensation. As of July 13, 2012, Net Element executive officers and directors collectively owned 705,302,825 shares of Net Element Common Stock (including shares of restricted stock) and 256,122,064 shares of Net Element Common Stock issuable pursuant to Net Element stock options, warrants and other convertible securities. Assuming the price of a Cazador Ordinary Share as of the close of The NASDAQ Capital Market on the day immediately prior to the closing date is $10.00 per share and assuming Net Element stock options and warrants and other convertible securities held by Net Element executive officers and directors are converted into or exchanged or exercised for shares of Net Element Common Stock prior to the effective time of the merger (in the case of Net Element stock options and warrants, assuming they are exercised on a cashless basis), Net Element executive officers and directors would collectively receive approximately 22,632,620 shares of NEI Common Stock in the merger;
•	the conversion into approximately 818,182 shares of NEI Common Stock of outstanding convertible debt of Net Element owned by Enerfund (which is owned and controlled by Mike Zoi);
•	the cash payment by NEI, immediately following the effectiveness of the merger, of all notes and payables of Net Element owed to Mike Zoi or any of his affiliates which are then outstanding (which, as of July 13, 2012, totaled approximately $7.5 million); and
•	the prior payment by Mike Zoi, through Enerfund, LLC (of which Mr. Zoi is the sole and managing member), on behalf of Cazador, of $150,000 of Cazador's legal fees in connection with the merger agreement and the merger and the agreement by Mr. Zoi, through Enerfund, LLC, to pay, on behalf of Cazador, additional legal fees of Cazador up to a maximum of $250,000 if the merger is not consummated or is otherwise terminated or abandoned. Mr. Zoi, through various entities owned and controlled by him, has historically been the primary source of financing of Net Element's operations. As an extension of Mr. Zoi's financing of Net Element's operations, Cazador negotiated Mr. Zoi's agreement to pay such legal fees on account of Net Element's limited capital resources. Mr. Zoi, through Enerfund, LLC, agreed to pay such legal fees because Cazador may not have otherwise been willing to enter into the merger agreement.

Beneficial Ownership of Directors and Executive Officers

As of the close of business on     , the record date for the Cazador special meeting, Cazador Sponsor, which includes all of Cazador’s directors and executive officers, beneficially owned and was entitled to vote approximately     % of the total outstanding Cazador Ordinary Shares on that date. The Sponsor has agreed to vote its Cazador Ordinary Shares in the same manner as holders of the majority of the Public Cazador Ordinary Shares in connection with the votes required to approve the business combination.

As of the close of business on     , the record date for the Net Element special meeting, Net Element’s directors and executive officers beneficially owned and were entitled to vote approximately     % of the total outstanding Net Element Common Stock on that date. Specifically, Mike Zoi, Net Element’s Chairman and Chief Executive Officer, owned, in combination with the holdings of entities that he controls, approximately 59.4% of the issued and outstanding Net Element Common Stock as of July 13, 2012 (67.1% assuming a cashless exercise of options and warrants Mr. Zoi owns which are currently exercisable), and therefore holds enough shares to approve and adopt the merger agreement without the vote of any other Net Element shareholder. Mr. Zoi intends to vote his shares “FOR” the approval and adoption of the merger agreement. Following consummation of the merger, Mr. Zoi will control approximately 54.3% of NEI’s voting power (assuming no holders of Public Cazador Ordinary Shares exercise their redemption rights). As a result, Mr. Zoi will have the ability to exert significant influence over NEI’s corporate affairs and to control the outcome of virtually all matters submitted to a vote of NEI’s shareholders. Mr. Zoi’s interests may conflict with or differ from the interests of NEI’s other shareholders.

Employment; Employment Agreements: Severance Payments

Following the consummation of the business combination, Mike Zoi will serve as the Non-Executive Chairman of Cazador.

Although Cazador expects to enter into employment agreements with certain of its executive officers following the consummation of the business combination, it has not entered into any such employment agreements at this time.

None of Net Element’s executive officers will be entitled to severance payments or continued benefits if their employment terminated as a result of the business combination. However, the vesting of certain of their securities will be accelerated in connection with the merger and, with respect to Net Element stock options that were granted to them under Net Element’s 2011 Equity Incentive Plan in lieu of cash compensation in connection with compensation reductions previously implemented by Net Element, they will be given a choice to, immediately prior to the effective time of the merger, either (i) exercise such stock options that are “in-the-money” on a cashless basis and cancel such stock options that are “out-of-the-money” without any consideration therefor, or (ii) cancel all of such stock options (including those that are “in-the-money” and those that are “out-of-the-money”) and be paid the amount of cash compensation that was previously foregone in connection with the compensation reductions.

Cazador Directors

Following the consummation of the business combination, Mike Zoi will serve as the Non-Executive Chairman of NEI and Francesco Piovanetti and Dmitry Kozko will serve as executive Directors of NEI. Additionally, pursuant to the terms of the merger agreement, four independent directors will be nominated by both Cazador and Net Element. For more information, see “Post-Merger NEI Executive Officers and Directors,” beginning on page 166.

Indemnification and D&O Liability Insurance

Indemnification.  The amended and restated certificate of incorporation and bylaws of NEI following the Cazador domestication will contain provisions no less favorable with respect to indemnification than those set forth in the certificate of incorporation and bylaws of Net Element.

D&O Liability Insurance.  NEI intends to obtain directors’ and officers’ liability insurance policies not materially less favorable than those currently maintained by Net Element, with respect to all matters occurring prior to the effective time of the business combination.

Restricted Stock Ownership

Richard Lappenbusch, Net Element’s Executive Vice President and Chief Strategy Officer, owns shares of Net Element Common Stock that are subject to vesting provisions. Under the merger agreement, effective as of the effective time of the merger, any outstanding shares of Net Element Common Stock that are unvested or subject to a repurchase option or risk of forfeiture will become fully vested. Mr. Lappenbusch will be entitled to the same rights as other holders of Net Element Common Stock with respect to these shares.

Accounting Treatment

The Cazador Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Cazador Cayman as a result of the Cazador domestication. The business, capitalization, assets and liabilities and financial statements of Cazador will be the same upon effectiveness of the Cazador domestication as they are prior to the Cazador domestication.

The Merger

Both Cazador and Net Element prepare their financial statements in accordance with GAAP. In determining the accounting treatment of the transactions contemplated by the merger agreement, the respective management of Cazador and Net Element has evaluated all the criteria set forth in Accounting Concept Statement Topic 805-10, “Business Combinations — Overall” (“ASC 805-10”), which essentially provides that in identifying the acquiring entity in a combination effected through a transfer of additional assets and exchange of equity interest, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of additional assets and equity securities in the business combination, including payment of any premium. There is no hierarchical guidance on determining the acquiror in a transaction effected through an exchange of equity interests.

Net Element has concluded that Cazador is not the accounting acquiror based on its evaluation of the following facts and circumstances of the merger.

•	Net Element is the larger of the two entities and is the only operating company of the combining companies;
•	six out of eight of the members of the NEI board following the completion of the merger will be appointed by Net Element. Five of these directors are currently members of the board of directors of Net Element;
•	the current senior management of Net Element will continue to retain the majority of the senior management of NEI following completion of the merger;
•	following completion of the business combination, the current holders of Net Element Common Stock will hold a majority of the issued and outstanding shares of NEI Common Stock, on a fully diluted basis, and, therefore, will have voting control of NEI; and
•	Cazador is a blank check special purpose acquisition company formed for the sole purpose of effecting a business combination. Therefore, Cazador is considered a shell company with no operations, and, therefore, will essentially continue with Net Element’s operations as its core business following completion of the business combination.

Based on the above facts, the respective management of Cazador and Net Element believe that Cazador is not considered as the accounting acquiror, and therefore, the merger contemplated by the merger agreement will be accounted for as a reverse recapitalization. The accounting of the merger will be similar to that of a capital infusion, as the only significant pre-merger assets of Cazador consist of cash and cash equivalents. No intangible assets or goodwill will be recognized as a result of the merger; accordingly, Net Element will record the shares of NEI Common Stock issued in exchange for shares of Net Element Common Stock based on the carrying value of the assets and liabilities received as of the closing date of the merger.

Listing of NEI Common Stock

The Cazador Ordinary Shares are listed on The NASDAQ Capital Market and trade under the symbol “CAZA.” On         , 2012, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of the Cazador Ordinary Shares on The NASDAQ Capital Market was $    per share. Cazador intends to apply to list the shares of NEI Common Stock on The NASDAQ Capital Market under the symbol “NETE.” There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of (i) the merger to U.S. holders (as defined below) of Net Element Common Stock and (ii) the Cazador domestication to U.S. holders of Cazador Ordinary Shares and Cazador Cayman warrants. The following also summarizes the material federal income tax consequences to non-U.S. holders of Cazador Ordinary Shares of owning and disposing of NEI Common Stock subsequent to the Cazador domestication. The summary applies to you only if you hold Net Element Common Stock, Cazador Ordinary Shares or Cazador Cayman warrants, as the case may be, as a capital asset within the meaning of Section 1221 of the Code.

This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from the consequences described below. This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the Cazador domestication, the merger, or of owning and disposing of NEI Common Stock subsequent to the Cazador domestication. In particular, this discussion does not address the U.S. federal income tax consequences applicable to shareholders of Cazador or Net Element that are subject to special treatment under U.S. federal income tax law, such as financial institutions, cooperatives, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships and other pass-through entities, shareholders who hold their shares as part of a “hedge,” “straddle,” “conversion,” or “constructive sale” transaction, shareholders who are subject to the alternative minimum tax, shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation or a person that actually or constructively owns 10% or more of Cazador Ordinary Shares or Net Element Common Stock (except as specifically provided below). This summary does not address any estate, gift, or other non-income tax consequences or any state, local or foreign tax consequences.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Cazador Ordinary Shares or Cazador Cayman warrants or Net Element Common Stock, as the case may be, that, for U.S. federal income tax purposes, is: (i) a citizen or a resident of the United States; (ii) a corporation created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) that has in effect a valid election under applicable Treasury regulations to be treated as a domestic trust. A “non-U.S. holder” means a beneficial owner of Cazador Ordinary Shares or Cazador Cayman warrants, that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. holder.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is the owner of Cazador Ordinary Shares, Net Element Common Stock or Cazador Cayman warrants, as the case may be, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such entity holding Cazador Ordinary Shares, Net Element Common Stock or Cazador Cayman warrants, as the case may be, you should consult your tax advisor as to the particular U.S. federal income tax consequences applicable to you.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER OR THE CAZADOR DOMESTICATION, AS THE CASE MAY BE, AND OF OWNING AND DISPOSING OF NEI COMMON STOCK IN YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS (INCLUDING U.S. ESTATE TAX) AND OF CHANGES IN THOSE LAWS.

Material U.S. Federal Income Tax Consequences of the Merger

As a condition to the completion of the merger, each of Reed Smith, tax counsel to Cazador, and Bilzin, tax counsel to Net Element, must have delivered an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. These opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. In rendering the tax opinions, each counsel will rely on representations and statements of Cazador, Net Element and their affiliates, which will be delivered at the time of the closing of the merger. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Neither Net Element nor Cazador intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions.

Based on representations contained in representation letters of officers of Cazador and Net Element and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the qualifications and limitations set forth above, it is the opinion of Reed Smith, counsel to Cazador, and Bilzin, counsel to Net Element, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger to NEI, NEI’s Shareholders and Net Element

None of NEI, NEI’s shareholders or Net Element will recognize gain or loss as a result of the merger.

Tax Consequences of the Merger to U.S. Holders of Net Element Common Stock

Exchange of Net Element Common Stock Solely for NEI Common Stock

A U.S. holder who exchanges its shares of Net Element Common Stock solely for shares of NEI Common Stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

A U.S. holder's aggregate tax basis in the NEI Common Stock received in the merger will equal such U.S. holder's aggregate tax basis in the Net Element Common Stock surrendered by such U.S. holder in the merger. The holding period for the shares of NEI Common Stock received by such U.S. holder in the merger will include the U.S. holder’s holding period for the shares of Net Element Common Stock exchanged therefor.

Exercise of Appraisal Rights of Net Element Common Stock

A U.S. holder who receives cash pursuant to the exercise of appraisal rights generally will recognize capital gain or loss measured by the difference between the amount of the cash received and such U.S. holder’s adjusted tax basis in its Net Element Common Stock surrendered upon exercise of such appraisal rights.

Material U.S. Federal Income Tax Consequences of the Cazador Domestication

In the opinion of Reed Smith, tax counsel to Cazador, the Cazador domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the Code. U.S. holders of Cazador Ordinary Shares will be subject to Section 367(b) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the Cazador domestication will be as described below.

The tax opinion regarding the Cazador domestication will not address any state, local or foreign tax consequences of the Cazador domestication. The opinions will be subject to customary qualifications and assumptions, including that the Cazador domestication will be completed as described herein. In rendering the tax opinion, Reed Smith will require and rely on representations and statements of Cazador and their affiliates, which will be delivered at the time of the closing of the Cazador domestication. If any such assumption, representation or statement is or becomes inaccurate, the U.S. federal income tax consequences of the Cazador domestication could be adversely affected.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the IRS or any court. Cazador does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Cazador domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Tax Consequences to Cazador Cayman and NEI of the Cazador Domestication

Neither Cazador Cayman nor NEI will recognize gain or loss as a result of the Cazador domestication. Cazador Cayman’s taxable year will close as of the end of the closing date of the Cazador domestication.

Tax Consequences of the Cazador Domestication to U.S. Holders of Cazador Ordinary Shares

Subject to the discussion of the PFIC rules below, set forth below is a summary of the U.S. federal income tax consequences of the Cazador domestication to U.S. holders of Cazador Ordinary Shares.

U.S. Holders of Cazador Ordinary Shares Whose Cazador Ordinary Shares Have A Fair Market Value Of Less Than $50,000

A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of less than $50,000 on the day of the Cazador domestication will not recognize any gain or loss and will not be required to include any part of the “all earnings and profits amount” (as described below) in income.

U.S. Holders of Cazador Ordinary Shares Whose Cazador Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own (Actually and Constructively) 10% or More of the Voting Power of Cazador Cayman

A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more, and who on the day of the Cazador domestication owns (actually and constructively) 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will be required to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns. However, Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication. A U.S. holder’s ownership of Cazador Cayman warrants will be taken into account in determining whether such U.S. holder owns 10% or more of the total combined voting power of all classes of Cazador Cayman shares. Complex attribution rules apply in determining whether, for U.S. federal tax purposes, a U.S. holder owns 10% or more of the total combined voting power of all classes of Cazador Cayman shares entitled to vote. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

U.S. Holders of Cazador Ordinary Shares Whose Cazador Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own (Actually and Constructively) Less than 10% of the Voting Power of Cazador Cayman

A U.S. holder of Cazador Ordinary Shares whose Cazador Ordinary Shares have a fair market value of $50,000 or more but who on the day of the Cazador domestication owns (actually and constructively) less than 10% of the total combined voting power of all classes of Cazador Cayman shares entitled to vote generally will recognize gain (but not loss) on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication. Such gain generally will equal the excess (if any) of the fair market value of the NEI Common Stock received in the Cazador domestication over the U.S. holder’s adjusted tax basis in the Cazador Ordinary Shares surrendered in the Cazador domestication. Any such gain should be long-term capital gain if the U.S. holder held the Cazador Ordinary Shares for longer than one year as of the date of the Cazador domestication. Long-term capital gains of non-corporate taxpayers that are recognized in taxable years beginning before January 1, 2013 generally are subject to a maximum U.S. federal income tax rate of 15%.

As an alternative to recognizing gain, however, a U.S. holder may elect to include in income as a dividend the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to the Cazador Ordinary Shares it directly owns. There are, however, strict conditions for making this election. The election must comply with the requirements of Treasury Regulation Sections 1.367(b)-1(c) and 1.367(b)-3(c)(3) and must include, among other things: (i) a statement that the Cazador domestication is a Section 367(b) exchange; (ii) a complete description of the Cazador domestication; (iii) a description of any stock, securities or other consideration transferred or received in the Cazador domestication; (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes; (v) a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from Cazador establishing and substantiating the U.S. holder’s “all earnings and profits” amount with respect to the U.S. holder’s Cazador Ordinary Shares, and (B) a representation that the U.S. holder has notified Cazador that such U.S. holder is making such election; and (vi) certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. Additionally, the notice/election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the taxable year during which the Cazador domestication occurs, and the U.S. holder must send notice to Cazador of the election no later than the date the notice is filed. In connection with the election, Cazador intends to provide all U.S. holders eligible to make such an election with information regarding Cazador Cayman’s earnings and profits amount upon request.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS NOTICE/ELECTION.

Cazador does not expect that Cazador Cayman’s cumulative earnings and profits will be greater than zero as of the day of the Cazador domestication. Therefore, based on such expectation, making an election to include the “all earnings and profits amount” attributable to the Cazador Ordinary Shares into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to the exchange of Cazador Ordinary Shares for NEI Common Stock in the Cazador domestication. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

Tax Basis and Holding Period

A U.S. holder’s adjusted tax basis in the NEI Common Stock received in the Cazador domestication generally will equal the U.S. holder’s adjusted tax basis in its Cazador Ordinary Shares, increased by the amount of gain (if any) recognized, or the deemed dividend (if any) included in income. The determination of the holding period in respect of stock that is subject to Section 367(b) of the Code is uncertain, but it is generally reasonable for a U.S. holder’s holding period in the NEI Common Stock received in the Cazador domestication to include the U.S. holder’s holding period for the Cazador Ordinary Shares exchanged therefor. It is also possible that a U.S. holder may have a split holding period in respect of NEI Common Stock received in the Cazador domestication if the U.S. holder’s tax basis in such NEI Common Stock is determined in part by reference to any amount of gain or dividend income that is taken into account in respect of the Cazador domestication. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

Tax Consequences for U.S. Holders of Cazador Cayman Warrants

Although the matter is not free from doubt, and subject to the considerations described below relating to PFIC considerations, a U.S. holder of Cazador Cayman warrants should not be subject to U.S. federal income tax with respect to the exchange of such warrants for NEI warrants.

Passive Foreign Investment Company Considerations

Section 1291(f) of the Code generally requires that, to the extent provided in Treasury regulations, a U.S. person who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. No final Treasury regulations have been promulgated under this statute. However, proposed Treasury regulations were promulgated in 1992 with a retroactive effective date.

Because Cazador Cayman should be considered a PFIC for U.S. federal income tax purposes, these regulations, if finalized in their current form, generally would require U.S. holders of Cazador Ordinary Shares to recognize gain on the exchange of Cazador Ordinary Shares for NEI Common Stock pursuant to the Cazador domestication (unless the U.S. holder has made a “qualified electing fund” election under Section 1295 of the Code, with respect to its Cazador Ordinary Shares for the first taxable year in which such U.S. holder owns such shares or in which Cazador Cayman is a PFIC, whichever is later, or a “mark-to-market”

election under Section 1296 of the Code) regardless of whether or the extent to which such U.S. holder would otherwise have been subject to U.S. federal income tax upon such exchange. Furthermore, (i) any such gain would be allocated ratably over the U.S. holder’s holding period for the Cazador Ordinary Shares surrendered in the Cazador domestication; (ii) the amount of gain allocated to the current taxable year would be treated as ordinary income; and (iii) the amount of gain allocated to each other year would be subject to the highest tax rate in effect for that year, and an interest charge would be imposed to recover the deemed benefit of the deferred payment of tax. The same rule should also apply to a U.S. holder who exchanges Cazador Cayman warrants for NEI warrants. However, we are unable to predict at this time whether, in what form, and with what effective date, final Treasury regulations under Section 1291(f) of the Code will be adopted.

Tax Consequences to Holders of Public Cazador Ordinary Shares Exercising Redemption Rights

A U.S. holder of Public Cazador Ordinary Shares who exercises redemption rights to receive cash in exchange for its Public Cazador Ordinary Shares generally will be required to recognize gain or loss amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Cazador Ordinary Shares redeemed. A shareholder’s tax basis in its Public Cazador Ordinary Shares generally will equal the cost of such shares. A shareholder who purchased Cazador units in Cazador’s initial public offering generally will have a tax basis in the Public Cazador Ordinary Shares that were part of such Cazador units equal to the portion of the purchase price of such Cazador units allocated to the Public Cazador Ordinary Shares (such allocation based on the relative fair market values of the Public Cazador Ordinary Shares and the warrants at the time of purchase).

Because Cazador Cayman should be considered a PFIC for U.S. federal income tax purposes, a U.S. holder who exercises redemption rights to receive cash in exchange for its Public Cazador Ordinary Shares generally will be subject to special tax rules with respect to any gain realized on the redemption. In general, under these special tax rules, unless the U.S. holder has made a “qualified electing fund” election under Section 1295 of the Code with respect to its Public Cazador Ordinary Shares for the first taxable year in which such U.S. holder owns such shares or in which Cazador Cayman is a PFIC, whichever is later, or a “mark-to-market” election under Section 1296 of the Code, (i) any gain recognized on the redemption will be allocated ratably over the U.S. holder’s holding period for the Public Cazador Ordinary Shares redeemed, (ii) the amount of gain allocated to the current taxable year will be treated as ordinary income, and (iii) the amount of gain allocated to each other year will be subject to the highest tax rate in effect for that year, and an interest charge will be imposed to recover the deemed benefit of the deferred payment of tax.

Tax Consequences to Non-U.S. Holders of Cazador Ordinary Shares of Owning and Disposing of NEI Common Stock Subsequent to the Cazador Domestication

Dividends

A distribution of cash or other property (other than certain distributions of NEI stock) in respect of NEI Common Stock generally will be treated as a dividend to the extent that the amount of such dividend does not exceed NEI’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of such distribution exceeds NEI’s current and accumulated earnings and profits, such distribution generally will be treated first as a return of capital, reducing a holder’s adjusted tax basis in such holder’s NEI Common Stock, with any excess treated as capital gain.

In general, any dividends paid to a non-U.S. holder of NEI Common Stock would be subject to U.S. withholding tax at the rate of 30% of the amount of the dividend (or at a lower applicable treaty rate if such non-U.S. holder is eligible for the benefits of an income tax treaty that provides for a lower rate). Even if the non-U.S. holder is eligible for a lower treaty rate, NEI generally will be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such non-U.S. holder, unless the non-U.S. holder has furnished to NEI:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which the non-U.S. holder certifies, under penalties of perjury, the non-U.S. holder’s status as (or, in the case of a non-U.S. holder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and the non-U.S. holder’s entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by a non-U.S. holder at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing the non-U.S. holder’s entitlement to the lower treaty rate in accordance with applicable Treasury regulations.

If the non-U.S. holder is eligible for a reduced rate of U.S. withholding tax under a tax treaty, the non-U.S. holder may obtain a refund of any amounts withheld in excess of such rate by filing a refund claim with the IRS.

If dividends paid to a non-U.S. holder are “effectively connected” with the non-U.S. holder’s conduct of a trade or business within the United States, NEI generally is not required to withhold U.S. federal income tax from such dividends, provided that such non-U.S. holder has furnished to NEI a valid IRS Form W-8ECI or an acceptable substitute form upon which the non-U.S. holder represents, under penalties of perjury, that:

•	the non-U.S. holder is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code), and
•	such dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States and are includible in the non-U.S. holder’s gross income.

If dividends with respect to NEI Common Stock are effectively connected with a U.S. holder’s conduct of a trade or business within the United States (or, if any of certain tax treaties apply, such gain is attributable to a permanent establishing maintained by the non-U.S. holder in the United States), such non-U.S. holder generally will be subject to U.S. federal income tax on such dividends in the same matter as if such non-U.S. holder were a U.S. holder, and, in the case of a non-U.S. holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or lower applicable treaty rate).

Gain On Disposition Of Stock

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain recognized on a disposition of NEI Common Stock unless:

•	such gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the United States (or, if any of certain tax treaties apply, such gain is attributable to a permanent establishing maintained by the non-U.S. holder in the United States), or
•	in the case of a non-U.S. holder that is a nonresident alien individual, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition of such NEI Common Stock and certain other conditions exist.

In the case described in the first bullet point above, gain or loss recognized on the disposition of NEI Common Stock generally will be subject to U.S. federal income tax in the same manner as if such gain or loss were recognized by a U.S. holder, and in the case of a non-U.S. holder that is a foreign corporation, may also be subject to a branch profits tax as a rate of 30% (or lower applicable treaty rate). In the case described in the second bullet point above, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a lower applicable income tax treaty rate) on any capital gain recognized on the disposition of NEI Common Stock, which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

A U.S. holder generally will be subject to information reporting with respect to payments of dividends on, and the proceeds from a sale or other disposition of, NEI Common Stock unless the U.S. holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding (currently at a rate of 28%) if the U.S. holder receiving such payments fails to provide its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding.

In certain circumstances, NEI may be required to report to the IRS and to each non-U.S. Holder the amount of dividends with respect to NEI Common Stock paid to such non-U.S. Holder and the amount, if any, withheld from such payments. Copies of these information returns may also be made available under the provisions of an applicable tax treaty or agreement to the tax authorities in the country in which the non-U.S.

Holder resides. In addition, a Non-U.S. Holder may be required to comply with certain certification procedures to establish that such holder is not a United States person in order to avoid backup withholding with respect to a payment of dividends on, or the proceeds from a sale or other disposition of, NEI Common Stock.

Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement, entered into in connection with the business combination and is qualified in its entirety by reference to the merger agreement. This summary is qualified in its entirety by reference to the full text of the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to carefully read the merger agreement in its entirety for a more complete understanding of the business combination.

Description of the Merger Agreement

Structure of the Merger

Cazador is proposing to acquire Net Element pursuant to the merger agreement. Cazador and Net Element have entered into the merger agreement pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity. Prior to the effectiveness of the merger, Cazador intends to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock. As a result of the merger, former Net Element shareholders will own NEI Common Stock. Cazador intends to apply to list the NEI Common Stock on The NASDAQ Capital Market. There can be no assurance that the NEI Common Stock will be listed on The NASDAQ Capital Market.

Closing and Effective Time of the Merger

The merger is to become effective as promptly as practicable after the satisfaction or waiver of the merger conditions by the filing of the merger agreement or a certificate of merger or a certificate of ownership and merger with the Secretary of State of the State of Delaware. The parties will hold a closing to verify that all closing conditions have been satisfied or waived upon filing of the certificate of merger.

Merger Consideration

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock (other than Net Element excluded shares, which will be cancelled upon the effectiveness of the merger) will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such event is currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock. Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger.

As of the record date for the Net Element special meeting, Net Element had    shares of Net Element Common Stock issued and outstanding. Taking into account the surrender of Net Element Common Stock contemplated by the merger agreement, Cazador would issue up to shares of NEI Common Stock in consideration of the merger. Accordingly, assuming no redemptions by Cazador shareholders, Cazador would have then issued and outstanding approximately shares of NEI Common Stock based on the number of Cazador Ordinary Shares issued and outstanding on the record date for Cazador’s special meeting of its shareholders. Based on the last reported sale price on The NASDAQ Capital Market of the Cazador Ordinary Shares of $    on            , 2012, the total value of the consideration Cazador will pay in the merger to the shareholders of Net Element is approximately $    million.

Based on the number of fully diluted shares of Net Element Common Stock outstanding as of            , 2012, the latest practicable date before the printing of this joint proxy statement/prospectus, the total number of shares of NEI Common Stock to be issued to holders of Net Element Common Stock as merger consideration will be approximately    shares. Immediately following the completion of the merger (without taking into account any shares of NEI Common Stock held by Net Element shareholders prior to the completion of the merger), the former shareholders of Net Element are expected to own approximately 80.9% of the outstanding NEI Common Stock (or 65.6% of the outstanding NEI Common Stock calculated on a fully diluted basis) and the current holders of Cazador Ordinary Shares are expected to own approximately 19.1% of the outstanding NEI Common Stock (or 34.4% of the outstanding NEI Common Stock calculated on a fully diluted basis).

The current fair market value of Net Element Common Stock may not be equivalent to the fair market value of NEI Common Stock on the date that the merger consideration is received by a Net Element shareholder or at any other time. The fair market value of NEI Common Stock received by a Net Element shareholder may be greater or less than the current fair market value of Net Element Common Stock due to numerous market factors.

No Fractional Shares

Net Element shareholders will not receive any fractional shares of NEI Common Stock in the merger. Instead, Cazador will issue one share of NEI Common Stock to each holder of Net Element Common Stock that would otherwise be entitled to a fraction of a share of NEI Common Stock.

Treatment of Stock Options, Restricted Stock, Warrants and other Convertible Securities

Prior to the effective time of the merger, each holder of outstanding securities of Net Element that are convertible into or exchangeable or exercisable for shares of Net Element Common Stock will enter into conversion agreements, pursuant to which all such outstanding securities of Net Element will be either terminated or converted into or exchanged or exercised for shares of Net Element Common Stock (in the case of outstanding Net Element stock options and warrants that are exercised, on a cashless basis); provided that certain option holders that received their options in lieu of cash compensation will have the ability to elect to terminate their options in exchange for cash in the amount of such compensation.

Appraisal Rights/Dissenting Shares

Appraisal Rights Under Delaware Law

If the merger is completed, but only to the extent available under the DGCL, in general, shares of Net Element Common Stock issued and outstanding upon the effective time of the merger that are held by a holder who (i) has not voted “FOR” the adoption of the merger agreement; (ii) has filed a written demand of appraisal with Net Element in accordance with the requirements of DGCL Section 262 before the taking of the vote on the merger at the special meeting; and (iii) has not effectively withdrawn or forfeited such dissenter’s rights prior to the effective time of the merger, will not be converted into a right to receive merger consideration at the effective time. A person having a beneficial interest in shares of Net Element Common Stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps set forth under DGCL Section 262 in a timely manner to perfect appraisal rights. If, after the effective time of the merger, such holder fails to perfect in accordance with DGCL Section 262 or withdraws, forfeits or otherwise loses such holder’s dissenter’s rights, then (A) such shares of Net Element Common Stock will be treated as if they had been converted as of the effective time of the merger into a right to receive the merger consideration, without interest thereon; and (B) such holder will receive the merger consideration in accordance with the terms of the merger agreement. To exercise dissenters’ rights, holders of Net Element Common Stock must strictly follow the procedures prescribed by the DGCL. A shareholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Net Element at Net Element, Inc., 1450 S. Miami Avenue, Miami, Florida 33130, Attention: Jonathan New. Attached as Annex H to this joint proxy statement/prospectus is a copy of DGCL Section 262, which is reproduced in full and describes the procedures relating to the exercise of such dissenters’ rights. Net Element must give Cazador prompt notice of such demands for appraisal under DGCL Section 262.

Net Element shareholders considering whether to seek appraisal (to the extent available under the DGCL) should note that the fair value of their Net Element Common Stock determined under Section 262 of the

DGCL could be more than, the same as or, less than the value of the price paid in the merger as set forth in the merger agreement. Also, Net Element reserves the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of Net Element Common Stock is less than the value of the purchase price to be paid in the merger as set forth in the merger agreement.

The process of dissenting and exercising appraisal rights requires strict compliance with technical prerequisites. Shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Section 262 of the DGCL.

Any shareholder who fails to comply with the requirements of Section 262 of the DGCL, attached as Annex H to this proxy statement, will forfeit his, her or its rights to dissent from the merger and exercise appraisal rights (to the extent available under the DGCL) and will receive the consideration to be issued and paid in the merger as set forth in the merger agreement.

Exchange of Certificates for Net Element Shareholders

As soon as reasonably practicable after the effective time of the merger, Cazador shall cause the exchange agent selected by Cazador to mail appropriate transmittal materials to each record holder of Net Element Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for NEI Common Stock. Risk of loss and title to the certificates will remain with the holder until proper delivery of such certificates to Cazador by Net Element’s shareholders. After the effective time of the merger, each holder of shares of Net Element Common Stock, except holders exercising dissenters’ rights (to the extent available under the DGCL), issued and outstanding at the effective time must surrender the certificate or certificates representing their shares of Net Element Common Stock to Cazador and will, as soon as reasonably practicable after surrender, receive the consideration they are entitled to under the merger agreement. Cazador will not be obligated to deliver the consideration to which any former holder of Net Element Common Stock is entitled until the holder surrenders the certificate or certificates representing his or her shares for exchange. The certificate or certificates so surrendered must be duly endorsed as the exchange agent may require. Cazador, the exchange agent, or Net Element or any subsidiary of Cazador or Net Element will not be liable to a holder of Net Element Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

After the effective time of the merger (and prior to the surrender of certificates of Net Element Common Stock to Cazador), record holders of certificates that represented outstanding Net Element Common Stock upon the effective time of the merger will have no rights with respect to the certificates for Net Element Common Stock other than the right to surrender the certificates and receive the merger consideration in exchange for the certificates.

Each of Cazador and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of Net Element Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law or by any taxing authority or governmental authority.

Each holder of record of one or more book entry shares of Net Element Common Stock whose shares will be converted into the right to receive the merger consideration will automatically, upon the effective time of the merger, be entitled to receive, and Cazador will cause the exchange agent to deliver to such holder as promptly as practicable after the effective time, the cash and NEI Common Stock to which such holder is entitled under the merger agreement. Holders of book entry shares will not be required to deliver a certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration.

Representations and Warranties

The merger agreement contains a number of representations and warranties that each of Cazador and Net Element have made to each other.

The merger agreement contains representations and warranties of Cazador relating to the following: corporate organization; the Cazador Cayman Charter; capitalization; authority relative to merger agreement; no conflict; required filings and consents; permits; compliance; SEC filings; financial statements; absence of certain changes or events; absence of litigation; board approval and vote required; tax matters; brokers; the trust fund; prior business operations; the Investment Company Act; and the business combination.

The merger agreement contains representations and warranties of Net Element relating to the following: organization and qualification; subsidiaries; certificate of incorporation and bylaws; capitalization; authority; no conflict; required filings and consents; permits; compliance; SEC filings; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans; labor and employment matters; real property; title to assets; intellectual property; taxes; environmental matters; material contracts; insurance; board approval; vote required; customers and suppliers; certain business practices; interested party transactions; and brokers. Net Element's representations and warranties contained in Section 3.07(g) of the merger agreement relating to its disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act are qualified by Net Element's disclosures in its annual report on Form 10-K for the fiscal year ended December 31, 2011 and subsequently filed quarterly reports on Form 10-Q, which generally state that Net Element's disclosure controls and procedures are not effective because Net Element has a limited number of personnel employed and it cannot have an adequate segregation of duties, and due to material weaknesses in Net Element's internal control over financial reporting. Net Element's representations and warranties contained in Section 3.07(h) of the merger agreement relating to its internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, are qualified by Net Element's disclosures in its annual report on Form 10-K for the fiscal year ended December 31, 2011, which generally state that there are material weaknesses in Net Element's internal control over financial reporting, and the fact that such material weaknesses have not been remediated.

Conduct of Business Pending Consummation of the Merger

Under the merger agreement, Net Element has agreed, except as expressly contemplated by other provisions of the merger agreement or unless Cazador otherwise consents in writing (such consent not to be unreasonably withheld), to:

•	conduct the businesses of Net Element and its subsidiaries only in, and take no action except in, the ordinary course of business and in a manner consistent with past practice; and
•	use all reasonable efforts to preserve substantially intact the business organization of Net Element and its subsidiaries, to keep available the services of the current officers, employees, and consultants of Net Element and its subsidiaries, and to preserve the current relationships of Net Element and its subsidiaries with customers, suppliers and other persons with which Net Element and its subsidiaries have significant business relations.

In addition, Net Element has agreed not to take certain actions or agree or commit to take certain actions, except as expressly contemplated by other provisions of the merger agreement or unless Cazador otherwise consents in writing (such consent not to be unreasonably withheld). Such actions include:

•	amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
•	issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Net Element and its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Net Element and its subsidiaries or (ii) any assets of Net Element and its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;
•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;
•	(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $49,999 or capital expenditures which are, in the aggregate, in excess of $49,999 for Net Element and its subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);
•	hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of the merger agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Net Element and its subsidiaries who are not directors or officers of Net Element, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer, employee or consultant of Net Element and its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, incentive, profit-sharing, thrift, compensation, stock option, restricted stock, equity-based award, retention, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee except as required by law;
•	exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Net Element Stock Option as a result of the merger, any other change of control of Net Element (as defined in the Net Element Stock Option Plans) or otherwise;
•	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;
•	except as required by law, make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;
•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;
•	amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;
•	commence or settle any action;
•	permit any item of Net Element Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Net Element Owned Intellectual Property, except in the ordinary course of business;
•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

In addition, Cazador has agreed not to take taking any action that would be reasonably likely to prevent, interfere with, or materially delay the merger., except as expressly contemplated by other provisions of the merger agreement or unless Net Element otherwise consents in writing (such consent not to be unreasonably withheld).

Additional Agreements

The merger agreement also contains additional agreements of the parties, including the following, among others:

•	Net Element agreed not to solicit, enter into discussions regarding, or agree or approve, any competing transaction. Net Element agreed to immediately cease and terminate all existing discussions or negotiations with any parties conducted before entry into the merger agreement with respect to a competing transaction.
•	Net Element must notify Cazador as promptly as practicable (and in any event within one day), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a competing transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or contact.
•	The Net Element board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer, which the Net Element board has determined, in good faith (with the advice of a financial advisor), that such proposal or offer constitutes or is reasonably likely to lead to a superior proposal, provided that (a) Net Element must provide written notice to Cazador of its intent to furnish such information or enter into such discussions three business days before taking any such action and (b) Net Element must obtain from such person an executed confidentiality agreement on terms no less favorable to Net Element than those of the confidentiality agreement between Cazador and Net Element.
•	The Net Element board may not withdraw or modify in a manner adverse to Cazador its recommendation to its shareholders regarding the merger agreement and the merger, except in the case of a superior proposal, but then only after (a) providing written notice advising Cazador that it has received a superior proposal, specifying the material terms and conditions of such superior proposal and identifying the person making such superior proposal and indicating that the Net Element board intends to change its recommendation and (b) Cazador does not, within five business days, make an offer that the Net Element board determines in good faith (with the advice of a financial advisor) to be at least as favorable to Net Element’s shareholders as the superior proposal.
•	The Cazador board may not withdraw or modify in a manner adverse to Net Element its recommendation to its shareholders regarding the merger agreement and the merger, other than pursuant to its fiduciary duties.
•	Cazador must prepare and file with The NASDAQ Capital Market a listing application covering the shares of NEI Common Stock to be issued in the merger.
•	Cazador and Net Element must each prepare and file an Issuer Company-Related Action Notification Form with FINRA.
•	Both Cazador and Net Element make various covenants regarding access to information and confidentiality.
•	Employees of Net Element or any of its subsidiaries receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under employee benefit plans established or maintained by Cazador for service accrued prior to the effective time of the merger.
•	Cazador and Net Element must both promptly notify one another of (a) the occurrence or non-occurrence of any event that could reasonably be expected to cause any representation or warranty contained in the merger agreement to be materially untrue or inaccurate, or (b) any failure of such party to comply with or satisfy any covenant or agreement in the merger agreement.
•	Both parties must use reasonable best efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and to obtain the tax opinions described under “Conditions to the Closing of the Merger” below.

•	All notes and payables of Net Element owed to Mike Zoi or any of his affiliates which are outstanding as of closing of the merger (which, as of July 13, 2012, totaled approximately $7.5 million) will be paid, in cash, by NEI immediately following the closing of the merger.
•	Upon the merger Cazador will cause the release of the trust funds.
•	Net Element will cause all the outstanding warrants or options to purchase shares of Net Element Common Stock or issued securities which are convertible into shares of Net Element Common Stock to vest in full and convert into shares of Net Element Common Stock.

Conditions to the Closing of the Merger

The obligations of Cazador and Net Element to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:

•	the registration statement to which this joint proxy statement/prospectus forms a part must have been declared effective by the SEC;
•	Cazador and Net Element shareholders must have each approved and adopted the merger agreement; and
•	there must be no governmental order that would make the merger illegal; all other required governmental consents must have been obtained.

In addition, the obligations of Cazador to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several other conditions, including:

•	the representations and warranties made by Net Element in the merger agreement must remain materially true and correct;
•	Net Element must have materially performed or complied with all requisite agreements and covenants of the merger agreement;
•	Net Element must have provided an officer certificate to Cazador;
•	all required third party consents must have been obtained;
•	a Net Element material adverse effect must not have occurred;
•	Cazador must have received an opinion from Reed Smith, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code;
•	Cazador must have received from each Net Element affiliate an executed copy of the affiliate letter;
•	all members of the Net Element board must have executed written resignations effective as of the effective time of the merger;
•	Cazador must receive a written termination of the Shareholder Rights Agreement, dated February 24, 2012, among Net Element, Mark Global Corporation, Kenges Rakishev, Mike Zoi and certain other parties thereto; and
•	Cazador must have received executed conversion agreements from all holders of Net Element securities that are convertible into shares of Net Element Common Stock.

In addition, the obligations of Net Element to consummate the merger are subject to the satisfaction or waiver (to the extent permitted) of several other conditions, including:

•	the representations and warranties of Cazador must remain materially true and correct;
•	Cazador must have performed or complied in all material respects with all agreements and covenants required by the merger agreement;
•	Cazador must have delivered an officer certificate to Net Element;

•	Net Element must have received an opinion from Bilzin, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code;
•	a Cazador material adverse effect must not have occurred;
•	the shares of NEI Common Stock to be issued in the merger must have been approved and authorized for listing on The NASDAQ Capital Market;
•	Cazador must have $23.5 million of cash available in its trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt);
•	Cazador must have received executed conversion agreements from all holders of Net Element securities that are convertible into shares of Net Element Common Stock;
•	the Cazador domestication must be completed; and
•	immediately following the effectiveness of the merger, all then outstanding indebtedness owed by Net Element to Enerfund, LLC, which is owned and controlled by Mike Zoi, shall be repaid in full, in cash, to Enerfund by NEI.

Termination

Notwithstanding the approval of the Cazador merger proposal by the Cazador shareholders and the approval of the Net Element merger proposal by the Net Element shareholders, the merger agreement may be terminated by:

•	mutual written consent of Cazador and Net Element;
•	either party if the effective time of the merger has not occurred on or before October 14, 2012;
•	either party if a governmental authority enacts or issues an injunction, order, decree, or ruling which would make consummation of the merger illegal or otherwise prohibiting consummation;
•	Cazador if a Net Element triggering event (regarding the recommendation of the Net Element board) has occurred;
•	either party if the merger agreement is not approved by the shareholders of either Cazador or Net Element;
•	either party, upon the other party’s breach of a representation, warranty, covenant, or agreement; or
•	Net Element upon written notice prior to the Net Element business combination approval, to enter into a definitive agreement with respect to a superior proposal.

Expenses

The merger agreement provides that the expenses for the merger shall be paid by the surviving corporation, unless the merger is terminated, in which case each party must pay its own expenses.

Amendment and Waiver

The merger agreement may only be amended by an instrument in writing signed by both parties, provided that after the approval and adoption of the merger agreement by the shareholders of Net Element, no amendment that would reduce the amount or change the type of consideration such shareholders would receive for each share of Net Element may be made.

POST-MERGER PRO FORMA SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF NEI

The following table sets forth certain information with respect to (i) each director and each executive officer of NEI; (ii) all directors and executive officers of NEI as a group; and (iii) persons (including any “group” as that term is used in Section l3(d)(3) of the Exchange Act), expected to be the beneficial owner of more than five percent of NEI Common Stock after the closing of the business combination. We have assumed that no shares of NEI Common Stock subject to options or warrants will be exercisable within 60 days from the date of the anticipated closing of the business combination.

Unless otherwise indicated, Cazador and Net Element believe that all persons named in the table have sole voting and investment power with respect to all shares of NEI Common Stock beneficially owned by them. The following table does not reflect record or beneficial ownership of the Sponsor’s warrants, as these warrants are not exercisable within 60 days of the date of the anticipated closing of the business combination.

Cazador and Net Element have prepared the following table based on the percentage of beneficial ownership as of July 13, 2012, using two different assumptions: (i) that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter and (ii) that holders of 2,258,370, or approximately 49.09% of, Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt), which is a condition to close the merger.

	Assuming No Redemptions		Assuming Minimum Funds Remaining
Name and Address of Beneficial Owner	Number of NEI Common Stock Beneficially Owned	Approximate Percentage of Outstanding NEI Common Stock Beneficially Owned	Number of NEI Common Stock Beneficially Owned	Approximate Percentage of Outstanding NEI Common Stock Beneficially Owned
Mike Zoi(1) 1450 South Miami Ave Miami FL 33130	16,385,390	54.3%	16,385,390	58.7%
Mark Global Corporation(2) C/O Trident Trust Co. (BVI) Ltd. Trident Chambers PO Box 146 Road Town Tortola, British Virgin Islands	5,000,000	16.6%	5,000,000	17.9%
Cazador Sub Holdings, Ltd.(1)(3) BBVA Building, P1 254 Muñoz Rivera Avenue San Juan, Puerto Rico 00918	1,150,000	3.8%	1,150,000	4.1%
Dmitry Kozko(1) C/O Net Element, Inc. 1450 South Miami Ave Miami, FL 33130	627,405	2.1%	627,405	2.2%
Kenges Rakishev(1) 11 Ondasynov Street Almaty Kazakhstan 050051	333,333	1.1%	333,333	1.2%
Ivan Onuchin(1) C/O Net Element, Inc. 1450 South Miami Ave Miami, FL 33130	9,726	*%	9,726	*%
James Caan(1) 2791 Hutton Drive Beverly Hills, CA 90210	139,211	0.5%	139,211	0.5%
Jonathan New(1) C/O Net Element, Inc. 1450 South Miami Ave Miami, FL 33130	24,955	0.1%	24,955	0.1%
Curtis Wolfe(1) C/O Net Element, Inc. 1450 South Miami Ave Miami, FL 33130	103,317	0.3%	103,317	0.4%
Felix Vulis(1) 147 Lake Merced Hill So. San Francisco, CA 94132	64,381	0.2%	64,381	0.2%
Richard Lappenbusch(1) C/O Net Element, Inc. 1450 South Miami Ave Miami, FL 33130	84,113	0.3%	84,113	0.3%
All directors and executive officers as a group	18,921,831	62.7%	18,921,831	67.8%

(1)	Directors and executive officers.

(2)	Each of Kenges Rakishev and Mark Global Corporation may be deemed to share the power to vote or direct the vote, and to dispose or direct the disposition of, the 5,000,000 shares of NEI Common Stock held by Mark Global Corporation.
(3)	Cazador Sub Holdings, Ltd. is wholly owned by Arco Group LLC (of which Francesco Piovanetti is an ultimate beneficiary).
*	Represents less than 0.1%

POST-MERGER NEI EXECUTIVE OFFICERS AND DIRECTORS

Upon completion of the business combination, the board of directors of NEI, or the NEI board, will consist of eight members and will be divided into three classes, with only one class of directors being elected at each annual meeting of shareholders and each class serving a three-year term.

NEI directors and executive officers that have been designated as of the date of this joint proxy statement/prospectus and their ages as of July 13, 2012 are as follows:

Name	Age	Position
Mike Zoi	46	Non-Executive Chairman
Francesco Piovanetti	37	Chief Executive Officer & Director
Dmitry Kozko	28	President & Director
David P. Kelley II	54	Independent Director
James Caan	71	Independent Director
Kenges Rakishev	32	Independent Director
Felix Vulis	56	Independent Director
Alberto Hernandez	36	Chief Operating Officer
Jonathan New	52	Chief Financial Officer
Curtis Wolfe	48	Secretary
Richard Lappenbusch	44	Executive Vice President & Chief Strategy Officer
Ivan Onuchin	36	Chief Technology Officer

Biographical Information

Mike Zoi, Non-Executive Chairman.  Mr. Zoi has been Chief Executive Officer and Chairman Net Element since 2007. Mr. Zoi served as a director of Ener1, Inc. from February 2002 to August 2008 and a vice president of Ener1, Inc. from February 2007 to August 2008. Ener1, Inc. is engaged primarily in the business of designing, developing and manufacturing rechargeable lithium-ion batteries and battery pack systems for use in the transportation, grid energy storage and small pack, or consumer cell product markets. In 2006, Mr. Zoi founded and he continues to own 100% of Enerfund, LLC, a Florida limited liability company that owns interests in a variety of high growth businesses focused on technology, alternative energy transportation and real estate. Earlier in his career, Mr. Zoi worked in various capacities relating to international finance and business development. We believe that Mr. Zoi’s service as Chairman of the Net Element board, as well as his leadership roles in various technology companies, makes him qualified to serve as NEI’s Non-Executive Chairman.

Francesco Piovanetti, Chief Executive Officer and Director.  Mr. Piovanetti has served as Cazador Cayman’s Director, Co-Chief Executive Officer, Chief Financial Officer and President since April 20, 2010 and as the Chairman of Cazador Cayman’s Board and sole Chief Executive Officer as of March 23, 2012. Mr. Piovanetti has served as ACM’s President since its formation. He is also the Chief Executive Officer, President, Chief Operating Officer, and Director of Arco. Mr. Piovanetti has more than a decade and a half of experience working in various areas of corporate finance, capital markets and investment banking. From 2003 to 2006, Mr. Piovanetti served as Managing Director for Asset Sourcing at Gramercy. Prior to joining Gramercy, from 1997 to 2003, Mr. Piovanetti was employed as an Analyst and later as an Associate, a Vice President and then as a Director at Deutsche Bank in its Structured Capital Markets Group, which executed proprietary and client arbitrage transactions. From 1995 to 1997, he was a Senior Analyst in Deloitte & Touche’s Corporate Finance Group, where he consulted in the areas of commercial lending, mergers and acquisitions, management buyouts, capital sourcing and valuation services. Mr. Piovanetti received B.A. in Economics and B.S. in Finance from Bryant University, and an M.B.A. from Columbia Business School. We believe that the skills and vast experience of Mr. Piovanetti in corporate and strategic management emerging markets, investment banking and corporate finance makes him qualified to serve as NEI’s Chief Executive Officer and Director.

Dmitry Kozko, President & Director.  Mr. Kozko has been Executive Vice President of Business Development of Net Element since December 2010 and a director of Net Element since October 24, 2011. Mr. Kozko co-founded Net Element’s subsidiary, Openfilm, LLC, in 2007 and has been Chief Executive

Officer of Openfilm since 2009. From 2007 until 2009, Mr. Kozko was Chief Marketing Officer of Openfilm. During his tenure with Openfilm, Mr. Kozko has been responsible for marketing and sales initiatives, business development, overseeing technological development and capital raising. Prior to co-founding Openfilm, Mr. Kozko was a consultant responsible for developing the business infrastructure and Web presence for companies and clients in the online entertainment, real estate and consumer goods space. Since 2006, Mr. Kozko has provided advisory services to Enerfund, LLC and TGR Capital, LLC (companies controlled by Net Element’s Chief Executive Officer, director and controlling shareholder, Mike Zoi) and assisted in evaluating technology-based companies. We believe that Mr. Kozko’s positions with Net Element, as well as his experience serving in leadership roles of Openfilm, qualifies him to serve as President & Director of NEI.

David P. Kelley II, Director.  Mr. Kelley has served as a Cazador Director since August 2010. Mr. Kelley is a partner of Zenith Capital Partners, LLC, a private equity firm located in New York, where he has served since 2006, and a founding partner of Andover Partners Strategic Security Solutions, LLC (AP-S3, LLC), a security and intelligence consulting firm, where he has served since December 2009. From 1985 to 1988, Mr. Kelley was a tax lawyer in the law firm of Brown and Wood located in New York. From 1988 to 1991, Mr. Kelley worked at Merrill Lynch in New York, where he was promoted to a Director of the Global Swap Group. From 1991 to 1994 Mr. Kelley was a Managing Director at UBS Securities in New York, in charge of the U.S. Structured Products Group. From 1994 to 1998, Mr. Kelley was a Managing Director and Head of the Global Structured Products Group at Deutsche Bank Securities in New York. From 1998 to 2006, Mr. Kelley was a Managing Director of Integrated Capital Associates, a private equity firm, located in New York. Mr. Kelley is currently a Director of the Apex-Guotai Junan Greater China Fund, headquartered in Hong Kong. Mr. Kelley graduated from Emory University with a BA degree in 1979. He graduated with a J.D. degree from Temple University School of Law in 1983, and he received an L.L.M. in Taxation from New York University School of Law in 1985. We believe that Mr. Kelley's vast experience as a consultant and member of multiple different oversight bodies, provides him with the necessary skills to be qualified to serve as a NEI Director.

James Caan, Director.  Mr. Caan has been a director of Net Element since January 1, 2011. Mr. Caan also has been the Chairman of Advisory Board of Openfilm since October 12, 2009. Pursuant to Mr. Caan’s advisory agreement with Openfilm, Mr. Zoi and Mr. Kozko are obligated to vote their shares in Net Element in favor of Mr. Caan as a director of Net Element until December 14, 2013. Mr. Caan is an actor and director working in the film and television industries for over 40 years and one of the industry’s most renowned talents, having starred in over 80 films. We believe that Mr. Caan’s position with Openfilm, as well as his tenure working as an actor and director in the film and television industry, qualifies him to serve as a Director on the NEI board.

Kenges Rakishev, Director.  Mr. Rakishev is the Chairman of SAT & Company JSC since November 2008. Since August 2011, he has been a non-executive director and Chairman of SAT & Co Netherlands N.V. and, from September 2011, Mr. Rakishev has been a director of SatFerro Limited. Since December 2010, Mr. Kenges Rakishev has been a Chairman of several companies including: Jinsheng SAT (Tianjin) Commercial and Trading Co., Ltd.; Ulanhot Jinyuanda Heavy Chemical Industry Co.,Ltd; Baicheng Jinsheng Nickel Industry Co.,Ltd.; and, Taonan City Jinsheng Metallurgical Products Co. From October 2004 through the present Mr. Rakishev has served as a Vice- President of the Union of Chambers of Commerce of the Republic of Kazakhstan. Since 2010, Mr. Rakishev has been the Vice-President of The Boxing Association of Republic of Kazakhstan and, since 2011, he has been the Vice-President of Asian Boxing Confederation. On April 23, 2012 Mr. Rakishev was appointed to the Board of Directors of Net Element, Inc. Mr. Rakishev holds B.A.(Law) from the Kazakh State Law Academy and B.A (International Economics) from the Kazakh Economic University. Mr. Rakishev also has AMP Diploma from Oxford University. We believe that Mr. Rakishev's international business leadership and relationships, combined with his extensive knowledge and unique perspectives of global business opportunities, qualifies him to serve as a Director on the NEI board.

Felix Vulis, Director.  Mr. Vulis has been a director of Net Element since December 14, 2011. Mr. Vulis is currently Chief Executive Officer of Eurasian Natural Resources Corporation PLC (“ENRC”) (LSE: ENRC.L), a FTSE 100 company, and has been Chief Executive Officer of ENRC since August 2009. ENRC is a leading diversified natural resources group with integrated mining, processing, energy, logistics and marketing operations. Prior to his appointment as Chief Executive Officer of ENRC, Mr. Vulis was Chief

Operating Officer of ENRC since December 2006. Between 2002 and 2006, Mr. Vulis was First Vice President of Eurasia Industrial Association. Before joining the ENRC group in 2001, Mr. Vulis was President of UNICHEM K, LLC. From 1990 until 1995 he was President and Chief Executive Officer of AGC Group, Inc. We believe that Mr. Vulis’ service as a director of Net Element, as well as his role as Chief Executive Officer of ENRC, provides him with the necessary skills to be qualified to serve as a NEI Director.

Alberto Hernandez, Chief Operating Officer.  Mr. Hernandez is currently the Chief Investment Officer of Arco Capital Management, LLC. Mr. Hernandez is primarily responsible for the origination, structuring, execution and management of investments for ACM’s managed companies. Mr. Hernandez also works closely with other senior management in the development and implementation of strategic initiatives for ACM’s managed companies. Prior to joining ACM in 2007, Mr. Hernandez was a Director in the European Mergers & Acquisition Group of UBS Limited. During his tenure at UBS, he was involved in several multi-billion-dollars cross border transactions. In addition, Mr. Hernandez led several buy-side mandates for major European private equity firms. Prior to UBS, Mr. Hernandez worked for nine years at JPMorgan Chase in various investment banking positions in Asia, Australia, Europe and Latin America. Throughout his career Mr. Hernandez has accumulated extensive expertise in mergers and acquisitions, equity and debt underwriting, corporate work-outs and management of portfolio companies. Mr. Hernandez received a B.S. degree in Finance, Investment and Economics from Babson College.

Jonathan New, Chief Financial Officer.  Mr. New has served as Chief Financial Officer of Net Element since March 10, 2008. From 2001 to 2003, Mr. New was Chief Operating Officer of Ener1, Inc. From 2004 until it was sold in 2006, Mr. New owned and operated Wholesale Salon Furniture Corp.com, which imported and distributed salon equipment. Thereafter, until joining Net Element, Mr. New provided services to public companies on a variety of corporate accounting, reporting and audit related issues. Prior to joining Ener1, Inc. in 2001, Mr. New held controller and chief financial officer positions with companies including Haagen-Dazs, Virtacon (a web development company), RAI Credit Corporation and Prudential of Florida. Mr. New obtained his BS in Accounting from Florida State University and began his career with Accenture. He is a member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants.

Curtis Wolfe, Secretary.  Mr. Wolfe has been a director of Net Element since 2004 except for the period beginning August 31, 2007 and ending December 18, 2007. In addition, since March 29, 2011, Mr. Wolfe has been the Chief Executive Officer and Chairman of LegalGuru LLC, a Florida limited liability company, in which Net Element owns a 70% interest and Mr. Wolfe owns a 30% interest. From 2004 to 2007, Mr. Wolfe served as Chief Operating Officer, Executive Vice President and General Counsel of Ener1 Group, Inc., which, during that period, was the largest shareholder of alternative energy company Ener1, Inc. Prior to his involvement with Ener1 Group, Inc., he was a partner in an international law firm based in Miami where he focused on mergers and acquisitions, start-up company financing, franchising and intellectual property. His experience also includes equity and debt offerings and compliance with reporting requirements for publicly traded companies. From 2007 until he joined Net Element, Mr. Wolfe was the president of a private business consulting company, Lobos Advisors, assisting start-up businesses in defining their business objectives, strategic goals, and expanding business opportunities. Mr. Wolfe is the founder of WCIS Media, LLC, a company that launched whocanisue.com, an online legal portal where he served as an executive officer from 2007 until 2009. Mr. Wolfe served 11 years in the United States Air Force from 1981 to 1992. Mr. Wolfe has a BS in English, Mathematics and Latin American Studies from Weber State University and a JD from the University of Iowa College of Law, where he graduated with distinction. He is also a screenwriter and author.

Richard Lappenbusch, Executive Vice President & Chief Strategy Officer.  Mr. Lappenbusch has been Executive Vice President and Chief Strategy Officer of Net Element since June 6, 2012. From February 15, 2011 until June 6, 2012, Mr. Lappenbusch was President and Chief Operating Officer of Net Element, Inc. Prior to joining Net Element, Mr. Lappenbusch was Founder and Managing Partner of Novus Ordo LLC, a professional media and technology consulting company from July 2009 until February 2011. From 1993 to 2009, Mr. Lappenbusch held various positions with Microsoft and its affiliated companies, including Director of Global Foundation Services, managing the business and service units of a cloud computing services group; Director of Entertainment & Devices, responsible for analysis of business interests relating to video-on-demand, advertising and subscription services business models; and Director of Strategic

Planning of Windows, managing strategic planning of the Windows Client Operating System. From 1999 to 2000, Mr. Lappenbusch was Director of Monitoring, Reporting and Analysis at MSN, where he was responsible for product development focusing on global Internet user monitoring and reporting services. From 1996 to 1999, Mr. Lappenbusch was Director of Operations at MSNBC Interactive News, LLC, a joint venture of GE’s NBC business unit and Microsoft, where he was instrumental in building the Internet operations unit for news production and distribution. From 1993 to 1995, Mr. Lappenbusch was Lead Program Manager at Microsoft Research, responsible for designing and developing interactive television post-production facilities and services. Mr. Lappenbusch received a MPS from New York University’s Tisch School of the Arts in Interactive Telecommunications (ITP), and a BS from the University of Redlands in Business Administration.

Ivan Onuchin, Chief Technology Officer.  Mr. Onuchin joined Net Element on November 1, 2010 and was appointed Chief Technology Officer of Net Element and its subsidiaries on December 14, 2010. From December 2008 through October 2010, Mr. Onuchin was employed with EdgeTech, Inc., an underwater imaging company, as a software engineer responsible for the creation of architecture and software development for a new generation of products for managing advanced underwater sonar imaging systems. From September 2005 until December 2008, Mr. Onuchin was Chief Technology Officer of Helpful Technologies, Inc. and its subsidiaries, a Florida-based software development company providing products that simplify access and navigation to the Internet. Mr. Onuchin’s responsibilities for Helpful Technologies, Inc. included development of break-through technologies allowing users to navigate on the Internet without launching a browser. From February 2004 through June 2005, Mr. Onuchin was the Chief Technology Officer of Splinex Technology, Inc., a predecessor of Net Element, which was involved in the development of advanced technologies in the three-dimensional computer graphics industry. Throughout his career, Mr. Onuchin was responsible for the creation of proprietary intellectual property portfolios and managed local and outsourced teams of software developers. Mr. Onuchin has a post-graduate degree from the Russian Academy of Science, where he has also taught classes in advanced mathematics. Mr. Onuchin has also taught at Ural State Technical University and Ural State University.

Director Independence

The NASDAQ Capital Market requires that a majority of the NEI board be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

We except that, except for Messrs. Zoi, Piovanetti and Kozko, each of NEI’s directors will be independent directors as such term is defined in Rule 10A-3 of the Exchange Act and the rules of The NASDAQ Capital Market. NEI’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to NEI than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of NEI’s independent and disinterested directors.

Committees of the NEI Board

The members of the committees of the NEI board will not be appointed until the NEI board is fully constituted and holds its initial meeting following consummation of the business combination. At that time, the NEI board will make determinations with respect to each committee member’s independence in accordance with the standards of The NASDAQ Capital Market and SEC rules and regulations.

Following the business combination, NEI intends to post the committee charters on its website at www.netelement.com.

Audit Committee

The audit committee will be at all times composed of independent directors who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including NEI’s balance sheet, income statement and cash flow statement. In addition, the committee will have at least one member who qualifies as an “audit committee financial expert” as defined in rules and regulations of the SEC. The NEI board will also make determinations regarding the financial literacy and financial expertise of each member of the audit committee in accordance with the standards of The NASDAQ Capital Market and SEC Rule 10A-3.

The principal duties and responsibilities of NEI’s audit committee will be to engage NEI’s independent auditors, oversee the quality and integrity of NEI’s financial reporting and the audit of NEI’s financial statements by its independent auditors and in fulfilling its obligations, NEI’s audit committee will review with NEI’s management and independent auditors the scope and result of the annual audit, the auditors’ independence and NEI’s accounting policies.

The audit committee will be required to report regularly to the NEI board to discuss any issues that arise with respect to the quality or integrity of NEI’s financial statements, its compliance with legal or regulatory requirements, the performance and independence of NEI’s independent auditors, or the performance of the internal audit function.

Compensation Committee

The compensation committee will be at all times composed of exclusively independent directors. Among other functions, the compensation committee will oversee the compensation of NEI’s chairman, its president, its chief executive officer and other executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites, and administer any such plans or programs as required by the terms thereof.

Compensation Committee Interlocks and Insider Participation

NEI will identify which members of the NEI board will serve on the compensation committee. Moreover, NEI will disclose which, if any, members of the compensation committee have had any relationships with NEI of the type required to be disclosed by Item 404 of Regulation S-K of the SEC rules and regulations. During the last completed fiscal year, none of the individuals who is expected to serve as an executive officer of NEI following the business combination served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who is expected to serve as a member of the NEI board, or as a member of the NEI compensation committee, immediately following the business combination.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be at all times composed of independent directors. The principal duties and responsibilities of NEI’s nominating and corporate governance committee will be to identify qualified individuals to become members of the NEI board, recommend to the NEI board individuals to be designated as nominees for election as directors at the annual meetings of shareholders, and develop and recommend corporate governance guidelines to the NEI board.

Code of Conduct and Ethics

Following the business combination, NEI intends to post its code of ethics and to post any amendments to or any waivers from a provision of its code of ethics on its website at www.netelement.com. NEI also intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Form 8-K.

Executive Officer and Director Compensation

In connection with the business combination, it is currently anticipated that NEI will be offering new employment agreements to certain of its executive officers. The terms of these agreements will be disclosed after such agreements are finalized.

Expected Compensation Policies

NEI has not yet developed a comprehensive executive officer and director compensation program and philosophy with respect to the executive officers and directors who will manage NEI after consummation of the business combination. NEI expects that such a program and philosophy will be developed after the completion of the business combination, but will be substantially as described below.

Executive Compensation

NEI will seek to provide total compensation packages that are competitive, tailored to the unique characteristics and needs of NEI within its industry, and that will adequately reward its executives for their roles in creating value for NEI’s shareholders. NEI intends to be competitive in its executive compensation with other similarly situated companies in its industry following completion of the business combination. The compensation decisions regarding NEI’s executives will be based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above NEI’s expectations.

NEI anticipates that its executives’ compensation will consist of three primary components: salary, incentive bonus and stock-based awards issued under an incentive plan. NEI anticipates determining the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, NEI’s performance and other information deemed relevant and timely.

Compensation Arrangements for Directors

Upon consummation of the business combination, non-employee directors of NEI will receive varying levels of compensation for their services as directors based on their eligibility as members of NEI’s audit, compensation and nominating and corporate governance committees. NEI anticipates determining director compensation in accordance with industry practice and standards.

Compensation Committee Information

The NEI board will establish a compensation committee that, among other duties, will be to review and approve compensation paid to NEI’s executive officers and directors and to administer an incentive plan. The compensation committee will be composed of three members of the NEI board, all of whom will be independent under the NASDAQ rules, and a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Exchange Act.

The compensation committee will be charged with performing an annual review of NEI’s executive officers’ cash compensation, bonus and equity holdings to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by the compensation committee, NEI may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Compensation of the NEI Board and Executive Officers

The executive and director compensation will be determined by the NEI board, following consummation of the business combination. Any compensation to be paid to NEI executive officers will be determined, or recommended to the NEI board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the NEI board.

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The unaudited pro forma consolidated combined balance sheets as of March 31, 2012 combines the historical consolidated balance sheets of Cazador and Net Element giving effect to the business combination as if it had occurred on March 31, 2012. The unaudited pro forma consolidated combined statements of operations for the fiscal year ended December 31, 2011 and for the three months ended March 31, 2012 combine the historical consolidated statements of operations of Cazador and Net Element giving effect to the business combination as if it had occurred on January 1, 2011.

The historical financial information of Cazador and Net Element has been adjusted in the unaudited pro forma consolidated combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma consolidated combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes of Cazador and Net Element for the applicable periods:

•	The audited financial statements of Cazador as of December 31, 2011 and 2010, and for the year ended year ended December 31, 2011 and the period from April 20, 2010 (inception) to December 31, 2011 and December 31, 2010 and the related notes appearing elsewhere in this joint proxy statement/prospectus;
•	The unaudited financial statements of Cazador as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 and the period from April 20, 2010 (inception) to March 31, 2012 and the related notes appearing elsewhere in this joint proxy statement/prospectus;
•	The audited financial statements of Net Element as of December 31, 2011 and December 31, 2010 and the twelve and nine months ended December 31, 2011 and December 31, 2010, respectively, and the related notes appearing elsewhere in this joint proxy statement/prospectus; and
•	The unaudited financial statements of Net Element as of March 31, 2012 and for the three months ended March 31, 2012 and 2011 and the related notes appearing elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma consolidated combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated. In addition, the unaudited pro forma consolidated combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma consolidated combined financial information has been prepared in accordance with the applicable guidance for business combinations under existing GAAP standards (i.e., ASC 805-10), which are subject to change and interpretation. As explained in more detail in the accompanying notes to the unaudited pro forma consolidated combined financial statements, the merger will be accounted for as a reverse recapitalization, whereby Net Element will be the continuing entity for financial reporting purposes and will be deemed, for accounting purposes, to be the acquiror of Cazador. Following the closing of the merger, (i) the current shareholders of Net Element will hold a majority of the issued and outstanding shares of NEI Common Stock, on a fully diluted basis, and, therefore, will have voting control of NEI; (ii) the senior management of Net Element will be the majority of the senior management of NEI; (iii) the majority of the NEI board will be appointed by Net Element; and (iv) Net Element’s operations will become the core business of the combined entity following completion of the merger.

Therefore, in accordance with the applicable accounting guidance for a reverse capitalization, since Cazador is not determined to be the acquiror for accounting purposes, the accounting for the merger contemplated by the merger agreement will be similar to that of a capital infusion, as the only significant pre-merger assets of Cazador are cash and cash equivalents, which are already recognized by Cazador at fair value. No intangible assets or goodwill will be recognized as a result of the accounting for the merger.

Net Element will record the shares of NEI Common Stock issued in exchange for shares of Net Element Common Stock based on the value of the assets and liabilities of Cazador as of the closing date of the merger.

The unaudited pro forma consolidated financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined companies may achieve as a result of the business combination or the costs to combine the operations of Cazador and Net Element or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The pro forma data and related notes, which should be read in their entirety, have been prepared using two different assumptions: (i) that none of the holders of Cazador Ordinary Shares exercise their redemption rights under the Cazador Cayman Charter and (ii) that holders of 2,258,370, or approximately 49.09% of, Public Cazador Ordinary Shares exercise their redemption rights, which is the estimated maximum number of Public Cazador Ordinary Shares that may be redeemed whereby Cazador will continue have at least $23.5 million of cash held in the trust account (after giving effect to payment of all holders of Public Cazador Ordinary Shares who exercise their redemption right but excluding payments to be made for transaction fees and related expenses and pay-off of related party debt), which is a condition to close the merger.

Unaudited Pro Forma Consolidated Combined Balance Sheets as of March 31, 2012

	Historical		Assuming no redemptions			Assuming minimum funds remaining
(in USD)	Net Element as of March 31, 2012	Cazador as of March 31, 2012	Adjustments		Pro forma Combined	Adjustments		Pro forma Combined
ASSETS
Current assets
Cash	$635,145	$10,298	$—		$645,443	$—		$645,443
Restricted cash held in trust	—	46,165,000	(4,540,563	)(a)	41,624,437	(27,205,563	)(a)	18,959,437
Deposits	52,129	—	—		52,129	—		52,129
Contract receivable, net	5,939	—	—		5,939	—		5,939
Prepaid expenses and other assets	264,640	—	—		264,640	—		264,640
Total current assets	957,853	46,175,298	(4,540,563)		42,592,588	(27,205,563)		19,927,588
Fixed assets
Furniture and equipment	211,427	—	—		211,427	—		211,427
Computers	228,363	—	—		228,363	—		228,363
Leasehold improvements	19,955	—	—		19,955	—		19,955
Less: accumulated depreciation	(235,004)	—	—		(235,004)	—		(235,004)
Total fixed assets (net)	224,741	—	—		224,741	—		224,741
Other assets
Capitalized website development and intangible assets (net)	735,043	—	—		735,043	—		735,043
Goodwill	422,223	—	—		422,223	—		422,223
Total other assets	1,157,266	—	—		1,157,266	—		1,157,266
Total assets	$2,339,860	$46,175,298	$(4,540,563)		$43,974,595	$(27,205,563)		$21,309,595
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	399,236	304,439	—		703,675	—		703,675
Note due to related party	—	6,527	(6,527	)(b)	—	(6,527	)(b)	—
Due to related parties (current portion)	1,722,141	321,339	(2,043,480	)(b)	—	(2,043,480	)(b)	—
Accrued expenses	908,422	—	—		908,422	—		908,422
Total current liabilities	3,029,799	632,305	(2,050,007)		1,612,097	(2,050,007)		1,612,097
Long term liabilities
Due to related parties (non-current portion)	3,805,502	—	(3,805,502	)(c)	—	(3,805,502	)(c)	—
Total long term liabilities	3,805,502	—	(3,805,502)		—	(3,805,502)		—
Total liabilities	6,835,301	632,305	(5,855,509)		1,612,097	(5,855,509)		1,612,097
Ordinary shares, subject to possible repurchase, 2,295,400 shares stated at repurchase price of $10.036	—	23,036,634	(23,036,634	)(d)	—	(23,036,634	)(d)	—
STOCKHOLDERS' EQUITY (DEFICIT)
Stockholders' equity (deficit)	(4,380,931)	22,506,359	24,351,580	(e)	42,477,008	1,686,580	(e)	19,812,008
Noncontrolling interest	(114,510)	—	—		(114,510)	—		(114,510)
Total stockholders' equity (deficit)	(4,495,441)	22,506,359	24,351,580		42,362,498	1,686,580		19,697,498
Total liabilities and stockholders' equity	$2,339,860	$46,175,298	$(4,540,563)		$43,974,595	$(27,205,563)		$21,309,595

The accompanying notes are an integral part of these unaudited pro forma consolidated combined financial statements.

Unaudited Pro Forma Consolidated Combined Statements of Operations
for the Three Months Ended March 31, 2012

	Historical		Assuming no redemptions				Assuming minimum funds remaining
(in USD)	Net Element for the three months ended March 31, 2012	Cazador for the three months ended March 31, 2012	Adjustments		Pro forma Combined		Adjustments		Pro forma Combined
Net Revenues	$74,810	$—	$—		$74,810		$—		$74,810
Operating Expenses
Cost of revenues	100,585	—	—		100,585		—		100,585
Formation and operating costs	—	196,495	—		196,495		—		196,495
Business development	185,519	—	—		185,519		—		185,519
General and administrative	1,641,516	—	—		1,641,516		—		1,641,516
Product development	50,711	—	—		50,711		—		50,711
Depreciation and amortization	68,663	—	—		68,663		—		68,663
Total operating expenses	2,046,994	196,495	—		2,243,489		—		2,243,489
Loss from operations	(1,972,184)	(196,495)	—		(2,168,679)		—		(2,168,679)
Non-operating expense
Interest income (expense)	(72,674)	6,292	—		(66,382	)(a)	—		(66,382	)(a)
Other income (expense)	(411,225)	—	—		(411,225)		—		(411,225)
Loss before income tax provision	(2,456,083)	(190,203)	—		(2,646,286)		—		(2,646,286)
Income tax provision	—	—	—		—		—		—
Net loss from operations	(2,456,083)	(190,203)	—		(2,646,286)		—		(2,646,286)
Net loss attributable to the noncontrolling interest	72,088	—	—		72,088		—		72,088
Net loss	(2,383,995)	(190,203)	—		(2,574,198)		—		(2,574,198)
Other comprehensive income
Foreign currency translation gain	100	—	—		100		—		100
Comprehensive loss	$(2,383,895)	$(190,203)	$—		$(2,574,098)		$—		$(2,574,098)
Net loss per share - basic and diluted	$(0.00)	$(0.03)			$(0.09)				$(0.09)
Weighted average number of common shares outstanding - basic and diluted	752,792,562	5,750,000	(728,718,300	)(b)	29,824,262		(730,976,670	)(c)	27,565,892

The accompanying notes are an integral part of these unaudited pro forma consolidated combined financial statements.

Unaudited Pro Forma Consolidated Combined Statements of Operations
for the Year Ended December 31, 2011

	Historical		Assuming no redemptions				Assuming minimum funds remaining
(in USD)	Net Element for the year ended December 31, 2011	Cazador for the year ended December 31, 2011	Adjustments		Pro forma Combined		Adjustments		Pro forma Combined
Net Revenues	$183,179	$—	$—		$183,179		$—		$183,179
Operating Expenses
Cost of revenues	596,389	—	—		596,389		—		596,389
Formation and operating costs	—	715,827	—		715,827		—		715,827
Business development	385,714	—	—		385,714		—		385,714
General and administrative	23,831,750	—	—		23,831,750		—		23,831,750
Product development	113,159	—	—		113,159		—		113,159
Depreciation and amortization	311,939	—	—		311,939		—		311,939
Total operating expenses	25,238,951	715,827	—		25,954,778		—		25,954,778
Loss from operations	(25,055,772)	(715,827)	—		(25,771,599)		—		(25,771,599)
Non-operating expense
Interest income (expense)	(171,319)	38,338	—		(132,981	)(a)	—		(132,981	)(a)
Other income (expense)	(45,942)	—	—		(45,942)		—		(45,942)
Loss before income tax provision	(25,273,033)	(677,489)	—		(25,950,522)		—		(25,950,522)
Income tax provision	—	—	—		—		—		—
Net loss from operations	(25,273,033)	(677,489)	—		(25,950,522)		—		(25,950,522)
Net loss attributable to the noncontrolling interest	419,933	—	—		419,933		—		419,933
Net loss	(24,853,100)	(677,489)	—		(25,530,589)		—		(25,530,589)
Other comprehensive income
Foreign currency translation gain	(124)	—	—		(124)		—		(124)
Comprehensive loss	$(24,853,224)	$(677,489)	$—		$(25,530,713)		$—		$(25,530,713)
Net loss per share - basic and diluted	$(0.03)	$(0.12)			$(0.88)				$(0.95)
Weighted average number of common shares outstanding - basic and diluted	723,012,194	5,750,000	(699,682,441	)(b)	29,079,753		(701,940,811	)(c)	26,821,383

The accompanying notes are an integral part of these unaudited pro forma consolidated combined financial statements.

Notes to the Unaudited Pro Forma Consolidated Combined Financial Statements

Note 1: Description of the business combination

Cazador Acquisition Corporation, Ltd. (“Cazador”) and Net Element, Inc. (“Net Element”) have entered into the merger agreement pursuant to which Net Element will merge with and into Cazador, with Cazador as the surviving entity, under the name of Net Element International, Inc. (“NEI”). As a result of the transaction contemplated by the merger agreement, former Net Element’s shareholders will own shares of NEI Common Stock, which will apply to be listed for trading on The NASDAQ Stock Market.

As a condition to the closing of the transaction, Cazador will need to change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication. On the effective date of the Cazador domestication, each Cazador Ordinary Share that is issued and outstanding will automatically convert by operation of law into one share of NEI Common Stock. Similarly, outstanding options, warrants and other rights to acquire Cazador Ordinary Shares will become options, warrants or rights to acquire the corresponding shares of NEI Common Stock. No other changes will be made to the terms of any outstanding options, warrants and other rights to acquire Cazador Ordinary Shares as a result of the Cazador domestication.

Pursuant to the terms of the merger agreement, upon completion of the merger, each share of then-issued and outstanding Net Element Common Stock (other than Net Element excluded shares, which will be cancelled upon effectiveness of the merger) will be automatically cancelled and converted into the right to receive the number of shares of NEI Common Stock equal to the Exchange Ratio. The Exchange Ratio is 0.025 shares of NEI Common Stock per share of Net Element Common Stock, which reflects a 90% premium over the last reported sale price of the Net Element Common Stock on the OTCQB electronic quotation system of $0.13 per share on July 13, 2012. The Exchange Ratio is subject to adjustment to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, although no such events are currently contemplated. However, the Exchange Ratio will not be adjusted to reflect any changes in the market prices of Cazador Ordinary Shares, NEI Common Stock or Net Element Common Stock. Notwithstanding the foregoing, to the extent a holder of Net Element Common Stock would receive fewer than 100 shares of NEI Common Stock as a result of the Exchange Ratio, Cazador shall have the right, exercisable in Cazador’s sole and absolute discretion, to issue to any such holder an additional number of shares of NEI Common Stock so that such holder receives, in the aggregate, 100 shares of NEI Common Stock in connection with the merger.

Note 2: Basis of presentation

Both Net Element and Cazador prepare their financial statements in accordance with US GAAP. In determining the accounting treatment of the transactions contemplated by the merger agreement, the respective management of Cazador and Net Element has evaluated all the criteria set forth in Accounting Concept Statement Topic 805 – 10, “Business Combinations — Overall” (“ASC 805 – 10”), which essentially provides that in identifying the acquiring entity in a combination effected through an transfer of additional assets and exchange of equity interest, all pertinent facts and circumstances must be considered, including the relative voting rights of the shareholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of additional assets and equity securities in the business combination, including payment of any premium. There is no hierarchical guidance on determining the acquiror in a transaction effected through an exchange of equity interests.

Notes to the Unaudited Pro Forma Consolidated Combined Financial Statements

Note 2: Basis of presentation  – (continued)

The respective management of Net Element and Cazador have concluded that Cazador is not the accounting acquiror based on their evaluation of the following facts and circumstances of the merger.

•	Net Element is the larger of the two entities and is the only operating company of the combining companies;
•	six out of eight of the members of the NEI board following the completion of the merger will be appointed by Net Element. Five of these directors are currently members of the board of directors of Net Element;
•	the current senior management of Net Element will continue to retain the majority of the senior management of NEI following completion of the merger;
•	following completion of the business combination, the current holders of Net Element Common Stock will hold a majority of the issued and outstanding shares of NEI Common Stock, on a fully diluted basis, and, therefore, will have voting control of NEI; and
•	Cazador is a blank check special purpose acquisition company formed for the sole purpose of effecting a business combination. Therefore, Cazador is considered a shell company with no operations, and, therefore, will essentially continue with Net Element’s operations as its core business following completion of the business combination.

Based on the above facts, the respective management of Net Element and Cazador believe that Cazador is not considered as the accounting acquiror, and therefore, the merger contemplated by the merger agreement will be accounted for as a reverse recapitalization. The accounting of the merger will be similar to that of a capital infusion, as the only significant pre-merger assets of Cazador consist of cash and cash equivalents. No intangible assets or goodwill will be recognized as a result of the merger; accordingly, Net Element will record the shares of NEI Common Stock issued in exchange for shares of Net Element Common Stock based on the carrying value of the assets and liabilities received as of the closing date of the merger.

Notes to the Unaudited Pro Forma Consolidated Combined Financial Statements

Note 3: Notes to unaudited pro forma consolidated combined balance sheets

The unaudited pro forma consolidated combined balance sheets include the following adjustments:

(in USD)	Assuming no redemptions	Assuming minimum funds remaining
(a) Payment of estimated transaction fees(1)	$(2,000,000)	$(2,000,000)
Redemption of dissenting shares(2)	—	(22,665,000)
Payoff of due to related party debt(3)	(2,490,497)	(2,490,497)
Settlement of foregone salary to employees(4)	(50,066)	(50,066)
Total adjustment to restricted cash held in trust	$(4,540,563)	$(27,205,563)
(b) Payoff of due to related party debt – current portion(3)	$(2,050,007)	$(2,050,007)
Total adjustment to current liabilities	$(2,050,007)	$(2,050,007)
(c) Payoff of due to related party debt – long term portion(3)	$(205,502)	$(205,502)
Conversion of note due to related party to common stock(5)	(3,600,000)	(3,600,000)
Total adjustment to long term liabilities	$(3,805,502)	$(3,805,502)
(d) Redemption of dissenting shares(2)	—	(22,665,000)
Reclassification of ordinary shares subject to redemption to stockholders’ equity(2)	(23,036,634)	(371,634)
Total adjustments to Ordinary Shares subject to redemption	$(23,036,634)	$(23,036,634)
(e) Reclassification of ordinary shares subject to redemption to stockholders’ equity(2)	$23,036,634	$371,634
Payment of estimated transaction fees(1)	(2,000,000)	(2,000,000)
Settlement of foregone salary to employees(4)	(50,066)	(50,066)
Conversion of note due to related party to common stock(5)	3,600,000	3,600,000
Redemption of Net Element’s outstanding warrants and options(6)	793,447	793,447
Compensation expense resulting from the redemption of Net Element’s outstanding warrants and options effect on accumulated deficit(6)	(793,447)	(793,447)
Payoff of due to related party debt – resulting additional Interest Expense(3)	(234,988)	(234,988)
Total adjustments to Stockholders' Equity	$24,351,580	$1,686,580

(1)	Represents payment of estimated legal, advisory and other fees associated with the business combination transaction.
(2)	Represents (i) the reclassification of the balance in ordinary shares subject to redemption to shareholders’ equity, assuming that none of the holders of Public Shares elect to redeem their shares; and (ii) the estimated payment to holders of Public Shares who elect to redeem their Public Shares and receive a cash payment, assuming 2,258,370 Public Shares, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition. These shares shall be redeemed at a price of $10.036 per share calculated as shown below.

Net proceeds placed in trust	$46,165,000
Add: Cumulative interest income	58,713
Less: Maximum allowable formation and operating costs	(58,713)
Total funds attributable to common shareholders	$46,165,000
Public shares outstanding	4,600,000
Estimated redemption value per share	$10.036

Notes to the Unaudited Pro Forma Consolidated Combined Financial Statements

Note 3: Notes to unaudited pro forma consolidated combined balance sheets  – (continued)

(3)	Represents the repayment of a portion of the notes and payables of the Net Element and its subsidiaries owed to Mike Zoi or any of his affiliates (including all accrued and unpaid interest thereon through June 11, 2012 and on all convertible notes and payables), as per the provisions of the Merger Agreement. The remaining amount due to Mike Zoi or any of his affiliates will be converted to common stocks of Net Element upon the merger.
(4)	Represents amount of salary foregone by employees for options granted in lieu, which have a strike price of $0.25 or greater.
(5)	Represents the portion of the due to related party debt that shall be converted into shares of Net Element, at a conversion price of $0.11 per share, immediately before the merger, pursuant to the subscription agreements entered into by Net Element and Mike Zoi. As per the Merger Agreement, the Net Element shall take all such action as is necessary to cause all convertible securities to vest in full and to convert into shares of Net Element’s Common Stock.
(6)	Represents the increase in stockholders’ equity for the redemption of Net Element’s outstanding warrants and options. The Company is also reflecting a corresponding decrease in stockholders’ equity for the resulting compensation expense in connection with the redemption of such warrants and options for the unamortized portion outstanding at March 31, 2012. Accordingly, the net impact in NEI’s stockholders’ equity for the redemption of the outstanding warrants and options is zero.

Note 4: Notes to unaudited pro forma consolidated combined statements of operations

The unaudited pro forma consolidated combined statements of operations include the following adjustments:

(a)	Upon consummation of the transaction, NEI will no longer incur interest expense with respect to some of the outstanding due to related party notes. Management did not eliminate the related interest expense in the unaudited pro forma consolidated combined statements of operations, given that NEI has agreed to pay-off the outstanding due to related party notes, including the accrued interest as of the date of the transaction.
(b)	Represents the conversion of each of Net Element’s common stock into a fixed number of shares of NEI’s common stock. Pursuant to the merger agreement, Net Element’s shares shall be converted into NEI’s common stock using an exchange ratio of 0.025 per share. In addition, management has assumed that the outstanding warrants and options were exercised on a cashless basis into 210,177,910 common stock of Net Element at January 1, 2011 (which shall be converted into 5,254,448 shares of NEI’s common stock). For purposes of the pro forma condensed combined financial statements, management has assumed that such conversions took place on January 1, 2011.
(c)	In addition to the adjustments discussed in the previous footnote (b), this adjustment also reflects the impact in the net loss per share as a result of the redemption of the dissenting shares. Management has prepared these pro forma condensed combined financial statements, under the assumption that 2,258,370 Public Shares will be redeemed, which is the estimated maximum number of Public Shares that may be redeemed without requiring a waiver of the minimum funds closing condition.

DESCRIPTION OF NEI SECURITIES

The following description of the NEI capital stock (common and preferred) reflects Cazador’s capital stock as it will exist upon completion of the Cazador domestication and as of the effective time of the merger. The NEI capital stock will be governed by NEI’s amended and restated certificate of incorporation and bylaws and by the DGCL. This description is a summary and is not complete. We urge you to read in their entirety (1) NEI’s amended and restated certificate of incorporation, which will be in effect as of the effective time of the merger and a form of which is included as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference; (2) NEI’s amended and restated bylaws, which will be in effect as of the effective time of the merger and a form of which is included as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference and (3) the applicable provisions of the DGCL, which are included as Annex H to this joint proxy statement/prospectus and is incorporated herein by reference. The following summary should be read in conjunction with the section entitled “Comparison of Shareholder Rights” beginning on page 184.

General

Cazador is a recently organized blank check company incorporated as a Cayman Islands exempted company. Pursuant to the Cazador domestication, Cazador proposes to change its jurisdiction of incorporation by discontinuing from the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware, at which time Cazador will change its name, in connection with the effectiveness of the merger, to “Net Element International, Inc.”

Authorized Capital Stock

Until the Cazador domestication is effective, Cazador will not have any Delaware capital stock and will not exist as a Delaware entity. Upon effectiveness of the Cazador domestication, NEI’s authorized capital stock will consist of      shares of common stock, par value $0.0001 per share, and shares of preferred stock, par value $0.01 per share. The amount of authorized capital stock of NEI will be the same as the authorized share capital of Cazador Cayman upon Cazador domestication.

Common Stock

As of            , 2012, Cazador had      Cazador Ordinary Shares outstanding, of which were     Public Cazador Ordinary Shares. Upon effectiveness of the Cazador domestication, each Cazador Ordinary Share will automatically convert by operation of law into one share of NEI Common Stock.

Each shareholder of NEI Common Stock will be entitled to a pro rata share of cash distributions made to NEI shareholders, including dividend payments. The holders of NEI Common Stock will be entitled to one vote for each share of record on all matters to be voted on by NEI shareholders. There will be no cumulative voting with respect to the election of NEI directors or any other matter. Therefore, the holders of more than 50% of the shares of NEI Common Stock voted for the election of NEI’s directors can elect all of the NEI directors. The holders of shares of NEI Common Stock will be entitled to receive dividends when, as and if declared by the NEI board from funds legally available therefore. Cash dividends will be at the sole discretion of the NEI board. In the event of NEI’s liquidation, dissolution or winding up, the holders of NEI Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of NEI’s liabilities and after provision has been made for each class of stock, if any, having any preference in relation to the NEI Common Stock. Holders of shares of NEI Common Stock will have no conversion, preemptive or other subscription rights, and there will be no redemption provisions applicable to the NEI Common Stock.

Following consummation of the merger, the Sponsor (including its beneficial owners) will own 1,150,000 shares of NEI Common Stock. Such shares will not be transferable or saleable by the Sponsor (except to permitted transferees) until (i) with respect to 50% of such shares, when the per share closing price of NEI Common Stock exceeds $11.50 for any 20 trading days within a 30-trading day period following the consummation of the merger; and (ii) with respect to 50% of such shares, when the per share closing price of NEI Common Stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the merger. The shares of NEI Common Stock owned by the Sponsor will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent, while they are subject to the foregoing transfer restrictions. Notwithstanding the foregoing, all shares of NEI Common Stock owned by the Sponsor will be released from escrow and freely tradable or saleable upon the earlier of (i) the first anniversary of the closing of the merger and (ii) the first transaction following the merger which results in holders of NEI Common Stock having the right to exchange their shares for cash or other securities.

Preferred Stock

No shares of preferred stock of NEI will be issued or outstanding immediately following the completion of the business combination. The NEI board will be authorized to determine the number of series into which the preferred stock may be divided, to determine the designations, powers, preferences, voting and other rights of each series. No series of preferred stock have been designated by the NEI board.

The NEI board may designate a series of preferred stock by filing a certificate of designation under the DGCL to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the NEI shareholders. Any shares of preferred stock so issued are likely to have priority over the NEI Common Stock with respect to dividend or liquidation rights.

The existence of authorized but unissued shares of preferred stock may enable the NEI board to render more difficult or to discourage an attempt to obtain control of NEI by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the NEI board were to determine that a takeover proposal is not in the best interests of the NEI shareholders, the NEI board could cause shares of preferred stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, NEI’s amended and restated certificate of incorporation grants the NEI board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of NEI Common Stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of NEI. The NEI board does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Outstanding Warrants

Cazador Cayman has outstanding warrants representing the right to acquire an aggregate of up to 4.6 million Cazador Ordinary Shares. Upon effectiveness of the Cazador domestication, all outstanding warrants to acquire 4.6 million Cazador Ordinary Shares will become warrants to acquire the same number of shares of NEI Common Stock at the same price and for on same terms. No other changes will be made to the terms of any outstanding warrants as a result of the Cazador domestication.

Following consummation of the merger, the Sponsor (including its beneficial owners and permitted transferees) will own 4.34 million warrants to purchase 4.34 million shares of NEI Common Stock. The Sponsor’s warrants will be identical to the other outstanding warrants to purchase NEI Common Stock, except that the Sponsor’s warrants (i) will be non-redeemable, so long as they are held by any of the Sponsor or its permitted transferees (ii) will be exercisable on a cashless basis at the election of the holder, so long as they are held by any of the Sponsor or its permitted transferees, rather than at NEI’s sole discretion and (iii) will not be transferable or saleable by the Sponsor (except to permitted transferees) until six months after the consummation of the merger. The Sponsor’s warrants will not be exercisable and will be held in an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent, while they are subject to the foregoing transfer restrictions.

Anti-Takeover Effects of Delaware Law and Provisions of NEI’s Amended and Restated Certificate of Incorporation

NEI is subject to the provisions of Section 203 of the DGCL (the “Delaware anti-takeover law”). Under the Delaware anti-takeover law, certain “business combinations” are prohibited between a Delaware corporation, the stock of which is generally publicly traded or held of record by more than 2,000 shareholders, and an “interested shareholder” of such corporation for a three-year period following the date that such shareholder became an interested shareholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by the Delaware anti-takeover law (NEI has not made such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested shareholder; (iii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested shareholder, transactions with an interested shareholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested shareholder’s percentage ownership of stock. The term “interested shareholder” is defined generally as those shareholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock. These statutory provisions could delay or frustrate the removal of incumbent NEI directors or a change in control of NEI. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of NEI shareholders.

NEI’s amended and restated certificate of incorporation grants the NEI board the authority, without any further vote or action by NEI shareholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce NEI’s attractiveness as a target for an unsolicited takeover bid, since NEI could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the shares of NEI Common Stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of NEI Common Stock. The NEI board does not at present intend to seek shareholder approval prior to any issuance of currently authorized preferred stock, unless otherwise required by law.

Transfer Agent

The transfer agent for NEI Common Stock will be Continental Stock Transfer & Trust Company, which is located at 17 Battery Place, 8th Floor, New York, New York 10004.

Registration Rights

Following consummation of the merger, the Sponsor (including its beneficial owners and permitted transferees) will own 1,150,000 shares of NEI Common Stock and 4.34 million warrants to purchase 4.34 million shares of NEI Common Stock. The Sponsor, its beneficial owners and permitted transferees will be entitled to registration rights with respect to their shares of NEI Common Stock and warrants to purchase shares of NEI Common Stock pursuant to an agreement signed prior to the effective date of Cazador’s initial public offering. Cazador’s Sponsor or, in the case of a permitted transfer, the majority of the permitted transferees, will be entitled to an aggregate of four demands that NEI register their securities. These parties can elect to exercise these rights with respect to shares of NEI Common Stock, warrants and any units purchased in Cazador’s initial public offering or the secondary market (including shares of NEI Common Stock and warrants comprising any of the units and the shares of NEI Common Stock underlying any of the warrants) after the consummation of the merger, provided that they may not offer or sell any of the related securities under that registration statement until, at the earliest, those securities are released from escrow, under the terms of the escrow agreement, and provided, further, that the estimated market value of the securities to be registered is at least $500,000 in the aggregate. Shares of NEI Common Stock and warrants that were purchased by the Sponsor in Cazador’s initial public offering and their permitted transferees also have certain “piggy-back” registration rights with respect to registration statements filed pursuant to such agreement. In general, NEI will bear the expenses incurred in connection with the filing of any such registration statements, other than underwriting commissions which will be paid for by the holders themselves.

COMPARISON OF SHAREHOLDER RIGHTS

	Cazador Cayman	Net Element	NEI
Authorized Capital	The authorized share capital of Cazador Cayman is US$10,000 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each, of which were issued and outstanding as of , 2012, and 1,000,000 preferred shares of a par value of US$0.0001 each, of which were issued and outstanding as of , 2012.	Net Element is authorized to issue 2,500,000,000 shares of Net Element Common Stock, par value $0.001 per share, of which shares were issued and outstanding as of , 2012, and 100,000,000 shares of preferred stock, par value $0.001 per share (or the Net Element preferred stock). Net Element’s certificate of incorporation, as amended, grants the Net Element board the authority, without approval of the holders of Net Element Common Stock or the holders of Net Element preferred stock, or any series thereof, and subject to any limitations prescribed by the DGCL, to issue shares of Net Element preferred stock in one or more series, and, by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).	NEI is authorized to issue a total of shares consisting of shares of common stock, with a par value of $0.0001 per share, and shares of preferred stock, with a par value of $0.01 per share. The NEI Certificate of Incorporation (“COI”) grants the NEI board the authority, without approval of the holders of Common Stock or preferred stock, and subject to any limitations prescribed by the DGCL, to issue shares of NEI preferred stock in one or more series, and, by filing a certificate of designation pursuant to the DGCL, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of shares of preferred stock may be increased or decreased via majority vote of Common Stock shareholders without vote of preferred stock holders, unless a vote of any such holders is required pursuant to the certificate establishing the series of preferred stock.

	Cazador Cayman	Net Element	NEI
		Except as otherwise expressly provided in any certificate of designation designating any series of Net Element preferred stock, any new series of Net Element preferred stock may have powers, preferences and rights that are senior to, junior to or pari passu with the rights of the Net Element Common Stock, the Net Element preferred stock, or any future class or series of Net Element preferred stock or Net Element Common Stock.. As of the date of this joint proxy statement/prospectus, no series of Net Element preferred stock have been designated by the Net Element board and no shares of Net Element preferred stock are issued and outstanding.	The NEI COI does not provide that shareholders have a preemptive right or other subscription rights to acquire authorized and unissued shares of NEI.
The certificate of incorporation of Net Element, as amended, does not provide that shareholders have a preemptive right or other subscription rights to acquire authorized and unissued shares of Net Element.
Voting Rights	The Cazador Cayman Charter provides that, on a poll, each holder of shares registered in the register of members of Cazador Cayman shall have one vote for every share of which he is the holder.	The bylaws of Net Element provide that each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.	The bylaws of NEI provide that each outstanding share, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders.

Cazador Cayman	Net Element	NEI
The NEI COI provides that Common Stock holders may not vote on any amendment to COI related solely to one or more series of the terms of preferred stock if holders of such affected series are entitled to vote thereon pursuant to the COI or pursuant to DGCL.
Number of Directors	The Cazador Cayman Charter provides that there shall be a board of Directors of not less than one person and that the shareholders may be ordinary resolution increase or reduce the limits in the number of Directors. The Cazador Cayman board currently has five members. The Cazador Cayman Charter divides the Directors into three classes of directors, as nearly equal as possible, with each class being elected to a staggered three year term. Elected Directors hold office until the next annual meeting and until their successors are duly elected and qualified.	The bylaws of Net Element provide that the Net Element board must consist of not less than one director and not more than nine directors. The specific number of directors may be fixed by the board of Net Element from time to time. The Net Element board currently has five members. Elected directors hold office until the next annual meeting or until their successors are duly elected and qualified.

The bylaws of Net Element provide that the directors may be divided into one, two or three classes and the directors’ terms staggered by either the certificate of incorporation or an amendment to the bylaws adopted by a vote of the shareholders. As of the date of this joint proxy statement/prospectus, the certificate of incorporation of Net Element, as amended, does not provide for staggered terms for directors and no amendment to the bylaws has been adopted by the shareholders to provide for staggered terms for directors.	The bylaws of NEI provide that the NEI board will consist of not less than 3, nor more than 11 directors. The number of directors shall initially be 7 and, thereafter, be fixed from time to time solely by resolution adopted by majority vote of the NEI board. Elected directors hold office until the next annual meeting or until their successors are duly elected and qualified.

There is no cumulative voting in the election of directors.

	Cazador Cayman	Net Element	NEI
Election of Directors	Cazador Cayman Directors are elected by the shareholders of Cazador Cayman in general meeting.	Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors.	Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors.
Manner of Acting by Board	The Cazador Cayman Charter provides that questions arising at any meeting of the Directors shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.	The Net Element bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present when a vote it taken is the act of the Net Element board.	The NEI bylaws provide that the affirmative vote of a majority of the directors present at a meeting at which a quorum is present when a vote it taken is the act of the NEI board. The NEI bylaws also allow for action by unanimous written consent.
Removal of Directors	The Cazador Cayman Charter provides that the office of a Director shall be vacated if:

(i) the Director gives notice in writing to the Company that he resigns the office of Director; or

	(ii) the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or	Any director of the entire Net Element board may be removed, with or without cause, by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.	Subject to rights of holders of preferred stock, any director of the entire NEI board may be removed, only for cause and only by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.
(iii) the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

	Cazador Cayman	Net Element	NEI
(iv) the Director is found to be or becomes of unsound mind; or
(v) all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Charter or by a resolution in writing signed by all of the other Directors; or
(vi) the Director is removed by ordinary resolution of the shareholders.
Nomination of Director Candidates	The Cazador Cayman Charter does not make any provision for the nomination of Directors.	Net Element has not adopted procedures by which shareholders may recommend nominees to the Net Element board.	The NEI bylaws provide that director nominations may be made at a meeting of shareholders (a) by or at the direction of the board or (b) by any shareholder of record entitled to vote.
Business Proposals by Shareholders	Whilst the shareholders of Cazador Cayman may give directions to the Board by special resolution, subject to the Cazador Cayman Charter and the provisions of the Cayman Islands Companies Law, the business of the Company shall be managed by the Directors who may exercise all the powers of Cazador Cayman.	The Net Element bylaws provide for the transaction of any proper business at an annual meeting of shareholders. Net Element has not adopted formal procedures by which shareholders shall submit business proposals for transaction at an annual meeting of shareholders.	The NEI bylaws provide that only such business shall be conducted as brought before the meeting (a) by or at the direction of the board or (b) by any shareholder of record entitled to vote in writing to the secretary of NEI not less than 60 days nor more than 90 days prior to 1st anniversary of previous year’s shareholder meeting.

	Cazador Cayman	Net Element	NEI
Special Meetings of the Board	Subject to the provisions of the Cazador Cayman Charter, the Directors may regulate their proceedings as they see fit and there is no requirement under Cayman Islands law or the Cazador Cayman Charter for meetings of the Directors to be held in any particular location or at any particular time.	According to the Net Element bylaws, special meetings of the Net Element board may be held at any place the board may determine, may be held without notice of the date, time, place, or purpose of the meeting, and may be called by the chairman of the board or the president of Net Element.	The NEI bylaws provide that special meetings of the NEI board may be called by the Chairman of the board or the President upon the written request of 3 directors. Notice of special meeting shall be given at least 3 days before the date of the meeting in such manner as determined by the NEI board.
Special Meetings of Shareholders	The Cazador Cayman Charter provides that Cazador Cayman will hold a general meeting as its annual general meeting in each year and shall specify the meeting as such in the notices calling it. The Directors may call general meetings, and they shall on a shareholders' requisition (a requisition of shareholders holding not less than 10% in par value of the voting issued shares of Cazador Cayman) forthwith proceed to convene an extraordinary general meeting.	The bylaws of Net Element provide that Net Element shall hold a special meeting of the shareholders of Net Element on call of the Net Element board (or the person or persons authorized to do so by the board) or if the holders of not less than 10% of all votes entitled to be cast on any issue proposed to be considered at a proposed special meeting sign, date and deliver to the secretary of Net Element one or more written demands for such special meeting describing the purpose or purposes for which it is to be held.

According to the Net Element bylaws, Net Element must notify shareholders of the date, time and place of a special shareholders' meeting no more than 60 days, nor less than 10 days, before the meeting date.	The NEI bylaws provide that special meetings of the shareholders may be called by the NEI board, the Chairman of the board, the CEO or the President.

Whenever holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, such holders may call special meetings of holders of such preferred stock.

	Cazador Cayman	Net Element	NEI
Manner of Acting by Shareholders	The Cazador Cayman Charter provides that matters shall be decided by a simple majority of shareholders who, being entitled to do so, vote at a general meeting, and includes a unanimous written resolutions. Matters which, under Cayman Islands law or the Cazador Cayman Charter, require a “special resolution” require a majority of at least two-thirds of shareholders who attend and vote at general meetings of Cazador Cayman.	The Net Element bylaws require that all matters be determined by the holders of a majority of the voting power represented at any meeting at which a quorum is present, except as otherwise provided by law or the certificate of incorporation of Net Element, as amended.	The NEI bylaws require that all matters be determined by the holders of a majority of the voting power represented at any meeting at which a quorum is present, except as otherwise provided by law or the NEI COI.
Shareholder Action Without Meeting	The Cazador Cayman Charter provides that shareholders may pass resolutions, whether ordinary or special, by unanimous written consent.	The bylaws of Net Element, as amended, provides that no action may be taken by the shareholders except at an annual or special meeting of shareholders called in accordance with the bylaws of Net Element and no action may be taken by the shareholders by written consent or electronic transmission.	The NEI bylaws do not allow for shareholder actions without meeting.

	Cazador Cayman	Net Element	NEI
State Anti-Takeover Statutes	Not applicable.	Net Element did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless the business combination or transaction in which such shareholder became an interested shareholder is approved in a prescribed manner.	NEI did not opt out of the provisions of Section 203 of the DGCL, which, subject to certain exceptions, would prohibit a company that opts in from engaging in specified business combinations with any interested shareholder for a period of three years following the time that such shareholder became an interested shareholder, unless the business combination or transaction in which such shareholder became an interested shareholder is approved in a prescribed manner.

Cazador Cayman	Net Element	NEI
Indemnification of Directors and Officers	The Cazador Cayman Charter provides that every Director and officer of Cazador Cayman, together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of Cazador Cayman against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Cazador Cayman shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the	The Net Element certificate of incorporation, as amended, provides that, to the extent permitted by applicable law, Net Element is authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits Net Element to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its shareholders and others.

The Net Element bylaws provide that, subject to the terms, condition and limitations set forth in the Net Element bylaws: (i) Net Element has the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, Net Element), by reason of the fact that he or she is or was a director, officer, employee, or agent of Net Element or is or was serving at the request of Net Element as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or	The NEI COI provides that, to the extent permitted by applicable law, NEI is authorized to provide indemnification of (and advancement of expenses to) directors and officers to the fullest extent permitted by the DGCL.

The NEI COI also allows the board to provide indemnification to such employees and agents to such extent as the board determines to be appropriate and authorized under the DGCL.

NEI has the power to purchase and maintain insurance in connection with the foregoing.

No indemnification for directors, officers, employees or agents provided under the NEI bylaws.

Cazador Cayman	Net Element	NEI
defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought.

The Directors, on behalf of Cazador Cayman, may purchase and maintain insurance for the benefit of any Director or other officer of Cazador Cayman against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Cazador Cayman.	other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Net Element, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(ii) Net Element also has the power to indemnify any person, who was or is a party to any proceeding by or in the right of Net Element to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of Net Element or is or was serving at the request of Net Element as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. (iii) To the extent that a director, officer, employee, or agent of Net Element has been successful on the merits or otherwise in defense of

Cazador Cayman	Net Element	NEI
any proceeding referred to in subsections (i) or (ii), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.
The Net Element bylaws further provide that Net Element has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of Net Element or is or was serving at the request of Net Element as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his or her status as such, whether or not Net Element would have the power to indemnify him against such liability under the provisions of this section.

Cazador Cayman	Net Element	NEI
Limitation on Liability of Directors	There is no stated limitation on the liability of Directors under Cayman statute or under the Cazador Cayman Charter.	The certificate of incorporation of Net Element, as amended, provides that, to the fullest extent permitted by law, no director of Net Element shall be personally liable for monetary damages for breach of fiduciary duty as a director. Additionally, the certificate of incorporation of Net Element, as amended, provides that, if the DGCL is amended at any time following the incorporation of Net Element to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Net Element shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Net Element certificate of incorporation, as amended, also provides that neither any amendment nor repeal of any of the provisions of the certificate of incorporation relating to indemnification or limitation on the personal liability of directors of Net Element, nor the adoption of any provision of the certificate of incorporation inconsistent with such provisions, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of Net Element existing at the time of such amendment, repeal or adoption of such an inconsistent provision.	The NEI COI provides that a director shall not be personally liable to NEI or its shareholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of director’s duty of loyalty to NEI and its shareholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

If the DGCL hereafter is amended to authorize the further elimination or limitation of the director’s liability, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL.

Cazador Cayman	Net Element	NEI
Amendments to bylaws	Cayman statute and the Cazador Cayman Charter provides that the Articles of Association may be amended by special resolution of Cazador Cayman, meaning a resolution passed by a majority of at least two-thirds of the shareholders who attend and vote at a general meeting of Cazador Cayman or by unanimous written resolution. The Cazador Cayman Charter provides that certain provisions of such Charter relating to any business combination of Cazador Cayman may only be amended with a higher percentage of shareholder approval and with only shares issued in the Cazador Cayman initial public offering being entitled to vote and count in the quorum.	The shareholders entitled to vote may adopt, amend or repeal the bylaws of Net Element.

The Net Element board may also adopt, amend or repeal the bylaws of Net Element (unless the DGCL reserves the power to amend a particular bylaw provision exclusively to the shareholders).

A Net Element bylaw that fixes a greater quorum or voting requirement for the Net Element board may be amended or repealed (i) only by the shareholders if originally adopted by the shareholders or (ii) either by the shareholders or by the board if originally adopted by the board (provided that any action by the board to adopt or amend a bylaw that changes the quorum or voting requirement for the board must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect or proposed to be adopted, whichever is greater).

A Net Element bylaw adopted or amended by the shareholders that fix a greater quorum or voting requirement for the Net Element board may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board.	The NEI COI provides that the NEI bylaws may be adopted, amended, altered or repealed by either the NEI board or the shareholders.

Any adoption, amendment, alteration or repeal of the NEI bylaws by the shareholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the capital stock entitled to vote, voting together as a single class.

	Cazador Cayman	Net Element	NEI
Liquidation if No Business Combination	The Cazador Cayman Charter provides that in the event that Cazador Cayman does not consummate a Business Combination by the later of (i) eighteen months after the consummation of Cazador Cayman’s initial public offering (the “IPO”)or (ii) twenty four months after the consummation of the IPO in the event that either a letter of intent or a definitive agreement with respect to a Business Combination was executed but was not consummated within such eighteen month period, this shall trigger a compulsory repurchase and all shareholders holding shares issued in the IPO shall have their shares issued in the IPO repurchased for cash and receive a per share repurchase price as calculated in accordance with the Cazador Cayman Charter.	None (not applicable to Net Element).	None (not applicable to NEI).

	Cazador Cayman	Net Element	NEI
Redemption Rights	The Cazador Cayman Charter provides that whether or not a Business Combination is approved, any shareholder holding shares issued to persons who are not a Founder (as defined in the Cazador Cayman Charter), officer or Director may, contemporaneously with the vote on such Business Combination, redeem his shares issued in the IPO for cash, provided that no such shareholder acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of shares may exercise this redemption right with respect to more than 10% of the shares issued in the IPO. If so demanded, Cazador Cayman shall pay such redeeming shareholder a per share redemption price calculated in accordance with the provisions of the Cazador Cayman Charter.	None.	None.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEI COMMON STOCK

Upon effectiveness of the Cazador domestication, the outstanding NEI Common Stock will have been registered under the Securities Act, and owners of NEI Common Stock who are not affiliates of NEI may freely resell their shares of NEI Common Stock under the Securities Act. Owners who are affiliates of NEI, however, will not be permitted to resell their shares unless an exemption from registration under the Securities Act, such as Rule 144 thereunder, is available. In general, Rule 144 will permit an affiliate to resell shares of stock received upon completion of the Cazador domestication only if certain requirements are met. Among other things, the affiliate may not sell shares of any class (including any shares of that class otherwise acquired) in an amount that, during any three-month period, exceeds 1% of the outstanding shares of that class (or, solely in the case of the common stock, the average weekly trading volume of the stock on The NASDAQ Capital Market during the four calendar weeks preceding the filing of the notice referenced below, if greater). In addition, all such resales must be made in unsolicited brokers’ transactions, Cazador must have filed all periodic reports it was required to file under the Exchange Act within the year preceding the resale and (depending on the amount being resold), the affiliate must have filed a notice of sale on Form 144 with the SEC. For this purpose, an “affiliate” of NEI is any person who controls, is controlled by or is under common control with NEI.

LEGAL MATTERS

Reed Smith LLP will pass upon the validity of the securities of Cazador offered by this joint proxy statement/prospectus and certain other legal matters related to this joint proxy statement/prospectus. Reed Smith LLP, tax counsel for Cazador, will pass upon certain federal income tax consequences of the merger and the Cazador domestication for Cazador. Bilzin Sumberg Baena Price & Axelrod LLP, tax counsel for Net Element, will pass upon certain federal income tax consequences of the merger for Net Element.

EXPERTS

The accompanying balance sheets of Cazador as of December 31, 2011 and 2010 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2011 and the period from April 20, 2010 (inception) through December 31, 2011, have been audited by BDO USA, LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

The accompanying consolidated balance sheets of Net Element as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ deficiency in assets, and cash flows for the twelve and nine months then ended, respectively, have been audited by Daszkal Bolton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY

Cazador is a Cayman Islands exempted company and its executive offices are located at BBVA Building, P1, 254 Muñoz Rivera Avenue, San Juan, Puerto Rico. Substantially all of Cazador’s assets are located outside of the United States. If Cazador does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Cazador domestication, you may have difficulty serving legal process within the United States upon Cazador. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Cazador in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Cazador may be served with process in the United States with respect to actions against Cazador arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Cazador’s securities by serving Cazador’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Cazador has filed a registration statement on Form S-4 to register the issuance of NEI Common Stock to be issued to Net Element shareholders in the business combination. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Cazador, a proxy statement of Cazador for Cazador’s special meeting of shareholders and a proxy statement of Net Element for Net Element’s special meeting of shareholders.

Each of Cazador and Net Element file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Cazador’s and Net Element’s public filings are also available to the public from the SEC’s website at http://www.sec.gov.

Information and statements contained in this joint proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this joint proxy statement/prospectus.

If you would like additional copies of this joint proxy statement/prospectus or if you have questions about the business combination, you should contact via phone or in writing:

CAZADOR ACQUISITION CORPORATION LTD. BBVA Building, P1 254 Muñoz Rivera Avenue San Juan, Puerto Rico Tel: (787) 993-9650 Attention: Jorge De Jesus Email: jdj@cazador1.com	NET ELEMENT, INC. 1450 S. Miami Avenue Miami, Florida 33130 (305) 507-8808 Attention: Jonathan New Email: jn@netelement.com

ANNEXES

Annex A:	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc.
Annex B:	Second Amended and Restated Memorandum and Articles of Association of Cazador Acquisition Corporation Ltd., a Cayman Islands exempted company
Annex C:	Form of Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation
Annex D:	Form of Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation
Annex E:	Form of Certificate of Corporate Domestication of Cazador to be filed with the Secretary of State of the State of Delaware
Annex F:	Form of Proxy for Cazador Acquisition Corporation, Ltd. Special Meeting of Shareholders
Annex G:	Form of Proxy for Net Element, Inc. Special Meeting of Shareholders
Annex H:	Excerpt of the General Corporation Law of the State of Delaware on Appraisal Rights

ANNEX A

AGREEMENT AND PLAN OF MERGER
between
CAZADOR ACQUISITION CORPORATION LTD.
and
NET ELEMENT, INC.
Dated as of June 12, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2012 (this “Agreement”), between Cazador Acquisition Corporation Ltd., a Cayman Islands limited corporation (which shall be converted to a Delaware corporation prior to the Closing defined below, before and after such conversion, “Cazador”) and Net Element, Inc., a Delaware corporation (the “Company”).

WHEREAS, prior to the Closing (as defined herein), Cazador will migrate from a Cayman Islands limited corporation and reincorporate as a Delaware corporation;

WHEREAS, as of the Closing, the Certificate of Incorporation of Cazador, as in effect immediately prior to the Closing and substantially in the form attached hereto as Exhibit A, shall be the Certificate of Incorporation of the Surviving Corporation (as hereinafter defined), until thereafter amended as provided by law and such Certificate of Incorporation;

WHEREAS, as of the Closing, the By-laws of Cazador, as in effect immediately prior to the Closing substantially in the form attached hereto as Exhibit B, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company and Cazador will enter into a business combination transaction pursuant to which the Company will merge with and into Cazador (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Cazador (the “Cazador Board”) has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Cazador and fair to, and in the best interests of, Cazador and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement and (ii) has resolved to recommend the approval and adoption of this Agreement by the stockholders of Cazador; and

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) this Agreement will constitute a “plan of reorganization” (within the meaning of Treasury Regulations Section 1.368-2(g)), and (ii) each party will be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Cazador and the Company hereby agree as follows

ARTICLE I

THE MERGER

SECTION 1.01 The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Merger Effective Time, the Company shall be merged with and into Cazador. As a result of the Merger, the separate corporate existence of the Company shall cease and Cazador shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Effective Time; Closing.

(a) As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in any case, the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Merger Effective Time”).

(b) Immediately prior to the filing of the Certificate of Merger and Articles of Merger, a closing (the “Closing”) shall be held at the offices of Reed Smith, LLP, 599 Lexington Ave, 22nd Floor, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

SECTION 1.03 Effect of the Merger.  At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.04 Certificate of Incorporation; Name of the Surviving Corporation; By-laws.  At the Merger Effective Time, (a) the Certificate of Incorporation of Cazador, as in effect immediately prior to the Merger Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, (b) the By-laws of Cazador, as in effect immediately prior to the Merger Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws and (c) following the Merger, the Surviving Corporation will retain the Company’s ticker symbol “NETE” upon Nasdaq’s approval of Cazador’s listing application, and as promptly as practicable after the Merger Effective Time, the Surviving Corporation shall change its name to “Net Element International, Inc.”.

SECTION 1.05 Trust Disbursement.  At the Merger Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with Cazador’s Certificate of Incorporation, Delaware Law, and the Trust Agreement, Cazador shall cause the Trustee to distribute the proceeds of the Trust Fund in order to consummate the transactions contemplated hereby.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities.  At the Merger Effective Time, by virtue of the Merger and without any action on the part of Cazador, the Company or the holders of any of the following securities:

(a) except for the Dissenting Shares, each share of Company Common Stock (all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the “Company Shares”) issued and outstanding immediately prior to the Merger Effective Time (other than any Company Shares to be canceled pursuant to Section 2.01(b) and any Dissenting Shares) shall be canceled and shall be converted automatically, subject to Section 2.02, into the right to receive that number of shares of common stock of the Surviving Corporation (“Cazador Shares”), equal to that number obtained by multiplying the Exchange Ratio with the number of such holder’s Company Shares; and

(b) each Company Share held in the treasury of the Company and each Company Share owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Merger Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

Notwithstanding anything to the contrary in this Section 2.01, to the extent a holder of Company Shares would receive fewer than 100 Cazador Shares as a result of the Exchange Ratio (such Persons, “Potential Round Lot Holders”), Cazador shall have the right, exercisable in Cazador's sole and absolute discretion, to issue in the Merger an additional number of Cazador Shares to bring such Potential Round Lot Holder's aggregate Cazador equity holdings to 100 Cazador Shares.

SECTION 2.02 Exchange of Certificates.

(a) Exchange Agent.  Cazador shall deposit, or shall cause to be deposited, with such bank or trust company that may be designated by Cazador and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, for exchange in accordance with this Article II through the Exchange Agent certificates representing those Cazador Shares issuable pursuant to Section 2.01(a) and Section 2.02(e) as of the Merger Effective Time (such certificates for Cazador Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “ Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cazador Shares contemplated to be issued pursuant to Section 2.01(a) and Section 2.02(e) out of the Exchange Fund. Except as contemplated by Section 2.02(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.  As promptly as practicable after the Merger Effective Time, Cazador shall cause the Exchange Agent to mail to each person who was, at the Merger Effective Time, a holder of record of Company Shares entitled to receive Cazador Shares pursuant to Section 2.01(a) and 2.02(e): (i) a letter of transmittal (which shall be in the form and substance approved by the Company in writing prior to the Closing and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Company Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, a certificate representing that number of Cazador Shares which such holder has the right to receive pursuant to the provisions of Section 2.01(a) and 2.02(e) in respect of the Company Shares formerly represented by such Certificate (after taking into account all Company Shares then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Cazador Shares that such holder has the right to receive pursuant to the provisions of Section 2.01(a) and 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) may be issued to a transferee if the Certificate representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon such surrender the certificate representing Cazador Shares that such holder has the right to receive pursuant to the provisions of Section 2.01(a), 2.01(b) or 2.02(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock.  No dividends or other distributions declared or made after the Merger Effective Time with respect to the Company Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Company Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

(d) No Further Rights in Company Common Stock.  All Cazador Shares issued upon conversion of the Company Shares in accordance with the terms hereof (including any cash paid pursuant to Section 2.02(c)) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Shares.

(e) No Fractional Shares.  No certificates or scrip of Cazador Shares representing fractional Company Shares will be issued; in lieu thereof, Cazador shall issue one Cazador Share to the holder of any Company Shares that would otherwise be entitled to such fractional Cazador Shares.

(f) Adjustments to Cazador Shares.  The number Cazador Shares which a holder has the right to receive pursuant to the provisions of Section 2.01(a) and 2.02(e) shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cazador Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cazador Common Stock (excluding the effect of the exercise of the redemption rights provided for in Section 47.3 of the current Cazador Memorandum and Articles of Association (the “Redemption Rights”)) or Company Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of the Company Common Stock or Cazador Common Stock for one (1) year after the Merger Effective Time shall be delivered to Cazador, upon demand, and any holders of the Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Cazador for the Cazador Shares and any dividends or other distributions with respect to the Cazador Shares to which they are entitled pursuant to Section 2.02(c), as applicable. Any portion of the Exchange Fund remaining unclaimed by holders of Company Shares or Cazador Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Cazador free and clear of any claims or interest of any person previously entitled thereto.

(h) No Liability.  Neither of the Exchange Agent or Cazador shall be liable to any holder of Company Shares or Cazador Shares for any such Company Shares or Cazador Shares, as applicable (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights.  Cazador shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Cazador Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Cazador and remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Cazador Shares in respect of which such deduction and withholding was made by Cazador and/or the Surviving Corporation, as the case may be.

(j) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cazador Shares to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a) and 2.02(e), and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c), as applicable.

SECTION 2.03 Stock Transfer Books.  At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. From and after the Merger Effective Time, the holders of Certificates representing Company Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Company Shares except as otherwise provided in this Agreement or by Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Cazador for any reason shall be converted into the shares of the common stock of the Surviving Corporation to which the holders thereof have the right to receive pursuant to the provisions of Section 2.01(a) and 2.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.02(c).

SECTION 2.04 Company Convertible Securities.

Immediately prior to the Merger Effective Time:

(a) all warrants to purchase shares of Company Common Stock (the “Company Warrants”) and all outstanding options to purchase Company Common Stock, under either of the 2004 Company Option Plan or the 2011 Company Option Plan (the “Company Stock Options”), and each other outstanding convertible securities of the Company, including, without limitation, unvested restricted stock and unvested options to purchase Company Common Stock (such unvested stock and unvested options together, the “Unvested Securities”), and any convertible debt instruments, (together with the Company Warrants, the Company Stock Options and the Unvested Securities, the “Company Convertible Securities”), as of immediately preceding the Merger Effective Time, shall (i) in the case of the Unvested Securities, accelerate and become fully vested and convertible, and (ii) in the case of all Company Convertible Securities (other than restricted stock and convertible debt instruments (together, the “Fixed Conversion Securities”)), that have an exercise price less than the Cashless Share Price, cease to represent a right to acquire shares of Company Common Stock and shall be converted, immediately prior to the Merger Effective Time, into shares of Company Common Stock according to a Cashless Exercise (except to the extent such Company Convertible Securities are Company Stock Options granted under the 2011 Company Option Plan in lieu of compensation and the holder of such Company Stock Options elects to receive cash (in the amount of cash compensation that was previously foregone in connection with the compensation reductions) in exchange for terminating such Company Stock Options), all pursuant to a consent and conversion agreement, as agreed in good faith between the parties hereto and the holder of any such Company Convertible Securities (each a “Conversion Agreement”);

(b) all agreements granting such Company Convertible Securities (each a “Company Convertible Securities Agreement”), shall be terminated immediately after the conversion contemplated by Section 2.04(c). In addition, and pursuant to each Conversion Agreement, all Company Convertible Securities with any exercise price in equal to or greater than the Cashless Share Price, shall cease to represent a right to acquire shares of Company Common Stock and shall be cancelled (except to the extent such Company Stock Options were granted under the 2011 Company Option Plan in lieu of compensation and the holder of such Company Stock Options elects to receive cash (in the amount of cash compensation that was previously foregone in connection with the compensation reductions) for such Company Stock Options pursuant to a Conversion Agreement), and each Company Convertible Securities Agreement covering such Company Convertible Securities shall be terminated, such that each holder of such Company Convertible Securities shall not have a right to acquire shares of Company Common Stock or Cazador Shares; and

(c) all Fixed Conversion Securities shall be converted immediately prior to the Merger Effective Time, into shares of Company Common Stock according to the terms thereof, or according to the terms of any applicable Company Convertible Securities Agreement.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary but only to the extent available under the DGCL, each Company Share that is outstanding immediately prior to the Merger Effective Time and that is held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Share in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, Cazador Shares at the Exchange Ratio. To the extent applicable, such stockholders shall be entitled to receive payment of the appraised value of such Company Shares held by them in accordance with the provisions of such Section 262, except that each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Company Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the Cazador Shares at the Exchange Ratio, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Company Share.

(b) The Company shall give Cazador (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Cazador, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.06 Affiliates.  Notwithstanding anything to the contrary herein, no Cazador Shares shall be delivered to a person who may be deemed an “affiliate” of the Company in accordance with Section 6.09 hereof for purposes of Rule 145 under the Securities Act until such person has executed and delivered to Cazador an executed copy of the affiliate letter contemplated in Section 6.09 hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Cazador to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which identifies exceptions to the Company’s representations and warranties and which has been prepared by the Company and delivered by the Company to Cazador concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Cazador that:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Merger or any of the transactions contemplated by this Agreement (collectively, the “Transactions”) or otherwise prevent or materially delay the Company from performing its obligations under this Agreement. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

SECTION 3.02 Certificate of Incorporation and By-laws.  The Company has heretofore furnished or made available to Cazador a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 2,500,000,000 Company Shares and (ii) 100,000,000 shares of preferred stock $0.001 par value per share (“Company Preferred Stock”). As of the date of this Agreement, (i) 766,308,586 Company Shares are issued and outstanding, all of which are validly issued and are fully paid and nonassessable, (ii) 6,250,000 Company Shares are held in the treasury of the Company, (iii) no Company Shares are held by the Company Subsidiaries, and (iv) 46,805,936 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options, Company Restricted Stock Awards and other purchase rights granted pursuant to the Company Stock Option Plans and (v) 216,545,455 shares of Company Common Stock are reserved for future issuance pursuant to outstanding warrants (the “Company Stock Awards”). As of the date of this Agreement, there are no shares of the Company Preferred Stock issued and outstanding. Except as set forth in this Section 3.03 there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.03(a) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding as of the date of this Agreement: (A) the name of the Company Stock Award recipient; (B) the particular plan pursuant to which such Company Stock Award was granted; (C) the number of shares of Company Common Stock subject to such Company Stock Award; (D) the exercise or purchase price of such Company Stock Award; (E) the date on which such Company Stock Award was granted; (F) the applicable vesting schedule; (G) the date on which such Company Stock Award expires; and (H) whether the exercisability of or right to repurchase such Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. The Company has made available to Cazador accurate and complete copies of all Company Stock Option Plans pursuant to which Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Award as a result of the Merger. All outstanding Company Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (x) all applicable securities laws and other applicable Laws and (y) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

SECTION 3.04 Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Cazador, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Merger or any of the Transactions. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) to the Knowledge of the Company, conflict with or violate any United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, and would not have a Company Material Adverse Effect.

SECTION 3.06 Permits; Compliance.  Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect.

SECTION 3.07 SEC Filings; Financial Statements.

(a) Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2009, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Company SEC Reports”). The Company has made available to Cazador, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2009 and 2010, its Transition Report, as amended, on Form 10-KT/A for the period ended December 31, 2010 and its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2011, respectively, (ii) its

Quarterly Reports on Form 10-Q for the periods ended June 30, 2011, September 30, 2011 and December 31, 2011, and March 31, 2012 (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since April 1, 2009 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since April 1, 2009 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). The Company SEC Reports were, and the Additional Company SEC Reports will be, prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder. The Company SEC Reports did not, and the Additional Company SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Company SEC Report or Additional Company SEC Report has been or is revised or superseded by a later filed Company SEC Report or Additional Company SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report or other document with the SEC.

(b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as at December 31, 2011, including the notes thereto (the “2011 Company Balance Sheet”), and set forth in Section 3.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 Company Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company Subsidiaries taken as a whole.

(d) The Company has heretofore furnished or made available to Cazador complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) The Company has made available to Cazador all comment letters received by the Company from the SEC or the staff thereof since April 1, 2009 and all responses to such comment letters filed by or on behalf of the Company.

(f) [Intentionally Omitted.]

(g) Since December 31, 2009, the Company has timely filed and made available to Cazador all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report (the “Company Certifications”). Each of the Company Certifications is true and correct. Except as set forth in Section 3.07(g) of the Company Disclosure Schedule, the Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Section 3.07(g) of the Company Disclosure Schedule lists, and the Company has made available to Cazador, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 3.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Except as set forth in Section 3.07(h) of the Company Disclosure Schedule, the Company has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as set forth in Section 3.07(h) of the Company Disclosure Schedule, the Company and its Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 3.07(h) of the Company Disclosure Schedule lists, and the Company has made available to Cazador complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Section 3.07(i) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and the Company Subsidiaries since April 1, 2009 and the fees paid for such services. The Company has no off-balance sheet arrangements.

(j) Since April 1, 2009, neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, the Company Subsidiary or any of their officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or the Company Subsidiary. Since April 1, 2009, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(k) To the Knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts receivable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with SEC regulations and GAAP applied on a consistent basis and are not subject to valid defenses, setoffs or counterclaims. The Company’s reserve for contractual allowances and doubtful accounts is adequate and has been calculated in a manner consistent with past practices. Since the date of the 2011 Company Balance Sheet, neither the Company nor any of its Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of its Company Subsidiaries sell goods, fill orders or record sales.

(m) All accounts payable of the Company and its Company Subsidiaries reflected on the 2011 Company Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2011 Company Balance Sheet, the Company and its Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

SECTION 3.08 Absence of Certain Changes or Events.  Since March 31, 2011, except as set forth in Section 3.08 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, or specifically disclosed in any Company SEC Report filed since March 31, 2011 and prior to the date of this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

SECTION 3.09 Absence of Litigation.  Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an “Action”), with an amount in contention in excess of $49,999, pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary with a value in excess of $49,999, is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, change in control or other compensation or benefit plans, programs or arrangements (whether written or oral), and (ii) all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party, which are maintained, contributed to or sponsored by the Company or any Company Subsidiary, or with regard to which the Company or any Company Subsidiary otherwise has or could reasonably be expected to have any liability, whether direct or indirect, absolute or contingent (all of such plans referred to herein collectively as the “Plans”).

(b) With respect to each Plan, the Company has furnished or made available to Cazador, as applicable: (i) a true and complete copy of each Plan and underlying trust (or, in the case of an unwritten arrangement, a written description of its terms and conditions), (ii) copies of the most recent summary plan description and all summaries of material modifications, (iii) copies of the three (3) most recently filed Form 5500 annual report and accompanying schedules, (iv) a copy of the most recently received Internal Revenue Service (“IRS”) determination letter or opinion letter for such Plan, and (v) copies of the non-discrimination testing results for the three (3) most recent Plan years (if available). Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(c) None of the Plans (nor any plan maintained by any entity contained in a controlled group of organizations with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code (any such entity an “ERISA Affiliate”), is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, and none of the assets of Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

(d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, none of the Plans obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or obligates the Company or any Company Subsidiary to make any payment, accelerate or otherwise provide any benefit as a result of a “change in control” that could be characterized as “excess parachute payments” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, except to the extent required by applicable Law, including, without limitation, Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(e) Each Plan is now and has, since its inception, been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. All contributions, premiums or payments required to be made with respect to any Plan have been timely made and, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company financial statements prior to the date of this Agreement. To the Knowledge of the Company, with respect to each Plan all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Authority and all notices and disclosures have been timely provided to participants. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than noncontested claims for benefits in the ordinary course).

(f) Each Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter from the IRS that such Plan is so qualified, (ii) has a timely filed request for such a letter pending with the IRS, or (iii) is a prototype or volume submitter plan entitled to rely on the favorable opinion or advisory letter issued by the IRS. To the Knowledge of the Company, no fact or event has occurred since the date of the most recent such determination letter that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any underlying trust.

(g) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan, in either case which could result in material liability to the Company or any Company Subsidiary.

SECTION 3.11 Labor and Employment Matters.

(a) Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would otherwise result in material liability to the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there or have there been in the past three (3) years any activities or proceedings of any labor union to organize any such employees; (iii) there are no, nor have there in the past three (3) years been any, unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (iv) there is no, nor has there in the past three (3) years been any, strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b) To the Knowledge of the Company, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to employment or termination of employment, including those related to wages, hours, compensation, terms and conditions of employment, workplace health and safety, discrimination or harassment, retaliation, human rights, pay equity, notice of termination, classification of employees, immigration, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority. Neither the Company nor any Company Subsidiary has any liability, whether direct or indirect, absolute or contingent, including any obligations under any Plans, with respect to any misclassification of a Person performing services as an independent contractor or consultant rather than as an employee. To the Company’s Knowledge, no group of employees and no key employee, manager or executive has any plans to terminate employment within twelve (12) months of the date hereof or in connection with the Closing.

SECTION 3.12 Real Property; Title to Assets.

(a) Neither the Company nor any Company Subsidiary owns a fee interest in any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions payable by the Company or any Company Subsidiary in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been delivered to Cazador. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such lease or sublease, or person in the chain of title to such leased premises.

(c) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for any of the foregoing that do not materially interfere with the present value of the subject property.

SECTION 3.13 Intellectual Property.

(a) To the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted does not materially infringe upon or misappropriate the Intellectual Property rights of any third party.

(b) All independent contractors who have created Intellectual Property for the Company or any of the Company Subsidiaries have executed written assignments to the Company or the applicable Company Subsidiary of their entire right, title, and interest in and to such Intellectual Property, or have executed a written, valid exclusive license to the Company or the applicable Company Subsidiary of such Intellectual Property, such that all Intellectual Property described in this Section 3.13(b) constitutes either Company Owned Intellectual Property or Company Licensed Intellectual Property.

(c) No claim has been asserted or, to the Knowledge of the Company, threatened to be asserted against the Company that the conduct of the business of the Company and the Company Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property Rights of any third party.

(d) With respect to each material item of Intellectual Property owned by the Company or a Company Subsidiary (“Company Owned Intellectual Property”), the Company or a Company Subsidiary is the sole and exclusive owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business.

(e) With respect to each material item of Intellectual Property licensed to the Company or a Company Subsidiary (“Company Licensed Intellectual Property”), the Company or a Company Subsidiary has sufficient right to use such Company Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of a valid license agreement governing such Company Licensed Intellectual Property.

(f) To the Knowledge of the Company, the Company Owned Intellectual Property is valid, enforceable, and subsisting, and has not been adjudged invalid or unenforceable in whole or in part, and there is no pending proceeding in which any claim has been asserted that any Company Owned Intellectual Property is invalid or unenforceable.

(g) To the Knowledge of the Company, no person is engaging in any activity that materially infringes upon or misappropriates the Company Owned Intellectual Property.

(h) To the Knowledge of the Company, each license of the Company Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect.

(i) The Company is not and, to the Knowledge of the Company, no other party to any license of the Company Licensed Intellectual Property is in material breach thereof or default thereunder.

(j) Neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

(k) Section 3.13 of the Company Disclosure Schedule (i) lists all Open Source Software that has been included in any Company Software that is distributed to third parties in any form or medium, or that is provided to third parties as software as a service (SaaS) by the Company or a Company Subsidiary; and (ii) states whether such Open Source Software has been modified by or for Company or a Company Subsidiary. As used in this Section 3.13(k), the following terms have the following meanings: “Company Software” means any computer software licensed, sold, or distributed by the Company or a Company Subsidiary; and “Open Source Software” means any software generally available to the public in source code form under licenses approved by the Open Source Initiative, which licenses include without limitation the GNU General Public License, the GNU Lesser Public License, the Mozilla Public License, the Berkeley Science Division (BSD) License, and the Apache License.

SECTION 3.14 Taxes.

(a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Company and each of its Company Subsidiaries (i) have timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are being contested in good faith, and for which adequate reserves have been provided in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, do not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of the Company and its Company Subsidiaries, for any material Taxes of the Company or any of its Company Subsidiaries that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) [Intentionally Omitted.]

(d) Each of the Company and its Company Subsidiaries has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) Neither the Company nor any of its Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was the Company).

(f) Neither the Company nor any of its Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) The Company and its Company Subsidiaries are, and have at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(h) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except statutory liens for current Taxes not yet due and payable.

(i) Neither the Company nor any of its Subsidiaries have taken, or agreed to take, any action, or know of any fact, plan, or other circumstance, that is reasonably likely to prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

SECTION 3.15 Environmental Matters.  Except as described in Section 3.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and would not have a Company Material Adverse Effect, (a) none of the Company nor any of the Company Subsidiaries has violated or is in violation of any Environmental Law; (b) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); and (c) each of the Company and each Company Subsidiary has always been and is in compliance with its Environmental Permits.

SECTION 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.16(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries;

(ii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party;

(iii) all management contracts and agreements (excluding contracts for employment) and contracts and agreements with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(iv) all contracts and agreements evidencing indebtedness;

(v) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all contracts and agreements providing for benefits under any Plan;

(viii) all material contracts, agreements and arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(ix) all contracts and agreements for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, Seller, or for the purchase of any debt or equity security or other ownership interest of any Person;

(x) all contracts and agreements that require a consent to or otherwise contain a provision relating to a “change of control,” or that would prohibit or delay the consummation of the Transactions;

(xi) all contracts and agreements with any Company Subsidiary or any of Company’s or Company Subsidiary’s directors, officers, equity holders or employees;

(xii) all joint venture or partnership, joint development, merger, asset or share purchase or divestiture contract and agreement involving the Company; and

(xiii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Company Subsidiary or the conduct of their respective businesses, or the absence of which would, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or would have a Company Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries have not received any claim of default under any such agreement; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract. The Company has furnished or made available to Cazador true and complete copies of all Material Contracts, including any amendments thereto.

SECTION 3.17 Insurance.  Section 3.17 of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years, (a) the name of the insurer, (b) the policy number, (c) the period, scope and amount of coverage and (d) the premium charged. With respect to each such insurance policy: (i) the policy is, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 3.18 Board Approval; Vote Required.

(a) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting and (iv) resolved to take all actions necessary to cause the Unvested Securities to accelerate and fully vest, to convert the Company Convertible Securities (other than the Fixed Conversion Securities), into the right to receive shares of Company Common Stock on a Cashless Exercise basis and to terminate all Company Convertible Securities Agreements, pursuant to Section 2.04.

(b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger.

SECTION 3.19 Certain Business Practices.  None of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective directors, officers or employees or any other person acting on their behalf has committed any violation of any Anti-Bribery Laws. Without limiting the foregoing, none of the Company, any Company Subsidiary or, to the Company’s Knowledge, any of their respective directors, officers or employees or any other person acting on their behalf has, either directly or indirectly, engaged in, authorized or knowingly permitted (i) offer or payment of any bribe or kickback to any official or employee of any Governmental Authority or any relative of any such official or employee, or any other payments to such persons, whether or not legal, for the purpose of inducing or rewarding any favorable action by any official or employee of any Governmental Authority, including in order to obtain or retain business or to receive favorable treatment with regard to business, (ii) offer or payment of any bribe or kickback to persons other than government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business, (iii) offer or payment of any bribe, kickback or illegal contribution to any political party, political candidate or holder of governmental office, or any employee of any of the foregoing, including in order to obtain or retain business or to receive favorable treatment with regard to business, (iv) offer or payment of fees to consultants or commercial agents which disguise offers or payments aimed for a bribe, kickback or illegal contribution, or (v) offer or payment of any payments or reimbursements made to personnel of the Company or any Company Subsidiary for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subsections (i) through (iv) above.

SECTION 3.20 Interested Party Transactions.  No director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly, (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.20. The Company and the Company Subsidiaries have not, since April 1, 2009, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 3.21 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CAZADOR

As an inducement to the Company to enter into this Agreement, and subject to the disclosure set forth in the disclosure schedule which has been prepared by Cazador and delivered by Cazador to the Company concurrently with the execution of this Agreement (the “Cazador Disclosure Schedule”), Cazador hereby represents and warrants to the Company that:

SECTION 4.01 Corporate Organization.  Cazador is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Cazador from performing its obligations under this Agreement and would not have a Cazador Material Adverse Effect.

SECTION 4.02 Memorandum and Articles of Association.  Cazador has heretofore furnished to the Company a complete and correct copy of the Memorandum and Articles of Association of Cazador, as amended to date. Such Memorandum and Articles of Association is in full force and effect. Cazador is not in violation of any of the provisions of its Memorandum and Articles of Association.

SECTION 4.03 Capitalization.

(a) The authorized capital stock of Cazador consists of 100,000,000 shares of Cazador Common Stock, par value $0.0001 per share and 1,000,000 shares of Cazador preferred stock, par value $0.0001 per shares (“Cazador Preferred Stock”). As of the date of this Agreement, (i) 5,750,000 shares of Cazador Common Stock are issued and outstanding (which includes 2,295,400 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable, (ii) no shares of Cazador Preferred Stock issued and outstanding, (iii) no shares of Cazador Common Stock are held in the treasury of Cazador, and (iv) 9,340,000 shares of Cazador Common Stock are reserved for future issuance pursuant to warrants and underwriter’s options. Except as set forth in this Section 4.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Cazador or obligating Cazador to issue or sell any shares of capital stock of, or other equity interests in, Cazador. All shares of Cazador Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Cazador to repurchase, redeem or otherwise acquire any shares of Cazador Common Stock. There are no outstanding contractual obligations of Cazador to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b) Cazador shall cause the shares of Cazador Common Stock to be issued pursuant to the Merger in accordance with Section 2.01 and 2.02(e): (i) to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights; and (ii) to be, when issued, registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

SECTION 4.04 Authority Relative to This Agreement.  Cazador has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Cazador and the consummation by Cazador of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Cazador are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Cazador Common Stock, and the filing and recordation of appropriate merger documents as required by Law). This Agreement has been duly and validly executed and delivered by Cazador and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Cazador, enforceable against Cazador in accordance with its terms.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Cazador do not, and the performance of this Agreement by Cazador will not, (i) conflict with or violate the Memorandum and Articles of Association of Cazador, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Cazador or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Cazador pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cazador is a party or by which Cazador or any of its property or assets is bound or affected, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Cazador from performing its obligations under this Agreement and would not have a Cazador Material Adverse Effect.

(b) The execution and delivery of this Agreement by Cazador do not, and the performance of this Agreement by Cazador will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, filing and recordation of appropriate merger documents as required by the DGCL and the NASDAQ Stock Market (“Nasdaq”) approval of Cazador’s listing application covering the shares of Cazador Common Stock to be issued in the Merger and pursuant to the Company Convertible Securities, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Cazador from performing its material obligations under this Agreement.

SECTION 4.06 Permits; Compliance.  Cazador is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Cazador to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Cazador Permits”). No suspension or cancellation of any of the Cazador Permits is pending or, to the Knowledge of Cazador, threatened. Cazador is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Cazador or by which any property or asset of Cazador is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Cazador Permit, franchise or other instrument or obligation to which Cazador is a party or by which Cazador or any property or asset of Cazador is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Cazador from performing its obligations under this Agreement and would not have a Cazador Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Cazador has filed all forms, reports and documents required to be filed by it with the SEC since its inception, together with any amendments, restatements or supplements thereto, and will file all such forms, reports and documents required to be filed subsequent to the date of this Agreement (the “Additional Cazador SEC Reports”). Cazador has made available to the Company, in the form filed with the SEC, (i) its quarterly report on Form 10-Q for the period ended March 31, 2012, its annual report on Form 10-K for the period ended December 31, 2011, its report on Form 20-F for the period ended December 31, 2010, and (ii) all other forms, reports and other registration statements filed by the Company with the SEC since its inception (the forms, reports and other documents referred to in clauses (i) and (ii) above being, collectively, the

“Cazador SEC Reports”). The Cazador SEC Reports were, and the Additional Cazador SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder. The Cazador SEC Reports did not, and the Additional Cazador SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Cazador SEC Report or Additional Cazador SEC Report has been or is revised or superseded by a later filed Cazador SEC Report or Additional Cazador SEC Report) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Cazador SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-K of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Cazador as at the respective dates thereof and for the respective periods indicated therein.

(c) Except as and to the extent set forth on the balance sheet of Cazador as at December 31, 2011, including the notes thereto (the “2011 Cazador Balance Sheet”), Cazador has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the 2011 Cazador Balance Sheet in the ordinary course of business which are not, individually or in the aggregate, material to Cazador; (ii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement; and (iii) liabilities and obligations which are not, individually or in the aggregate, material to Cazador.

(d) Cazador has heretofore furnished to the Company complete and correct copies of all amendments and modifications that have not been filed by Cazador with the SEC to all agreements, documents and other instruments that previously had been filed by Cazador with the SEC and are currently in effect.

(e) Cazador has made available to the Company all comment letters received by Cazador from the SEC or the staff thereof since its inception and all responses to such comment letters filed by or on behalf of Cazador.

(f) [Intentionally Omitted.]

(g) Cazador has timely filed and made available to the Company all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Cazador SEC Report (the “Cazador Certifications”). Each of the Cazador Certifications is true and correct. Cazador maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Section 4.07(g) of the Cazador Disclosure Schedule lists, and Cazador has made available to the Company, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) Cazador maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Cazador has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Cazador maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.07(h) of the Cazador Disclosure Schedule lists, and Cazador has made available to the Company complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) No non-audit services have been performed by Cazador’s auditors for Cazador since the date of Cazador’s formation. Cazador has no off-balance sheet arrangements.

(j) Neither Cazador nor, to the Knowledge of Cazador, any manager, director, officer, employee, auditor, accountant or representative of Cazador has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Cazador or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Cazador has engaged in questionable accounting or auditing practices. No attorney representing Cazador, whether or not employed by Cazador, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cazador or any of its officers, directors, employees or agents to the Cazador Board or any committee thereof or to any director or officer of Cazador. Since Cazador’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Cazador Board or any committee thereof.

(k) To the Knowledge of Cazador, no employee of Cazador has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither Cazador nor any of its officer, employee, contractor, subcontractor or agent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Cazador in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(l) All accounts payable of Cazador reflected on the 2011 Cazador Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since the date of the 2011 Cazador Balance Sheet, Cazador has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08 Absence of Certain Changes or Events.  Since December 31, 2011, or as expressly contemplated by this Agreement, or specifically disclosed in any Cazador SEC Report filed since December 31, 2011 and prior to the date of this Agreement, (a) Cazador has conducted its business only in the ordinary course and in a manner consistent with past practice, and (b) there has not been any Cazador Material Adverse Effect.

SECTION 4.09 Absence of Litigation.  There is no Action pending or, to the Knowledge of Cazador, threatened against Cazador, or any property or asset of Cazador, before any Governmental Authority. Neither Cazador nor any material property or asset of Cazador is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Cazador, continuing investigation by, any Governmental Authority.

SECTION 4.10 Board Approval; Vote Required.

(a) The Cazador Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Cazador and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) resolved to recommend that the stockholders of Cazador approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Cazador’s stockholders at the Cazador Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of capital stock of Cazador necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Cazador Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger.

SECTION 4.11 Tax Matters.

(a) Cazador (i) has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Cazador is otherwise obligated to pay, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been provided in accordance with U.S. GAAP in the most recent consolidated financial statements of Cazador, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to Cazador on or before the Merger Effective Time; (iii) with respect to all material Tax Returns filed by or with respect to Cazador, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) as of the date hereof, does not have any deficiency, audit, examination, investigation or other proceeding in respect of material Taxes or Tax matters pending or proposed or threatened in writing; and (v) has provided adequate reserves in accordance with U.S. GAAP in the most recent consolidated financial statements of Cazador, for any material Taxes of Cazador that have not been paid, whether or not shown as being due on any Tax Return.

(b) Cazador is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement (other than customary contractual provisions in financing or other commercial agreements entered into in the ordinary course of business).

(c) Cazador has withheld and paid to the appropriate Taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(d) Cazador has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than the group, the common parent of which is or was Cazador).

(e) Cazador has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Cazador is, and has at all times been, in compliance in all material respects with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder, and Cazador has not engaged in or entered into a “listed transaction” with the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(c)(3).

(g) There are no Tax liens upon any assets of Cazador except statutory liens for current Taxes not yet due and payable.

(h) Cazador has not taken, or agreed to take, any action or failed to take any action, or know of any fact, plan, or other circumstance, that is reasonably likely to prevent the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(i) The conversion of Cazador from a Cayman Islands limited company to a Delaware corporation will not result in the imposition of any Tax on Cazador.

SECTION 4.12 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cazador.

SECTION 4.13 Cazador Trust Fund.

(a) As of the date of this Agreement and at the Closing Date (without giving effect to the transaction contemplated hereby), Cazador has and will have no less than $46,165,000 in the trust fund established by Cazador for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at JPMorgan Chase Bank, N.A. New York (the “Trust Account”), and held in trust by Continental Stock

Transfer & Trust Co. (the “Trustee”) pursuant to the Trust Agreement, dated as of October 7, 2010, between Cazador and the Trustee (the “Trust Agreement”), less such amounts, if any, as Cazador is required to pay to stockholders who elect to have their Cazador Shares converted to cash in accordance with the provisions of Section 47.3 of the Memorandum and Articles of Association of Cazador.

(b) As of the Merger Effective Time, those obligations of Cazador to dissolve or liquidate within a specified time period as contained in Cazador’s Certificate of Incorporation, as of immediately prior to the Merger Effective Time, will be terminated and Cazador shall have no obligation whatsoever to dissolve and liquidate the assets of Cazador by reason of the consummation of the Merger, and no Cazador stockholder shall be entitled to receive any amount from the Trust Fund or the Company except, with respect to the Trust Fund only, to the extent such stockholder exercises its Redemption Right.

SECTION 4.14 Prior Business Operations.  Cazador has limited its activities to those activities (a) contemplated in the Prospectus or (b) otherwise necessary to consummate the transactions contemplated by this Agreement. Cazador has no employees, employee benefit plans or subsidiaries. Except as set forth in the Memorandum and Articles of Association of Cazador, there is no agreement, commitment, judgment, injunction, order or decree binding upon Cazador or to which Cazador is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Cazador, any acquisition of property by Cazador or the conduct of business by Cazador as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Cazador Material Adverse Effect.

SECTION 4.15 Investment Company Act.  Cazador is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.

SECTION 4.16 Business Combination.  The Merger shall qualify as and will be a valid business combination (as described in the Prospectus), the consummation of which will allow and cause Cazador to release monies from the Trust Fund.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGERS

SECTION 5.01 Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Merger Effective Time, except as expressly contemplated by any other provision of this Agreement, unless Cazador shall otherwise consent in writing, such consent not to be unreasonably withheld:

(i) the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(ii) the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Merger Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Cazador, which consent shall not be unreasonably withheld:

(b) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(c) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $49,999 or capital expenditures which are, in the aggregate, in excess of $49,999 for the Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(g) hire any additional employees or consultants except in the ordinary course of business or to fill current vacancies or vacancies arising after the date of this Agreement due to the termination of any employee’s employment or consultant’s services, or increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees or consultants, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Company Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with, any director, officer, employee or consultant of the Company or of any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, incentive, profit-sharing, thrift, compensation, stock option, restricted stock, equity-based award, retention, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee except as required by Law;

(h) exercise its discretion with respect to or otherwise voluntarily accelerate the vesting of any Company Stock Option as a result of the Merger, any other change of control of the Company (as defined in the Company Stock Option Plans) or otherwise;

(i) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(j) except as required by Law, make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

(k) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;

(l) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(m) commence or settle any Action;

(n) permit any item of Company Owned Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of Company Owned Intellectual Property, except in the ordinary course of business;

(o) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Conduct of Business by Cazador Pending the Merger.  Except as expressly contemplated by any other provision of this Agreement, Cazador agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, Cazador shall not, without the prior written consent of the Company, take any action that would reasonably be likely to prevent, interfere with or materially delay the Merger.

SECTION 5.03 Claims Against Trust Account.

(a) The Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Cazador may disburse monies from the Trust Fund only: (i) to its public stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Cazador, (ii) to Cazador (less Cazador’s deferred underwriting compensation only) after Cazador consummates a business combination (as described in the Prospectus) or (iii) as consideration to the sellers of a target business with which Cazador completes a business combination.

(b) The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Cazador on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 5.03(b) as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of the Merger), and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof. In the event that the Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Cazador, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Cazador, whether in the form of money damages or injunctive relief, Cazador shall be entitled to recover from the Company the associated legal fees and costs in connection with any such action, in the event Cazador prevails in such action or proceeding.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement:

(i) Cazador and the Company shall prepare and file with the SEC the joint proxy statement/prospectus (as amended or supplemented, the “Joint Proxy Statement”) to be sent to (A) the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider, among other things, (1) approval and adoption of this Agreement and approval of the Merger and (2) an adjournment proposal and (B) the stockholders of Cazador relating to the meeting of Cazador’s stockholders (the “Cazador Stockholders’ Meeting”) to be held to consider, among other things, approval and adoption of (1) this Agreement and approval of the Merger, and (2) any other proposals the parties deem necessary to effectuate the Merger; and

(ii) Cazador shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Joint Proxy Statement shall be included as a part of the prospectus, in connection with the registration under the Securities Act of the shares of Cazador Common Stock to be issued to the stockholders of the Company pursuant to the Merger.

Cazador and the Company each shall use their reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Cazador shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Cazador Common Stock pursuant to the Merger. Each of the Company and Cazador shall furnish to one another all information concerning the Company and Cazador, as applicable, as the Company and/or Cazador, as applicable, may reasonably request in connection with such actions and the preparation of the Registration Statement and Joint Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company and Cazador shall each mail the Joint Proxy Statement to its respective stockholders.

(b) Except as provided in Section 6.04(c), the Company covenants that none of the Company Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cazador, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or any other Transaction (the “Company Recommendation”) and the Joint Proxy Statement shall include the recommendation of the Company Board to the stockholders of the Company in favor of approval and adoption of this Agreement and approval of the Merger.

(c) Except as provided in Section 6.04(c), Cazador covenants that none of the Cazador Board or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by the Cazador Board or any committee thereof of this Agreement, the Merger or any other Transaction and the Joint Proxy Statement shall include the recommendation of the Cazador Board to the stockholders of the Cazador in favor of approval and adoption of this Agreement and approval of the Merger.

(d) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Cazador or the Company without the approval of the other parties (such approval not to be unreasonably withheld or delayed). Cazador and the Company each will advise the others, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Cazador Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(e) Cazador represents that the information supplied by Cazador for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and Cazador, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Cazador Stockholders’ Meeting, and (v) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to Cazador, or its officers or directors, should be discovered by Cazador which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, Cazador shall promptly inform the Company. All documents that Cazador is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(f) The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Joint Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Joint Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and the stockholders of Cazador, (iii) the time of the Company Stockholders’ Meeting, (iv) the time of the Cazador Stockholders’ Meeting, and (v) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Merger Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Joint Proxy Statement, the Company shall promptly inform Cazador. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 6.02 Stockholders’ Meetings.

(a) The Company shall call and hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the Company shall use its reasonable efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders, except in the event and to the extent that the Company Board, in accordance with Section 6.04(c), withdraws or modifies its recommendation to the stockholders of the Company in favor of the approval and adoption of this Agreement.

(b) Cazador shall call and hold the Cazador Stockholders’ Meeting as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and Cazador shall use its reasonable efforts to hold the Cazador Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Cazador shall use its reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and approval of the Merger and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

SECTION 6.03 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or Cazador or any of their respective subsidiaries is a party or pursuant to applicable Law, from the date of this Agreement until the Merger Effective Time, the Company and Cazador shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated May 1, 2012 (the “Confidentiality Agreement”), between Cazador Holdings Ltd. and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction.

(e) Notwithstanding anything in this agreement to the contrary, each party (and its representatives, agents and employees) may consult any tax advisor regarding the tax treatment and tax structure of the transactions contemplated hereby and may disclose to any person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

SECTION 6.04 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Company Subsidiary nor any of the directors, officers or employees of it or any Company Subsidiary will, and that it will cause its and its Company Subsidiaries’

agents, advisors and other representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any Company Subsidiary), not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (ii) enter into or maintain or continue discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, or (iii) agree to, approve, endorse or recommend any Competing Transaction or enter into any letter of intent or other contract, agreement or commitment contemplating or otherwise relating to any Competing Transaction, or (iv) authorize or permit any of the officers, directors or employees of the Company or any of its Company Subsidiaries, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Company Subsidiaries, to take any such action. The Company shall notify Cazador as promptly as practicable (and in any event within one (1) day after the Company attains knowledge thereof), orally and in writing, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, specifying the material terms and conditions thereof and the identity of the party making such proposal or offer or inquiry or contact (including material amendments or proposed material amendments). The Company shall provide Cazador with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Competing Transaction. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company also agrees to promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any Company Subsidiary, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary and, if requested by Cazador, to enforce such person’s obligation to do so.

(b) Notwithstanding anything to the contrary in this Section 6.04, the Company Board may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer (a “Proposal”) regarding a Competing Transaction, and the Company Board has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), that such Proposal constitutes a Superior Proposal, or is reasonably likely to result in a Superior Proposal, (ii) determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that, in light of such Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (iii) provided written notice to Cazador of its intent to furnish information or enter into discussions with such person at least three (3) business days prior to taking any such action, and (iv) obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement).

(c) Except as set forth in this Section 6.04(c), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cazador, the Company Recommendation (a “Change in the Company Recommendation”) or approve or recommend, or cause or permit the Company to enter into any letter of intent, agreement or obligation with respect to, any Competing Transaction. Notwithstanding the foregoing, if the Company Board determines, in its good faith judgment prior to the time of the Company Stockholders’ Meeting and after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), that it is required to make a Change in the Company Recommendation to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, the Company Board may recommend a Superior Proposal, but only (i) after providing written notice to Cazador (a “Notice of Superior Proposal”) advising Cazador that the

Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, and (ii) if Cazador does not, within five (5) business days of Cazador’s receipt of the Notice of Superior Proposal, make an offer that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal. Any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal or offer for a Competing Transaction or otherwise in order to comply with its fiduciary obligations to the Company and its stockholders under applicable Law or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 6.04(c). Notwithstanding anything to the contrary contained in this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Competing Transaction, or by any Change in the Company Recommendation. The Company shall not submit to the vote of its stockholders any Competing Transaction, or propose to do so.

(d) A “Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Company Subsidiary; (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Company Subsidiary; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or of any Company Subsidiary; (v) any solicitation in opposition to approval and adoption of this Agreement by the Company’s stockholders; or (vi) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay any of the Transactions.

(e) A “Superior Proposal” means an unsolicited written bona fide offer to consummate any of the following transactions made by a third party that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), is capable of doing so: (i) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; or (ii) the acquisition by any person or group (including by means of a tender offer or an exchange offer or a two-step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of stock of the Company, in each case on terms (including conditions to consummation of the contemplated transaction) that the Company Board determines, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation), to be more favorable to the Company stockholders than the Transactions and for which financing, to the extent required, is then committed.

(f) For avoidance of doubt, nothing contained in this Section 6.04 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, that neither the Company nor Company Board nor any committee thereof shall, except as specifically permitted by Section 6.04(c), withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cazador, the Company Recommendation, or propose to approve or recommend, a Competing Transaction.

SECTION 6.05 Cazador Board Recommendation.  Except as set forth in Section 6.04(c), neither the Cazador Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the Cazador Recommendation. Notwithstanding the foregoing, if the Cazador Board determines, in its good faith judgment prior to the time of the Cazador Stockholders’ Meeting and after consultation with independent legal counsel (who may be Cazador’s regularly engaged independent legal counsel), that it is required to make a change in the recommendation of the Cazador Board to comply with its fiduciary obligations to Cazador and its stockholders under applicable Law.

SECTION 6.06 Employee Benefits Matters.  Employees of the Company or any Company Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by Cazador or any of its subsidiaries for service accrued prior to the Merger Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

SECTION 6.07 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article V of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law. Cazador agrees that all rights to indemnification for acts or omissions occurring prior to the Merger Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries as provided in their respective articles of incorporation or bylaws (or similar organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms, together with all other indemnification agreements in favor of such current or former directors or officers.

(b) The Surviving Corporation shall maintain in effect for at least six years from the Merger Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Merger Effective Time

SECTION 6.08 Notification of Certain Matters.  The Company shall give prompt notice to Cazador, and Cazador shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company or Cazador, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.09 Company Affiliates.  No later than thirty (30) days after the date of this Agreement, the Company shall deliver to Cazador a list of names and addresses of those persons who were, in the Company’s reasonable judgment, on the date of delivery of such list, affiliates (within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act (each such person being a “Company Affiliate”)) of the Company. The Company shall provide Cazador with such information and documents as Cazador shall reasonably request for purposes of reviewing such list. The Company shall use its reasonable efforts to deliver or cause to be delivered to Cazador, prior to the Merger Effective Time, an affiliate letter in the form attached hereto as Exhibit C, executed by each of the Company Affiliates identified in the foregoing list and any person who shall, to the Knowledge of the Company, have become a Company Affiliate subsequent to the delivery of such list.

SECTION 6.10 Further Action; Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Merger; provided that Cazador will not be required by this Section 6.10 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets that are material to Cazador, the Company and their subsidiaries, taken as a whole, or (ii) limits Cazador’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Cazador’s or its affiliates’ other assets or businesses. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable efforts to take all such action.

SECTION 6.11 Reorganization.

(a) Cazador and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and to obtain the Tax opinions set forth in Section 7.02(f) and Section 7.03(d). Neither Cazador nor the Company, nor their affiliates, shall directly or indirectly (without the consent of the other) take any action (or fail to take any action) that would reasonably be expected to adversely affect the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Officers of the Company and Cazador shall execute and deliver to Reed Smith LLP (“Reed Smith”), tax counsel for Cazador, and Bilzin Sumberg Baena Price & Axelrod LLP (“Bilzin”) tax counsel for the Company, certificates substantially in the form agreed to by the parties and such law firms by the Closing Date, in connection with such tax counsel’s respective delivery of opinions pursuant to Section 7.02(f) and Section 7.03(d) hereof. Each of Cazador and the Company shall use its reasonable best efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 6.11(b).

(c) The Company and Cazador shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Merger Effective Time. Cazador shall pay, without deduction from any amount payable to holders of Cazador Shares and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity (or for which its stockholders are primarily liable), which becomes payable in connection with the Merger.

SECTION 6.12 Consents of Accountants.  Cazador and the Company will each use all reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

SECTION 6.13 Nasdaq Listing.  Cazador shall promptly prepare and submit to Nasdaq a listing application covering the shares of Cazador Common Stock to be issued in the Merger and pursuant to the Company Convertible Securities, and shall use its reasonable efforts to obtain, prior to the Merger Effective Time, approval for the listing of such Cazador Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate with Cazador with respect to such listing.

SECTION 6.14 Subsequent Financial Statements.  The Company will endeavor, if practicable, but shall not be obligated to, consult with Cazador prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Cazador shall have no liability by reason of such consultation.

SECTION 6.15 Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Cazador and the Company. Thereafter, unless otherwise required by applicable Law, the requirements of Nasdaq or the requirements of the OTCBB, each of Cazador and the Company shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions.

SECTION 6.16 Board of Directors and Officers of Cazador.  Cazador shall take all such action as may be necessary to cause each of the following persons to be appointed to the Board of Directors of Cazador, as of the Merger Effective Time, to serve until the next annual election of directors of Cazador: Mike Zoi (as Non-Executive Chairman), Francesco Piovanetti, Dmitry Kozko, Kenges Rakishev, James Caan, David P. Kelley II and Felix Vulis. Cazador shall take all such action as may be necessary to cause so that the persons listed below are elected to the positions of officers of Cazador as of the Merger Effective Time, to serve in such positions effective immediately after the Closing.

Francesco Piovanetti	— Chief Executive Officer
Dmitry Kozko	— President
Alberto Hernandez	— Chief Operating Officer
Curtis Wolfe	— Secretary
Jonathan New	— Chief Financial Officer
Richard Lappenbusch	— Executive Vice President & Chief Strategic Officer
Ivan Onuchin	— Chief Technology Officer

SECTION 6.17 FINRA Notification.  Cazador and the Company shall each prepare and file an Issuer Company-Related Action Notification Form (the “FINRA Notifications”) with the Financial Industry Regulatory Authority (“FINRA”) applicable to the issuance of shares of Cazador Common Stock hereunder and in connection with the other corporate actions to be taken by Cazador and the Company as contemplated hereunder. Each party shall use its reasonable efforts to assist the other party as may be necessary to prepare and file the FINRA Notifications and any responses to comments or inquiries made by FINRA with regard to the FINRA Notifications.

SECTION 6.18 Payoff of Debt.  All notes and payables of the Company and/or Company Subsidiaries owed to Mike Zoi or any of his Affiliates (including all accrued and unpaid interest thereon and on all convertible notes and payables) which are outstanding as of Closing and as set forth in Disclosure Schedule 6.18 (as such disclosure schedule is updated immediately prior to the Closing), will be paid in cash by the Surviving Corporation immediately after the Closing.

SECTION 6.19 Release of Trust Funds.  Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Cazador shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Cazador due and owing or incurred at or prior to the Merger Effective Time shall be paid as and when due, including all amounts payable (i) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (ii) to the Trustee for fees and costs incurrent in accordance with the Trust Agreement; and (iii) to third parties (e.g., professionals, printers, etc.) who have rendered services to Cazador in connection with its efforts to effect the Merger.

SECTION 6.20 Conversion.  The Company shall take all such action as is necessary to cause all Company Convertible Securities to vest in full and to convert into shares of Company Common Stock, pursuant to the applicable Conversion Agreement and (other than with respect to the Fixed Conversion Securities), in a Cashless Exercise, immediately prior to the Merger and to terminate any Company Convertible Securities Agreements.

SECTION 6.21 Minimum Cash.  After the Merger Effective Time and after payment to all Cazador stockholders who exercised their Redemption Right, Cazador shall have at least $23,500,000 in cash which shall be used by Cazador for working capital purposes and to make the payments pursuant to Section 6.18.

SECTION 6.22 Section 16 Matters.  Prior to the Merger Effective Time, (i) Cazador and the Company shall take all reasonable steps as may be required or permitted to cause any dispositions of, or any other transactions relating to, the Company Shares (including options or other derivative securities with respect to the Company Shares) that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12,

1999, issued by the SEC regarding such matters; and (ii) Cazador and the Company shall take all reasonable steps as may be required or permitted to cause any acquisitions of, or any other transactions relating to, the shares of the Surviving Corporation (including options or other derivative securities with respect to the shares of the Surviving Corporation) that occur or are deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Surviving Corporation to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

SECTION 6.23 Shareholder Rights Agreement.  Prior to the Merger Effective Time, the Company and all parties thereto shall have caused the termination of the Shareholder Rights Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party.  The obligations of the Company and Cazador to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Registration Statement.  The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(c) Cazador Stockholder Approval.  This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Cazador in accordance with the Joint Proxy Statement.

(d) No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) Governmental Consents.  All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Authorities.

SECTION 7.02 Conditions to the Obligations of Cazador.  The obligations of Cazador to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided, that any representation or warranty that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate.  The Company shall have delivered to Cazador a certificate, dated the date of the Closing, signed by the Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a) and Section 7.02(b).

(d) Third Party Consents.  All consents from third parties under any Company Contract or other material agreement, contract, license, lease or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement shall have been obtained from such third parties.

(e) Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Tax Opinion.  Cazador shall have received the opinion of Reed Smith, in form and substance reasonably satisfactory to Cazador, dated the Closing Date, rendered on the basis of facts, representations, statements, and assumptions set forth in such opinion and the certificates obtained from officers of Cazador and the Company, all of which are consistent with the state of facts existing as of the Merger Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.02(f), Reed Smith shall have received and may rely upon the certificates, representations, and statements referred to in Section 6.11(b). Cazador shall not waive receipt of a tax opinion from Reed Smith as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure.

(g) Affiliate Letters.  Cazador shall have received from each Company Affiliate an executed copy of the affiliate letter contemplated in Section 6.09.

(h) Resignation.  All members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Merger Effective Time.

(i) Conversion Agreements.  Cazador shall have received duly executed Conversion Agreements from each holder of Company Convertible Securities and the Company and evidence of the termination of each of the Company Convertible Securities Agreements.

(j) Shareholder Rights Agreement.  Cazador shall have received satisfactory evidence of the termination of the Shareholder Rights Agreement and all provisions thereof.

SECTION 7.03 Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Cazador contained in this Agreement shall be true and correct in all material respects as of the Merger Effective Time, as though made on and as of the Merger Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date (provided that any representation or warranty that is qualified by materiality or Cazador Material Adverse Effect shall be true and correct in all respects as of the Merger Effective Time, or as of such particular earlier date, as the case may be).

(b) Agreements and Covenants.  Cazador shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c) Officer Certificate.  Cazador shall have delivered to the Company a certificate, dated the date of the Closing, signed by the Chief Executive Officer of Cazador, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).

(d) Tax Opinion.  The Company shall have received the opinion of Bilzin, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations, statements, and assumptions set forth in such opinion and the certificates obtained from officers of Cazador and the Company, all of which are consistent with the state of facts existing as of the Merger Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.03(d), Bilzin shall have received and may rely upon the certificates, representations, and statements referred to in Section 6.11(b). The Company shall not waive receipt of a tax opinion from Bilzin as a condition to Closing unless further approval of the shareholders of the Company is obtained with appropriate disclosure.

(e) Material Adverse Effect.  No Cazador Material Adverse Effect shall have occurred since the date of this Agreement.

(f) Certificate and By-laws.  The Certificate of Incorporation of Cazador shall be in substantially the form attached hereto as Exhibit A and the By-laws of Cazador shall be in substantially the form attached hereto as Exhibit B.

(g) Nasdaq Listing.  The shares of Cazador Common Stock to be issued in the Merger and pursuant to the Company Convertible Securities shall have been approved and authorized for the listing on Nasdaq.

(h) Minimum Cash.  Immediately after the Merger Effective Time, Cazador shall have at least $23,500,000 in cash (after giving effect to payment to all Cazador stockholders who exercised their Redemption Rights).

(i) Payment of Notes.  Immediately after the Merger Effective Time, Cazador shall make all payments required under Section 6.18.

(j) Conversion Agreements.  The Company shall have received duly executed Conversion Agreements from Cazador.

(k) Cazador Conversion.  Cazador shall have completed its conversion to a Delaware corporation.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company, as follows:

(a) by mutual written consent of Cazador and the Company duly authorized by the Cazador Board and the Company Board; or

(b) by either Cazador or the Company if the Merger Effective Time shall not have occurred on or before October 14, 2012; or

(c) by either Cazador or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; or

(d) by Cazador if a Company Triggering Event shall have occurred; or

(e) by either Cazador or the Company if (i) this Agreement shall fail to receive the requisite vote for approval at the Company Stockholders’ Meeting or (ii) this Agreement shall fail to receive the requisite vote for approval at the Cazador Stockholders’ Meeting; or

(f) by Cazador upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(e) would not be satisfied (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company, Cazador may not terminate this Agreement under this Section 8.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Cazador to the Company; or

(g) by Cazador upon written notice to the Company, at any time prior to receipt of the Cazador Stockholder Approval, provided that the Company has provided Cazador with not less than five (5) business days’ notice prior to such termination and Cazador shall have complied with Section 6.05;

(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Cazador set forth in this Agreement, or if any representation or warranty of Cazador shall have become untrue, in either case such that the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(h) or Section 7.03(i) would not be satisfied (“Terminating Cazador Breach”); provided, however, that, if such

Terminating Cazador Breach is curable by Cazador, the Company may not terminate this Agreement under this Section 8.01(g) for so long as Cazador continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Cazador; or

(i) by the Company upon written notice to Cazador, at any time prior to receipt of the Company Stockholder Approval, to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company has provided Cazador with not less than five (5) business days’ notice prior to such termination and the Company shall have complied with Section 6.04.

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board withdraws, modifies or changes the Company Recommendation in a manner adverse to Cazador or shall have resolved to do so; (ii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Competing Transaction; (iii) the Company shall have failed to include in the Joint Proxy Statement the recommendation of the Company Board in favor of the approval and adoption of this Agreement and the approval of the Merger; (iv) through the fault (whether by commission or omission) of the Company, the Merger is not, prior to October 1, 2012, submitted for the approval of the holders of Company Common Stock at the Company Stockholders’ Meeting; (v) the Company shall have intentionally breached its obligations under Section 6.04; or (vi) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders).

SECTION 8.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

SECTION 8.03 Expenses.  All Expenses incurred in connection with this Agreement and the Merger shall be paid by the Surviving Corporation, provided, however, that, except as set forth below, if the Merger is not consummated, each party shall pay its own Expenses. “Expenses”, as used in this Agreement, shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices pursuant to Nasdaq or any Governmental Authority and all other matters related to the closing of the Merger.

SECTION 8.04 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Merger Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver.  At any time prior to the Merger Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the later to occur of the Merger Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.07 and Section 6.18 and this Article IX shall survive the Merger Effective Time and the provisions of Section 6.03(b) and Section 8.03 shall survive the termination of this Agreement.

SECTION 9.02 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Cazador:

Cazador Acquisition Corporation, LTD.
Carr 165 Km 1.2
City View Plaza II Suite 6000
Guaynabo, PR 00968
Facsimile No: +1-787-993-9651
Telephone No.: +1-787-993-9650
Attention: Jorge De Jesus
Email: jdj@cazador1.com

with a copy to:

Reed Smith LLP
101 Second Street, Suite 1800
San Francisco, CA 9410
Facsimile No: +1-1-415-391-8269
Telephone No.: +1-415-543-8700
Attention: Garth A. Osterman
Email: gosterman@reedsmith.com

if to the Company:

Net Element, Inc.
1450 S Miami Ave.
Miami, FL 33130
Facsimile No: +1-305-358-7876
Telephone No.: +1-305-507-8808
Attention: Curtis Wolfe
Email: cw@netelement.com

with a copy to:

Bilzin Sumberg Baena Price & Axelrod LLP
1450 Brickell Avenue, 23rd Floor
Miami, Florida 33131-3456
Facsimile No.: +1-305-351-2294
Telephone No.: +1-305-374-7580
Attention: Serge Pavluk
Email: spavluk@bilzin.com

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“2004 Company Option Plan” means the Splinex Technology, Inc. 2004 Stock Option Plan (Splinex Technology, Inc. being the prior name of the Company).

“2011 Company Option Plan” means the 2011 Equity Incentive Plan of Net Element, Inc.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Anti-Bribery Laws” means the United States Foreign Corrupt Practices Act or any other similar laws, statue, rule or regulation of any country, including any anti-bribery and related prohibitions implemented under the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the Organization of American States Inter-American Convention Against Corruption, Council of Europe Criminal Law Convention on Corruption, the United Nations Convention Against Corruption, the African Union Convention on Preventing and Combating Corruption, applicable to the Companies or any of their Subsidiaries.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.

“Cashless Exercise” means that the holder of any Company Convertible Security (other than the Fixed Conversion Securities) shall be entitled to receive that number of Company Shares equal to the quotient obtained by dividing [(Cashless Share Price – B)*(X)] by (Cashless Share Price), where (B) equals the exercise price of any such Convertible Security, and (X) equals the number of Company Shares that would be issuable upon exercise of such Company Convertible Security (other than the Fixed Conversion Securities), in accordance with the terms of its issuance if such exercise were by means of a cash exercise rather than a cashless exercise, or such other formula as the parties and the holders of such Company Convertible Securities may agree.

“Cashless Share Price” means the Closing Cazador Share Price multiplied by the Exchange Ratio.

“Cazador Certificate of Incorporation” means the Cazador Certificate of Incorporation, dated as of April 20, 2010.

“Cazador Common Stock” means the shares of common stock, par value $0.0001 per share, of Cazador.

“Cazador Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of Cazador or (ii) the ability of Cazador to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any movement in the price of Cazador’s stock on the open market or change in price or value in Cazador’s industry segment, or the markets or major indexes generally, constitute, in itself, such an event, circumstance, change or effect; provided further, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions (including, without limitation, interest rates generally) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Cazador, (y) general changes in the industries in which Cazador operates, except those events, circumstances, changes or effects that adversely affect Cazador to a materially greater extent than they affect other entities operating in such industries or (z) the public announcement or pendency of the transactions contemplated hereby or Cazador’s compliance with the terms and conditions of this Agreement or actions taken or not taken by Cazador upon the request of the other party to this Agreement, (xx) changes in Laws, (yy) changes in GAAP of general applicability or generally applicable to Cazador’s industry segment, or (zz) SEC rulemaking requiring enhanced disclosure of business combination transactions with a public shell.

“Closing Cazador Share Price” means the price of a Cazador Share as of the close of the Nasdaq trading market on the day immediately prior to the Closing Date.

“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is or is reasonably likely to be materially adverse to (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall any movement in the price of the Company’s stock on the open market or change in price or value in the Company’s and the Company Subsidiaries’ industry segment, or the markets or major indexes generally, constitute, in itself, such an event, circumstance, change or effect; provided further, however, that clause (i) shall not include any event, circumstance, change or effect resulting from (x) changes in general economic conditions (including, without limitation, interest rates generally) or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on the Company or the Company Subsidiaries, (y) general changes in the industries in which the Company and the Company Subsidiaries operate, except those events, circumstances, changes or effects that adversely affect the Company and its subsidiaries to a materially greater extent than they affect other entities operating in such industries, (z) the public announcement or pendency of the transactions contemplated hereby or the Company’s or the Company Subsidiaries’ compliance with the terms and conditions of this Agreement or actions taken or not taken by the Company or the Company Subsidiaries upon the request of the other party to this Agreement, (xx) changes in Laws, (yy) changes in GAAP of general applicability or generally applicable to the Company’s or Company Subsidiaries’ industry segment, or (zz) SEC rulemaking requiring enhanced disclosure of business combination transactions with a public shell.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“Exchange Ratio” means 0.025, as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) patents, patent applications and statutory invention registrations, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names and other source identifiers (all of the foregoing whether or not registered), and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, copyrightable works of authorship in any medium (whether or not registered), including without limitation writings of any kind, printed or graphic matter (including all preparatory materials such as sketches, drafts, outtakes, outlines and drawings), scripts, films, audio, video, or audiovisual recordings in any medium, artwork and designs in any medium, computer source code and object code and related documentation, photographs in any medium, and musical compositions and recordings;, and (iv) confidential and proprietary information, including trade secrets and know-how; and all other intellectual property or proprietary rights of any kind or description.

“Knowledge of the Company”, “to the Company’s Knowledge” and phrases of similar import mean the actual knowledge of Mike Zoi, Jonathan New and Dmitry Kozko, following the exercise of reasonable diligence in the course of their executive and management responsibilities.

“Knowledge of Cazador”, “to the Cazador’s Knowledge” and phrases of similar import mean the actual knowledge of Francesco Piovanetti, Alberto Hernandez and Juan Carlos Bou, following the exercise of reasonable diligence in the course of their executive and management responsibilities.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Prospectus” means the final prospectus of Cazador, dated as of October 7, 2010.

“Shareholder Rights Agreement” means that certain Shareholder Rights Agreement by and among Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (DE), MZ Capital, LLC (FL), Enerfund, LLC and the Company, dated as of February 24, 2012.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Cazador or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Tax” (including, with correlative meaning, the term “Taxes,”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Governmental Authority relating to Taxes.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2011 Company Balance Sheet	§ 3.07(c)
2011 Cazador Balance Sheet	§ 4.07(c)
Action	§ 3.09
Additional Company SEC Reports	§ 3.07(a)
Additional Cazador SEC Reports	§ 4.07(a)
Agreement	Preamble
Bilzin	§ 6.11(b)
Blue Sky Laws	§ 3.05(b)
Cazador	Preamble
Cazador Board	Recitals
Cazador Certifications	§ 4.07(g)
Cazador Disclosure Schedule	Article IV
Cazador Preferred Stock	§ 4.03(a)
Cazador Permits	§ 4.06
Cazador SEC Reports	§ 4.07(a)
Cazador Shares	§ 2.01(a)
Cazador Stockholders’ Meeting	§ 6.01(a)

Defined Term	Location of Definition
Certificate of Merger	§ 1.02(a)
Certificates	§ 2.02(b)
Change in the Company Recommendation	§ 6.04(c)
Claims	§ 5.03(b)
Closing	§ 1.02(b)
Code	Recitals
Company	Preamble
Company Affiliate	§ 6.09
Company Board	Recitals
Company Certifications	§ 3.07(g)
Company Convertible Securities	§ 2.04(a)
Company Convertible Securities Agreements	§ 2.04(b)
Company Disclosure Schedule	Article III
Company Licensed Intellectual Property	§ 3.13(e)
Company Owned Intellectual Property	§ 3.13(d)
Company Permits	§ 3.06
Company Preferred Stock	§ 3.03(a)
Company Recommendation	§ 6.01(b)
Company SEC Reports	§ 3.07(a)
Company Shares	§ 2.01(a)
Company Software	§ 3.13(k)
Company Stock Awards	§ 3.03(a)
Company Stock Options	§ 2.04(a)
Company Stockholders’ Meeting	§ 6.01(a)
Company Subsidiary	§ 3.01(a)
Company Triggering Event	§ 8.01
Company Warrants	§ 2.04(a)
Competing Transaction	§ 6.04(d)
Confidentiality Agreement	§ 6.03(b)
Conversion Agreement	§ 2.04(a)
DGCL	Recitals
Dissenting Shares	§ 2.05(a)
Environmental Permits	§ 3.15
ERISA	§ 3.10(a)
ERISA Affiliate	§ 3.10(c)
Exchange Act	§ 3.07(a)
Exchange Agent	§ 2.02(a)
Exchange Fund	§ 2.02(a)
Expenses	§ 8.03
FINRA	§ 6.17
FINRA Notifications	§ 6.17
Fixed Conversion Securities	§ 2.04(a)
Free Software	§ 3.13(k)
GAAP	§ 3.07(b)
Governmental Authority	§ 3.05(b)
Investment Company Act	§ 4.13(a)
IRS	§ 3.10(b)
Joint Proxy Statement	§ 6.01(a)
Law	§ 3.05(a)
Lease Documents	§ 3.12(b)
Material Contracts	§ 3.16(a)
Merger	Recitals

Defined Term	Location of Definition
Merger Effective Time	§ 1.02(a)
Multiemployer Plan	§ 3.10(c)
Nasdaq	§ 4.05
Notice of Superior Proposal	§ 6.04(c)
Open Source Software	§ 3.13(k)
Order	§ 7.01(d)
Plans	§ 3.10(a)
Potential Round Lot Holders	§ 2.01(a)
Proposal	§ 6.04(b)
Proprietary Software	§ 3.13(k)
Redemption Rights	§ 2.02(f)
Reed Smith	§ 6.11(b)
Registration Statement	§ 6.01(a)
Representatives	§ 6.03(a)
SEC	§ 3.07(a)
Securities Act	§ 3.07(a)
Superior Proposal	§ 6.04(e)
Surviving Corporation	§ 1.01
Terminating Company Breach	§ 8.01(f)
Terminating Cazador Breach	§ 8.01(h)
Transactions	§ 3.01(a)
Trust Account	§ 4.13(a)
Trust Agreement	§ 4.13(a)
Trust Fund	§ 4.13(a)
Trustee	§ 4.13(a)
Unvested Securities	§ 2.04(a)

SECTION 9.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Entire Agreement; Assignment.  This Agreement and the Preferred Stock Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Cazador may assign all or any of their rights and obligations hereunder to any affiliate of Cazador, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.06 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.07 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

SECTION 9.08 Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.08.

SECTION 9.09 Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10 Counterparts.  This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, Cazador and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CAZADOR ACQUISITION CORPORATION LTD.

By	/s/ Francesco Piovanetti Name: Francesco Piovanetti Title: Chief Executive Officer

NET ELEMENT, INC.

By	/s/ Jonathan New Name: Jonathan New Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF NET ELEMENT INTERNATIONAL, INC.
a Delaware Corporation

NET ELEMENT INTERNATIONAL, INC. a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:	The present name of the Corporation is Net Element International, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was [ , 2012], under the name Cazador Acquisition Corporation.
SECOND:	The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.
THIRD:	The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “D.G.C.L.”). Prompt written notice of the adoption of the amendments and of the restatement of the Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in § 228 of the D.G.C.L.
FOURTH:	This Amended and Restated Certificate of Incorporation shall become effective as of its filing with the Secretary of State of the State of Delaware (the “Effective Time”).
FIFTH:	This Amended and Restated Certificate of Incorporation of the Corporation shall, at the Effective Time, read as follows:
ARTICLE I:	The address of the registered office of the Corporation in the State of Delaware is [ ]. The name of the registered agent at that address is [ ].
ARTICLE II:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE III:	A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [ ] shares consisting of:
1. [ ] shares of Common Stock, with a par value of $0.0001 per share (the “Common Stock”); and
2. [ ] shares of Preferred Stock, with a par value of $.01 per share (the “Preferred Stock”).

Ex. A-1

B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.
C. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
ARTICLE IV:	The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C. On or after the closing date (the “Closing Date”) of the first sale of the Corporation's Common Stock pursuant to a firm commitment underwritten registered public offering (the “IPO”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to such sale, unless otherwise provided by law, any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President (in the absence of a Chief Executive Officer).

Ex. A-2

ARTICLE V:	A. The number of directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.
B. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.
C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI:	The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII:	A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the D.G.C.L., or (iv) for any transaction from which the director derived an improper personal benefit.

Ex. A-3

B. If the D.G.C.L. is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the D.G.C.L., as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.
ARTICLE VIII:	A. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE VIII shall be a contract right.
B. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
C. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
D. The rights and authority conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE IX:	To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the D.G.C.L. or the corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.

Ex. A-4

ARTICLE X:	The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this ARTICLE X or ARTICLE VI.

Ex. A-5

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this    day of            , 2011.

NET ELEMENT INTERNATIONAL, INC.

By:	, [Title]

Ex. A-6

EXHIBIT B

FORM OF AMENDED AND RESTATED
BYLAWS

OF

NET ELEMENT INTERNATIONAL, INC.

* * * * *

ARTICLE 1
OFFICES

Section 1.01. Registered Office.  The registered office of the Corporation shall be in the [City of Wilmington, County of New Castle], State of Delaware.

Section 1.02. Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books.  The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings.  All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings.  An annual meeting of stockholders, commencing with the year 2012, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings.  Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer) of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice.  (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Ex. B-1

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum.  Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting.  (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) Votes may be cast by any stockholder entitled to vote in person or by his proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.07. Action by Consent.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization.  At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business.  The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of

Ex. B-2

record at the time of giving of notice provided for in this Section 2.10, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however , that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to the Corporation’s securities. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this bylaw. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10.

Section 2.11. Notice of Business.  At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 2.11, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.11. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however , that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or

Ex. B-3

loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to the Corporation’s securities and (d) any material interest of the stockholder in such business. Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this Section 2.11. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.

ARTICLE 3
DIRECTORS

Section 3.01. General Powers.  Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office.  The Board of Directors shall consist of not less than three nor more than eleven directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Except as otherwise provided in the certificate of incorporation, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting.  Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings.  The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings.  After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or

Ex. B-4

Secretary on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings.  Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies.  Unless otherwise provided in the certificate of incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal.  No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation then entitled to vote generally in the election of directors, voting together as a single class.

Ex. B-5

Section 3.14. Compensation.  Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filing of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the certificate of incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

ARTICLE 4
OFFICERS

Section 4.01. Principal Officers.  The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration.  The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers.  In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal.  Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant

Ex. B-6

Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares.  Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6
GENERAL PROVISIONS

Section 6.01. Fixing the Record Date.  (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to

Ex. B-7

such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends.  Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year.  The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year. The fiscal year of the corporation may be changed by the board of directors.

Section 6.04. Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation.  The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments.  These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the certificate of incorporation as to any matter which is the subject of these bylaws, all such amendments must be approved by the affirmative vote of the holders of 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class or by a majority of the Board of Directors.

Ex. B-8

EXHIBIT C

Form of Affiliate Letter for Affiliates of the Company

FORM OF AFFILIATE LETTER FOR
AFFILIATES OF THE COMPANY

           , 2012

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Net Element, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Reference is made to that certain Agreement and Plan of Merger, dated as of June 12, 2012 (the “Merger Agreement”), by and between Cazador Acquisition Corporation LTD, a Cayman Islands limited corporation (“Cazador”) and the Company. Capitalized terms used in this letter agreement without definition shall have the meanings assigned to them in the Merger Agreement.

Prior to the Closing, Cazador will have converted into a Delaware corporation.

Upon the terms and subject to the conditions of the Merger Agreement, Cazador and the Company will enter into a business combination transaction pursuant to which (i) the Company will merge with and into Cazador (the “Merger”).

As a result of the Merger, I may receive shares of common stock, par value $0.0001 per share, of Cazador (the “Cazador Shares”). I would receive such Cazador Shares in exchange for shares owned by me of common stock, par value $0.001 per share, of the Company (the “Company Shares”).

1.	I represent, warrant and covenant to Cazador that in the event I receive any Cazador Shares as a result of the Merger:
A.	I shall not make any sale, transfer or other disposition of the Cazador Shares in violation of the Act or the Rules and Regulations.
B.	I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Cazador Shares, to the extent I felt necessary, with my counsel or counsel for the Company.
C.	I have been advised that the issuance of the Cazador Shares to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the shareholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Cazador Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Cazador Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Cazador, such sale, transfer or other disposition is otherwise exempt from registration under the Act.
D.	I understand that Cazador is under no obligation to register the sale, transfer or other disposition of the Cazador Shares by me or on my behalf under the Act or, except as provided in paragraph 2(A) below, to take any other action necessary in order to make compliance with an exemption from such registration available.
E.	I understand that there will be placed on the certificates for the Cazador Shares issued to me, or any substitutions therefor, a legend stating in substance:

Ex. C-1

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED JUNE 12, 2012 BETWEEN THE REGISTERED HOLDER HEREOF AND CAZADOR ACQUISITION CORPORATION LTD, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF CAZADOR ACQUISITION CORPORATION LTD.”

F.	I understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Cazador reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.

G.	Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.
2.	By Cazador’s acceptance of this letter, Cazador hereby agrees with me as follows:
A.	For so long as and to the extent necessary to permit me to sell the Cazador Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, Cazador shall (a) use its reasonable efforts to (i) file, on a timely basis, all reports and data required to be filed with the Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) furnish to me upon request a written statement as to whether Cazador has complied with such reporting requirements during the 12 months preceding any proposed sale of the Cazador Shares by me under Rule 145, and (b) otherwise use its reasonable efforts to permit such sales pursuant to Rule 145 and Rule 144. Cazador hereby represents to me that Cazador has filed all reports required to be filed with the Commission under Section 13 of the Exchange Act during the preceding 12 months.
B.	It is understood and agreed that certificates with the legends set forth in paragraphs 1(E) and l(F) above will be substituted by delivery of certificates without such legends if (i) Cazador has complied with the provisions of Rule 145(d)(1), and (ii) (a) at least six months shall have elapsed from the date the undersigned acquired the Cazador Shares received in the Merger and the provisions of Rule 145(d)(2)(ii) are then available to the undersigned, (b) one year shall have elapsed from the date the undersigned acquired the Cazador Shares received in the Merger and the provisions of Rule 145(d)(2)(iii) are then applicable to the undersigned, or (c) Cazador has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Cazador, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

Ex. C-2

Very truly yours,

Name:

Agreed and accepted this  day
of , 2012, by

CAZADOR ACQUISITION CORPORATION LTD.

By:	Name: Title:

Ex. C-3

ANNEX B

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CAZADOR ACQUISITION CORPORATION LTD.

(adopted by Special Resolution dated 24 September 2010)

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

CAZADOR ACQUISITION CORPORATION LTD.

(adopted by Special Resolution dated 24 September 2010)

1	The name of the Company is Cazador Acquisition Corporation Ltd.
2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.
3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
4	The liability of each Member is limited to the amount unpaid on such Member's shares.
5	The share capital of the Company is US$10,100 divided into 100,000,000 ordinary shares of a par value of US$0.0001 each and 1,000,000 preferred shares of a par value US$0.0001 each.
6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2010 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

CAZADOR ACQUISITION CORPORATION LTD.

(adopted by Special Resolution dated 24 September 2010)

1	Interpretation
1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Articles”	means these articles of association of the Company.
“Audit Committee”	means the audit committee of the Company formed pursuant to Article 41.2 hereof, or any successor audit committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	has the meaning given to it in Article 47.1.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Company”	means the above named company.
“Compulsory Repurchase”	has the meaning given to it in Article 47.4.
“Designated Stock Exchange”	means all national securities exchanges including the Over-the-Counter Bulletin Board, the Nation Market System or the Capital market of the Nasdaq Stock Market, Inc., the American Stock Exchange or the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Founder”	means Cazador Sub Holdings Ltd.
“IPO”	means the Company's initial public offering of securities.
“IPO Redemption”	has the meaning given to it in Article 47.3.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the memorandum of association of the Company.
“NASD”	means the National Association of Securities Dealers.

“NASD Manual”	means the document by that name as published from time to time by NASD, and includes any amendment or supplement to such document.
“NASD Rules”	means the rules set forth in the NASD Manual.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-allotment Option”	means the option of the Underwriters to purchase up to an additional 750,000 units (as defined at Article 3.3) at a price equal to $10.00 per unit, less underwriting discounts and commissions.
“Redemption Price”	has the meaning given to it in Article 47.3.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Repurchase Price”	has the meaning given to it in Article 47.4.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“SEC”	means the United States Securities and Exchange Commission.
“Share”	means a share in the Company and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Statute”	means the Companies Law (2010 Revision) of the Cayman Islands.
“Subscriber”	means the subscriber to the Memorandum.
“Trust Fund”	has the meaning given to it in Article 47.1.
“Underwriters”	means Rodman & Renshaw, LLC on its own behalf and for other underwriters from time to time, and any successor underwriter.
1.2	In the Articles:
(a)	words importing the singular number include the plural number and vice versa;
(b)	words importing the masculine gender include the feminine gender;
(c)	words importing persons include corporations as well as any other legal or natural person;
(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;
(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;
(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;
(h)	the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);
(i)	headings are inserted for reference only and shall be ignored in construing the Articles;
(j)	section 8 of the Electronic Transactions Law shall not apply;
(k)	the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and
(l)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.
2	Commencement of Business
2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.
2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.
3	Issue of Shares
3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:
(a)	issue one Share to itself;
(b)	transfer that Share by an instrument of transfer to any person; and
(c)	update the Register of Members in respect of the issue and transfer of that Share.
3.2	The Company may issue options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.
3.3	The Company may issue units of securities in the Company, each such unit comprised of a Share and a warrant to purchase an additional Share, upon such terms as the Directors may from time to time determine. The Shares and warrants comprising any such units which are issued pursuant to the IPO can only be traded separately from one another 5 trading days after the earlier to occur of the termination or expiration of the Over-allotment Option and the exercise in full of the Over-allotment Option. Any units issued to the Founder prior to the IPO will separate on the same day. Prior to such date, the units can be traded, but the Shares and warrants comprising such units cannot be traded separately from one another.
3.4	The Company shall not issue Shares to bearer.

4	Register of Members

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5	Closing Register of Members or Fixing Record Date
5.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.
5.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.
5.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.
6	Certificates for Shares
6.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.
6.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.
6.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.
6.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.
6.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares
7.1	Subject to the terms of these Articles, Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. If the Shares in question were issued in conjunction with options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.
7.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.
8	Redemption and Repurchase of Shares
8.1	Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of Shares, except Shares in the IPO, shall be effected in such manner as the Company may, by Special Resolution, determine before the issue of such Shares. Members who hold Shares issued in the IPO are entitled to request redemption of such Shares in the circumstances described in Article 42.3. Shares held by the Founder shall be compulsorily repurchased on a pro rata basis to the extent that the Over-allotment Option is not exercised in full so that the Founder will own 20% of the Company's issued and outstanding Shares after the IPO.
8.2	Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) provided that the Members shall have approved the manner of purchase by Ordinary Resolution.
8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.
9	Variation of Rights of Shares
9.1	If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

9.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.
9.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.
10	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

12	Lien on Shares
12.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.
12.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.
12.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.
12.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
13	Call on Shares
13.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by installments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.
13.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
13.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.
13.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.
13.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.
13.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.
13.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.
13.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.
14	Forfeiture of Shares
14.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.
14.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
14.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.
14.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.
14.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
14.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.
15	Transmission of Shares
15.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.
15.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.
15.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
16	Amendments of Memorandum and Articles of Association and Alteration of Capital
16.1	The Company may by Ordinary Resolution:
(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;
(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and
(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.
16.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
16.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(a)	change its name;
(b)	alter or add to the Articles;
(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(d)	reduce its share capital or any capital redemption reserve fund.
17	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

18	General Meetings
18.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.
18.2	The Company will in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.
18.3	The Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.
18.4	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent. in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.
18.5	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.
18.6	If there are no Directors as at the date of the deposit of the Members' requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.
18.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

19	Notice of General Meetings
19.1	At least five clear days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:
(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and
(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.
19.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.
20	Proceedings at General Meetings
20.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.
20.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
20.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.
20.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.
20.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
20.6	If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.
20.7	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

20.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.
20.9	A resolution put to the vote of the meeting shall be decided on a show of hands unless:
(a)	before, or on the declaration of the result of, the show of hands, the chairman demands a poll; or
(b)	any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll; or
(c)	a poll is required by the rules of the Designated Stock Exchange; or
(d)	if required by the rules of the Designated Stock Exchange, any Director or Directors who, individually or collectively, hold proxies in respect of Shares representing ten per cent. or more of the total voting rights at such meeting demand a poll.
20.10	Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
20.11	The demand for a poll may be withdrawn.
20.12	Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
20.13	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.
20.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.
21	Votes of Members
21.1	Subject to any rights or restrictions attached to any Shares, on a show of hands every Member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorised representative or by proxy, shall have one vote and on a poll every Member present in any such manner shall have one vote for every Share of which he is the holder.
21.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.
21.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.
21.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

21.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.
21.6	On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.
21.7	On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefor may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.
22	Proxies
22.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.
22.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

22.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
22.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
23	Corporate Members
23.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.
23.2	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).
24	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

25	Directors

There shall be a board of Directors consisting of not less than one person (exclusive of alternate Directors) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Director of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

26	Powers of Directors
26.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.
26.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.
26.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
26.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
27	Appointment and Removal of Directors
27.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.
27.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

28	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or
(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or
(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(d)	the Director is found to be or becomes of unsound mind; or
(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.
29	Proceedings of Directors
29.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director. A person who holds office as an alternate Director shall, if his appointor is not present, be counted in the quorum. A Director who also acts as an alternate Director shall, if his appointor is not present, count twice towards the quorum.
29.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote. A Director who is also an alternate Director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.
29.3	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.
29.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
29.5	A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.
29.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.
29.7	The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.
29.8	All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.
29.9	A Director but not an alternate Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.
30	Presumption of Assent

A Director or alternate Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

31	Directors' Interests
31.1	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.
31.2	A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.
31.3	A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
31.4	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

31.5	A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
32	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

33	Delegation of Directors' Powers
33.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
33.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.
33.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.
33.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
33.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

34	Alternate Directors
34.1	Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.
34.2	An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.
34.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.
34.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.
34.5	An alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.
35	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

36	Remuneration of Directors
36.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.
36.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
37	Seal
37.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.
37.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
37.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

38	Dividends, Distributions and Reserve
38.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.
38.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.
38.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.
38.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.
38.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.
38.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.
38.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.
38.8	No Dividend or other distribution shall bear interest against the Company.
38.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

40	Books of Account
40.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.
40.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.
40.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
41	Audit
41.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.
41.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the board of Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.
41.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.
41.4	If applicable, and subject to applicable law and the rules of the Designated Stock Exchange:
(a)	at the annual general meeting or at a subsequent extraordinary general meeting in each year, the Members shall appoint an Auditor who shall hold office until the Members appoint another

Auditor. Such auditor may be a Member but no Director or officer or employee of the Company shall, during his continuance in office, be eligible to act as Auditor;
(b)	a person, other than a retiring Auditor, shall not be capable of being appointed Auditor at an annual general meeting unless notice in writing of an intention to nominate that person to the office of Auditor has been given not less then fourteen days before the annual general meeting and furthermore the Company shall send a copy of such notice to the retiring Auditor;
(c)	the Members may, at any general meeting convened and held in accordance with these Articles, by Special Resolution remove the Auditor at any time before the expiration of his term of office and shall by ordinary resolution at that meeting appoint another Auditor in his stead for the remainder of his term.
41.5	The remuneration of the Auditor shall be fixed by the Company in general meeting or in such manner as the Members may determine.
41.6	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.
41.7	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.
41.8	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.
42	Notices
42.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.
42.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.
42.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
42.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
43	Winding Up
43.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:
(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or
(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.
43.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
44	Indemnity and Insurance
44.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
44.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.
44.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.
45	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

46	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47	Business Combination
47.1	Notwithstanding any other provision of these Articles, this Article 47 shall apply during the period commencing upon the adoption of these Articles and terminating upon the first to occur of the consummation of any Business Combination and the completion of a Compulsory Repurchase. A “Business Combination” shall mean the acquisition by the Company, whether by share capital exchange, asset acquisition, share purchase, reorganisation or similar business combination, of a company (the “target business”) in which:
(a)	the collective fair market value of the portion of the target business or businesses to be acquired is at least 80 per cent. of the balance in the Trust Fund at the time of the Business Combination plus any amounts previously distributed to members who have exercised their IPO Redemption rights pursuant to Article 47.3; and
(b)	the Company, as a result of the Business Combination will, acquire at least a controlling interest (meaning more than 50 per cent. of the voting securities of the target business), although after the consummation of the Business Combination the holders of Shares may own less than a majority of the voting securities of the combined business.

In the event of a conflict between this Article 47 and any other Articles, the provisions of this Article 47 shall prevail, and this Article 47.1 may not be amended prior to the consummation of a Business Combination. “Trust Fund” shall mean the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with the proceeds of the private placement to the Founder on, or immediately prior to, the closing date of the IPO, will be deposited.

47.2	Prior to the consummation of any Business Combination, the Company shall submit such Business Combination to its Members for approval regardless of whether the Business Combination is of a type that normally would require such Member approval under applicable law. In the event that a majority of the Shares issued in the IPO vote for the approval of the Business Combination, the Company shall be authorised to consummate the Business Combination, provided that the Company shall not consummate any Business Combination if 49.9 per cent. or more in interest of the Members holding Shares issued in the IPO exercise their redemption rights as described below.
47.3	Whether or not a Business Combination is approved in accordance with Article 47.2, any Member holding Shares issued to persons who are not a Founder, officer or Director may, contemporaneously with the vote on such Business Combination, redeem his Shares issued in the IPO for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 10 per cent. of the Shares issued in the IPO. If so demanded, the Company shall pay such redeeming Member a per Share redemption price (the “Redemption Price”) equal to the quotient determined by dividing:
(a)	with respect to Members holding Shares issued in the IPO who voted in favour of the proposed Business Combination, (i) the amount in the Trust Fund inclusive of any interest thereon, as of two business days prior to the consummation of the Business Combination, by (ii) the total number of Shares; or
(b)	with respect to Members holding Shares issued in the IPO who voted against the proposed Business Combination, (i) the amount in the Trust Fund exclusive of any interest thereon, as of two business days prior to the consummation of the Business Combination, by (ii) the total number of Shares issued in the IPO.

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates returned to the relevant Members as appropriate.

47.4	In the event that the Company does not consummate a Business Combination by the later of (i) eighteen months after the consummation of the IPO or (ii) twenty four months after the consummation of the IPO in the event that either a letter of intent or a definitive agreement with respect to a Business Combination was executed but was not consummated within such eighteen month period, this shall trigger a compulsory repurchase (the “Compulsory Repurchase”) and all Members holding Shares issued in the IPO shall have their Shares issued in the IPO repurchased for cash and receive a per share repurchase price (the “Repurchase Price”) (subject to any funds set aside for claims of creditors) equal to the quotient determined by dividing:
(a)	with respect to Members holding Shares issued in the IPO who voted in favour of the proposed Business Combination, (i) the amount in the Trust Fund inclusive of any interest thereon, as of two business days prior to the Compulsory Repurchase, by (ii) the total number of Shares issued in the IPO; or
(b)	with respect to Members holding Shares issued in the IPO who voted against the proposed Business Combination, (i) the amount in the Trust Fund exclusive of any interest thereon, as of two business days prior to the Compulsory Repurchase, by (ii) the total number of Shares issued in the IPO.

Following the triggering of the Compulsory Repurchase, the Repurchase Price shall be paid within five business days, to the relevant members by cheque sent by post, or in such other manner agreed to in writing with the relevant Members, to the names and addresses of the Members holding IPO Shares as stated on the register of members of the Company at such date.

47.5	A holder of Shares issued in the IPO shall be entitled to receive distributions from the Trust Fund only in the event of an IPO Redemption or a Compulsory Repurchase pursuant to Article 47.4. In no other circumstance shall a holder of Shares issued in the IPO have any right or interest of any kind in the Trust Fund.
47.6	After the issue of Shares in the IPO, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares that participate in any manner in the Trust Fund or that vote as a class with Shares issued in the IPO on any Business Combination.
47.7	The net proceeds from the IPO plus, if relevant, the proceeds from the exercise of the Over-allotment Option, shall be placed in to the Trust Fund.

47.8	The Company shall not incur debt for borrowed money prior to the consummation of a Business Combination, unless such debt does not require the payment of interest prior to the consummation of a Business Combination and the relevant lender waives any right to the Trust Fund.
47.9	The Audit Committee shall approve any transaction or transactions between the Company and any of the following parties:
(a)	any shareholder owning an interest in the voting power of the Company that gives such shareholder a significant influence over the Company; and
(b)	any Director or executive officer of the Company and any affiliate or relative of such Director or executive officer.
47.10	Any payment made to members of the Audit Committee shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.
47.11	A Director (or his alternate Director in his absence) shall not vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors and abstain from voting in connection with the Business Combination.
47.12	Notwithstanding any other provisions of these Articles, prior to the consummation of a Business Combination, Articles 47.2 to 47.12 may only be amended (in addition to the requirement for a Special Resolution) with the consent of two thirds or more of the Shares issued in the IPO obtained at a general meeting of the Company at which the holders of at least 95 per cent. of the Shares issued in the IPO must be present in person or by proxy in order to constitute a quorum.
47.13	The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these amended and restated Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class B Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class C Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company's first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in these Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.
47.14	The Audit Committee shall monitor compliance with the terms of the IPO on a quarterly basis and, if any non-compliance is identified, the Audit Committee shall be charged with the immediate responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.
47.15	Notwithstanding any other provisions of these Articles, prior to the consummation of a Business Combination, Articles 47.13 to 47.15 may only be amended (in addition to the requirement for a Special Resolution) with the consent of two-thirds or more of the Shares issued in the IPO obtained at a general meeting of the Company at which the holders of a majority of the Shares issued in the IPO must be present in person or by proxy in order to constitute a quorum.

ANNEX C

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF NET ELEMENT INTERNATIONAL, INC.
a Delaware Corporation

NET ELEMENT INTERNATIONAL, INC. a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST:	The present name of the Corporation is Net Element International, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was [ , 2012], under the name Cazador Acquisition Corporation.
SECOND:	The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.
THIRD:	The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “D.G.C.L.”). Prompt written notice of the adoption of the amendments and of the restatement of the Certificate of Incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in 228 of the D.G.C.L.
FOURTH:	This Amended and Restated Certificate of Incorporation shall become effective as of its filing with the Secretary of State of the State of Delaware (the “Effective Time”).
FIFTH:	This Amended and Restated Certificate of Incorporation of the Corporation shall, at the Effective Time, read as follows:
ARTICLE I:	The address of the registered office of the Corporation in the State of Delaware is [ ]. The name of the registered agent at that address is [ ].
ARTICLE II:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE III:	A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is [ ] shares consisting of:
1. [ ] shares of Common Stock, with a par value of $0.0001 per share (the “Common Stock”); and
2. [ ] shares of Preferred Stock, with a par value of $.01 per share (the “Preferred Stock”).
B. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to Delaware Law.

C. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereon. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.
ARTICLE IV:	The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
C. On or after the closing date (the “Closing Date”) of the first sale of the Corporation's Common Stock pursuant to a firm commitment underwritten registered public offering (the “IPO”), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. At all times prior to such sale, unless otherwise provided by law, any action which may be taken at any meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer, or the President (in the absence of a Chief Executive Officer).
ARTICLE V:	A. The number of directors shall initially be seven (7) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.
B. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, or by the sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VI:	The Board of Directors is expressly empowered to adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation. Any adoption, amendment, alteration or repeal of the Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE VII:	A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the D.G.C.L., or (iv) for any transaction from which the director derived an improper personal benefit.
B. If the D.G.C.L. is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the D.G.C.L., as so amended. Any repeal or modification of the foregoing provisions of this ARTICLE VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to actions or omissions occurring prior to, such repeal or modification.
ARTICLE VIII:	A. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE VIII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE VIII shall be a contract right.

B. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
C. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
D. The rights and authority conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire. Neither the amendment nor repeal of this ARTICLE VIII, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE VIII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.
ARTICLE IX:	To the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the D.G.C.L. or the corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the corporation governed by the internal affairs doctrine.
ARTICLE X:	The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter permitted by the laws of the State of Delaware and all rights of the stockholders of the Corporation are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66- 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this ARTICLE X or ARTICLE VI.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by the undersigned officer, thereunto duly authorized, on this ___ day of __________, 2011.

NET ELEMENT INTERNATIONAL, INC.

By:

[Title]

ANNEX D

FORM OF AMENDED AND RESTATED
BYLAWS

OF

NET ELEMENT INTERNATIONAL, INC.

* * * * *

ARTICLE 1
OFFICES

Section 1.01. Registered Office.  The registered office of the Corporation shall be in the [City of Wilmington, County of New Castle], State of Delaware.

Section 1.02. Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books.  The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2
MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings.  All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings.  An annual meeting of stockholders, commencing with the year 2012, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03. Special Meetings.  Special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President (in the absence of a Chief Executive Officer) of the Corporation and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 hereto, special meetings of holders of such Preferred Stock.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice.  (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum.  Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting.  (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

(c) Votes may be cast by any stockholder entitled to vote in person or by his proxy. In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter (including elections) will not be treated as a vote cast. A non-vote by a broker will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.

Section 2.07. Action by Consent.  Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization.  At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business.  The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10. Nomination of Directors.  Only persons who are nominated in accordance with the procedures set forth in these bylaws shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 2.10, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 2.10. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of such stockholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to the Corporation’s securities. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this bylaw. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10.

Section 2.11. Notice of Business.  At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 2.11, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.11. For business to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be received by the Corporation no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was made. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the Corporation which are beneficially owned by such stockholder and a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder with respect to the Corporation’s securities and (d) any material interest of the stockholder in such business. Notwithstanding anything in the bylaws to the contrary, no business shall be conducted at a stockholder meeting except in accordance with the procedures set forth in this Section 2.11. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of the bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, provisions of this Section 2.11, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, and the rules and regulations thereunder with respect to the matters set forth in this Section 2.11.

ARTICLE 3
DIRECTORS

Section 3.01. General Powers.  Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office.  The Board of Directors shall consist of not less than three nor more than eleven directors, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Except as otherwise provided in the certificate of incorporation, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting.  Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings.  The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting.  The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings.  After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least three days before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees.  The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matter: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent.  Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings.  Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies.  Unless otherwise provided in the certificate of incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director. Each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal.  No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation then entitled to vote generally in the election of directors, voting together as a single class.

Section 3.14. Compensation.  Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors.  Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filing of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the certificate of incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

ARTICLE 4
OFFICERS

Section 4.01. Principal Officers.  The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration.  The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers.  In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal.  Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations.  Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties.  The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5
CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary of such Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares.  Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer.  The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6
GENERAL PROVISIONS

Section 6.01. Fixing the Record Date.  (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends.  Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year.  The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year. The fiscal year of the corporation may be changed by the board of directors.

Section 6.04. Corporate Seal.  The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation.  The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments.  These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the certificate of incorporation as to any matter which is the subject of these bylaws, all such amendments must be approved by the affirmative vote of the holders of 66 2/3% of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class or by a majority of the Board of Directors.

ANNEX E

(to be provided by amendment)

ANNEX F

(to be provided by amendment)

ANNEX G

(to be provided by amendment)

ANNEX H

Excerpt of the General Corporation Law of the State of Delaware on Appraisal Rights

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2)	If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INDEX TO FINANCIAL STATEMENTS

Page
Cazador:
Balance Sheets at March 31, 2012 (unaudited) and December 31, 2011	F-2
Statements of Operations for the quarters ended March 31, 2012 and 2011 and for the period from April 20, 2012 (date of inception) to March 31, 2012 (unaudited)	F-3
Statements of Cash Flows for the quarters ended March 31, 2012 and 2011 and for the period from April 20, 2010 (date of inception) to March 31, 2012 (unaudited)	F-4
Notes to the Unaudited Consolidated Financial Statements	F-5
Report of Independent Registered Public Accounting Firm	F-14
Balance Sheets as of December 31, 2011 and 2010	F-15
Statements of Operations for the year ended December 31, 2011 and for the periods from April 20, 2010 (date of inception) to December 31, 2010 and April 20, 2010 (date of inception) to December 31, 2011	F-16
Statement of Shareholders’ Equity for the period from April 20, 2010 (date of inception) to December 31, 2011	F-42
Statements of Cash Flows for the year ended December 31, 2011 and for the periods from April 20, 2010 (date of inception) to December 31, 2010 and April 20, 2010 (date of inception) to December 31, 2011	F-18
Notes to Financial Statements	F-19
Net Element:
Condensed Consolidated Balance Sheets at March 31, 2012 (unaudited) and December 31, 2011	F-28
Unaudited Condensed Consolidated Statements of Operations for the three months ended March 31, 2012 and March 31, 2011	F-29
Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2012 and 2011	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31
Report of Independent Registered Public Accounting Firm	F-49
Consolidated Balance Sheets at December 31, 2011 and 2010	F-50
Consolidated Statements of Operations for the twelve and nine months ended December 31, 2011 and December 31, 2010, respectively	F-51
Consolidated Statement of Changes in Stockholders’ Deficiency in Assets for the year ended December 31, 2011 and the nine months ended December 31, 2010	F-52
Consolidated Statements of Cash Flows for the year ended December 31, 2011 and the nine months ended December 31, 2010	F-53
Notes to Consolidated Financial Statements	F-54

ITEM 1. FINANCIAL STATEMENTS
Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Balance Sheets
(In United States Dollars)

	March 31, 2012 (Unaudited)	December 31, 2011 (Audited)
Assets
Current assets
Cash	$10,298	$101,667
Restricted cash held in trust	46,165,000	46,165,000
Prepaid expenses	—	17,890
Total assets	$46,175,298	$46,284,557
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	304,439	331,016
Note due to related party	6,527	—
Due to related party	321,339	220,345
Total liabilities	$632,305	$551,361
Ordinary shares, subject to possible repurchase, 2,295,400 shares stated at repurchase price of $10.036	23,036,634	23,036,634
Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 5,750,000 shares issued and outstanding	345	345
Additional paid-in capital	23,532,626	23,532,626
Deficit accumulated during the development stage	(1,026,612)	(836,409)
Total shareholders’ equity	$22,506,359	$22,696,562
Total liabilities and shareholders’ equity	$46,175,298	$46,284,557

See notes to the unaudited financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Unaudited Statements of Operations
(In United States Dollars)

	Quarter ended March 31,		Accumulated for the period from April 20, 2010 (inception) to March 31, 2012
	2012	2011
Operating expenses
Formation and operating costs	$196,495	$106,306	$1,085,325
Loss from operations	(196,495)	(106,306)	(1,085,325)
Interest income	6,292	9,584	58,713
Net loss and other comprehensive loss	$(190,203)	$(96,722)	$(1,026,612)
Weighted average shares outstanding	5,750,000	5,750,000	4,675,105
Basic and diluted net loss per share	$(0.03)	$(0.02)	$(0.22)

See notes to the unaudited financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Unaudited Statements of Cash Flows
(In United States Dollars)

	Quarter ended March 31,		Accumulated for the period from April 20, 2010 (inception) to March 31, 2012
	2012	2011
Cash Flows from Operating Activities
Net loss	$(190,203)	$(96,722)	$(1,026,612)
Adjustments to reconcile net loss to net cash used in operating activities:
Decrease in prepaid expenses	17,890	18,511	—
(Decrease) increase in accounts payable	(26,577)	28,367	304,439
Increase in due to related party	100,994	31,536	321,339
Net cash used in operating activities	(97,896)	(18,308)	(400,834)
Cash Flows from Investing Activities
Cash withdrawn from (placed in) trust	—	14,084	(46,165,000)
Net cash provided by (used in) investing activities	—	14,084	(46,165,000)
Cash Flows from Financing Activities
Proceeds from sale of sponsor’s ordinary shares	—	—	25,000
Proceeds from sale of warrants in private placement	—	—	2,170,000
Proceeds from initial public offering	—	—	46,000,000
Payment of underwriters discount and offering costs	—	—	(1,625,494)
Repurchase of sponsor’s ordinary shares	—	—	(1)
Proceeds from sale of underwriters option	—	—	100
Proceeds from note due to related party	6,527	—	6,527
Net cash provided by financing activities	6,527	—	46,576,132
Net (decrease) increase in cash	(91,369)	(4,224)	10,298
Cash at beginning of period	101,667	207,805	—
Cash at end of period	$10,298	203,581	$10,298
Supplemental Cash Flow Disclosures
Offering costs paid for by a related party on behalf of the Company	$—	$—	$133,303
Formation costs paid for by a related party on behalf of the Company	78,494	9,036	228,343

See notes to the unaudited financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

1. Organization and plan of business operations

Cazador Acquisition Corporation Ltd. (the “Company”) is a recently organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination (the “Business Combination”). The Company is partially owned by Cazador Sub Holdings Ltd. (the “Sponsor”), a company incorporated as a Cayman Islands exempted company, whose ultimate owner is Arco International Group LLC, a Puerto Rico limited liability company.

The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

At March 31, 2012, the Company had not commenced any operations. All activity from April 20, 2010 (inception) through March 31, 2012 relates to the Company’s formation, the initial public offering (“Offering”) described below and the active solicitation, investigation and analysis of an acquisition target for an initial business combination.

The registration statement for the initial public offering was declared effective October 7, 2010. The Company consummated the Offering on October 14, 2010 and received net proceeds of $40.0 million, before deducting underwriting compensation of $900,000 and $100 for the purchase of 200,000 warrants by the underwriter.

On the same date, the Company consummated the closing of an additional 600,000 units pursuant to the exercise of the underwriters' over-allotment option as part of the Offering and received net proceeds of $6.0 million before deducting underwriting compensation of $135,000.

Total gross proceeds to the Company from the 4,600,000 units sold in the Offering (including the 600,000 units sold pursuant to the over-allotment option) were $46.0 million and approximately $2.2 million from the private placement sale of sponsor warrants described below.

The Sponsor purchased 4,340,000 warrants at a price of $0.50 per warrant (approximately $2.2 million in the aggregate) (the “Sponsor Warrants”) immediately prior to the consummation of the Offering. The Sponsor’s Warrants were purchased separately and not in combination with ordinary shares or in the form of units.

The Sponsor’s Warrants are identical to the warrants included in the units sold in the Offering, except that the Sponsor’s Warrants (i) are non-redeemable, so long as they are held by any of the Sponsor or its permitted transferees, (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by the Sponsor or its permitted transferees, and (iii) are not transferable or saleable by the Sponsor or any of the Sponsor’s beneficial owners, (except to permitted transferees) until six months after the consummation of the Business Combination. In addition, each of the shareholders of the Sponsor will agree not to transfer their respective ownership interests or take any steps to cause the Sponsor to issue new ownership interests in such entities to anyone other than a permitted transferee. The Sponsor’s Warrants are not exercisable and will be held in the escrow account while they are subject to such transfer restrictions.

In addition, commencing after the consummation of the Company’s Business Combination, the holders of the Sponsor’s Warrants and the underlying ordinary shares and their permitted transferees are entitled to registration rights under an agreement signed on the date of the prospectus.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward the consummation of the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. The Company’s management has complete discretion in identifying and electing the target business. The Company anticipates that the initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account plus any amounts previously distributed to

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

1. Organization and plan of business operations  – (continued)

shareholders who have exercised their shareholder redemption rights. If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, more than 50% of the voting equity interests of the target business), although after the consummation of the Business Combination public shareholders may own less than a majority of the voting securities of the combined businesses.

The Company’s efforts in identifying prospective target businesses are not limited to a particular industry. Instead, the Company focuses on various industries and target businesses in emerging markets in Central and Eastern Europe, Latin America and Asia that provide numerous opportunities for growth. However, the Company may pursue opportunities in other geographical areas.

The purchase price of the Sponsor’s Warrants was added to the proceeds from the initial Offering that are held in a trust account (“Trust Account”) pending the completion of the Business Combination. If the Company does not complete a Business Combination that meets the criteria described before and is forced to liquidate, then the approximately $2.2 million purchase price of the Sponsor’s Warrants will become part of the distribution to the public shareholders and the Sponsor’s Warrants will expire worthless. Management agreed that at least $10.00 per unit sold in the initial public offering (or $46.0 million) would be held in the Trust Account and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in a money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company.

The Company seeks to have all third parties (other than the Company’s independent accountants, but including vendors, which means entities that provide goods and services to the Company) or other entities the Company engages after the Offering, prospective target businesses and providers of financing, if any, enter into agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. There is no guarantee that vendors, prospective target businesses or other entities will execute such waivers or, even if they execute such waivers, that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver. Further, the Company could be subject to claims from parties not in contract with it who have not executed a waiver, such as a third party claiming tortuous interference as a result of the Company’s efforts to consummate the Business Combination.

The Sponsor and Arco Capital Management LLC (“ACM”), an affiliated company, have agreed that they will be liable jointly and severally, by means of direct payment to the Trust Account, to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company whom have not executed the waiver. However, the agreement entered into by the Sponsor specifically provides for two exceptions to this indemnity: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver or (2) as to any claims under the indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Based upon representations from the Company’s Sponsor that it has sufficient funds available to satisfy this indemnification obligation to the Company, management believes that the Sponsor will be able to satisfy any indemnifications obligations that may arise given the limited nature of the obligations. However, in the event that the Sponsor has liability to the Company under these indemnifications arrangements, the Company cannot assure that it will have the assets necessary to satisfy those obligations.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

1. Organization and plan of business operations  – (continued)

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, any interest earned on the Trust Account may be released to the Company to fund working capital and to pay the Company’s tax obligations, if any.

The Company, after signing a definite agreement for the acquisition of a target business, is required to submit such transaction for shareholders approval, even if the business combination would not ordinarily require shareholders approval under applicable law. In connection with the shareholders vote required to approve any Business Combination, the Sponsor has agreed to vote the Sponsor’s ordinary shares (as defined in Note 4) in accordance with the majority of the ordinary shares voted by the public shareholders. “Public Shareholders” are defined as the holders of ordinary shares sold as part of the units, as defined, in the proposed offering or in the aftermarket. The Company will proceed with a Business Combination only if (i) the Business Combination is approved by a majority of votes cast by the Company’s Public Shareholders present in person or by proxy at a duly held shareholders meeting, and (ii) Public Shareholders owning less than 49.9% of the Company’s ordinary shares sold in the Offering both vote against the Business Combination and exercise their shareholder redemption rights.

In the event that shareholders owning 49.9% or more of the ordinary shares sold in the Offering both vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

If the Business Combination is approved and completed, each Public Shareholder voting against such Business Combination that has duly exercised the shareholder redemption rights will be entitled to redeem its ordinary shares for a pro rata share of the aggregate amount then on deposit in the Trust Account subject to the restriction on a Public Shareholder together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of the securities, seeking to exercise shareholder redemption rights with respect to more than 10% of the ordinary shares sold in the Offering on a cumulative basis. Public Shareholders who redeem their ordinary shares into their pro rata share of the Trust Account will continue to have the right to exercise any warrants they may hold.

Pursuant to the amended and restated memorandum and articles of association, the Company has 24 months from the completion of the Offering to consummate the initial business combination, since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012.

In the event that the Company fails to consummate a business combination within 24 months of the date of the Offering, since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012, the Company will compulsorily repurchase within five business days all of the shares held by the Public Shareholders pursuant to the procedures in the Company’s Second Amended and Restated Memorandum and Articles of Association.

Following completion of the repurchase of the public shares, the Company will continue in existence. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants contained in the units offered).

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies

Basis of presentation

The financial statements are presented in United States (“U.S.”) dollars, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company selected December 31 as its fiscal year end.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development stage company

At March 31, 2012, the Company had not commenced any operations nor generated revenue to date. All activity through March 31, 2012 relates to the Company’s formation, the initial public offering and the active solicitation, investigation and analysis of an acquisition target for an initial business combination. The Company will not generate any operating revenues until the completion of the Business Combination, at the earliest. The Company generated and will continue to generate non-operating income in the form of interest income on the designated Trust Account after the Offering.

Deferred offering costs

Deferred offering costs consist principally of legal and registration fees incurred in connection with the initial public offering and were charged to shareholders’ equity upon the receipt of the capital raised. As discussed in Note 3, the initial public offering occurred during 2010 and therefore, all related expenses were recognized during such year. As a result, no additional deferred offering costs were incurred during the quarter ended March 31, 2012. The total amount included as a reduction to additional paid-in capital as of March 31, 2012 and December 31, 2011 totaled approximately $1.6 million.

Restricted cash

Restricted cash includes temporary investments in U.S. Government securities, which have original maturities of three months or less and insignificant interest rate risk.

Income taxes

There is, at present, no direct taxation in the Cayman Islands and interest, dividends, and gains payable to the Company are received free of all Cayman Islands taxes. The Company is registered as an “exempted company” pursuant to the Cayman Islands Companies Law (as amended). The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from such date, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property composed in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income. As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Cayman Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies  – (continued)

As of March 31, 2012, the Company has not commenced operations other than activities in furtherance of effecting a Business Combination, and thus has no uncertain tax positions.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the carrying amounts represented in the balance sheet.

Loss per share

Basic loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of ordinary shares and dilutive ordinary share equivalents then outstanding.

The 1,437,500 ordinary shares issued to the Sponsor were issued at a purchase price of $0.01739 per share, which is considerably less than the proposed offering per share price. Such shares have been assumed to be retroactively outstanding for the period since inception. On October 5, 2010, the Company repurchased 287,500 shares from the Sponsor at an aggregate purchase price of $1.00. Given that potentially dilutive securities have an anti-dilutive effect, those securities were excluded from the computation of fully diluted loss per share for the quarters ended March 31, 2012 and 2011, and the period from April 20, 2010 (inception) through March 31, 2012. Potentially dilutive securities include:

	For the quarter ended March 31, 2012	For the quarter ended March 31, 2011	For the period from April 20, 2010 (inception) to March 31, 2012
Warrants	8,940,000	8,940,000	8,940,000
Underwriter's options	400,000	400,000	400,000
Total potentially dilutive securities	9,340,000	9,340,000	9,340,000

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of short-term investments in U.S. Treasury bills. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such investments. However, the balances in United States financial institution may exceed Federal Deposit Insurance Corporation insured limits. All of the Company's non-interest bearing cash balances were fully insured at March 31, 2012 and December 31, 2011 due to a temporary Federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

Geographical risk

The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Ordinary shares subject to possible repurchase

Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity.

As discussed in Note 1, the Company will proceed with a Business Combination only if (i) the Business Combination is approved by a majority of votes cast by the Company’s Public Shareholders present in person

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies  – (continued)

or by proxy at a duly held shareholders meeting, and (ii) Public Shareholders owning less than 49.9% of the Company’s ordinary shares sold in the Offering (2,295,400 ordinary shares) both vote against the Business Combination and exercise their shareholder redemption rights. As further described in Note 1, if the Company fails to consummate a Business Combination within 24 months of the date of the Offering (since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012) , the Company will compulsorily repurchase within five business days all of the shares held by the Public Shareholders pursuant to the procedures in the Company’s amended and restated memorandum and articles of association. Accordingly, 2,295,400 ordinary shares have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable ordinary shares to equal its redemption value at the end of each reporting period.

Recently issued accounting pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

3. Initial public offering

On October 14, 2010, the Company sold 4,600,000 units (including the 600,000 units sold pursuant to the over-allotment option) at a price of $10.00 per unit (“Unit”). Each Unit consists of one ordinary share, $0.0001 par value, and one warrant (“Warrant”). Each warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of $7.50 per share commencing on the later of: (i) the completion of the Business Combination, or (ii) 12 months from the effective date of Offering, provided that at that time the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to the offer and sale of those ordinary shares is available. The warrants will expire five years from the date of the Business Combination, or earlier upon redemption.

The warrants included in the units sold in the Offering will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares on the Nasdaq Capital Market, equals or exceeds $15.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

The Company will not redeem the warrants held by Public Shareholders unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the ordinary shares issuable upon exercise of the warrants included in the units offered is effective and expected to remain effective to and including the redemption date, and a prospectus relating to the ordinary shares issuable upon exercise of the warrants is available throughout the 30-day redemption period. The Company does not need the consent of the underwriters or the shareholders to redeem the outstanding public warrants.

If the Company calls the warrants held by Public Shareholders for redemption, it will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis,” although the public warrant holders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This would have the effect of reducing the number of shares received by holders of the warrants.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

3. Initial public offering  – (continued)

During 2010, the Company paid the underwriters in the Offering an underwriting discount of 2.25% of the gross proceeds of the Offering (after exercising the over-allotment option), which totaled approximately $1.1 million and is included as a reduction in additional paid-in capital.

4. Sponsor’s ordinary shares

The Sponsor purchased 1,437,500 ordinary shares for an aggregate amount of $25,000 or $0.01739 per unit. On October 5, 2010, the Company repurchased 287,500 of the Sponsor’s ordinary shares for an aggregate purchase price of $1.00. None of the ordinary shares purchased by the Sponsor are subject to compulsory repurchase by the Company at March 31, 2012 and December 31, 2011.

The Sponsor’s ordinary shares are identical to those shares sold in the Offering, except that: (i) the Sponsor’s ordinary shares will be placed in an escrow account and are subject to certain restrictions; (ii) subject to certain limited exceptions, the shares will not be transferable during the first 12 months following the consummation of the Business Combination; (iii) the Sponsor will not be able to exercise shareholder redemption rights with respect to the Sponsor’s ordinary shares; and (iv) the Sponsor has agreed to waive their rights to participate in any liquidation distribution with respect to the Sponsor’s ordinary shares if the Company fails to consummate the Business Combination.

The Sponsor will agree, and all of their permitted transferees will agree that all of the Sponsor’s ordinary shares will be placed in an escrow account, other than with respect to transfer to permitted transferees until (i) with respect to 50% of such shares, when the closing price of the ordinary shares exceeds $11.50 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (ii) with respect to 50% of such shares, when the closing price of the ordinary shares exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, provided, however, that in any event all of the foregoing shares shall be released from escrow upon the first anniversary of the effective date of the Business Combination, and in any case, if, following such Business Combination, the Company engages in a subsequent transaction resulting in its shareholders having the right to exchange their shares for cash or other securities. The Sponsor’s warrants will be transferable six months after the consummation of the Business Combination.

During the escrow period, the Sponsor will not be able to sell or transfer the Sponsor’s ordinary shares except to a permitted transferee. In addition, the interest holders in the entities that hold Sponsor’s ordinary shares as Sponsor will agree not to transfer their ownership interests in such entities to anyone other than a permitted transferee. A “permitted transferee” is a person or entity who receives such securities pursuant to a transfer (i) to one or more of the Company’s officers, directors or Sponsor and directors and officers of the Sponsor, (ii) to an affiliate, or to an affiliate under common control with the transferor, (iii) to an entity’s beneficiaries upon its liquidation or distribution, (iv) to relatives and trusts for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death, (vi) by private sales with respect to up to 33% of the Sponsor’s ordinary shares made at or prior to the consummation of a Business Combination at prices no greater than the recalculated price at which the units were purchased ($0.01739 per unit), or (vii) pursuant to a qualified domestic relations order, and in each case enters into a written agreement agreeing (i) to be bound by the transfer restrictions described above, (ii) to vote in accordance with the majority of the ordinary shares voted by the Public Shareholders to the extent described below, and (iii) to waive any rights to participate in any liquidation distribution if the Company fails to consummate a Business Combination and, in the case of the Sponsor’s ordinary shares subject to forfeiture, agreeing to forfeit such Sponsor’s ordinary shares to the extent that the underwriters’ overallotment option is not exercised. The underwriters’ overallotment option was exercised.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

4. Sponsor’s ordinary shares  – (continued)

The Sponsor will retain all other rights as a shareholder with respect to the Sponsor’s ordinary shares, including, without limitation, the right to vote their ordinary shares and the right to receive dividends, if declared (including any transferees). If dividends are declared and payable in units or to extend the period of their underlying securities, such dividends will also be placed in escrow. If the Company is unable to effect a Business Combination and liquidate, the Sponsor (or any transferees) will not receive any portion of the liquidation proceeds with respect to the Sponsor’s ordinary shares.

As previously described in Note 1, the Sponsor has agreed to vote their Sponsor’s ordinary shares in the same manner as the majority of the ordinary shares voted by the Public Shareholders in connection with any vote required to approve the Business Combination. As a result, the Sponsor has waived the right to exercise shareholder redemption rights for those shares in the event that the Business Combination is approved by a majority of the Public Shareholders.

In addition, the Sponsor or its permitted transferees are entitled to registration rights with respect to the Sponsor’s ordinary shares and underlying securities.

5. Purchase option

The Company issued to the underwriter, for $100, an option to purchase up to a total of 200,000 units (the “Purchase Option”). The units issuable upon exercise of this Purchase Option are identical to those offered in the Offering. This Purchase Option is exercisable at $12.50 per unit, and may be exercised on a cashless basis, in whole or in part, during the four year period from the date of the Offering commencing on the later of the commencement of a Business Combination or the one year anniversary of the date of the Offering. The Purchase Option and the 200,000 units, the 200,000 ordinary shares and the 200,000 warrants underlying such units, and the 200,000 ordinary shares underlying such warrants, have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the Purchase Option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the date of the Offering except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. Although the Purchase Option and its underlying securities were registered under the Offering, the Purchase Option grants to holders demand and “piggy back” rights for a period of five and seven years, respectively, from the date of the initial public offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Purchase Option. The Company assumed all fees and expenses attendant to registering the securities, other than underwriting commissions which were be paid by the holders themselves. The Company will have no obligation to net cash settle the exercise of the Purchase Option or the warrants underlying the Purchase Option. The holder of the Purchase Option will not be entitled to exercise the Purchase Option or the warrants underlying the Purchase Option unless a registration statement covering the securities underlying the Purchase Option is effective or an exemption from registration is available. If the holder is unable to exercise the Purchase Option or underlying warrants, the Purchase Option or warrants, as applicable, will expire worthless.

6. Commitments

Commencing on the closing date of the Offering through the earlier of consummation of the Business Combination or the Company’s voluntary liquidation, the Company will pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure. In the normal course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. The Company does not anticipate recognizing any loss relating to these arrangements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Unaudited Financial Statements
(In United States Dollars)

7. Related-party transactions

As of March 31, 2012 and December 31, 2011, due to related party amounted to $321,339 and $220,345, respectively. The outstanding balances as of March 31, 2012 and December 31, 2011 are comprised of advances made of certain offering, formation and operating costs.

The Sponsor has committed to advance to the Company, by way of a non-interest bearing loan, an amount of up to $400,000 to be used to cover Cazador’s ongoing cost and expenses relating to its operations and in connection with a potential initial business combination until the earlier of (i) consummation of an initial business combination or (ii) liquidation of the Company. This commitment was memorialized in a memorandum of understanding dated as of March 23, 2012 between the Company and the Sponsor. As of March 31, 2012 the Sponsors has advanced the Company $6,527, which is included within the note due to related party line item of the balance sheet as of such date.

See Note 1 for the Sponsor’s purchase of 4,340,000 Sponsor’s Warrants.

See Notes 1 and 4 for the Sponsor’s registration rights with respect to the Sponsor’s ordinary shares and the Sponsor’s Warrants, respectively.

The Sponsor, officers and directors, will participate in any liquidation distributions with respect to any ordinary shares purchased by them in the Offering or in the market following consummation of the Offering.

See Note 6 for agreement with ACM for office space, and other professional services. The Company has incurred $22,500, $22,500, and $131,250 in connection with such agreement for the quarter ended March 31, 2012, for the quarter ended March 31, 2011, and since April 20, 2010 (date of inception) through March 31, 2012, respectively. These fees were outstanding as of March 31, 2012 and December 31, 2011, and therefore, are included within the due to related party line item of the balance sheet as of each of those respective dates.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Cazador Acquisition Corporation Ltd.:

We have audited the accompanying balance sheets of Cazador Acquisition Corporation Ltd. — a development stage company (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, changes in shareholders’ equity, and cash flows for the year ended December 31, 2011 and the period from April 20, 2010 (inception) through December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company is required to consummate a business combination within 24 months from the completion of the Offering, since the period to complete its business combination has been extended because the Company has entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cazador Acquisition Corporation Ltd. — a development stage company (the “Company”) at December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011 and the period from April 20, 2010 (inception) through December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

San Juan, Puerto Rico
March 29, 2012

Stemp No. 2562499 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Balance Sheets
(In United States Dollars)

	December 31, 2011	December 31, 2010
Assets
Current assets
Cash	$101,667	$207,805
Restricted cash held in trust	46,165,000	46,179,083
Prepaid expenses	17,890	92,961
Total assets	$46,284,557	$46,479,849
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$331,016	$49,972
Due to related party	220,345	19,192
Total liabilities	551,361	69,164
Ordinary shares, subject to possible repurchase, 2,295,400 shares stated at repurchase price of $10.036	23,036,634	$23,036,634
Shareholders’ equity
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 5,750, 000 shares issued and outstanding	345	345
Additional paid-in capital	23,532,626	23,532,626
Deficit accumulated during the development stage	(836,409)	(158,920)
Total shareholders’ equity	22,696,562	23,374,051
Total liabilities and shareholders’ equity	$46,284,557	$46,479,849

See notes to financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Statements of Operations
(In United States Dollars)

	Year Ended December 31, 2011	For the period from April 20, 2010 (inception) to December 31, 2010	Accumulated for the period from April 20, 2010 (inception) to December 31, 2011
Operating expenses
Formation and operating costs	$715,827	$173,003	$888,830
Loss from operations	(715,827)	(173,003)	(888,830)
Interest income	38,338	14,083	52,421
Net loss	$(677,489)	$(158,920)	$(836,409)
Weighted average shares outstanding	5,750,000	2,760,449	4,517,593
Basic and diluted net loss per share	$(0.12)	$(0.06)	$(0.19)

See notes to financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Statement of Changes in Shareholders’ Equity
(In United States Dollars)

	For the period from April 20, 2010 (inception) to December 31, 2011
	Ordinary Shares		Additional paid-in capital	Deficit accumulated during the development statege	Stockholders' Equity
	Shares	Amount
Ordinary shares issued at $0.01739 per share	1,437,500	$144	$24,856	$—	$25,000
Ordinary shares repurchased from the sponsor	(287,500)	(29)	28		(1)
Sale of 4,600,000 ordinary shares and underwriters option, net of underwriters’ commissions and offering expenses (includes 2,295,400 shares subject to possible repurchase)	4,600,000	460	44,374,146	—	44,374,606
Proceeds subject to possible repurchase of 2,295,400 shares	—	(230)	(23,036,404)	—	(23,036,634)
Proceeds from issuance of private placement warrants	—	—	2,170,000	—	2,170,000
Net loss applicable to common shareholders	—	—	—	(158,920)	(158,920)
Balance at December 31, 2010	5,750,000	345	23,532,626	(158,920)	23,374,051
Net loss applicable to common shareholders	—	—	—	(677,489)	(677,489)
Balance at December 31, 2011	5,750,000	$345	$23,532,626	$(836,409)	$22,696,562

See notes to financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Statements of Cash Flows
(In United States Dollars)

	Year Ended December 31, 2011	For the period from April 20, 2010 (inception) to December 31, 2010	Accumulated for the period from April 20, 2010 (inception) to December 31, 2011
Cash Flows from Operating Activities
Net loss	$(677,489)	$(158,920)	$(836,409)
Adjustments to reconcile net loss to net cash used in operating activities:
Decrease (increase) in prepaid expenses	75,071	(92,961)	(17,890)
Increase in accounts payable	281,044	49,972	331,016
Increase in due to related parties	201,153	19,192	220,345
Net cash used in operating activities	(120,221)	(182,717)	(302,938)
Cash Flows from Investing Activities
Cash withdrawn from (placed in) trust	14,083	(46,179,083)	(46,165,000)
Net cash provided by (used in) investing activities	14,083	(46,179,083)	(46,165,000)
Cash Flows from Financing Activities
Proceeds from sale of sponsor’s ordinary shares	—	25,000	25,000
Proceeds from sale of warrants in private placement	—	2,170,000	2,170,000
Proceeds from initial public offering	—	46,000,000	46,000,000
Payment of underwriters discount and offering costs	—	(1,625,494)	(1,625,494)
Repurchase of sponsor’s ordinary shares	—	(1)	(1)
Proceeds from sale of underwriters option	—	100	100
Net cash provided by financing activities	—	46,569,605	46,569,605
Net (decrease) increase in cash	(106,138)	207,805	101,667
Cash at beginning of period	207,805	—	—
Cash at end of period	$101,667	$207,805	$101,667
Supplemental Cash Flow Disclosures
Offering costs paid for by a related party on behalf of the Company	$—	$133,303	$133,303
Formation costs paid for by a related party on behalf of the Company	111,090	38,759	149,849

See notes to financial statements.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

1. Organization and plan of business operations

Cazador Acquisition Corporation Ltd. (the “Company”) is a recently organized blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination (the “Business Combination”). The Company is partially owned by Cazador Sub Holdings Ltd. (the “Sponsor”), a company incorporated as a Cayman Islands exempted company, whose ultimate owner is Arco International Group LLC, a Puerto Rico limited liability company.

The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies.

At December 31, 2011, the Company had not commenced any operations. All activity from April 20, 2010 (inception) through December 31, 2011 relates to the Company’s formation, the initial public offering (“Offering”) described below and the active solicitation, investigation and analysis of an acquisition target for an initial business combination.

The registration statement for the initial public offering was declared effective October 7, 2010. The Company consummated the Offering on October 14, 2010 and received net proceeds of $40.0 million, before deducting underwriting compensation of $900,000 and $100 for the purchase of 200,000 warrants by the underwriter.

On the same date, the Company consummated the closing of an additional 600,000 units pursuant to the exercise of the underwriters' over-allotment option as part of the Offering and received net proceeds of $6.0 million before deducting underwriting compensation of $135,000.

Total gross proceeds to the Company from the 4,600,000 units sold in the Offering (including the 600,000 units sold pursuant to the over-allotment option) were $46.0 million and approximately $2.2 million from the private placement sale of sponsor warrants described below.

The Sponsor purchased 4,340,000 warrants at a price of $0.50 per warrant (approximately $2.2 million in the aggregate) (the “Sponsor Warrants”) immediately prior to the consummation of the Offering. The Sponsor’s Warrants were purchased separately and not in combination with ordinary shares or in the form of units.

The Sponsor’s Warrants are identical to the warrants included in the units sold in the Offering, except that the Sponsor’s Warrants (i) are non-redeemable, so long as they are held by any of the Sponsor or its permitted transferees, (ii) are exercisable on a cashless basis at the election of the holder, so long as they are held by the Sponsor or its permitted transferees, and (iii) are not transferable or saleable by the Sponsor or any of the Sponsor’s beneficial owners, (except to permitted transferees) until six months after the consummation of the Business Combination. In addition, each of the shareholders of the Sponsor will agree not to transfer their respective ownership interests or take any steps to cause the Sponsor to issue new ownership interests in such entities to anyone other than a permitted transferee. The Sponsor’s Warrants are not exercisable and will be held in the escrow account while they are subject to such transfer restrictions.

In addition, commencing after the consummation of the Company’s Business Combination, the holders of the Sponsor’s Warrants and the underlying ordinary shares and their permitted transferees are entitled to registration rights under an agreement signed on the date of the prospectus.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward the consummation of the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. The Company’s management has complete discretion in identifying and electing the target business. The Company anticipates that the initial business combination must occur with one or more target businesses that collectively have a fair market value of at least 80% of the initial amount held in the trust account plus any amounts previously distributed to

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

1. Organization and plan of business operations  – (continued)

shareholders who have exercised their shareholder redemption rights. If the Company acquires less than 100% of one or more target businesses, the aggregate fair market value of the portion or portions the Company acquires must equal at least 80% of the amount held in the trust account. In no event, however, will the Company acquire less than a controlling interest of a target business (that is, more than 50% of the voting equity interests of the target business), although after the consummation of the Business Combination public shareholders may own less than a majority of the voting securities of the combined businesses.

The Company’s efforts in identifying prospective target businesses are not limited to a particular industry. Instead, the Company focuses on various industries and target businesses in emerging markets in Central and Eastern Europe, Latin America and Asia that provide numerous opportunities for growth. However, the Company may pursue opportunities in other geographical areas.

The purchase price of the Sponsor’s Warrants was added to the proceeds from the initial Offering that are held in a trust account (“Trust Account”) pending the completion of the Business Combination. If the Company does not complete a Business Combination that meets the criteria described before and is forced to liquidate, then the approximately $2.2 million purchase price of the Sponsor’s Warrants will become part of the distribution to the public shareholders and the Sponsor’s Warrants will expire worthless. Management agreed that at least $10.00 per unit sold in the initial public offering (or $46.0 million) would be held in the Trust Account and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in a money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination or (ii) liquidation of the Company. The placing of funds in the Trust Account may not protect those funds from third party claims against the Company.

The Company seeks to have all third parties (other than the Company’s independent accountants, but including vendors, which means entities that provide goods and services to the Company) or other entities the Company engages after the Offering, prospective target businesses and providers of financing, if any, enter into agreements with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. There is no guarantee that vendors, prospective target businesses or other entities will execute such waivers or, even if they execute such waivers, that they would be prevented from bringing claims against the Trust Account, including but not limited to fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver. Further, the Company could be subject to claims from parties not in contract with it who have not executed a waiver, such as a third party claiming tortuous interference as a result of the Company’s efforts to consummate the Business Combination.

The Sponsor and Arco Capital Management LLC (“ACM”), an affiliated company, have agreed that they will be liable jointly and severally, by means of direct payment to the Trust Account, to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company whom have not executed the waiver. However, the agreement entered into by the Sponsor specifically provides for two exceptions to this indemnity: there will be no liability (1) as to any claimed amounts owed to a third party who executed a legally enforceable waiver or (2) as to any claims under the indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. Based upon representations from the Company’s Sponsor that it has sufficient funds available to satisfy this indemnification obligation to the Company, management believes that the Sponsor will be able to satisfy any indemnifications obligations that may arise given the limited nature of the obligations. However, in the event that the Sponsor has liability to the Company under these indemnifications arrangements, the Company cannot assure that it will have the assets necessary to satisfy those obligations.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

1. Organization and plan of business operations  – (continued)

The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, any interest earned on the Trust Account may be released to the Company to fund working capital and to pay the Company’s tax obligations, if any.

The Company, after signing a definite agreement for the acquisition of a target business, is required to submit such transaction for shareholders approval, even if the business combination would not ordinarily require shareholders approval under applicable law. In connection with the shareholders vote required to approve any Business Combination, the Sponsor has agreed to vote the Sponsor’s ordinary shares (as defined in Note 4) in accordance with the majority of the ordinary shares voted by the public shareholders. “Public Shareholders” are defined as the holders of ordinary shares sold as part of the units, as defined, in the proposed offering or in the aftermarket. The Company will proceed with a Business Combination only if (i) the Business Combination is approved by a majority of votes cast by the Company’s Public Shareholders present in person or by proxy at a duly held shareholders meeting, and (ii) Public Shareholders owning less than 49.9% of the Company’s ordinary shares sold in the Offering both vote against the Business Combination and exercise their shareholder redemption rights.

In the event that shareholders owning 49.9% or more of the ordinary shares sold in the Offering both vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

If the Business Combination is approved and completed, each Public Shareholder voting against such Business Combination that has duly exercised the shareholder redemption rights will be entitled to redeem its ordinary shares for a pro rata share of the aggregate amount then on deposit in the Trust Account subject to the restriction on a Public Shareholder together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding, or disposing of the securities, seeking to exercise shareholder redemption rights with respect to more than 10% of the ordinary shares sold in the Offering on a cumulative basis. Public Shareholders who redeem their ordinary shares into their pro rata share of the Trust Account will continue to have the right to exercise any warrants they may hold.

Pursuant to the amended and restated memorandum and articles of association, the Company has 24 months from the completion of the Offering to consummate the initial business combination, since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012.

In the event that the Company fails to consummate a business combination within 24 months of the date of the Offering, since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012, the Company will compulsorily repurchase within five business days all of the shares held by the Public Shareholders pursuant to the procedures in the Company’s Second Amended and Restated Memorandum and Articles of Association.

Following completion of the repurchase of the public shares, the Company will continue in existence. In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the warrants contained in the units offered).

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies

Basis of presentation

The financial statements are presented in United States (“U.S.”) dollars, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company selected December 31 as its fiscal year end.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Development Stage Company

At December 31, 2011, the Company had not commenced any operations nor generated revenue to date. All activity through December 30, 2011 relates to the Company’s formation, the initial public offering and the active solicitation, investigation and analysis of an acquisition target for an initial business combination. The Company will not generate any operating revenues until the completion of the Business Combination, at the earliest. The Company generated and will continue to generate non-operating income in the form of interest income on the designated Trust Account after the Offering.

Deferred offering costs

Deferred offering costs consist principally of legal and registration fees incurred in connection with the initial public offering and were charged to shareholders’ equity upon the receipt of the capital raised. As discussed in Note 3, the initial public offering occurred during 2010 and therefore, all related expenses were recognized during such year. As a result, no additional deferred offering costs were incurred during the year ended December 31, 2011. The total amount included as a reduction to additional paid-in capital as of December 31, 2011 and December 31, 2010 totaled approximately $1.6 million.

Restricted Cash

Restricted cash includes temporary investments in U.S. Government securities, which have original maturities of three months or less and insignificant interest rate risk.

Income taxes

There is, at present, no direct taxation in the Cayman Islands and interest, dividends, and gains payable to the Company are received free of all Cayman Islands taxes. The Company is registered as an “exempted company” pursuant to the Cayman Islands Companies Law (as amended). The Company has received an undertaking from the Governor in Cabinet of the Cayman Islands to the effect that, for a period of 20 years from such date, no law that thereafter is enacted in the Cayman Islands imposing any tax or duty to be levied on profits, income or on gains or appreciation, or any tax in the nature of estate duty or inheritance tax, will apply to any property composed in or any income arising under the Company, or to the shareholders thereof, in respect of any such property or income. As the Company proceeds with making investments in various jurisdictions, tax considerations outside the Cayman Islands may arise. Although the Company intends to pursue tax-efficient investments, it may be subject to income tax, withholding tax, capital gains tax, and other taxes imposed by tax authorities in other jurisdictions. For U.S. tax purposes, the Company expects to be treated as a passive foreign investment company by its U.S. shareholders. The Company does not expect to be subject to direct taxation based on net income in the U.S. as long as it maintains its non-U.S. trade or business status. The Company does not expect to invest in any U.S. obligation that will be subject to U.S. withholding taxes.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies  – (continued)

As of December 31, 2011, the Company has not commenced operations other than activities in furtherance of effecting a Business Combination, and thus has no uncertain tax positions.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments, approximates the carrying amounts represented in the balance sheet.

Loss per share

Basic loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Diluted loss per share is computed by dividing net loss by the weighted-average number of ordinary shares and dilutive ordinary share equivalents then outstanding.

The 1,437,500 ordinary shares issued to the Sponsor were issued at a purchase price of $0.01739 per share, which is considerably less than the proposed offering per share price. Such shares have been assumed to be retroactively outstanding for the period since inception. On October 5, 2010, the Company repurchased 287,500 shares from the Sponsor at an aggregate purchase price of $1.00. Given that potentially dilutive securities have an anti-dilutive effect, those securities were excluded from the computation of fully diluted loss per share for the year ended December 31, 2011, and the period from April 20, 2010 (inception) through December 31, 2010. Potentially dilutive securities include:

	For the Year ended December 31, 2011	For the period from April 20, 2010 (inception) to December 31, 2010	For the period from April 20, 2010 (inception) to December 31, 2011
Warrants	8,940,000	8,940,000	8,940,000
Underwriter's options	400,000	400,000	400,000
Total potentially dilutive securities	9,340,000	9,340,000	9,340,000

Concentration of credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of short-term investments in U.S. Treasury bills. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such investments. However, the balances in United States financial institution may exceed Federal Deposit Insurance Corporation insured limits. All of the Company's non-interest bearing cash balances were fully insured at December 31, 2011 and December 31, 2010 due to a temporary Federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and non-interest bearing cash balances may again exceed federally insured limits.

Geographical risk

The Company’s operations, if a Business Combination is consummated outside the United States, will be subject to local government regulations and to the uncertainties of the economic and political conditions of those areas.

Ordinary shares subject to possible repurchase

Securities that are redeemable for cash or other assets are classified outside of permanent equity if they are redeemable at the option of the holder. In addition, if the redemption causes a liquidation event, the redeemable securities should not be classified outside of permanent equity.

As discussed in Note 1, the Company will proceed with a Business Combination only if (i) the Business Combination is approved by a majority of votes cast by the Company’s Public Shareholders present in person

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

2. Summary of significant accounting policies  – (continued)

or by proxy at a duly held shareholders meeting, and (ii) Public Shareholders owning less than 49.9% of the Company’s ordinary shares sold in the Offering (2,295,400 ordinary shares) both vote against the Business Combination and exercise their shareholder redemption rights. As further described in Note 1, if the Company fails to consummate a Business Combination within 24 months of the date of the Offering (since the period to complete our business combination has been extended because we have entered into a non-binding letter of intent with respect to an initial business combination prior to April 14, 2012) , the Company will compulsorily repurchase within five business days all of the shares held by the Public Shareholders pursuant to the procedures in the Company’s amended and restated memorandum and articles of association. Accordingly, 2,295,400 ordinary shares have been classified outside of permanent equity at redemption value. The Company recognizes changes in the redemption value immediately as they occur and adjusts the carrying value of the redeemable ordinary shares to equal its redemption value at the end of each reporting period.

Recently issued accounting pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

3. Initial public offering

On October 14, 2010, the Company sold 4,600,000 units (including the 600,000 units sold pursuant to the over-allotment option) at a price of $10.00 per unit (“Unit”). Each Unit consists of one ordinary share, $0.0001 par value, and one warrant (“Warrant”). Each warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of $7.50 per share commencing on the later of: (i) the completion of the Business Combination, or (ii) 12 months from the effective date of Offering, provided that at that time the Company has an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to the offer and sale of those ordinary shares is available. The warrants will expire five years from the date of the Business Combination, or earlier upon redemption.

The warrants included in the units sold in the Offering will be redeemable in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days notice after the warrants become exercisable, only in the event that the last sale price of the ordinary shares on the Nasdaq Capital Market, equals or exceeds $15.00 per share for any 20 trading days within a 30 trading day period ending three business days before the Company sends the notice of redemption.

The Company will not redeem the warrants held by Public Shareholders unless a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to the ordinary shares issuable upon exercise of the warrants included in the units offered is effective and expected to remain effective to and including the redemption date, and a prospectus relating to the ordinary shares issuable upon exercise of the warrants is available throughout the 30-day redemption period. The Company does not need the consent of the underwriters or the shareholders to redeem the outstanding public warrants.

If the Company calls the warrants held by Public Shareholders for redemption, it will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis,” although the public warrant holders are not eligible to do so at their own option. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This would have the effect of reducing the number of shares received by holders of the warrants.

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

3. Initial public offering  – (continued)

During 2010, the Company paid the underwriters in the Offering an underwriting discount of 2.25% of the gross proceeds of the Offering (after exercising the over-allotment option), which totaled approximately $1.1 million and is included as a reduction in additional paid-in capital.

4. Sponsor’s ordinary shares

The Sponsor purchased 1,437,500 ordinary shares for an aggregate amount of $25,000 or $0.01739 per unit. On October 5, 2010, the Company repurchased 287,500 of the Sponsor’s ordinary shares for an aggregate purchase price of $1.00. None of the ordinary shares purchased by the Sponsor are subject to compulsory repurchase by the Company at December 31, 2011 and December 31, 2010.

The Sponsor’s ordinary shares are identical to those shares sold in the Offering, except that: (i) the Sponsor’s ordinary shares will be placed in an escrow account and are subject to certain restrictions; (ii) subject to certain limited exceptions, the shares will not be transferable during the first 12 months following the consummation of the Business Combination; (iii) the Sponsor will not be able to exercise shareholder redemption rights with respect to the Sponsor’s ordinary shares; and (iv) the Sponsor has agreed to waive their rights to participate in any liquidation distribution with respect to the Sponsor’s ordinary shares if the Company fails to consummate the Business Combination.

The Sponsor will agree, and all of their permitted transferees will agree that all of the Sponsor’s ordinary shares will be placed in an escrow account, other than with respect to transfer to permitted transferees until (i) with respect to 50% of such shares, when the closing price of the ordinary shares exceeds $11.50 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, and (ii) with respect to 50% of such shares, when the closing price of the ordinary shares exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the Business Combination, provided, however, that in any event all of the foregoing shares shall be released from escrow upon the first anniversary of the effective date of the Business Combination, and in any case, if, following such Business Combination, the Company engages in a subsequent transaction resulting in its shareholders having the right to exchange their shares for cash or other securities. The Sponsor’s warrants will be transferable six months after the consummation of the Business Combination.

During the escrow period, the Sponsor will not be able to sell or transfer the Sponsor’s ordinary shares except to a permitted transferee. In addition, the interest holders in the entities that hold Sponsor’s ordinary shares as Sponsor will agree not to transfer their ownership interests in such entities to anyone other than a permitted transferee. A “permitted transferee” is a person or entity who receives such securities pursuant to a transfer (i) to one or more of the Company’s officers, directors or Sponsor and directors and officers of the Sponsor, (ii) to an affiliate, or to an affiliate under common control with the transferor, (iii) to an entity’s beneficiaries upon its liquidation or distribution, (iv) to relatives and trusts for estate planning purposes, (v) by virtue of the laws of descent and distribution upon death, (vi) by private sales with respect to up to 33% of the Sponsor’s ordinary shares made at or prior to the consummation of a Business Combination at prices no greater than the recalculated price at which the units were purchased ($0.01739 per unit), or (vii) pursuant to a qualified domestic relations order, and in each case enters into a written agreement agreeing (i) to be bound by the transfer restrictions described above, (ii) to vote in accordance with the majority of the ordinary shares voted by the Public Shareholders to the extent described below, and (iii) to waive any rights to participate in any liquidation distribution if the Company fails to consummate a Business Combination and, in the case of the Sponsor’s ordinary shares subject to forfeiture, agreeing to forfeit such Sponsor’s ordinary shares to the extent that the underwriters’ overallotment option is not exercised. The underwriters’ overallotment option was exercised.

The Sponsor will retain all other rights as a shareholder with respect to the Sponsor’s ordinary shares, including, without limitation, the right to vote their ordinary shares and the right to receive dividends, if

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

4. Sponsor’s ordinary shares  – (continued)

declared (including any transferees). If dividends are declared and payable in units or to extend the period of their underlying securities, such dividends will also be placed in escrow. If the Company is unable to effect a Business Combination and liquidate, the Sponsor (or any transferees) will not receive any portion of the liquidation proceeds with respect to the Sponsor’s ordinary shares.

As previously described in Note 1, the Sponsor has agreed to vote their Sponsor’s ordinary shares in the same manner as the majority of the ordinary shares voted by the Public Shareholders in connection with any vote required to approve the Business Combination. As a result, the Sponsor has waived the right to exercise shareholder redemption rights for those shares in the event that the Business Combination is approved by a majority of the Public Shareholders.

In addition, the Sponsor or its permitted transferees are entitled to registration rights with respect to the Sponsor’s ordinary shares and underlying securities.

5. Purchase option

The Company issued to the underwriter, for $100, an option to purchase up to a total of 200,000 units (the “Purchase Option”). The units issuable upon exercise of this Purchase Option are identical to those offered in the Offering. This Purchase Option is exercisable at $12.50 per unit, and may be exercised on a cashless basis, in whole or in part, during the four year period from the date of the Offering commencing on the later of the commencement of a Business Combination or the one year anniversary of the date of the Offering. The Purchase Option and the 200,000 units, the 200,000 ordinary shares and the 200,000 warrants underlying such units, and the 200,000 ordinary shares underlying such warrants, have been deemed compensation by the Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA Conduct Rules. Additionally, the Purchase Option may not be sold, transferred, assigned, pledged or hypothecated for 180 days following the date of the Offering except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. Although the Purchase Option and its underlying securities were registered under the Offering, the Purchase Option grants to holders demand and “piggy back” rights for a period of five and seven years, respectively, from the date of the initial public offering with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the Purchase Option. The Company assumed all fees and expenses attendant to registering the securities, other than underwriting commissions which were be paid by the holders themselves. The Company will have no obligation to net cash settle the exercise of the Purchase Option or the warrants underlying the Purchase Option. The holder of the Purchase Option will not be entitled to exercise the Purchase Option or the warrants underlying the Purchase Option unless a registration statement covering the securities underlying the Purchase Option is effective or an exemption from registration is available. If the holder is unable to exercise the Purchase Option or underlying warrants, the Purchase Option or warrants, as applicable, will expire worthless.

The Company accounted for the fair value of the unit Purchase Option, net of the receipt of the $100 cash payment, as an expense of our initial public offering resulting in a direct charge to additional paid in capital. The Company estimates the fair value of this unit Purchase Option using a Black-Scholes option pricing model. The Company estimated that the Purchase Options had no value at December 31, 2011 and December 31, 2010.

The fair value of the unit Purchase Options granted to the underwriters was estimated as of December 31, 2011 and December 31, 2010 using the following assumptions: (1) expected volatility of 3.64% and 2.51%, (2) risk-free interest rate of 1.52% and 2.01%, and (3) expected life of 3.79 years and 4.79 years respectively. The unit Purchase Option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the warrants, as described above), such that the holder may use the appreciated value of the unit Purchase Option (the difference between the

Cazador Acquisition Corporation Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(In United States Dollars)

5. Purchase option  – (continued)

exercise prices of the unit Purchase Option and the underlying warrants and the market price of the units and the underlying ordinary shares) to exercise the unit Purchase Option without the payment of cash.

6. Commitments

Commencing on the closing date of the Offering through the earlier of consummation of the Business Combination or the Company’s voluntary liquidation, the Company will pay ACM a total of $7,500 per month for accounting, legal and operational support, access to support staff, and information technology infrastructure. In the normal course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. The Company does not anticipate recognizing any loss relating to these arrangements.

7. Related-party transactions

As of December 31, 2011 and December 31, 2010, due to related party amounted to $220,345and $19,192, respectively. The outstanding balances as of December 31, 2011 and December 31, 2010 are comprised of advances made of certain offering, formation and operating costs.

The Sponsor agreed to lend the Company an aggregate amount of up to $200,000 for payment of offering expenses. The loan matured on December 31, 2010. No advances were made under this loan agreement.

See Note 1 for the Sponsor’s purchase of 4,340,000 Sponsor’s Warrants.

See Notes 1 and 4 for the Sponsor’s registration rights with respect to the Sponsor’s ordinary shares and the Sponsor’s Warrants, respectively.

The Sponsor, officers and directors, will participate in any liquidation distributions with respect to any ordinary shares purchased by them in the Offering or in the market following consummation of the Offering.

See Note 6 for agreement with ACM for office space, and other professional services. The Company has incurred $90,000, $18,750 and $108,750 in connection with such agreement for the year ended December 31, 2011, the period from April 20, 2010 (inception) through December 31, 2010, and since April 20, 2010 (date of inception) through December 31, 2011, respectively. These fees were outstanding as of December 31, 2011 and December 31, 2010, and therefore, are included within the due to related party line item of the balance sheet as of each of those respective dates.

8. Subsequent Events

Management has evaluated the effects of subsequent events that have occurred subsequent to December 31, 2011. There are no material events that would require recognition in the financial statements for the year ended December 31, 2011. Events occurring subsequent to December 31, 2011 not disclosed elsewhere in these financial statements are included in the section below.

Non-interest bearing loan from Sponsor

The Sponsor has committed to advance to the Company, by way of a non-interest bearing loan, an amount of up to $400,000 to be used to cover Cazador’s ongoing cost and expenses relating to its operations and in connection with a potential initial business combination until the earlier of (i) consummation of an initial business combination or (ii) liquidation of the Company. This commitment was memorialized in a memorandum of understanding dated as of March 23, 2012 between the Company and the Sponsor. The company may seek additional funding from the Sponsors or any other sources in the future, to the extent required, for the consummation of an initial business combination.”

Item 1. Financial Statements.

NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2012	December 31, 2011
ASSETS
Current assets
Cash	$635,145	$83,173
Deposits	52,129	52,129
Contract receivable, net	5,939	6,285
Prepaid expenses and other assets	264,640	266,583
Total current assets	957,853	408,170
Fixed assets
Furniture and equipment	211,427	205,886
Computers	228,363	212,019
Leasehold improvements	19,955	19,955
Less: accumulated depreciation	(235,004)	(208,858)
Total fixed assets (net)	224,741	229,002
Other Assets
Capitalized website development and intangible assets (net)	735,043	608,823
Goodwill	422,223	422,223
Total other assets	1,157,266	1,031,046
Total assets	$2,339,860	$1,668,218
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	399,236	238,955
Due to related parties (current portion)	1,722,141	1,768,637
Accrued expenses	908,422	884,499
Total current liabilities	3,029,799	2,892,091
Long term liabilities
Due to related parties (non-current portion)	3,805,502	3,999,751
Total long term liabilities	3,805,502	3,999,751
Total liabilities	6,835,301	6,891,842
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Preferred stock ($.001 par value, 100,000,000 shares authorized and no shares issued and outstanding)	—	—
Common stock ($.001 par value, 2,500,000,000 shares authorized and 761,531,553 and 742,341,113 shares issued and outstanding)	761,530	742,339
Treasury stock, at cost; 6,250,000 shares	(2,641,640)	(2,641,640)
Paid in capital	51,552,978	48,458,205
Deferred compensation	(395,747)	(385,912)
Accumulated other comprehensive loss	(24)	(124)
Accumulated deficit	(53,658,028)	(51,274,033)
Noncontrolling interest	(114,510)	(122,459)
Total stockholders' deficit	(4,495,441)	(5,223,624)
Total liabilities and stockholders' deficit	$2,339,860	$1,668,218

See accompanying notes to unaudited condensed consolidated financial statements

NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Net Revenues	$74,810	$78,146
Operating Expenses
Cost of revenues	100,585	86,823
Business development	185,519	32,284
General and administrative	1,641,516	20,198,892
Product development	50,711	5,000
Depreciation and amortization	68,663	41,255
Total operating expenses	2,046,994	20,364,254
Loss from operations	(1,972,184)	(20,286,108)
Non-operating expense
Interest income (expense)	(72,674)	(24,915)
Other income (expense)	(411,225)	(45,942)
Loss before income tax provision	(2,456,083)	(20,356,965)
Income tax provision	—	—
Net Loss from operations	(2,456,083)	(20,356,965)
Net loss attributable to the noncontrolling interest	72,088	42,068
Net loss	(2,383,995)	(20,314,897)
Other comprehensive income
Foreign currency translation gain	100	—
Comprehensive loss	$(2,383,895)	$(20,314,897)
Net loss per share – basic and diluted	$(0.00)	$(0.03)
Weighted average number of common shares outstanding – basic and diluted	752,792,562	668,410,995

See accompanying notes to unaudited condensed consolidated financial statements

NET ELEMENT, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Cash flows from operating activities:
Net loss	$(2,383,995)	$(20,314,897)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss attributable to investment in subsidiary	411,225	45,942
Decrease in noncontrolling interests	(72,088)	(42,068)
Loan discount interest expense	2,859	—
Depreciation and amortization	68,663	41,255
Non-cash compensation	521,771	18,949,148
Changes in assets and liabilities, net of acquistions and the effect of consolidation of equity affiliates:
Prepaid expenses and other assets	(8,994)	39,463
Deposits	—	6,000
Contract receivable, net	346	(36,485)
Due from related parties	(46,492)	(1,536,399)
Due to related parties	—	1,196,480
Accounts payable	160,278	48,013
Accrued expenses	23,923	46,747
Total adjustments	1,061,491	18,758,096
Net cash used in operating activities	(1,322,504)	(1,556,801)
Cash flows from investing activities
Deconsolidation of Korlea-TOT subsidiary	—	(83,361)
Cash acquired in acquisition of subsidiary	—	8,838
Capitalized web development and patent costs	(168,738)	(102,279)
Purchase of fixed assets	(21,886)	(102,168)
Net cash used in investing activities	(190,624)	(278,970)
Cash flows from financing activities:
Contributed capital from non-controlling equity investors	2,140,000	—
Payments on related party note	(75,000)	—
Net cash provided by financing activities	2,065,000	—
Effect of exchange rate changes on cash	100	—
Net increase (decrease) in cash	551,972	(1,835,771)
Cash at beginning of period	83,173	2,500,253
Cash at end of period	$635,145	$664,482
Supplemental Disclosure of Cash Flow Information Cash paid during the year for:
Interest	$—	$940
Non-cash investing and financing activities:
Common stock issued for acquisition of Openfilm LLC	$—	$—
Common stock issued to settle stock subscription liability	$—	$880,000
Contributed capital due from JV partner	$28,972	$—

See accompanying notes to unaudited condensed consolidated financial statements

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Net Element, Inc. (“we,” “us,” “our” or the “Company”), formerly TOT Energy, Inc., was organized on February 6, 2004 under the laws of the State of Delaware under the name Splinex Technology, Inc., which was a wholly-owned subsidiary of Splinex, LLC, a Florida limited liability company that is currently known as TGR Capital, LLC (a company indirectly wholly-owned by our Chairman and Chief Executive Officer, Mike Zoi). On January 18, 2005, the Company merged with a subsidiary of Ener1, Inc., a public reporting company. Pursuant to that merger, the Company issued 5,000,000 shares of its common stock to Ener1, Inc., which then distributed those shares as a dividend to its shareholders. That distribution was registered with the Commission, which resulted in the Company becoming a public reporting company.

Since April 1, 2010, we have pursued a strategy to develop and acquire technology and applications for use in the online media industry. During September 2010, we changed our name to Net Element, Inc. in furtherance of our shift in business focus. As part of our strategy to develop an online media company, on December 14, 2010, we acquired Openfilm, LLC, a Florida limited liability company that is engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet. Additionally, on February 1, 2011, we acquired Motorsport, LLC, a Florida limited liability company that now holds 100% (initial purchase was for an 80% interest and we subsequently bought out the remaining minority position) of the outstanding common stock of Motorsport.com, Inc., a Florida corporation engaged in the operation of a news and information website relating to the international motorsport industry, and Music1, LLC, a Florida limited liability company that owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company that owns and operates two websites that provide an online social community and marketplace for musicians, songwriters, producers and record companies and an opportunity to showcase artist talents. As a result of these acquisitions, we now operate several online media websites in the film, auto racing and emerging music talent markets.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Commission for reporting on Form 10-Q. Accordingly, certain information and footnotes required for complete financial statements are not included herein. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented have been included. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company’s financial statements for the three months ended March 31, 2012. Operating results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be reported for any particular quarterly period or the year ending December 31, 2012. It is recommended that the accompanying unaudited condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the Commission.

Basis of Consolidation

The unaudited condensed consolidated financial statements include the accounts of Net Element, Inc., the accounts of our wholly-owned subsidiaries, Openfilm, LLC and its wholly-owned subsidiaries Openfilm, Inc., Openfilm Studios, LLC and Zivos, LLC (Ukraine for 2011 only), the accounts of our wholly-owned subsidiary Netlab Systems, LLC, its wholly-owned subsidiary Tech Solutions LTD (formerly known as Netlab Systems, LTD) (Cayman Islands) and the accounts of its representative offices in Russia and Ukraine, the accounts of our 100%-owned subsidiary NetLab Systems IP, LLC, the accounts of our 70%-owned subsidiary LegalGuru LLC, the accounts of our 75%-owned subsidiary Yapik LLC, the accounts of our 85%-owned subsidiary Splinex, LLC and its wholly-owned subsidiary IT Solutions LTD (formerly known as Splinex LTD)(Cayman Islands), the accounts of our wholly-owned subsidiary Music1, LLC and its 97%-owned subsidiary A&R Music Live, LLC (Music1, LLC and A&R Music Live, LLC are sometimes together referred to in this Report as “Music”), and the accounts of our wholly-owned subsidiary Motorsport, LLC and its wholly-owned

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

subsidiary Motorsport.com, Inc. (the Company acquired the remaining 20% interest not owned in Motorsport.com, Inc. on January 10, 2012). All material intercompany accounts and transactions have been eliminated in this consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of expenses for the period presented. Actual results could differ from those estimates.

Cash

We maintain our U.S. Dollar-denominated cash in several non-interest bearing bank deposit accounts. All non-interest bearing transaction accounts are fully insured, regardless of the balance in the account, at all FDIC insured institutions. As such, our bank balances did not exceed FDIC limits at March 31, 2012 and December 31, 2011.

We maintain bank accounts in Russia, Ukraine and Cayman Islands associated with our offshore engineering offices. The following details the balances and countries where we maintain foreign bank balances:

Location	Country	US Dollar Equivalent Balance at 03/31/12	US Dollar Equivalent Balance at 12/31/11
Netlab Systems, LLC Russian Representative Office	Russia	$6,022	$4,516
Netlab Systems, LLC Ukrainian Representative Office	Ukraine	$28	$4,178
Zivos, LLC	Ukraine	$9	$69
Tech Solutions, LTD (fka Netlab Systems, LTD)	Cayman Islands	$1,284	$971
Fixed Assets

We depreciate our furniture, servers, data center software and equipment over a term of 5 years. Computers and client software are depreciated over terms between 2 and 5 years. Leasehold improvements are depreciated over the shorter of the economic life or terms of each lease. All of our assets are depreciated on a straight-line basis for financial statement purposes.

Intangible Assets

Website development costs include projects that are significant in terms of functional value added to the site, product or service. A capitalized project would be closer to a full product launch than an incremental or point release update. Costs for updates are expensed as incurred. Capitalized costs are amortized to depreciation and amortization expense over twenty-four months on a straight-line basis. We also capitalize start-up projects from the point of start to the point the application, service or website is publicly launched. Amortization is straight-line over twenty-four months and charged to depreciation and amortization. Impairment is reviewed quarterly to ensure only viable active project costs are capitalized.

We capitalize our costs that are directly related to website development. These costs include platform services, engineering, Internet hosting, Internet streaming, content delivery network fees and general and administrative expenses to directly support engineering services from the point of start to the point the application, service or website is publicly launched.

We also capitalize direct expenses associated with filing of patents and patent applications and amortize the capitalized intellectual property costs over five years beginning when the patent is approved.

Additionally, we capitalize the fair value of intangible assets acquired in business combinations. The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. Acquired intangible assets include: trade names, non-compete agreements, owned website names, customer relationships, technology, media content, and content publisher relationships.

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill and certain intangible assets are assessed for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the fair value of the reporting unit with its net book value (or carrying amount), goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary.

If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Foreign Currency Transactions

We are subject to exchange rate risk in our foreign operations in Ukraine and Russia where we incur product development, engineering and website development and hosting costs. The Ukraine and Russian engineering operations pay a majority of their expenses in their local currencies, exposing us to exchange rate risk. Ukrainian salaries and consulting fees are negotiated and paid in U.S. dollars.

We do not engage in any currency hedging activities.

Revenue Recognition

We recognize revenue when four basic criteria are met: persuasive evidence of a sales arrangement exists; performance of services has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. We consider persuasive evidence of a sales arrangement to be the receipt of a signed contract or insertion order. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue.

We periodically engage in transactions involving the exchange of certain advertising services for various goods and services from third parties (Barter transactions). These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when the related advertisements are broadcast. Expense is recognized when services or merchandise received are used.

Our revenues for the three months ended March 31, 2012 and 2011 were principally derived from the following services:

License Fees.  License fees are generated from customers who utilize Launchpad to operate and manage on-line contests.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Service Fees.  Service fee is generated primarily from A&R Music Live where aspiring artists pay industry professionals to review, critique and suggest improvements of music submitted on-line for review.

Advertising Revenue.  Advertising revenue is generated by performance-based Internet advertising, such as cost-per-click, or CPC, in which an advertiser pays only when a user clicks on its advertisement that is displayed on our owned and operated websites; fees generated by users viewing third-party website banners and text-link advertisements; fees generated by enabling customer leads or registrations for partners; and fees from referring users to, or from users making purchases on, sponsors’ websites. In determining whether an arrangement exists, we ensure that a binding arrangement is in place, such as a standard insertion order or a fully executed customer-specific agreement. Obligations pursuant to our advertising revenue arrangements typically include a minimum number of impressions or the satisfaction of the other performance criteria. Revenue from performance-based arrangements, including referral revenues, is recognized as the related performance criteria are met.

In certain cases, we record revenue based on available and preliminary information from third parties. Amounts collected on the related receivables may vary from reported information based upon third party refinement of estimated and reported amounts owing that occurs typically within 30 days of the period end.

Subscription Services and Social Media Services.  Subscription services revenue is generated through the sale of memberships to access content available on certain owned and operated websites and to be eligible to enter our contests. The majority of Openfilm’s memberships have a one month term and renew automatically at the end of each month, if not previously cancelled. Membership revenue is recognized as billed.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares issuable upon exercise of common stock options or warrants. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Fair Value of Financial Instruments

Our financial instruments consist mainly of cash deposits, short-term payables and related party payables. We believe that the carrying amounts of third-party financial instruments approximate fair value, due to their short-term maturities.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset or group of assets may not be recoverable. No impairment losses were recorded during the three months ended March 31, 2012 and the twelve months ended December 31, 2011.

Uncertain Tax Positions

We review uncertain tax positions on an ongoing basis and related reserves are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and expirations of statutes of limitations. Based on information currently available, we anticipate that over the next ninety days ongoing audit activity should be resolved relating to uncertain tax positions (See Note 14).

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. GOING CONCERN CONSIDERATIONS

Our condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We had negative cash flows from continuing operating activities of $1,322,504 for the three months ended March 31, 2012, and a working capital deficit of $2,071,946 and accumulated deficit of $53,658,028 at March 31, 2012. We have historically been primarily dependent upon TGR Capital, LLC, Enerfund, LLC or Mike Zoi (as a result of his controlling interest in TGR and Enerfund) to fund our operations. See Note 15.

Management is continuing with its plan to build a diversified portfolio of online media and technology assets. Management believes that its current operating strategy, combined with continued funding by our primary stockholder, will provide the opportunity for us to continue as a going concern; however, there is no assurance this will occur. The accompanying condensed consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Our independent auditors’ report on our consolidated financial statements for the period ended December 31, 2011 contains an explanatory paragraph about our ability to continue as a going concern. Management believes that its current operating strategy, as described herein, provides the opportunity for the Company to continue as a going concern; however, there is no assurance this will occur.

NOTE 3. SEGMENT INFORMATION

At March 31, 2012 and March 31, 2011, our sole reportable business segment was our online businesses in music, film, motorsport and professional marketing services.

NOTE 4. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC

On February 1, 2011, we entered into a purchase agreement with Enerfund, LLC, a company controlled by Mike Zoi, to purchase all of the issued and outstanding interests in Motorsport, LLC, a Florida limited liability company that held 80% of the outstanding common stock of Motorsport.com, Inc., a Florida corporation engaged in the operation of a news and information website relating to the international motorsport industry. Motorsport, LLC purchased its 80% interest in Motorsport.com, Inc. on December 17, 2010. We paid Enerfund an aggregate of $130,000 (exclusive of a $20,000 contingent payment relating to the purchase of certain domain names) and agreed to take over responsibility for the obligations of Motorsport, LLC contained in the Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC acquired its 80% interest in Motorsport.com, Inc., which obligations included, among other things, the aggregate payment to the original stockholders of Motorsport.com, Inc. of an additional $450,000 payable in four quarterly installments, without interest, commencing on December 1, 2013. The domain names and related registrations were not purchased, as required, by June 16, 2011; hence the contingent amount ($20,000) will not be paid. The original sellers have a security interest in the domain names of Motorsport.com, Inc. as collateral for payment of the additional purchase price.

On January 10, 2012, the terms of the December 17, 2010 Stock Purchase Agreement were amended, reducing the $450,000 payment to $300,000, payable in four annual cash installments of $75,000 commencing January 10, 2012, plus the issuance of 1,333,333 shares of the Company’s common stock on January 10, 2012. In addition, on January 10, 2012, Motorsport exercised its option to acquire the remaining 20% interest in Motorsport.com, Inc. held by the original stockholders for the issuance to the sellers of an aggregate of 3,333,333 shares of the Company’s common stock. The Company recognized a loss of $411,225 for this transaction which was recorded in other expense for the three months ended March 31, 2012.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC  – (continued)

The net assets of Motorsport, LLC were recorded at book basis (“carryover historical cost”) as the transaction was accounted for as a merger of entities under common control. The following table provides summary balance sheet information of Motorsport, LLC as of the date of acquisition (February 1, 2011):

Cash	$—
Accounts receivable	6,179
Property & equipment	509
Other assets	651,716
Accounts Payable & Accrued Expenses	(7,224)
Notes Payable	(590,565)
Net assets	$60,615

If we had acquired Motorsport, LLC on January 1, 2011, the results of operations of the Company would have changed by the following amounts (Motorsport, LLC results for January, 2011):

Sales	$3,994
Gross Profit	(8,625)
Total operating expenses	24,124
Net loss from continuing operations	(32,749)
Net loss attributable to non-controlling interest	5,839
Net loss	$(26,910)

On January 31, 2011, Motorsport, LLC entered into a loan agreement with Enerfund, LLC (a company controlled by Mike Zoi) in the principal amount of $184,592. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate amount of $186,808.

Also on February 1, 2011, we acquired Music1, LLC, a Florida limited liability company, from Enerfund, LLC (a company controlled by Mike Zoi), for an aggregate purchase price of $15,000. Music1, LLC owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company that operates a website that provides a musical artist discovery service. Music1, LLC purchased its interest in A&R Music Live, LLC from Stephen Strother, the Founder and President of Music1, on November 8, 2010. The remaining 3% of the membership interests in A&R Music Live, LLC is owned by Stephen Strother. We were required to invest at least $500,000 in Music1 by December 31, 2012, which requirement was met during the fourth quarter of 2011. Additionally, Mr. Strother has granted a royalty free license to Music1 to use certain technology owned by him for the term of his employment agreement.

The net assets of Music1, LLC have been recorded at book basis (“carryover historical cost”) as the transaction was accounted for as a merger of entities under common control. The following table provides summary balance sheet information for Music1, LLC as of the date of acquisition (February 1, 2011).

Cash	$8,838
Accounts receivable	117
Other assets	11,294
Accounts Payable	(11,935)
Notes Payable	(130,993)
Net deficiency in assets	$(122,679)

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC  – (continued)

If we had purchased Music1, LLC on January 1, 2011, the results of operations for the Company would have changed by the following amounts (Music1, LLC results for January, 2011):

Sales	$4,941
Gross Profit	225
Total operating expenses	(38,219)
Net loss from continuing operations	(37,994)
Net loss attributable to non-controlling interest	841
Net loss	$(37,153)

On January 31, 2011, Music1, LLC entered into a loan agreement with Enerfund, LLC (a company controlled by Mike Zoi) in the principal amount of $128,890. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate of $131,827.

NOTE 5. JOINT VENTURES

We formed a joint venture in the Czech Republic, Korlea-TOT Energy s.r.o., in July 2008 with Korlea Invest Holding AG of Switzerland (“Korlea”). We invested $56,000 in exchange for our 51% of the share capital in the joint venture. Korlea-TOT was expected to engage in marketing and trading of oil and natural gas in Eastern Europe. To date, the joint venture has not engaged in any significant operating activity. We deconsolidated Korlea-TOT as of January 1, 2011 and we have adjusted the investment to its net realizable value. We intend to sell our ownership interest in Korlea-TOT to Korlea in exchange for a cash payment equal to 51% of the cash balance in the joint venture on the date of sale. Consummation of this transaction is subject to obtaining certain approvals and making certain filings overseas. We expect that this transaction will be completed during 2012.

On March 17, 2011, we formed a wholly-owned subsidiary, Splinex, LLC, a Florida limited liability company. Splinex, LLC is intended to develop technology and web services for use in our products and services and certain other licensed applications focused in the areas of three dimensional (3D) imagery and video. During 2011, Splinex issued 15% of its equity to certain of its employees and consultants as incentive and equity based compensation.

Effective as of March 29, 2011, we entered into a joint venture arrangement (the “LegalGuru JV Agreement”) with Curtis Wolfe in connection with the formation of LegalGuru LLC, a Florida limited liability company. The Company owns a 70% interest in LegalGuru LLC and Mr. Wolfe, who is a director and Secretary of the Company and Chief Executive Officer and Chairman of LegalGuru LLC, through Lobos Advisors, LLC (a company of which Mr. Wolfe is the President and managing member), owns a 30% interest in LegalGuru LLC. Pursuant to the LegalGuru JV Agreement, the parties agreed to invest up to an aggregate of $1,000,000 in the joint venture, with Mr. Wolfe investing up to $200,000 and the Company investing up to $800,000. Mr. Wolfe is the Chief Executive Officer and Chairman of LegalGuru LLC at a salary, beginning March 1, 2011, of $10,000 per month, of which, beginning June 16, 2011, $8,000 is payable in cash and $2,000 is payable in stock options of the Company. Upon launch of the website and commencement of commercial operations (currently expected in the second quarter of 2012), Mr. Wolfe’s salary was to increase to $20,000 per month ($15,000 from LegalGuru LLC and $5,000 from the Company), from which we would have withheld an amount equal to $100,000 over one year as part of Mr. Wolfe’s investment obligations in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from the date of the LegalGuru JV Agreement, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. JOINT VENTURES  – (continued)

On June 16, 2011, we entered into a Subscription Agreement, with a related party that is employed by Yapik LLC, pursuant to which we sold a 15% ownership interest in our subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The investor has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of common stock of the Company.

On April 24, 2012, we entered into an amended and restated joint venture agreement, dated as of December 31, 2011 (the “Amended Agreement”), with Curtis Wolfe regarding the Company’s subsidiary LegalGuru LLC. The Amended Agreement amends and restates the LegalGuru JV Agreement described above (the “Original Agreement”). The Amended Agreement requires the Company and Mr. Wolfe to invest up to an aggregate of $900,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $100,000 and the Company investing up to an aggregate of $800,000. As noted above, the Original Agreement required the Company and Mr. Wolfe to invest up to an aggregate of $1,000,000 in LegalGuru LLC, with Mr. Wolfe investing up to an aggregate of $200,000 and the Company investing up to an aggregate of $800,000. In connection with the $100,000 reduction in the amount required to be invested in LegalGuru LLC by Mr. Wolfe, Mr. Wolfe agreed to maintain his current salary of $10,000 per month, with $8,000 of such amount paid in cash and $2,000 paid in stock options of the Company, until LegalGuru LLC generates at least $500,000 in revenue. As of March 31, 2012, Mr. Wolfe had invested $71,279 in LegalGuru LLC and the Company had invested $830,983 in LegalGuru LLC. The Company agreed that Mr. Wolfe would be entitled to serve on the Company’s Board of Directors for so long as the Company holds a majority interest in LegalGuru LLC. Mr. Wolfe continues to have the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

Pursuant to the governing documents, distributions to the members of LegalGuru LLC are to be made in accordance with their respective percentage ownership interests. The LLC Agreement provides that Mr. Wolfe shall have the right to be appointed as a director of LegalGuru LLC and to appoint one other director of LegalGuru LLC, and that the Company shall have the right to appoint one director of LegalGuru LLC. The LLC Agreement grants each member of LegalGuru LLC rights of first refusal and tag along and drag along rights with respect to a member’s proposed sale of its membership interest in LegalGuru LLC.

See Note 15 for information regarding certain joint venture arrangements entered into subsequent to March 31, 2012.

NOTE 6. GOODWILL AND INTANGIBLE ASSETS

We capitalize certain costs for website development projects. Specifically, we capitalize projects that are significant in terms of functional value added to the site. A capitalized project would be closer to a full product launch than an incremental or point release update. Costs for updates are expensed as incurred. Capitalized costs are amortized to depreciation and amortization expense over twenty-four months on a straight-line basis. We also capitalize start-up projects from the point of start to the point the application, service or website is publicly launched. Amortization is straight-line over twenty-four months and charged to depreciation and amortization. Impairment is reviewed quarterly to ensure only viable active project costs are capitalized.

Capitalized website development costs are included in other assets. For the three months ended March 31, 2012, we capitalized $161,588 of website development costs related to our Music, social network (Yapik), and legal websites. Additionally, we amortized $26,510 to depreciation and amortization expense for the three months ended March 31, 2012 leaving a balance of $542,314 for capitalized website development.

For the three months ended March 31, 2012, we capitalized patent costs for $7,150 and we amortized $1,008, leaving a balance of $28,393 for capitalized patent costs on that date.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. GOODWILL AND INTANGIBLE ASSETS  – (continued)

Additionally, on February 1, 2011, we acquired Motorsport, LLC and Music1, LLC from a related party (Enerfund) and we assumed the balance sheets of Motorsport, LLC and Music1, LLC with existing intangible assets as follows:

Intangible Asset	Motorsport, LLC	Music1, LLC
Content	$14,376	$4,791
Domain Name	95,833	6,503
Customer List	95,833	—
Goodwill	442,223	—
TOTALS	$648,265	$11,294

For the three months ended March 31, 2011, we capitalized 92,378 in website development costs and amortized $2,465, leaving a balance of $89,913 on March 31, 2011.

NOTE 7. FIXED ASSETS

Depreciation and amortization expense was $68,663 for the three months ended March 31, 2012 and $41,255 for the three months ended March 31, 2011.

NOTE 8. ACCRUED EXPENSES

Accrued expenses represent expenses that are owed at the end of the period and have not been billed by the provider or are estimates of services provided.

At March 31, 2012 and December 31, 2011, accrued expenses consisted of the following:

	March 31, 2012	December 31, 2011
Accrued professional fees	$112,200	$122,500
Promotion Expense	50,000	50,000
Accrued interest	253,786	183,971
Accrued payroll	94,359	122,223
Deferred revenue	184,772	185,362
Other accrued expenses	213,305	220,443
	$908,422	$884,499

NOTE 9. NOTES PAYABLE

On December 14, 2010, the Company assumed a $1,667,020 loan to Openfilm from Enerfund, LLC when the Company purchased Openfilm on that date. The loan agreement is dated December 10, 2010 and matures two years from that date. The annual interest rate is 5% payable annually on December 31.

On January 31, 2011, Motorsport, LLC entered into a loan agreement with Enerfund, LLC in the principal amount of $184,592. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate amount of $186,808.

On January 31, 2011, Music1, LLC entered into a loan agreement with Enerfund, LLC in the principal amount of $128,890. The annual interest rate was 5% payable annually on December 31. The loan was scheduled to mature on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate of $131,827.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. NOTES PAYABLE  – (continued)

On May 16, 2011, we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000, which is the balance outstanding at March 31, 2012. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of common stock of the Company at a conversion price of $0.11 per share.

On October 24, 2011, we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $1,600,000, which is the outstanding balance at March 31, 2012. The annual interest rate under the note is 5% and principal and interest is due on or before October 24, 2014. The note may be pre-paid at any time without penalty. Outstanding principal under the note may be converted by Enerfund, LLC at any time into shares of common stock of the Company at a conversion price of $0.11 per share. Upon conversion of the note, the Company is required to issue to Enerfund, LLC a five-year warrant to purchase a number of shares of common stock of the Company equal to the number of shares issued upon such conversion with an exercise price of $0.11 per share.

At December 31, 2011, Enerfund had made advances to the Company for $100,785, which were recorded as due to related parties (current portion). Subsequent to December, Enerfund advanced additional monies to the Company. The Company repaid all advances to Enerfund ($905,317) on March 6, 2012 that were made between December 31, 2011 and March 6, 2012.

See Note 15 for information regarding notes payable entered into subsequent to March 31, 2012.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Openfilm has completed two “Get it Made” competitions. The first contest completed in September 2010, awarded $250,000 in cash ($50,000) and services ($200,000) to produce a film suitable for distribution. The services are provided once the winner provides a screenplay in acceptable form to Openfilm. The second contest winner was announced in June 2011 and $500,000 was awarded in cash ($50,000) and services ($450,000) to produce a feature film suitable for distribution. The terms of this contest require the winner to submit an acceptable screenplay within six months. The Company has recorded $100,000 in expense relating to the cash prizes awarded. The services will be charged to operations over the expected time it takes to produce the films beginning once acceptable screenplays have been submitted to and approved by Openfilm.

The Company has been developing a concept called BMA (Brand Marketing Alliance) whereby the Company will aggregate content and sell advertising. A consultant has been retained that is responsible for building the business and has the opportunity to earn equity based compensation once the project becomes cash flow positive. On March 26, 2012, the Board of Directors approved five year, stock option grants totaling 3,625,000 options to purchase the Company’s common stock at $0.18 per share subject to the BMA project becoming cash flow positive.

From time to time, in the ordinary course of business, the Company is subject to legal and/or tax proceedings or inquiries. While it is impossible to determine the ultimate outcome of any such proceedings or inquiries, management believes that the resolution of any pending matters will not have a material adverse effect on the consolidated financial position, cash flows or results of operations of the Company.

NOTE 11. STOCKHOLDERS’ EQUITY

On February 1, 2011, our Board of Directors adopted a resolution recommending an amendment to the Certificate of Incorporation to increase the number of authorized shares of our capital stock to an aggregate of 2,600,000,000 shares, with 2,500,000,000 shares designated common stock, $.001 par value, and 100,000,000 shares designated preferred stock, $.001 par value per share, which may be divided into series with the designations, powers, preferences, and relative rights and any qualifications, limitations or restrictions as determined by the Board of Directors. Our majority stockholders approved the amendment to our Certificate of Incorporation through action taken by written consent without a meeting, as authorized by Section 228 of the Delaware General Corporation Law. The actions recommended by the Board of Directors and approved by

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS’ EQUITY  – (continued)

the Company’s majority stockholders became effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Delaware on March 4, 2011.

Effective as of March 29, 2011, we entered into a joint venture arrangement with Curtis Wolfe in connection with the formation of LegalGuru LLC, a Florida limited liability company. The Company owns a 70% interest in LegalGuru LLC and Mr. Wolfe, through Lobos Advisors, LLC, owns a 30% interest in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

On May 3, 2011, the Company entered into an agreement with Roger Elliot to purchase content for cash and stock. The Company agreed to provide Roger with 60,000 shares of common stock for every 300 hours of content provided plus a 25,000 stock bonus for performance. Roger has provided over 300 hours of content and the Company recorded a charge of $14,182 for the three months ended March 31, 2012 to reflect the value of the 85,000 shares provided to Roger.

On May 16, 2011 we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of common stock of the Company at a conversion price of $0.11 per share, the market price at the date of issuance.

On June 16, 2011, we entered into a Subscription Agreement pursuant to which we sold a 15% ownership interest in our subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The investor has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of common stock of the Company.

On August 9, 2011, we entered into a Stock Purchase Agreement pursuant to which we were to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation, from its selling shareholder in exchange for the issuance of up to 10 million shares of common stock of the Company. On November 10, 2011, the Company and the selling shareholder mutually agreed to terminate and unwind the Stock Purchase Agreement.

On January 10, 2012, the Company, Motorsport, LLC and the Sellers named therein entered into an amendment (the “Amendment”) to the Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC acquired its 80% interest in Motorsport.com, Inc. Pursuant to the Amendment, the Company’s and Motorsport’s remaining obligations to pay an aggregate of $450,000 to the Sellers in four quarterly installments beginning on December 1, 2013 were amended to provide that: (i) Motorsport must pay to the Sellers $300,000 in cash in four equal annual installments of $75,000 each beginning on January 10, 2012, with each subsequent installment payable on each annual anniversary thereafter until such $300,000 is paid in full; and (ii) the Company must issue to the Sellers an aggregate of 1,333,333 shares of its common stock on January 10, 2012. The initial $75,000 installment was paid by the Company and the Company issued such 1,333,333 shares of its common stock to the Sellers. In addition, pursuant to the Amendment, Motorsport exercised its option to acquire the remaining 20% interest in Motorsport.com, Inc. for a purchase price consisting solely of the Company’s issuance to the Sellers of an aggregate of 3,333,333 shares of its common stock.

On February 2, 2012, the Company entered into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from the Company for $100,000: (i) 666,667 shares of common stock of the Company; (ii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of common stock of the Company with an exercise price of $1.00 per share.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS’ EQUITY  – (continued)

On February 10, 2012, the board approved a stock option grant to key employees awarding 1,600,000 fully-vested options with a strike price of $0.16 and a life of five years

On February 23, 2012, the Company entered into a Subscription Agreement pursuant to which it sold 13,333,334 newly issued shares of common stock of the Company to Kenges Rakishev for an aggregate purchase price of $2,000,000.10, or $0.15 per share.

On March 7, 2012, the Company entered into a consulting agreement with CSFG1 who agreed to provide certain investor relations services in exchange for $3,000 in cash and 25,000 restricted shares of the Company’s common stock per month. This agreement was terminated by the Company effective May 31, 2012.

On March 26, 2012, the Company granted 460,000 shares of common stock to Michael Waltrip in exchange for his participation on the Motorsport Advisory Board and his participation in building the Motorsport.com business in general. The agreement is for two years and the Company recorded $7,667 in non-cash compensation expense from the date of agreement (January 26, 2012) to March 31, 2012.

NOTE 12. STOCK OPTIONS, WARRANTS AND STOCK BASED COMPENSATION

Stock Options and Warrants

On March 6, 2011, the Board of Directors approved the grant of options to purchase an aggregate of 3,971,500 shares of common stock at an exercise price of $0.10 per share to certain employees and consultants under our 2004 Stock Option Plan. The Company valued the options using a Black-Scholes model and recorded a compensation charge of $39,715. The options vest over three years at 33.3% per year with vesting for a particular year occurring on the anniversary date of the grant. At March 31, 2012, 1,184,400 of the 3,971,500 options were forfeited by employees that are no longer with the Company.

On June 28, 2011, the Board of Directors approved the 2011 Equity Incentive Plan with 150,000,000 shares authorized. The Company’s majority stockholder approved the plan pursuant to a written consent also dated June 28, 2011. The Board of Directors serves as administrator of the plan. The new plan is designed to attract and retain the services of directors, employees and consultants by offering ability to make awards of unrestricted stock, stock options or both in order to create incentives. The plan limits the strike price of incentive options issued to 100% (110% if the optionee is a 10% or more shareholder) of current market and terms can be no longer than 10 years (5 years if the optionee is a 10% or more shareholder). The Company has registered the shares issuable under this plan on a registration statement on Form S-8 filed with the SEC. This plan became effective on July 20, 2011.

On August 9, 2011, we issued incentive stock options to purchase 1,500,000 shares of our common stock under our 2011 Equity Incentive Plan to our Chief Revenue Officer at an exercise price of $0.06 per share with a term of 5 years, subject to a three-year vesting schedule. The Chief Revenue Officer’s’ employment was terminated in November 2011 and he has one year to exercise vested options or they will terminate.

On August 9, 2011, the Board of Directors approved the issuance of five-year stock options to purchase shares of common stock of the Company to employees taking salary reductions. These options were immediately vested upon issuance. Accordingly, the Company recorded a compensation charge, using a Black-Scholes model for the following issuances in 2011 of fully vested options.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS, WARRANTS AND STOCK BASED COMPENSATION  – (continued)

Date Range	# Options Issued	Strike Price of Options	Grant Expiration Date	2011 Compensation Charge
6/15/11 – 7/31/11	555,207	$0.06	08/07/16	$76,645
August, 2011	62,052	$0.20	08/29/16	$22,959
September, 2011	350,494	$0.15	09/28/16	$52,574
October, 2011	342,223	$0.15	10/29/16	$51,333
November, 2011	179,306	$0.21	11/30/16	$37,654
December, 2011	52,591	$0.60	12/29/16	$31,555
Totals	1,541,873			$272,720

Effective as of March 29, 2011, we entered into a joint venture arrangement with Curtis Wolfe in connection with the formation of LegalGuru LLC, a Florida limited liability company. The Company owns a 70% interest in LegalGuru LLC and Mr. Wolfe, through Lobos Advisors, LLC, owns a 30% interest in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

On May 16, 2011 we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of common stock of the Company at a conversion price of $0.11 per share.

On June 16, 2011, we entered into a Subscription Agreement pursuant to which we sold a 15% ownership interest in our subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The related party investor, who is employed by Yapik, has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of common stock of the Company.

On February 2, 2012, the Company entered into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from the Company for $100,000: (i) 666,667 shares of common stock of the Company; (ii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of common stock of the Company with an exercise price of $1.00 per share.

On February 10, 2012, the Board of Directors approved the issuance of 1,600,000, five-year stock options to purchase shares of common stock of the Company for $0.16 per share to certain employees. These options were immediately vested upon issuance. Accordingly, the Company recorded a compensation charge of $256,000, using a Black-Scholes model for the issuance of fully vested options.

On March 31, 2012, the Company issued five-year stock options to purchase shares of common stock of the Company to employees taking salary reductions for the first quarter of 2012. These options were immediately vested upon issuance. Accordingly, the Company recorded a compensation charge for $95,899, using a Black-Scholes model for the issuance of 550,340 fully vested options.

At March 31, 2012, the Company had options to purchase 9,124,241 shares of common stock outstanding under its stock option plans, of which options to purchase 7,256,884 shares of common stock are vested, with a weighted average exercise price of $0.15 per share and with a remaining weighted average contractual term of 5.86 years. We also had warrants to purchase 200,000,000 shares of common stock outstanding at March 31, 2012 with a strike price of $0.05 per share and a remaining contractual term of 3.31 years and warrants to purchase an addition 47,272,727 shares if notes are converted pursuant to Subscription Agreements with TGR Energy and Enerfund, LLC.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS, WARRANTS AND STOCK BASED COMPENSATION  – (continued)

At March 31, 2012, we had outstanding options to purchase 5,237,141 shares of common stock under our 2011 Equity Incentive Plan, of which options to purchase 5,237,141 shares of common stock are vested, with a weighted average exercise price of $0.16 per share and with a remaining weighted average contractual term of 4.77 years.

Additionally, at March 31, 2012, we had outstanding options to purchase 3,887,100 shares of common stock under our 2004 Stock Option Plan, of which options to purchase 2,019,743 shares of common stock are vested, with a weighted average exercise price of $0.14 per share and with a remaining weighted average contractual term of 7.33 years.

Stock Based Compensation

On February 18, 2011, the Company’s Board of Directors approved the hiring of Richard Lappenbusch as President and Chief Operating Officer. In addition to salary and benefits, Mr. Lappenbusch was granted 6,100,000 shares of our common stock with vesting as follows: 100,000 shares on February 15, 2012; 4,000,000 shares vesting semi-annually over a three year period from the date of the grant; and 2,000,000 shares upon the Company achieving $20,000,000 in gross revenues (other than through acquisitions), subject to the terms and conditions of a restricted stock agreement. Accordingly, the fair value of the restricted shares issued of $33,549 will be amortized over the vesting periods.

The remaining 2,000,000 restricted shares of common stock vest upon the Company’s attainment of $20 million in aggregate gross revenues. For the three months ended March 31, 2012, we amortized $4,217 of this amount as an expense to operations.

Also on February 18, 2011, our Board of Directors approved a grant of 100,000 shares of our common stock to a consultant as compensation for marketing and investor relations services. We recorded a charge of $4,000 based on the fair market value of shares issued.

On March 6, 2011, our Board of Directors approved the issuance of 100 shares of our common stock to certain employees and consultants located in the U.S., Russia and Ukraine. This resulted in an issuance of 5,800 shares of common stock and a corresponding compensation charge of $580 to reflect the fair market value of the shares issued.

On April 4, 2011, we entered into a public relations contract with Roar Media, LLC to provide press related services and assist with community outreach and strategic alliances. The term of this agreement was for six months and provided for monthly remuneration of $14,000 and 5,000 shares of our common stock, with an option by the Company to renew for successive six-month periods. This agreement was modified to provide remuneration in July of $7,000 and 5,000 shares. August and September were revised to $6,500 per month plus 5,000 shares per month. Beginning in October, we have agreed to the same terms, as revised, on a month to month basis. For the three months ended March 31, 2012, the Company issued Roar 15,000 shares of the Company’s common stock and recorded a charge of $3,750 based on the fair value of stock provided.

On May 3, 2011, the Company entered into an agreement with a consultant to purchase content for cash and stock. The Company agreed to provide Roger with 60,000 shares of common stock for every 300 hours of content provided plus a 25,000 stock bonus for performance. Roger has provide over 300 hours of content and the Company recorded a charge of $14,182 for the three months ended March 31, 2012 to reflect the value of the 85,000 shares provided to Roger.

As partial consideration for certain consulting services pursuant to an Advisor Agreement entered into on July 19, 2011 among the Company, Motorsport.com, Inc. and Emerson Fittipaldi, the Company granted Mr. Fittipaldi 5 million shares of the Company’s common stock. In addition, pursuant to the Advisory Agreement, Mr. Fittipaldi has the opportunity to earn a bonus of up to 1 million additional shares of common stock of the Company based upon his success in promoting motorsport.com through his social networking activities, which bonus is in the sole discretion of the Board of Directors of the Company. If Mr. Fittipaldi terminates the

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCK OPTIONS, WARRANTS AND STOCK BASED COMPENSATION  – (continued)

Advisor Agreement, he is required to forfeit a pro rata amount of the 5 million shares of the Company’s common stock that were granted to him in accordance with the terms of the Advisor Agreement.

On December 13, 2011, the board of directors appointed Felix Vulis as a director of the Company. In connection with his service as board member, Mr. Vulis was granted 800,000 restricted common shares of the Company. These shares vest over two years and the Company recorded a compensation charge of $12,000 for the three months ended March 31, 2012. Our total charge will be $96,000 over two years based on the fair value of shares provided.

On January 26, 2012, the Company entered into an Advisory Board Agreement with Michael Waltrip for a term of two years. Mr. Waltrip will help develop the Company’s motorsport business by participating in Motorsport Advisory Board meetings and attending industry functions to help promote Motorsport.com. For his service, Mr. Waltrip was granted 460,000 shares of the Company’s common stock and recorded a charge for $7,667 representing two months of a twenty-four month agreement. Our total charge for this grant will be $92,000 based on the fair value of the stock provided on the date of grant.

On March 7, 2012, the Company entered into a consulting agreement with CSFG1 who agreed to provide certain investor relations services in exchange for $3,000 in cash and 25,000 restricted shares of the Company’s common stock per month. This agreement was cancelled effective May 31, 2012.

Motorsport.com appointed Pietro Fittipaldi, a junior Nascar race car driver and grandson of the Chairman of Motorsport.com, to its Advisory Board. On March 26, 2012, the Company’s board of directors approved the issuance 500,000 stock options pursuant to the Company’s 2011 Equity Incentive Plan, as part of an Advisory Agreement. Additionally, Motorsport.com entered into a Consulting Agreement with Dan Goodstadt, an advisor to Emerson Fittipaldi, Motorsport.com’s Chairman, pursuant to which the board of directors approved the issuance of stock options to purchase 1,000,000 shares of the Company’s common stock pursuant to the Company’s 2011 Equity Incentive Plan. Our charge for this grant will be $270,000 over two years beginning April 1, 2012.

NOTE 13. RELATED PARTY TRANSACTIONS

The Company is party to a $1,666,667 loan from Enerfund, LLC to Openfilm with a two-year term dated December 10, 2010. The interest rate is 5% per year, payable on December 31 of each year. See Note 9.

On January 31, 2011, Motorsport, LLC entered into a three-year, 5% $184,592 loan agreement with Enerfund, LLC. On February 1, 2011, the Company acquired the equity of Motorsport from Enerfund. The loan was repaid on February 24, 2011. See Note 9.

On January 31, 2011, Music1, LLC entered into a three-year, 5% $128,890 loan agreement with Enerfund, LLC. On February 1, 2011, the Company acquired the equity of Music1 from Enerfund. The loan was repaid on February 24, 2011. See Note 9.

On February 1, 2011, we purchased all of the equity interests in each of Motorsport, LLC and Music1, LLC from Enerfund, LLC. See Note 4.

During February 2011, Enerfund, LLC agreed to transfer 1,000,000 of our common shares held by Enerfund to a consultant in consideration for services performed on our behalf. We recorded a compensation charge in the amount of the value of the services ($10,000) during the quarter ended March 31, 2011.

On March 17, 2011, we formed a wholly-owned subsidiary, Splinex, LLC, a Florida limited liability company. Splinex, LLC is intended to develop 3D technology for use in our products and services and certain other licensed applications. As of April 12, 2011, an aggregate 15% ownership interest in Splinex, LLC was issued to certain of our employees and consultants.

Effective as of March 29, 2011, we entered into a joint venture arrangement with Curtis Wolfe in connection with the formation of LegalGuru LLC. The Company owns a 70% interest in LegalGuru LLC and

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. RELATED PARTY TRANSACTIONS  – (continued)

Mr. Wolfe, who is a director and Secretary of the Company and Chief Executive Officer and Chairman of LegalGuru LLC, through Lobos Advisors, LLC (a company of which Mr. Wolfe is the President and managing member), owns a 30% interest in LegalGuru LLC. On April 24, 2012, we entered into with Curtis Wolfe an amended and restated joint venture agreement, dated as of December 31, 2011, which amends and restates the joint venture agreement originally entered into as of March 29, 2011. In addition, on April 24, 2012, we entered into the Limited Liability Company Operating Agreement of LegalGuru LLC, dated effective as of March 31, 2011, with Lobos Advisors, LLC, a company of which Curtis Wolfe is the President and managing member, and LegalGuru LLC. See Note 5.

On May 16, 2011, the Company issued a three-year, 5% unsecured convertible promissory note in the amount of $2,000,000 to Enerfund, LLC. See Note 9.

On August 9, 2011, we entered into a Stock Purchase Agreement pursuant to which we were to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation, from its selling shareholder, Denise Muyco (who is the spouse of our President and Chief Operating Officer, Richard Lappenbusch), in exchange for the issuance of 10 million shares of our common stock. On November 10, 2011, the Company and the selling shareholder mutually agreed to terminate and unwind that transaction. The 10 million shares of our common stock issuable pursuant to that transaction were not delivered to the selling shareholder. Amounts advanced and costs incurred by the Company through March 31, 2012 ($201,557), are reflected as advances in our consolidated balance sheets. As consideration for amounts advanced to Stratuscore, Stratuscore agreed to issue the Company a convertible promissory note convertible into equity in Stratuscore at the same rate as Ms. Muyco agrees to accept investment from a bona fide third party in the next investment round or lender terms. In the event that there is no further investment in Stratuscore, then the amount invested in Stratuscore by the Company would be based on the Company’s original valuation of Stratuscore.

On October 24, 2011, the Company issued a three-year unsecured convertible promissory note in the amount of $1,600,000 to Enerfund, LLC. See Note 9.

On February 2, 2012, the Company entered into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from the Company for $100,000: (i) 666,667 shares of common stock of the Company; (ii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of common stock of the Company with an exercise price of $1.00 per share.

On February 24, 2012, the Company entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC (collectively, the “Shareholders”). The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC are directly or indirectly owned and controlled by Mike Zoi. As further described below, pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to the Company and the Company granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees (collectively, the “Holders”).

The Shareholder Rights Agreement is not effective until 12:01 a.m. (New York time) on the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock.

The Shareholders agreed to cause the Board of Directors of the Company to be comprised of not less than four and not more than eight directors. For so long as TGR Capital, LLC, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. RELATED PARTY TRANSACTIONS  – (continued)

promulgated thereunder) of greater than 5% of the Company’s common stock, TGR Capital, LLC is entitled to nominate one director. For so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of the Company’s common stock, Mark Global Corporation is entitled to nominate one director. For so long as the Shareholder Rights Agreement remains in effect, TGR Capital, LLC and Mark Global Corporation are entitled to nominate two independent directors mutually acceptable to TGR Capital, LLC and Mark Global Corporation. In the event that Mark Global Corporation’s director nominee is unable to attend any meeting of the Board of Directors, Mark Global Corporation is entitled to have another representative attend such meeting in a non-voting observer capacity. In addition, so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock, the Shareholders agreed to cause Mark Global Corporation’s director nominee to be a member of any compensation committee, nominating committee and audit committee that the Board of Directors may establish, in each case to the extent such directors are permitted to serve on such committees under applicable Securities and Exchange Commission rules.

Additionally, the Company agreed to obtain customary director and officer indemnity insurance and the Shareholders agreed to cause the Company’s bylaws to be amended, in a manner acceptable to Mark Global Corporation, to provide mandatory indemnification and advancement of expenses for directors of the Company.

Upon demand by any of the Holders, the Company agreed to register from time to time with the Securities and Exchange Commission for resale (i) all shares of common stock of the Company from time to time owned by Mark Global Corporation, Kenges Rakishev or any other person or entity controlled by Kenges Rakishev, and (ii) all shares of common stock of the Company from time to time owned by TGR Capital, LLC, Mike Zoi or any other person or entity controlled by Mike Zoi. The Company also granted the Holders piggyback registration rights with respect to all of such shares. The Company agreed to bear substantially all expenses incidental to the registration rights granted pursuant to the Shareholder Rights Agreement.

On May 14, 2012, the Company entered into a $500,000 principal amount Promissory Note and Loan Agreement with Enerfund maturing November 1, 2012. The interest rate is 5% per annum.

NOTE 14. UNCERTAIN TAX POSITION

In the past, we have been delinquent in the filing of our federal tax returns for several years. Although we did not owe tax due to a lack of profits, we incurred penalties and interest in the amount of $60,000 for the failure to file returns. We are in the process of appealing this assessment.

NOTE 15. SUBSEQUENT EVENTS

On April 6, 2012, the Company entered into a Joint Venture Agreement with Igor Yakovlevich Krutoy. Pursuant to the Joint Venture Agreement, the parties agreed to form a limited liability company under the laws of the Russian Federation named Music1 (“Music1 Russia”), which would be owned 67% by the Company’s newly formed subsidiary Net Element Russia and 33% by a newly formed company controlled by Mr. Krutoy which is to be named K1 Holdings. The general purpose of the Music1 Russia joint venture is to promote the Company’s www.music1.com platform in the Commonwealth of Independent States (CIS) countries (comprised of participating states of the former Soviet Union).

For a nominal amount, K1 Holdings acquired 33% ownership interest in Music1 Russia. The Company agreed to contribute to Music1 Russia (i) exclusive, non-assignable, royalty-free, perpetual, world-wide rights to use and operate the Internet domain www.music1.com (the “Website”), (ii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to use the Company’s Launchpad computer system technology for the operation of Internet based contests, (iii) non-exclusive, non-assignable, limited, royalty-free, perpetual, world-wide rights to integrate the Company’s Music Brain technology into the Website and (iv) not less than $2 million in the form of an interest-free loan to maintain the operations of Music1 Russia.

NET ELEMENT, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUBSEQUENT EVENTS  – (continued)

Mr. Krutoy also agreed to (i) provide monetization opportunities, propositions and other business development introductions identified by Music1 Russia as having significant business potential and (ii) act as an advisor and Chairman of the Board of Directors of Music1 Russia for a period of two years. As consideration for such advisory services and services as Chairman of the Board of Directors of Music1 Russia, the Company agreed to issue Mr. Krutoy 5 million shares of restricted stock of the Company, with half of such shares issued to Mr. Krutoy within one month after he becomes Chairman of Music1 Russia and the other half of such shares issued to Mr. Krutoy within one month after the start of the second calendar year of his term as Chairman of Music1 Russia.

Pursuant to the Joint Venture Agreement, the first $4 million of distributions by Music1 Russia are required to be made 50% to Net Element Russia and 50% to K1 Holdings. Thereafter, the next $13 million of distributions by Music1 Russia are required to be made 100% to Net Element Russia. Thereafter, distributions by Music1 Russia are required to be made in proportion to Net Element Russia’s and K1 Holdings’ respective ownership interests in Music1 Russia.

The Joint Venture Agreement also provides that Mr. Krutoy will enter into a Subscription Agreement to purchase 13,333,333 shares of common stock of the Company for an aggregate purchase price of $2 million. The Company expects to close this transaction in the second quarter.

On April 24, 2012, we entered into an amended and restated joint venture agreement with an effective date of December 31, 2011, which amends and restates the joint venture agreement originally entered into with Mr. Wolfe as of March 29, 2011 in connection with the formation of LegalGuru LLC. In addition, on April 24, 2012, we entered into the Limited Liability Company Operating Agreement of LegalGuru LLC, dated effective as of March 31, 2011, with Lobos Advisors, LLC, a company of which Curtis Wolfe is the President and managing member, and LegalGuru LLC. See Note 5.

On May 14, 2012, the Company entered into a $500,000 principal amount Promissory Note and Loan Agreement with Enerfund maturing November 1, 2012. The interest rate is 5% per annum.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Net Element, Inc.
Miami, Florida

We have audited the accompanying consolidated balance sheets of Net Element, Inc. (the “Company”) as of December 31, 2011 and December 31, 2010, and the related consolidated statements of operations, changes in stockholders’ deficiency in assets, and cash flows for the twelve and nine months then ended, respectively. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and December 31, 2010, and the results of its operations and its cash flows for the twelve and nine months then ended, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has experienced recurring losses and has an accumulated deficit and stockholders’ deficiency at December 31, 2011. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida
March 30, 2012

NET ELEMENT, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash	$83,173	$2,500,253
Deposits	52,129	55,274
Contract receivable, net	6,285	3,477
Prepaid expenses and other assets	266,583	117,257
Total current assets	408,170	2,676,261
Fixed assets
Furniture and equipment	205,886	125,730
Computers	212,019	110,969
Leasehold improvements	19,955	19,944
Less: accumulated depreciation	(208,858)	(105,227)
Total fixed assets (net)	229,002	151,416
Other Assets
Capitalized website development and Intangible assets (net)	608,823	—
Goodwill	422,223	—
Due from related parties	—	3,300
Total other assets	1,031,046	3,300
Total assets	$1,668,218	$2,830,977
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	238,955	61,422
Stock subscription liability	—	880,000
Due to related parties (current portion)	1,768,637	49,999
Accrued expenses	884,499	425,611
Total current liabilities	2,892,091	1,417,032
Long term liabilities
Due to related parties (non-current portion)	3,999,751	1,667,020
Total long term liabilities	3,999,751	1,667,020
Total liabilities	6,891,842	3,084,052
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT
Preferred stock ($.001 par value, 100,000,000 shares authorized and no shares issued and outstanding)	—	—
Common stock ($.001 par value, 2,500,000,000 shares authorized and 742,341,113 and 642,119,111 shares issued and outstanding)	742,339	642,117
Treasury stock, at cost; 6,250,000 shares	(2,641,640)	(2,641,640)
Paid in capital	48,458,205	28,143,518
Deferred compensation	(385,912)	(13,556)
Accumulated other comprehensive income (loss)	(124)	9,507
Accumulated deficit	(51,274,033)	(26,420,933)
Noncontrolling interest	(122,459)	27,912
Total stockholders' deficit	(5,223,624)	(253,075)
Total liabilities and stockholders' deficit	$1,668,218	$2,830,977

See accompanying notes.

NET ELEMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31, 2011	Nine Months Ended December 31, 2010
Net Revenues	$183,179	$242
Operating Expenses
Cost of revenues	596,389	38,162
Business development	385,714	—
General and administrative	23,831,750	3,057,498
Product development	113,159	—
Depreciation and amortization	311,939	8,763
Total operating expenses	25,238,951	3,104,423
Loss from operations	(25,055,772)	(3,104,181)
Non-operating expense
Interest income (expense)	(171,319)	—
Other income (expense)	(45,942)	2,946
Loss before income tax provision	(25,273,033)	(3,101,235)
Income tax provision	—	—
Net Loss from operations	(25,273,033)	(3,101,235)
Net loss attributable to the noncontrolling interest	419,933	89
Net loss	(24,853,100)	(3,101,146)
Other comprehensive income
Foreign currency translation loss	(124)	(465)
Comprehensive loss	$(24,853,224)	$(3,101,611)
Net loss per share – basic and diluted	$(0.03)	$(0.01)
Weighted average number of common shares outstanding – basic and diluted	723,012,194	335,761,892

See accompanying notes.

NET ELEMENT, INC.
CONSOLIDATED STATEMENT OF CHANGES IN
STOCKHOLDERS’ DEFICIENCY IN ASSETS

	Preferred Stock		Common Stock		Treasury Stock	Additional Paid in Capital	Deferred Compensation	Accumulated Other Comprehensive Income	Non- controlling interest	Accumulated Deficit	Total Stockholders' Equity (Deficiency) in Assets
	Shares	Amount	Shares	Amount
Balance March 31, 2010	—	$—	320,778,512	$320,778	$(2,341,640)	$24,671,187	$—	$9,972	$28,001	$(23,319,787)	$(631,488)
Stock options vested	—	—	—	—	—	25,463	—	—	—	—	25,463
Shares issued as compensation	—	—	1,014,028	1,013	—	9,126	—	—	—	—	10,139
Deferred compensation with respect to business acquired	—	—	—	—	—	—	(13,556)	—	—	—	(13,556)
Shares and warrants to be issued pursuant to subscription agreements	—	—	213,088,150	213,088	—	5,109,463	—	—	—	—	5,322,551
Shares repurchased pursuant to purchase agreeement	—	—	—	—	(300,000)	—	—	—	—	—	(300,000)
Shares issued pursuant to purchase agreeement	—	—	107,238,421	107,238	—	(1,671,721)	—	—	—	—	(1,564,484)
Foreign currency exchange	—	—	—	—	—	—	—	(465)	—	—	(465)
Net loss	—	—	—	—	—	—	—	—	(89)	(3,101,146)	(3,101,235)
Balance December 31, 2010	—	$—	642,119,111	$642,117	$(2,641,640)	$28,143,518	$(13,556)	$9,507	$27,912	$(26,420,933)	$(253,075)
Stock options vested	—	—	—	—	—	336,427	—	—	—	—	336,427
Shares issued as compensation	—	—	12,115,252	12,115	—	443,916	(353,146)	—	—	—	102,885
Deferred compensation with respect to business acquired	—	—	—	—	—	—	(19,210)	—	—	—	(19,210)
Contributed capital from equity investors	—	—	—	—	—	—	—	—	171,190	—	171,190
Employee stock options exercised			61,750	62	—	(62)	—	—	—	—	—
Deconsolidation of investment in Korlea – TOT	—	—	—	—	—	—	—	(9,507)	(27,912)	—	(37,419)
Shares and warrants to be issued pursuant to subscription agreements	—	—	88,000,000	88,000	—	19,712,000	—	—	—	—	19,800,000
Shares issued pursuant to purchase agreement	—	—	—	—	—	(188,349)	—	—	126,284	—	(62,065)
Shares issued for advertising and promotion	—	—	45,000	45	—	10,755	—	—	—	—	10,800
Foreign currency exchange			—	—	—	—	—	(124)	—	—	(124)
Net loss	—	—	—	—	—	—	—	—	(419,933)	(24,853,100)	(25,273,033)
Balance December 31, 2011	—	—	742,341,113	742,339	(2,641,640)	48,458,205	(385,912)	(124)	(122,459)	(51,274,033)	(5,223,624)

See accompanying notes.

NET ELEMENT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2011	Nine Months Ended December 31, 2010
Cash flows from operating activities:
Net loss	$(24,853,100)	$(3,101,146)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss attributable to Investment in Subsidiary	45,942	—
Decrease in noncontrolling interests	(419,933)	(89)
Loan discount interest expense	18,609	—
Depreciation and amortization	311,939	8,763
Non-cash compensation	19,335,202	2,220,154
Issuance of shares for service	15,700	—
Changes in assets and liabilities, net of acquistions and the effect of consolidation of equity affiliates:
Prepaid expenses and other assets	(120,481)	(97,104)
Deposits	3,145	(27,275)
Contract receivable, net	14,553	(40)
Due from related parties	—	(2,000)
Due to related parties	98,388	71,840
Accounts payable	162,291	(2,366)
Accrued expenses	408,524	(590,709)
Total adjustments	19,873,879	1,581,174
Net cash used in operating activities	(4,979,221)	(1,519,972)
Cash flows from investing activities
Deconsolidation of Korlea-TOT subsidiary	(83,361)	—
Cash acquired in acquisition of subsidiary	8,838	168,655
Capitalized web development and patent costs	(599,808)	—
Purchase of fixed assets	(180,693)	(139,495)
Net cash (used in) provided by investing activities	(855,024)	29,160
Cash flows from financing activities:
Repurchase of common stock	—	(300,000)
Cash received from subscription liability	—	880,000
Contributed capital from non-controlling equity investors	131,280	3,141,763
Borrowings on related party note	3,600,742	—
Payments on related party note	(314,733)	(8,063)
Net cash provided by financing activities	3,417,289	3,713,700
Effect of exchange rate changes on cash	(124)	(465)
Net (decrease) increase in cash	(2,417,080)	2,222,423
Cash at beginning of period	2,500,253	277,830
Cash at end of period	$83,173	$2,500,253
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$940	$—
Non-cash investing and financing activities:
Common stock issued for acquisition of Openfilm LLC	$—	$1,255,941
Common stock issued to settle stock subscription liability	$880,000	$—
Contributed capital due from JV partner	$39,909	$—

See accompanying notes.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

Net Element, Inc. (“we,” “us,” “our” or the “Company”), formerly TOT Energy, Inc., was organized on February 6, 2004 under the laws of the State of Delaware under the name Splinex Technology, Inc., which was a wholly-owned subsidiary of Splinex, LLC, a Florida limited liability company that is currently known as TGR Capital, LLC (a company indirectly wholly-owned by our Chairman and Chief Executive Officer, Mike Zoi). On January 18, 2005, the Company merged with a subsidiary of Ener1, Inc., a public reporting company. Pursuant to that merger, the Company issued 5,000,000 shares of its common stock to Ener1, Inc., which then distributed those shares as a dividend to its shareholders. That distribution was registered with the Commission, which resulted in the Company becoming a public reporting company.

Since April 1, 2010, we have pursued a strategy to develop and acquire technology and applications for use in the online media industry. During September 2010, we changed our name to Net Element, Inc. in furtherance of our shift in business focus. As part of our strategy to develop an online media company, on December 14, 2010, we acquired Openfilm, LLC, a Florida limited liability company that is engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet. Additionally, on February 1, 2011, we acquired Motorsport, LLC, a Florida limited liability company that now holds 100% (initial purchase was for an 80% interest and we subsequently bought out the remaining minority position) of the outstanding common stock of Motorsport.com, Inc., a Florida corporation engaged in the operation of a news and information website relating to the international motorsport industry, and Music1, LLC, a Florida limited liability company that owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company that owns and operates two websites that provide an online social community and marketplace for musicians, songwriters, producers and record companies and an opportunity to showcase artist talents. As a result of these acquisitions, we now operate several online media websites in the film, auto racing and emerging music talent markets.

Prior to April 1, 2010, we engaged in the oil and gas drilling business. On July 16, 2008, we entered into a Joint Venture Agreement (the “JV Agreement”) with Evgeny Bogorad (“Bogorad”), owner of Sibburnefteservis, Ltd. of Novosibirsk, Russia, an oil services company (“SIBBNS”). Pursuant to the JV Agreement, Bogorad contributed certain of SIBBNS’ assets and personnel to a joint venture company named TOT-SIBBNS, Ltd., a Russian corporation (“TOT-SIBBNS”). An independent appraisal company appraised the contributed assets at $6,221,881. We ended development stage activity on July 16, 2008 when we acquired a 75% interest in the TOT-SIBBNS joint venture and began operations in the oil and gas service industry, including the exploration, development, production, and marketing of crude oil and natural gas in Russia and Kazakhstan. At the closing on July 16, 2008, we issued to Bogorad 3,000,000 shares of our common stock in exchange for a 75% interest in TOT-SIBBNS. On January 27, 2010, the Company altered its business focus and decided to exercise its option to unwind the joint venture and pursue other development opportunities. We executed an unwind agreement with TOT-SIBBNS whereby we exchanged our 75% interest in TOT-SIBBNS for the 3,000,000 shares issued to Bogorad in 2008. The unwind of the joint venture was consummated as of March 31, 2010.

Basis of Consolidation

The consolidated financial statements include the accounts of Net Element, Inc., the accounts of our wholly-owned subsidiaries, Openfilm, LLC and its wholly-owned subsidiaries Openfilm, Inc., Openfilm Studios, LLC and Zivos, LLC (Ukraine), the accounts of our wholly-owned subsidiary Netlab Systems, LLC, its wholly-owned subsidiary Tech Solutions LTD (formerly known as Netlab Systems, LTD) (Cayman Islands) and the accounts of its representative offices in Russia and Ukraine, the accounts of our 100%-owned subsidiary NetLab Systems IP, LLC, the accounts of our 70%-owned subsidiary LegalGuru LLC, the accounts of our 75%-owned subsidiary Yapik LLC, the accounts of our 85%-owned subsidiary Splinex, LLC and its wholly-owned subsidiary IT Solutions LTD (formerly known as Splinex LTD)(Cayman Islands), the accounts of our wholly-owned subsidiary Music1, LLC and its 97%-owned subsidiary A&R Music Live, LLC (Music1, LLC and A&R Music Live, LLC are sometimes together referred to in this Report as “Music”), and the accounts of our wholly-owned subsidiary Motorsport, LLC and its 80%-owned subsidiary Motorsport.com,

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Inc. (The Company acquired the remaining 20% interest not owned in Motorsport.com, Inc. on January 10, 2012). All material intercompany accounts and transactions have been eliminated in this consolidation.

On November 11, 2010, our Board of Directors adopted a resolution changing our fiscal year end from March 31 to December 31. Management believes that this change will allow better alignment of our annual planning and budget processes with our online media business strategy. In this regard, the financial statements included herein cover the fiscal year periods from April 1, 2010 to December 31, 2010 and from January 1, 2011 to December 31, 2011.

Online Media Business Activity

In December 2010, we acquired Openfilm, LLC, an online media company that supports a community of independent film enthusiasts and filmmakers. Openfilm has developed an award-winning website (www.openfilm.com) that currently showcases films of various lengths and genres, aggregated from film festivals, film schools and independent filmmakers from around the world. Openfilm derives revenues from license fees, video advertising, video content syndication, display advertising and membership fees, as well as contest entry fees (See Note 11).

In February 2011, we acquired an 80% interest in Motorsport.com, Inc. (through the acquisition of Motorsport, LLC), a news and information service that operates a website (motorsport.com) that distributes content related to the motor sports industry to racing enthusiasts all over the world. Motorsport.com revenues are derived primarily from display advertising placement on the website. We purchased the remaining 20% interest we did not own in Motorsport.com during the first quarter of 2012.

In February 2011, we acquired Music1, LLC, which owns a 97% interest in A&R Music Live, LLC (which owns and operates the website arlive.com) and is working on developing business opportunities with its domain name www.music1.com. Musc1, LLC, through its subsidiary A&R Music Live, LLC, is engaged principally in the discovery, education and promotion of new and emerging musical artists. A&R Music Live derives revenue from music review transaction services, which are premium service fees earned by providing feedback on music submitted by users for review by record company A&R professionals.

Effective March 2011, we entered into a joint venture agreement (the LegalGuru JV Agreement) with one of our directors, Curtis Wolfe, in connection with the formation of LegalGuru LLC, a Florida limited liability company, in which we own a 70% interest and Curtis Wolfe owns a 30% interest. Pursuant to the LegalGuru JV Agreement, the parties agreed to invest up to an aggregate of $1,000,000 in the joint venture, with Mr. Wolfe investing up to $200,000 and the Company investing up to $800,000. As of December 31, 2011, we have invested $609,411 in LegalGuru LLC and Mr. Wolfe has invested $31,279 in LegalGuru LLC. We agreed that Mr. Wolfe will be the Chief Executive Officer and Chairman of LegalGuru LLC and agreed to pay him a salary of $10,000 per month in cash and/or stock beginning in March 2011. Beginning June 16, 2011, Mr. Wolfe’s salary was reduced to $8,000 per month. Upon launch of the website and commencement of commercial operations, we agreed to increase Mr. Wolfe’s salary to $20,000 per month ($15,000 from LegalGuru LLC and $5,000 from the Company), from which we will withhold an amount equal to $100,000 over one year as part of Mr. Wolfe’s investment obligations in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from the date of the LegalGuru JV Agreement, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

On August 9, 2011, we entered into a Stock Purchase Agreement (“SPA”) pursuant to which we were to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation (“Stratuscore”), from its selling shareholder, Denise Muyco (who is the spouse of our President and Chief Operating Officer, Richard Lappenbusch), in exchange for the issuance of 10,000,000 shares of common stock of the Company. On November 10, 2011, the Company and the selling shareholder mutually agreed to terminate and unwind the SPA. Amounts advanced and costs incurred by the Company through December 31, 2011 ($196,557), are reflected as advances in the consolidated balance sheet.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the balance sheet date and the reported amounts of expenses for the period presented. Actual results could differ from those estimates.

Cash and Cash Equivalents

We maintain our U.S. Dollar-denominated cash in several non-interest bearing bank deposit accounts. Beginning December 31, 2010, all non-interest bearing transaction accounts are fully insured, regardless of the balance in the account, at all FDIC insured institutions. As such, our bank balances did not exceed FDIC limits at December 31, 2011 and December 31, 2010.

We maintain bank accounts in Russia, Ukraine and Cayman Islands associated with our offshore engineering offices. The following details the balances and countries where we maintain foreign bank balances:

Location	Country	US Dollar Equivalent Balance at 12/31/11
Netlab Systems, LLC Russian Representative Office	Russia	$4,516
Netlab Systems, LLC Ukrainian Representative Office	Ukraine	4,178
Zivos, LLC	Ukraine	69
Netlab Systems, LTD	Cayman Islands	971

Through our 51% owned joint venture Korlea-TOT, we previously maintained a bank account in the Czech Republic and, at December 31, 2010, the balance of that bank account was $83,361.

Fixed Assets

We depreciate our furniture, servers, data center software and equipment over a term of 5 years. Computers and client software are depreciated over terms between 2 and 5 years. Leasehold improvements are depreciated over the shorter of the economic life or terms of each lease. All of our assets are depreciated on a straight-line basis for financial statement purposes.

Intangible Assets

Website development costs include projects that are significant in terms of functional value added to the site, product or service. A capitalized project would be closer to a full product launch than an incremental or point release update. Costs for updates are expensed as incurred. Capitalized costs are amortized to depreciation and amortization expense over twenty-four months on a straight-line basis. We also capitalize start-up projects from the point of start to the point the application, service or website is publicly launched. Amortization is straight-line over twenty-four months and charged to depreciation and amortization. Impairment is reviewed quarterly to ensure only viable active project costs are capitalized.

We capitalize our costs that are directly related to website development. These costs include platform services, engineering, Internet hosting, Internet streaming, content delivery network fees and general and administrative expenses to directly support engineering services. Capitalized costs are amortized to depreciation and amortization expense on a straight-line basis over a twenty-four month period. We also capitalize costs related to projects that are extensive in scope and significantly add to the functionality of our websites. Additionally, we capitalize direct expenses associated with filing of patents and patent applications and amortize the capitalized intellectual property costs over five years beginning when the patent is approved.

Goodwill is recorded when the purchase price paid for an acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Goodwill and certain intangible assets are assessed

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

for impairment using fair value measurement techniques. Specifically, goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify potential impairment by comparing the fair value of the reporting unit with its net book value (or carrying amount), goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second step of the impairment test is unnecessary.

If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. That is, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit. The impairment test for other intangible assets consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Additionally, we capitalize the fair value of intangible assets acquired in business combinations. The Company performs valuations of assets acquired and liabilities assumed on each acquisition accounted for as a business combination and allocates the purchase price of each acquired business to its respective net tangible and intangible assets. Acquired intangible assets include: trade names, non-compete agreements, owned website names, customer relationships, technology, media content, and content publisher relationships.

Foreign Currency Transactions

We are subject to exchange rate risk in our foreign operations in Ukraine and Russia where we incur product development, engineering and website development and hosting costs. The Ukraine and Russian engineering operations pay a majority of their expenses in their local currencies, exposing us to exchange rate risk. Ukrainian salaries and consulting fees are negotiated and paid in U.S. dollars.

We do not engage in any currency hedging activities.

Revenue Recognition

We recognize revenue when four basic criteria are met: persuasive evidence of a sales arrangement exists; performance of services has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. We consider persuasive evidence of a sales arrangement to be the receipt of a signed contract or insertion order. Collectability is assessed based on a number of factors, including transaction history with the customer and the credit worthiness of the customer. If it is determined that the collection is not reasonably assured, revenue is not recognized until collection becomes reasonably assured, which is generally upon receipt of cash. We record cash received in advance of revenue recognition as deferred revenue.

We periodically engage in transactions involving the exchange of certain advertising services for various goods and services from third parties (Barter transactions). These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when the related advertisements are broadcast. Expense is recognized when services or merchandise received are used.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Our revenues for the year ended December 31, 2011 and the nine months ended December 31, 2010 are principally derived from the following services:

License Fees.  License fees are generated from customers who utilize Launchpad to operate and manage on-line contests.

Service Fees.  Service fee is generated primarily from A&R Music Live where aspiring artists pay industry professionals to review, critique and suggest improvements of music submitted on-line for review.

Advertising Revenue.  Advertising revenue is generated by performance-based Internet advertising, such as cost-per-click, or CPC, in which an advertiser pays only when a user clicks on its advertisement that is displayed on our owned and operated websites; fees generated by users viewing third-party website banners and text-link advertisements; fees generated by enabling customer leads or registrations for partners; and fees from referring users to, or from users making purchases on, sponsors’ websites. In determining whether an arrangement exists, we ensure that a binding arrangement is in place, such as a standard insertion order or a fully executed customer-specific agreement. Obligations pursuant to our advertising revenue arrangements typically include a minimum number of impressions or the satisfaction of the other performance criteria. Revenue from performance-based arrangements, including referral revenues, is recognized as the related performance criteria are met.

In certain cases, we record revenue based on available and preliminary information from third parties. Amounts collected on the related receivables may vary from reported information based upon third party refinement of estimated and reported amounts owing that occurs typically within 30 days of the period end.

Subscription Services and Social Media Services.  Subscription services revenue is generated through the sale of memberships to access content available on certain owned and operated websites and to be eligible to enter our contests. The majority of Openfilm’s memberships have a one month term and renew automatically at the end of each month, if not previously cancelled. Membership revenue is recognized as billed, and classified as other income.

Net Loss Per Share

Basic net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares issuable upon exercise of common stock options or warrants. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Fair Value of Financial Instruments

Our financial instruments consist mainly of cash deposits, short-term payables and borrowings under related party payables. We believe that the carrying amounts of third-party financial instruments approximate fair value, due to their short-term maturities.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes indicate that the carrying amount of an asset or group of assets may not be recoverable. No impairment losses were recorded during the twelve months ended December 31, 2011 or the nine months ended December 31, 2010.

Uncertain Tax Positions

We review uncertain tax positions on an ongoing basis and related reserves are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and expirations

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

of statutes of limitations. Based on information currently available, we anticipate that over the next ninety days ongoing audit activity should be resolved relating to uncertain tax positions. See Note 14.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update 2011-04, “Fair Value Measurement” (“ASU 2011-04”). The primary focus of ASU 2011-04 is the convergence of accounting requirements for fair value measurements and related financial statement disclosures under U.S. GAAP and International Financial Reporting Standards (“IFRS”). While ASU 2011-04 does not significantly change existing guidance for measuring fair value, it does require additional disclosures about fair value measurements and changes the wording of certain requirements in the guidance to achieve consistency with IFRS. ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011, and is required to be applied prospectively. The Company does not anticipate a material impact to the consolidated financial statements upon adoption in 2012.

In June 2011, the FASB issued Accounting Standards Update 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). This guidance requires companies to present the components of comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under either method, amounts reclassified from Other Comprehensive Income (“OCI”) to net income for each reporting period must be displayed as components of both net income and OCI on the face of the financial statements. The guidance does not change the items that are reported in OCI. ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011. Other than presentational changes, the Company does not anticipate a significant impact to the consolidated financial statements upon adoption in 2012.

In September 2011, FASB issued amendments to its accounting guidance on testing goodwill for impairment. The amendments allow entities to use a qualitative approach to test goodwill for impairment. This permits an entity to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. This guidance is effective for annual and interim goodwill impairment test performed for fiscal years beginning after December 15, 2011 and early adoption is permitted. The Company did not adopt this guidance early and does not anticipate a material impact to the consolidated financial statements upon adoption in 2012.

NOTE 2. GOING CONCERN CONSIDERATIONS

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We had negative cash flows from continuing operating activities of $4,979,221 for the twelve months ended December 31, 2011, and had an accumulated deficit of $51,274,033 and stockholders’ deficiency of $5,223,624 at December 31, 2011. We remain dependent upon TGR Energy, LLC, Enerfund, LLC or Mike Zoi (as a result of his controlling interest in TGR and Enerfund) to fund our operations and raise additional capital.

Management is continuing with its plan to build a diversified portfolio of online media assets. Management believes that its current operating strategy, combined with continued fundraising and funding by our primary stockholder, will provide the opportunity for us to continue as a going concern; however, there is no assurance this will occur. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

NOTE 3. SEGMENT INFORMATION

At December 31, 2011, our sole reportable business segment was on-line media properties comprised of active sites www.arlive.com, www.motorsport.com, www.yapik.com and www.openfilm.com. Additionally, at December 31, 2011, we were engaged in the development of new web properties with a focus on music and

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. SEGMENT INFORMATION  – (continued)

legal education for the consumer. At December 31, 2010, our sole reportable business segment was Openfilm and its subsidiaries (Acquired December 14, 2010). Our accounting policies for segments are the same as those described in the summary of significant accounting policies.

NOTE 4. ACQUISITION OF OPENFILM, LLC

On December 14, 2010, we entered into an agreement (the “Openfilm Purchase Agreement”) to purchase all of the outstanding membership interests in Openfilm, LLC, a Florida limited liability company engaged in the development of technology and operation of a website that supports the advancement of independent film on the Internet. Mike Zoi, our Chairman and Chief Executive Officer, through his control of Enerfund, LLC and MZ Capital, LLC, both Florida limited liability companies, held approximately 70% of Openfilm’s outstanding membership interests prior to the acquisition. In connection with the purchase, we issued 107,238,421 shares of our common stock to members of Openfilm, of which 45,937,500 shares were issued to Enerfund, 29,062,500 shares were issued to MZ Capital, LLC, 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm (and Executive Vice President of Business Development of the Company and a director of the Company), and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm. Upon completion of the acquisition transaction on December 14, 2010, Openfilm became a wholly-owned subsidiary of the Company.

The net assets of Openfilm have been recorded at book basis (“carryover historical cost”) as the transaction was accounted for as a merger of entities under common control.

Cash	$168,655
Accounts receivable	3,437
Property & equipment	13,895
Other assets	37,316
Accounts Payable	(135,845)
Notes Payable	(1,651,942)
Net deficiency in assets	$(1,564,484)
Pro Forma Results

The following table presents the estimated unaudited pro forma consolidated results as if the business combination occurred on April 1, 2010. The pro forma information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on April 1, 2010:

Period Ended December 31, 2010
Net sales	$35,430
Loss from operations	(4,220,933)
Net loss	(4,209,980)

NOTE 5. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC

On February 1, 2011, we entered into a purchase agreement (the “Motorsport Purchase Agreement”) with Enerfund, LLC, a company controlled by Mike Zoi, to purchase all of the issued and outstanding interests in Motorsport, LLC, a Florida limited liability company that held 80% of the outstanding common stock of Motorsport.com, Inc., a Florida corporation engaged in the operation of a news and information website relating to the international motorsport industry. Motorsport, LLC purchased its 80% interest in Motorsport.com, Inc. on December 17, 2010. We paid Enerfund an aggregate of $130,000 (exclusive of a $20,000 contingent payment relating to the purchase of certain domain names) and agreed to take over responsibility for the obligations of Motorsport, LLC contained in the Stock Purchase Agreement dated

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC  – (continued)

December 17, 2010 pursuant to which Motorsport, LLC acquired its 80% interests in Motorsport.com, Inc., which obligations included, among other things, the aggregate payment to the original stockholders of Motorsport.com, Inc. of an additional $450,000 payable in four quarterly installments, without interest, commencing on December 1, 2013. The domain names and related registrations were not purchased, as required, by June 16, 2011; hence the contingent amount ($20,000) will not be paid. The original sellers have a security interest in the domain names of Motorsport.com, Inc. as collateral for payment of additional purchase price.

The net assets of Motorsport, LLC have been recorded at book basis (“carryover historical cost”) as the transaction was accounted for as a merger of entities under common control. The following table provides summary balance sheet information of Motorsport, LLC as of the date of acquisition (February 1, 2011):

Cash	$—
Accounts receivable	6,179
Property & equipment	509
Other assets	651,716
Accounts Payable & Accrued Expenses	(7,224)
Notes Payable	(590,565)
Net assets	$60,615

If we had acquired Motorsport, LLC on January 1, 2011, the results of operations of the Company would have changed by the following amounts (Motorsport, LLC results for January, 2011):

Sales	$3,994
Gross Profit	(8,625)
Total operating expenses	24,124
Net loss from continuing operations	(32,749)
Net loss attributable to non-controlling interest	5,839
Net loss	$(26,910)

On January 31, 2011, Motorsport, LLC entered into a loan agreement with Enerfund, LLC (a company controlled by Mike Zoi) in the principal amount of $184,592. The annual interest rate is 5% payable annually on December 31. The loan matures on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate amount of $186,808.

On January 10, 2012, the terms of the December 17, 2010 Stock Purchase Agreement were amended, reducing the $450,000 payment to $300,000, payable in four annual cash installments of $75,000 commencing January 10, 2012, plus the issuance of 1,333,333 shares of the Company’s common Stock on January 10, 2012.

In addition, Motorsport exercised its option to acquire the remaining 20% interest in Motorsport.com, Inc. held by the original stockholders for the issuance to the sellers of an aggregate of 3,333,333 shares of the Company’s common stock.

Also on February 1, 2011, we acquired Music1, LLC, a Florida limited liability company, from Enerfund, LLC (a company controlled by Mike Zoi), for an aggregate purchase price of $15,000. Music1, LLC owns 97% of the membership interests in A&R Music Live, LLC, a Georgia limited liability company that operates a website that provides a musical artist discovery service. Music1, LLC purchased its interest in A&R Music Live, LLC from Stephen Strother, the Founder and President of Music1, on November 8, 2010. The remaining 3% of the membership interests in A&R Music Live, LLC is owned by Stephen Strother. We were required to invest at least $500,000 in Music1 by December 31, 2012, which requirement was met during the fourth quarter of 2011. In the event Mr. Strother’s employment agreement is terminated other than for cause (or by

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. ACQUISITIONS OF MOTORSPORT, LLC AND MUSIC1, LLC  – (continued)

Mr. Strother for “good reason”) on or before May 7, 2012, then Mr. Strother would have the right to repurchase A&R Music Live, LLC (and the domains Arlive.com and Music1.com) for $1.00. Additionally, Mr. Strother has granted a royalty free license to Music1 to use certain technology owned by him for the term of his employment agreement.

The net assets of Music1, LLC have been recorded at book basis (“carryover historical cost”) as the transaction was accounted for as a merger of entities under common control. The following table provides summary balance sheet information for Music1, LLC as of the date of acquisition (February 1, 2011).

Cash	$8,838
Accounts receivable	117
Other assets	11,294
Accounts Payable	(11,935)
Notes Payable	(130,993)
Net deficiency in assets	$(122,679)

If we had purchased Music1, LLC on January 1, 2011, the results of operations for the Company would have changed by the following amounts (Music1, LLC results for January, 2011):

Sales	$4,941
Gross Profit	225
Total operating expenses	(38,219)
Net loss from continuing operations	(37,994)
Net loss attributable to non-controlling interest	841
Net loss	$(37,153)

On January 31, 2011, Music1, LLC entered into a loan agreement with Enerfund, LLC (a company controlled by Mike Zoi) in the principal amount of $128,890. The annual interest rate is 5% payable annually on December 31. The loan matures on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate of $131,827.

NOTE 6. JOINT VENTURES

We formed a joint venture in the Czech Republic, Korlea-TOT Energy s.r.o., in July 2008 with Korlea Invest Holding AG of Switzerland (“Korlea”). We invested $56,000 in exchange for our 51% of the share capital in the joint venture. Korlea-TOT was expected to engage in marketing and trading of oil and natural gas in Eastern Europe. To date, the joint venture has not engaged in any significant operating activity. We deconsolidated Korlea-TOT as of January 1, 2011 and we have adjusted the investment to its net realizable value. We intend to sell our ownership interest in Korlea-TOT to Korlea in exchange for a cash payment equal to 51% of the cash balance in the joint venture on the date of sale. Consummation of this transaction is subject to obtaining certain approvals and making certain filings overseas. We expect that this transaction will be completed during 2012.

On March 17, 2011, we formed a wholly-owned subsidiary, Splinex, LLC, a Florida limited liability company. Splinex, LLC is intended to develop technology and web services for use in our products and services and certain other licensed applications focused in the areas of three dimensional (3D) imagery and video. During 2011, Splinex issued 15% of its equity to certain of its employees and consultants as incentive and equity based compensation.

Effective as of March 29, 2011, we entered into a joint venture arrangement (the “LegalGuru JV Agreement”) with one of our directors, Curtis Wolfe, in connection with the formation of LegalGuru LLC, a

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. JOINT VENTURES  – (continued)

Florida limited liability company, in which we own a 70% interest and Curtis Wolfe owns a 30% interest. Pursuant to the LegalGuru JV Agreement, the parties agreed to invest up to an aggregate of $1,000,000 in the joint venture, with Mr. Wolfe investing up to $200,000 and the Company investing up to $800,000. As of December 31, 2011, we have invested 609,411 in LegalGuru LLC and, as of December 31, 2011, Mr. Wolfe had invested $31,279 in LegalGuru LLC and owed $39,909 in equity contributions (which amount was paid during the first quarter of 2012). Mr. Wolfe is the Chief Executive Officer and Chairman of LegalGuru LLC at a salary, beginning March 1, 2011, of $10,000 per month, which was reduced to $8,000 per month beginning June 16, 2011. Upon launch of the website and commencement of commercial operations (currently expected in the second quarter of 2012), Mr. Wolfe’s salary will increase to $20,000 per month ($15,000 from LegalGuru LLC and $5,000 from the Company), from which we will withhold an amount equal to $100,000 over one year as part of Mr. Wolfe’s investment obligations in LegalGuru LLC. Mr. Wolfe has the right, for 36 months from the date of the LegalGuru JV Agreement, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

On June 16, 2011, we entered into a Subscription Agreement, with a related party that is employed by Yapik LLC, pursuant to which we sold a 15% ownership interest in our subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The investor has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of common stock of the Company.

NOTE 7. GOODWILL AND INTANGIBLE ASSETS

We capitalize certain costs for website development projects. Specifically, we capitalize projects that are significant in terms of functional value added to the site. A capitalized project would be closer to a full product launch than an incremental or point release update. Costs for updates are expensed as incurred. Capitalized costs are amortized to depreciation and amortization expense over twenty-four months on a straight-line basis. We also capitalize start-up projects from the point of start to the point the application, service or website is publicly launched. Amortization is straight-line over twenty-four months and charged to depreciation and amortization. Impairment is reviewed quarterly to ensure only viable active project costs are capitalized.

For the twelve months ended December 31, 2011, we capitalized $561,983 of website development costs related to our motorsport, social network (Yapik), and legal websites. Additionally, we amortized $154,746 to depreciation and amortization expense for the twelve months ended December 31, 2011 leaving a balance of 407,237 for capitalized website development.

Capitalized patent costs were $25,275 for the twelve months ended December 31, 2011 and we amortized $3,024 for the twelve months ended December 31, 2011 leaving a balance of $22,251 for capitalized patent costs on December 31, 2011.

Additionally, on February 1, 2011, we acquired Motorsport, LLC and Music1, LLC from a related party (Enerfund) and we assumed the balance sheets of Motorsport, LLC and Music1, LLC with existing intangible assets as follows:

Intangible Asset	Motorsport, LLC	Music1, LLC
Content	$14,376	$4,791
Domain Name	95,833	6,503
Customer List	95,833	—
Goodwill	442,223	—
TOTALS	$648,265	$11,294

For the twelve months ended December 31, 2011, we capitalized an additional $12,550 for Music1 and amortized $2,009 and $48,542, respectively, for Music1 and Motorsport.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FIXED ASSETS

Depreciation and amortization expense was $311,939 for the twelve months ended December 31, 2011 and $8,763 for the nine months ended December 31, 2010.

NOTE 9. ACCRUED EXPENSES

Accrued expenses represent expenses that are owed at the end of the period and either have not been billed by the provider or are expenses that are estimated for services provided. At December 31, 2011 and December 31, 2010, accrued expenses consisted of the following:

	December 31, 2011	December 31, 2010
Accrued professional fees	$122,500	$152,068
Promotion Expense	50,000	50,000
Accrued interest	183,971	32,201
Accrued Salaries and Benefits	122,223	17,710
Deferred revenue	185,362	—
Other accrued expenses	220,443	173,632
	$884,499	$425,611

NOTE 10. NOTES PAYABLE

On January 31, 2011, Motorsport entered into a loan agreement with Enerfund, LLC in the principal amount of $184,592. The annual interest rate is 5% payable annually on December 31. The loan matures on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate of $186,808.

On January 31, 2011, Music1 entered into a loan agreement with Enerfund, LLC in the principal amount of $128,890. The annual interest rate is 5% payable annually on December 31. The loan matures on the third anniversary of each funding under the loan agreement, which fundings occurred from October 2010 through January 2011, with accrued interest due at that time. On February 24, 2011, this loan was repaid with accrued interest for an aggregate of $131,827.

On May 16, 2011, we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000, which is the balance outstanding at December 31, 2011. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of common stock of the Company at a conversion price of $0.11 per share.

On October 24, 2011, we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $1,600,000. The annual interest rate under the note is 5% and principal and interest is due on or before October 24, 2014. The note may be pre-paid at any time without penalty. Outstanding principal under the note may be converted by Enerfund, LLC at any time into shares of common stock of the Company at a conversion price of $0.11 per share. Upon conversion of the note, the Company is required to issue to Enerfund, LLC a five-year warrant to purchase a number of shares of common stock of the Company equal to the number of shares issued upon such conversion with an exercise price of $0.11 per share.

At December 31, 2011, Enerfund had made advances to the Company for $100,785 which were recorded as accrued expenses. Subsequent to December, Enerfund advanced additional monies to the Company. The Company repaid all advances to Enerfund ($905,317) on March 6, 2012 that were made between December 31, 2011 and March 6, 2012.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES

Openfilm has completed two “Get it Made” competitions. The first contest, completed in September 2010, awarded $250,000 in cash ($50,000) and services ($200,000) to produce a film suitable for distribution. The services are provided once the winner provides a screenplay in acceptable form to Openfilm. The second contest winner was announced in June 2011, and $500,000 was awarded in cash ($50,000) and services ($450,000) to produce a feature film suitable for distribution. The terms of this contest require the winner to submit an acceptable screenplay within six months. The Company has recorded $100,000 in expense relating to the cash prizes awarded. The services will be charged to operations over the expected time it takes to produce the film beginning, once acceptable screenplays have been submitted to and approved by Openfilm.

From time to time, in the ordinary course of business, the Company is subject to legal and/or tax proceedings or inquiries. While it is impossible to determine the ultimate outcome of any such proceedings or inquiries, management believes that the resolution of any pending matters will not have a material adverse effect on the consolidated financial position, cash flows or results of operations of the Company.

NOTE 12. STOCKHOLDERS’ EQUITY

On February 1, 2011, our Board of Directors adopted a resolution recommending an amendment to the Certificate of Incorporation to increase the number of authorized shares of our capital stock to an aggregate of 2,600,000,000 shares, with 2,500,000,000 shares designated common stock, $.001 par value, and 100,000,000 shares designated preferred stock, $.001 par value per share, which may be divided into series with the designations, powers, preferences, and relative rights and any qualifications, limitations or restrictions as determined by the Board of Directors. Our majority stockholders approved the amendment to our Certificate of Incorporation through action taken by written consent without a meeting, as authorized by Section 228 of the Delaware General Corporation Law. The actions recommended by the Board of Directors and approved by the Company’s majority stockholders became effective upon the filing of a certificate of amendment relating thereto with the Secretary of State of the State of Delaware on March 4, 2011.

Pursuant to a Stock Purchase Agreement dated November 23, 2009, TGR agreed to sell to Dune Capital Group (“Dune”) an aggregate of 5,000,000 shares of common stock of the Company held by TGR for a purchase price of $0.10 per share or an aggregate of $500,000. The purchase price is required to be paid on or before April 1, 2010. In order to ensure compliance with obligations under Section 16 of the Securities Exchange Act of 1934, prior to the issuance of shares to Dune by TGR, TGR assigned this Purchase Agreement to the Company. Accordingly, we received $300,000 pursuant to this agreement and issued an aggregate of 3,000,000 shares of our common stock to Dune on January 12, 2010. On April 28, 2010, we agreed to terminate the Stock Purchase Agreement with Dune and rescind the prior issuance of common stock. We repurchased the 3,000,000 shares of common stock previously issued to Dune for $300,000. The redeemed shares were accounted for as treasury stock.

During the nine months ended December 31, 2010, TGR was issued 101,088,150 shares of our common stock and fully vested warrants to purchase 50,544,075 shares of our common stock $0.05 per share in exchange for funding of $2,021,763 provided under the terms of a Subscription Agreement. A compensation charge of $1,620,787 was recorded for the nine months ended December 31, 2010 as one of our officers is also a principal of TGR and the securities issued were below market value as of the issue date. This amount is calculated as the difference between the market price of our common stock at the end of each quarter in which shares were issued and the subscription price of the common shares ($0.02) multiplied by the number of shares issued, plus the Black-Scholes valuation of the warrants issued as calculated at the end of each quarter. This subscription agreement for $4,000,000 was fully subscribed at December 31, 2010.

Pursuant to the Openfilm Purchase Agreement, on December 14, 2010, we acquired all of the outstanding membership interests in Openfilm by exchanging for such interests an aggregate of 107,238,421 shares of our common stock to the security holders of Openfilm, of which 45,937,500 shares were issued to Enerfund (a company controlled by Mike Zoi), 29,062,500 shares were issued to MZ Capital, LLC (a company controlled

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. STOCKHOLDERS’ EQUITY  – (continued)

by Mike Zoi), 24,950,000 shares were issued to Dmitry Kozko, CEO of Openfilm, and an aggregate of 7,288,421 shares were issued to the remaining seven non-controlling security holders of Openfilm.

On December 31, 2010, we entered into a Subscription Agreement with Enerfund, LLC (the “Enerfund Subscription Agreement”) pursuant to which we received an aggregate of $2,000,000 in exchange for 200,000,000 shares of our common stock and warrants to purchase 100,000,000 shares of our common stock at an exercise price of $0.05 per share for a period of five years from the date of issuance. However, we did not have a sufficient number of authorized shares of common stock to fully issue these securities to Enerfund at December 31, 2010. Accordingly, this transaction was accounted for as a purchase by Enerfund as of December 31, 2010 of 112,000,000 shares of common stock and fully vested warrants to purchase 56,000,000 shares of common stock for $0.05 per share in exchange for $1,120,000. A compensation charge of $560,000 was recorded for the nine months ended December 31, 2010 as one of our officers is also a principal of Enerfund. This amount is calculated as the Black-Scholes valuation of the warrants issued as of December 31, 2010. The balance of the proceeds of $880,000 was accounted for as an advance until March 7, 2011, when we issued the balance of the shares and warrants. Since Enerfund is owned by an officer/director, we recorded a compensation charge of $18,920,000, which is comprised of the Black-Scholes value of the warrants ($6,600,000) and the intrinsic market value of the common stock issued ($12,320,000).

Effective as of March 29, 2011, we entered into the LegalGuru JV Agreement with one of our directors, Curtis Wolfe, in connection with the formation of LegalGuru LLC, in which we own a 70% interest and Curtis Wolfe owns a 30% interest. Pursuant to the LegalGuru JV Agreement, Mr. Wolfe has the right, for 36 months from March 29, 2011, to convert his interest in LegalGuru LLC into 3,000,000 shares of our common stock.

On May 16, 2011 we entered into a three-year, unsecured convertible promissory note and loan agreement with Enerfund, LLC in the principal amount of $2,000,000. The annual interest rate is 5.0% and principal and interest is due on or before April 27, 2014. The loan may be pre-paid at any time without penalty. Outstanding principal may be converted by Enerfund at any time into shares of common stock of the Company at a conversion price of $0.11 per share, the market price at the date of issuance.

On June 16, 2011, we entered into a Subscription Agreement pursuant to which we sold a 15% ownership interest in our subsidiary Yapik LLC in exchange for a $100,000 investment in Yapik LLC, which was received on June 20, 2011. The investor has an option, which is exercisable for 36 months, to convert the 15% ownership interest in Yapik LLC into 1,500,000 shares of common stock of the Company.

On August 9, 2011, we entered into a Stock Purchase Agreement (“SPA”) pursuant to which we were to acquire 100% of the outstanding equity interests in Stratuscore, Inc., a State of Washington corporation (“Stratuscore”), from its selling shareholder in exchange for the issuance of up to10 million shares of common stock of the Company. On November 10, 2011, the Company and the selling shareholder mutually agreed to terminate and unwind the SPA.

NOTE 13. STOCK OPTIONS AND STOCK BASED COMPENSATION

Stock Options

At December 31, 2011, the Company had two incentive plans:

•	2004 Stock Option Plan
•	2011 Equity Compensation Plan

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCK OPTIONS AND STOCK BASED COMPENSATION  – (continued)

The following is a summary of Grants, Exercises and Forfeitures for the twelve months ended December 31, 2011:

PLAN	Outstanding 1/1/11	Grants for 2011	Forfeitures for 2011	Exercises for 2011	Outstanding 12/31/11
2004 Stock Option Plan	1,200,000	3,971,500	(1,284,400)	—	3,887,100
2011 Equity Compensation Plan	—	3,093,957	(1,391,127)	(102,083)	1,600,747

For the twelve months ended December 31, 2011, we issued 3,971,500 options from our 2004 Stock Option Plan. These options vest 33% per year on each anniversary date of the option grant (March 7, 2011). At December 31, 2011, 1,184,400 options in this grant were forfeited due to employees not being employed on date of first vesting (March 6, 2012). An additional 100,000 options expired due to resignation and failure to exercise of one of the Company’s board members. The 2004 Stock Option Plan options have a remaining weighted average life of 7.58 years and weighted average strike price of $0.14. For the twelve months ended December 31, 2011, we recorded a compensation charge of $76,645 for the vesting of options during this period. At December 31, 2011, we had 1,100,000 vested options in the 2004 Stock Option Plan.

Additionally, we issued 3,093,957 options from our 2011 Equity Compensation plan for the twelve months ended December 31, 2011. Of the options issued during this period, 1,391,127 were forfeited by employee terminating before options vested and 102,083 options were exercised during the year. As of December 31, 2011, we had 1,600,747 options outstanding and vested with a weighted average life of 4.67 years and a weighted average strike price of $0.14.

For the nine months ended December 31, 2010, there were no new options issued and we recorded compensation charges of $25,464 for nine months ended December 31, 2010, based on the vesting of previously issued options.

On March 6, 2011, the Board of Directors approved the grant of options to purchase an aggregate of 3,971,500 shares of common stock at an exercise price of $0.10 per share to certain employees and consultants under our 2004 Stock Option Plan. The Company valued the options using a Black-Scholes model and recorded a compensation charge of $39,715. The options vest over three years at 33.3% per year with vesting for a particular year occurring on the anniversary date of the grant. At December 31, 2011, 1,184,400 of the 3,971,500 options were forfeited by employees that are no longer with the Company.

On June 28, 2011, the Board of Directors approved the 2011 Equity Incentive Plan with 150,000,000 shares authorized. The Company’s majority stockholder approved the plan pursuant to a written consent also dated June 28, 2011. The Board of Directors serves as administrator of the plan. The new plan is designed to attract and retain the services of directors, employees and consultants by offering ability to make awards of unrestricted stock, stock options or both in order to create incentives. The plan limits the strike price of incentive options issued to 100% (110% if the optionee is a 10% or more shareholder) of current market and terms can be no longer than 10 years (5 years if the optionee is a 10% or more shareholder). The Company has registered the shares issuable under this plan on a registration statement on Form S-8 filed with the SEC. This plan became effective on July 20, 2011.

On August 9, 2011, we issued incentive stock options to purchase 1,500,000 shares of our common stock under our 2011 Equity Incentive Plan to our Chief Revenue Officer at an exercise price of $0.06 per share with a term of 5 years, subject to a three-year vesting schedule. The Chief Revenue Officer’s’ employment was terminated in November, 2011 and he has one year to exercise vested options or they will terminate.

On August 9, 2011, the Board of Directors approved the issuance of five-year stock options to purchase shares of common stock of the Company to employees taking salary reductions. These options were immediately vested upon issuance. Accordingly, the Company recorded a compensation charge, using a Black-Scholes model for the following issuances in 2011 of fully vested options.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCK OPTIONS AND STOCK BASED COMPENSATION  – (continued)

Date Range	# Options Issued	Strike Price of Options	Grant Expiration Date	2011 Compensation Charge
6/15/11 – 7/31/11	555,207	$0.06	08/07/16	$76,645
August, 2011	62,052	$0.20	08/29/16	$22,959 (a)
September, 2011	350,494	$0.15	09/28/16	$52,574
October, 2011	342,223	$0.15	10/29/16	$51,333
November, 2011	179,306	$0.21	11/30/16	$37,654
December, 2011	52,591	$0.60	12/29/16	$31,555
Totals	1,541,873			$262,171

(a)	The additional 52,742 options will be issued in first quarter of 2012 as the first issuance of options for this period did not fully reflect the options earned by employees. The compensation expense of $10,548 associated with the issuance of these options is accrued in the 2011 compensation charge.

At December 31, 2011, we had options to purchase 5,487,847 shares of common stock outstanding under its stock option plans, of which options to purchase 2,700,747 shares of common stock are vested, with an exercise price of $0.14 per share and with a remaining weighted average contractual term of 6.73 years. We also had warrants to purchase 200,000,000 shares of common stock outstanding at December 31, 2011 with a strike price of $0.05 per share and a remaining contractual term of 3.74 years and warrants to purchase an addition 47,272,727 shares if notes are converted pursuant to Subscription Agreements with TGR Energy and Enerfund, LLC.

At December 31, 2011, we had outstanding options to purchase 1,600,747 shares of common stock under our 2011 Equity Incentive Plan, of which options to purchase 1,600,747 shares of common stock are vested, with a weighted average exercise price of $0.14 per share and with a remaining weighted average contractual term of 4.67 years.

Additionally, at December 31, 2011, we had outstanding options to purchase 3,887,100 shares of common stock under our 2004 Stock Option Plan, of which options to purchase 1,100,000 shares of common stock are vested, with a weighted average exercise price of $0.14 per share and with a remaining weighted average contractual term of 7.58 years.

Stock Based Compensation

On December 14, 2010, we issued 1,000,000 shares of common stock to Curtis Wolfe in exchange for legal services provided on behalf of the Company. We recorded an expense of $10,000, the fair value of the legal services received.

At March 31, 2010, we issued to Jonathan New, our Chief Financial Officer, 250,000 shares of fully vested common stock for services provided to us under a salary reduction implemented in 2009. A compensation charge of $37,500 was recorded for the quarter ended March 31, 2010, which reflects the fair value of the shares at the date of the grant.

During the period ended December 31, 2010, we issued 1,014,028 shares of restricted stock to employees in lieu of cash compensation. We recorded a charge of $10,140 for the nine months ended December 31, 2010, based on the fair value of the shares issued.

On February 18, 2011, the Company’s Board of Directors approved the hiring of Richard Lappenbusch as President and Chief Operating Officer. In addition to salary and benefits, Mr. Lappenbusch was granted 6,100,000 shares of our common stock with vesting as follows: 100,000 shares on February 15, 2012; 4,000,000 shares vesting semi-annually over a three year period from the date of the grant; and 2,000,000 shares upon the Company achieving $20,000,000 in gross revenues (other than through acquisitions), subject

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCK OPTIONS AND STOCK BASED COMPENSATION  – (continued)

to the terms and conditions of a restricted stock agreement. Accordingly, the fair value of the restricted shares issued of $33,549 will be amortized over the vesting periods.

The remaining 2,000,000 restricted shares of common stock vest upon the Company’s attainment of $20 million in aggregate gross revenues. For the twelve months ended December 31, 2011, we amortized $14,664 of this amount as an expense to operations.

Also on February 18, 2011, our Board of Directors approved a grant of 100,000 shares of our common stock to a consultant as compensation for marketing and investor relations services. We recorded a charge of $4,000 based on the fair market value of shares issued.

On March 6, 2011, our Board of Directors approved the issuance of 100 shares of our common stock to certain employees and consultants located in the U.S., Russia and Ukraine. This resulted in an issuance of 5,800 shares of common stock and a corresponding compensation charge of $580 to reflect the fair market value of the shares issued.

On April 4, 2011, we entered into a public relations contract with Roar Media, LLC to provide press related services and assist with community outreach and strategic alliances. The term of this agreement was for six months and provided for monthly remuneration of $14,000 and 5,000 shares of our common stock, with an option by the Company to renew for successive six-month periods. This agreement was modified to provide remuneration in July of $7,000 and 5,000 shares. August and September were revised to $6,500 per month plus 5,000 shares per month. Beginning in October, we have agreed to the same terms, as revised, on a month to month basis.

As partial consideration for certain consulting services pursuant to an Advisor Agreement entered into on July 19, 2011 among the Company, Motorsport.com, Inc. and Emerson Fittipaldi, the Company granted Mr. Fittipaldi 5 million shares of the Company’s common stock. In addition, pursuant to the Advisory Agreement, Mr. Fittipaldi has the opportunity to earn a bonus of up to 1 million additional shares of common stock of the Company based upon his success in promoting motorsport.com through his social networking activities, which bonus is in the sole discretion of the Board of Directors of the Company. If Mr. Fittipaldi terminates the Advisor Agreement, he is required to forfeit a pro rata amount of the 5 million shares of the Company’s common stock that were granted to him in accordance with the terms of the Advisor Agreement.

NOTE 14. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts of assets and liabilities used for income tax purposes. At December 31, 2011 and December 31, 2010, we had cumulative federal net operating loss carry forwards (NOL) of approximately $9.4 million and $6.6 million, respectively. We have determined that the net operating loss may not be realized, and have recorded a valuation allowance for the full amount of the tax loss carryforward.

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of our net operating loss and credit carry forwards will be limited. The tax loss carryforward amounts begin to expire in December 2025.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES  – (continued)

The net provision (benefit) for income taxes consisted of the following at December 31, 2011 and December 31, 2010:

	December 31, 2011	December 31, 2010
Current Federal income taxes	$—	$—
Deferred income tax benefit
Domestic	(868,148)	(814,492)
Foreign	—	—
Valuation allowance	868,148	814,492
Total income tax provision	$—	$—

Significant components of our deferred tax assets at December 31, 2011 and December 31, 2010 are as follows:

	December 31, 2011	December 31, 2010
Net operating loss carry forwards	$3,205,333	$2,474,037
Fixed assets and other	150,617	13,765
	3,355,950	2,487,802
Valuation allowance for deferred tax assets	(3,355,950)	(2,487,802)
Net deferred tax asset	$—	$—

Reconciliation between actual income taxes and amounts at December 31, 2011 and December 31, 2010 computed by applying the federal statutory rate of 34% to pre-tax loss is summarized as follows:

	December 31, 2011	December 31, 2010
U. S. Federal statutory rate on loss before income taxes	34.0%	34.0%
Compensation and penalties related permanent differences	-26.5%	-17.8%
State income tax, net of federal tax benefit	0.8%	1.7%
Increase in valuation allowance	-8.3%	-17.9%
Total income tax provision	0.0%	0.0%

In the past, we have been delinquent in the filing of our federal tax returns for several years. Although we did not owe tax due to a lack of profits, we incurred penalties and interest in the amount of $60,000 for the failure to file returns. We are in the process of appealing this assessment.

NOTE 15. RELATED PARTY TRANSACTIONS

The Company was party to a $4,000,000 Subscription Agreement with TGR Capital, LLC for the issuance of common stock and warrants to purchase common stock. See Note 12.

The Company was party to a $2,000,000 Subscription Agreement with Enerfund, LLC (“Enerfund”) for the issuance of common stock and warrants to purchase common stock. See Note 12.

On January 31, 2011, Motorsport, LLC (“Motorsport”) entered into a three-year, 5% $184,592 loan agreement with Enerfund. On February 1, 2011, the Company acquired the equity of Motorsport from Enerfund. The loan was repaid on February 24, 2011. See Note 10.

On January 31, 2011, Music1, LLC (“Music1”) entered into a three-year, 5% $128,890 loan agreement with Enerfund. On February 1, 2011, the Company acquired the equity of Music1 from Enerfund. The loan was repaid on February 24, 2011. See Note 10.

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. RELATED PARTY TRANSACTIONS  – (continued)

On May 16, 2011, the Company issued a three-year, 5% unsecured convertible promissory note in the amount of $2,000,000 to Enerfund. See Note 10.

On October 24, 2011, the Company issued a three-year unsecured convertible promissory note in the amount of $1,600,000 to Enerfund. See Note 10.

NOTE 16. SUBSEQUENT EVENTS

On January 10, 2012, the Company, Motorsport, LLC and the Sellers named therein entered into an amendment (the “Amendment”) to the Stock Purchase Agreement dated December 17, 2010 pursuant to which Motorsport, LLC acquired its 80% interest in Motorsport.com, Inc. Pursuant to the Amendment, the Company’s and Motorsport’s remaining obligations to pay an aggregate of $450,000 to the Sellers in four quarterly installments beginning on December 1, 2013 were amended to provide that: (i) Motorsport must pay to the Sellers $300,000 in cash in four equal annual installments of $75,000 each beginning on January 10, 2012, with each subsequent installment payable on each annual anniversary thereafter until such $300,000 is paid in full; and (ii) the Company must issue to the Sellers an aggregate of 1,333,333 shares of its common stock on January 10, 2012. The initial $75,000 installment was paid by the Company and the Company issued such 1,333,333 shares of its common stock to the Sellers. In addition, pursuant to the Amendment, Motorsport exercised its option to acquire the remaining 20% interest in Motorsport.com, Inc. for a purchase price consisting solely of the Company’s issuance to the Sellers of an aggregate of 3,333,333 shares of its common stock.

On February 2, 2012, the Company into a Subscription Agreement with one of its directors, Felix Vulis, pursuant to which Mr. Vulis purchased from the Company for $100,000: (i) 666,667 shares of common stock of the Company; (ii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.25 per share; (iii) a three-year warrant to purchase up to an additional 666,667 shares of common stock of the Company with an exercise price of $0.50 per share; and (iv) a three-year warrant to purchase up to an additional 666,666 shares of common stock of the Company with an exercise price of $1.00 per share.

On February 10, 2012, the board approved a stock option grant to key employees awarding 1,600,000 fully-vested options with a strike price of $0.16 and a life of three years.

On February 23, 2012, the Company entered into a Subscription Agreement pursuant to which it sold 13,333,334 newly issued shares of common stock of the Company to Kenges Rakishev for an aggregate purchase price of $2,000,000.10, or $0.15 per share. Pursuant to the Subscription Agreement, the Company granted Mr. Rakishev the right to participate in any equity-based financing of the Company so long as Mr. Rakishev and his affiliates beneficially own greater than 5% of the Company’s common stock, as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder. In connection with that participation right, Mr. Rakishev may elect to purchase all or any part of any equity or equity-based securities proposed to be issued by the Company in any financing transaction.

On February 24, 2012, the Company entered into a Shareholder Rights Agreement (the “Shareholder Rights Agreement”) with Mark Global Corporation, Kenges Rakishev, Mike Zoi, TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC (collectively, the “Shareholders”). The companies TGR Capital, LLC, MZ Capital, LLC (Delaware), MZ Capital, LLC (Florida) and Enerfund, LLC are directly or indirectly owned and controlled by Mike Zoi. As further described below, pursuant to the Shareholder Rights Agreement, the Shareholders agreed to certain corporate governance matters pertaining to the Company and the Company granted registration rights to each of Mark Global Corporation, Kenges Rakishev, TGR Capital, LLC, Mike Zoi and certain of their assignees (collectively, the “Holders”).

NET ELEMENT, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SUBSEQUENT EVENTS  – (continued)

The Shareholder Rights Agreement is not effective until 12:01 a.m. (New York time) on the first business day immediately following the date on which Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock.

The Shareholders agreed to cause the Board of Directors of the Company to be comprised of not less than four and not more than eight directors. For so long as TGR Capital, LLC, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of the Company’s common stock, TGR Capital, LLC is entitled to nominate one director. For so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 5% of the Company’s common stock, Mark Global Corporation is entitled to nominate one director. For so long as the Shareholder Rights Agreement remains in effect, TGR Capital, LLC and Mark Global Corporation are entitled to nominate two independent directors mutually acceptable to TGR Capital, LLC and Mark Global Corporation. In the event that Mark Global Corporation’s director nominee is unable to attend any meeting of the Board of Directors, Mark Global Corporation is entitled to have another representative attend such meeting in a non-voting observer capacity. In addition, so long as Mark Global Corporation, together with its affiliates, has beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of greater than 10% of the Company’s common stock, the Shareholders agreed to cause Mark Global Corporation’s director nominee to be a member of any compensation committee, nominating committee and audit committee that the Board of Directors may establish, in each case to the extent such directors are permitted to serve on such committees under applicable Securities and Exchange Commission rules.

Additionally, the Company agreed to obtain customary director and officer indemnity insurance and the Shareholders agreed to cause the Company’s bylaws to be amended, in a manner acceptable to Mark Global Corporation, to provide mandatory indemnification and advancement of expenses for directors of the Company.

Upon demand by any of the Holders, the Company agreed to register from time to time with the Securities and Exchange Commission for resale (i) all shares of common stock of the Company from time to time owned by Mark Global Corporation, Kenges Rakishev or any other person or entity controlled by Kenges Rakishev, and (ii) all shares of common stock of the Company from time to time owned by TGR Capital, LLC, Mike Zoi or any other person or entity controlled by Mike Zoi. The Company also granted the Holders piggyback registration rights with respect to all of such shares. The Company agreed to bear substantially all expenses incidental to the registration rights granted pursuant to the Shareholder Rights Agreement.

On March 6, 2011, the Company repaid the Enerfund short term advance of $905,317.

On March 7, 2011, the Company entered into a consulting agreement with CSFG1 who agreed to provide certain investor relations services in exchange for $3,000 in cash and 25,000 restricted shares of the Company’s common stock per month.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Officers and Directors.

The Companies Law of the Cayman Islands does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime. The Registrant’s Amended and Restated Memorandum and Articles of Association provides for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own actual fraud or willful default.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, or the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules

(a) Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of June 12, 2012, by and between Cazador Acquisition Corporation Ltd. and Net Element, Inc. (included as Annex A to this joint proxy statement/prospectus included in this registration statement)**
3.1	Second Amended and Restated Memorandum and Articles of Association of Cazador Acquisition Corporation Ltd., a Cayman Islands exempted company (included as Annex B to this joint proxy statement/prospectus included in this registration statement)**
3.2	Form of Amended and Restated Certificate of Incorporation of Net Element International, Inc., a Delaware corporation (included as Annex C to this joint proxy statement/prospectus included in this registration statement)**
3.3	Form of Amended and Restated Bylaws of Net Element International, Inc., a Delaware corporation (included as Annex D to this joint proxy statement/prospectus included in this registration statement)**
3.4	Form of Certificate of Corporate Domestication of Cazador (included as Annex E to this joint proxy statement/prospectus included in this registration statement)***
4.1	Specimen Common Stock Certificate of Net Element International, Inc.***
4.2	Specimen Unit Certificate of Cazador Acquisition Corporation Ltd.****
4.3	Specimen Ordinary Share Certificate of Cazador Acquisition Corporation Ltd.****
4.4	Warrant Certificate of Cazador Acquisition Corporation Ltd.****
4.5	Registration Rights Agreement by and between Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd. and Others*****
4.6	Warrant Agreement by and between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company*****
5.1	Form of Opinion of Reed Smith LLP***
8.1	Form of Tax Opinion of Reed Smith LLP***
8.2	Form of Tax Opinion of Bilzin Sumberg Baena Price & Axelrod LLP***
10.1	Letter Agreement among Cazador Acquisition Corporation Ltd., Arco Capital Management LLC, and Cazador Sub Holdings Ltd.*****
10.2	Letter Agreement among Cazador Acquisition Corporation Ltd. and Each of the Directors and Executive Officers of Cazador Acquisition Corporation Ltd.*****

Exhibit No.	Description of Exhibit
10.3	Form of Service Agreement for Cazador Acquisition Corporation Ltd.****
10.4	Form of Subscription Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd.****
10.5	Warrant Subscription Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd.*****
10.6	Investment Management Trust Agreement between Cazador Acquisition Corporation Ltd. and Continental Stock Transfer & Trust Company*****
10.7	Indemnification Agreement for Cazador Acquisition Corporation Ltd.****
10.8	Form of Security Escrow Agreement by and among Cazador Acquisition Corporation Ltd., Cazador Sub Holdings Ltd., and Continental Stock Transfer & Trust Company*****
10.9	Repurchase Agreement between Cazador Acquisition Corporation Ltd. and Cazador Sub Holdings Ltd.*****
10.10	Memorandum of Understanding by and between Cazador Acquisition Corporation Ltd. and Cazador Sub-Holdings Ltd.******
23.1	Consent of BDO USA, LLP, independent accountants for Cazador Acquisition Corporation Ltd.*
23.2	Consent of Daszkal Bolton LLP, independent accountants for Net Element, Inc.*
23.3	Consent of Reed Smith, LLP (included in Exhibit 5.1)***
23.4	Consent of Reed Smith, LLP (included in Exhibit 8.1)***
23.5	Consent of Bilzin Sumberg Baena Price & Axelrod LLP (included in Exhibit 8.2)***
24.1	Power of Attorney**
99.2	Form of Cazador Acquisition Corporation Ltd Proxy Card (included as Annex F to this joint proxy statement/prospectus included in this registration statement)***
99.3	Form of Net Element, Inc. Proxy Card (included as Annex G to this joint proxy statement/prospectus included in this registration statement)***
99.4	Consents of Mike Zoi, Dmitry Kozko, James Caan, Kenges Rakishev and Felix Vulis**

*	Filed herewith.
**	Previously filed.
***	To be filed by an amendment.
****	Incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1 (SEC File No. 333-169231) filed with the SEC on September 3, 2010.
*****	Incorporated by reference to Cazador Acquisition Corporation Ltd.’s Form F-1/A (SEC File No. 333-169231) filed with the SEC on October 6, 2010.
******	Incorporated by reference to Cazador Acquisition Corporation Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 29, 2012.

(b) Financial Statement Schedules:

All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the joint proxy statement/prospectus and are incorporated herein by reference.

Item 22. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Juan, Puerto Rico, on July 17, 2012.

CAZADOR ACQUISITION CORPORATION LTD.

By: /s/ Francesco Piovanetti

Name:	Francesco Piovanetti
Title:	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Francesco Piovanetti Francesco Piovanetti	Chairman of the Board, Chief Executive Officer, Chief Financial Officer and President (Principal Executive Officer) (Principal Financial Officer and Principal Accounting Officer)	July 17, 2012
* Facundo Bacardi	Director	July 17, 2012
* David P. Kelley II	Director	July 17, 2012
* Shai Novik	Director	July 17, 2012
* Carlos Valle	Director	July 17, 2012
By /s/ Francesco Piovanetti Francesco Piovanetti Attorney-in-Fact